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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 22, 2012

Registration No. 333-180841

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Southcross Energy Partners, L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	45-5045230 (I.R.S. Employer Identification Number)

1700 Pacific Avenue
Suite 2900
Dallas, Texas 75201
(214) 979-3700
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

David W. Biegler
President and Chief Executive Officer
1700 Pacific Avenue
Suite 2900
Dallas, Texas 75201
(214) 979-3700
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
William N. Finnegan IV Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Douglass M. Rayburn Joshua Davidson Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 (214) 953-6500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2012

P R E L I M I N A R Y    P R O S P E C T U S

9,000,000 Common Units
Representing Limited Partner Interests
Southcross Energy Partners, L.P.

          This is the initial public offering of our common units representing limited partner interests. We are offering 9,000,000 common units in this offering. We currently expect that the initial public offering price will be between $19.00 and $21.00 per common unit. Prior to this offering, there has been no public market for our common units.

          We have granted the underwriters an option to purchase up to 1,350,000 additional common units. We have been approved to list our common units on the New York Stock Exchange, subject to official notice of issuance, under the symbol "SXE."

          Investing in our common units involves risks. Please read "Risk Factors" beginning on page 19.

          These risks include the following:

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution or any distribution to holders of our common and subordinated units.

  •
  Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on producers replacing declining production and also on our ability to obtain new sources of natural gas. Any decrease in the volumes of natural gas that we gather, compress, process, treat or transport or in the volumes of natural gas liquids, or NGLs, that we fractionate or transport could adversely affect our business and operating results.

  •
  Natural gas and NGL prices are volatile, and a change in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could adversely affect our gross operating margin and cash flow and our ability to make cash distributions to our unitholders.

  •
  Downtime associated with our assets or third-party assets interconnected with our assets could have a material adverse effect on our business and operating results.

  •
  Southcross Energy LLC, or Holdings, owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations and has limited duties to us and our unitholders. Holdings and our general partner have conflicts of interest with us and they may favor their own interests to the detriment of us and our other unitholders.

  •
  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

  •
  You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

          We are an emerging growth company and are eligible for reduced reporting requirements. See "Summary—Implications of Being an Emerging Growth Company."

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to Southcross Energy Partners, L.P. (before expenses)	$	$

(1)
Excludes an aggregate structuring fee payable to Citigroup Global Markets Inc. and Wells Fargo Securities, LLC that is equal to 0.40% of the gross proceeds of this offering. Please see "Underwriting." The structuring fee will be paid to Citigroup Global Markets Inc. and Wells Fargo Securities, LLC from the net proceeds of this offering. Please see "Use of Proceeds."

          The underwriters expect to deliver the common units to purchasers on or about                        , 2012, through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers
Citigroup		Wells Fargo Securities
Barclays		J.P. Morgan
Co-Managers

RBC Capital Markets		Raymond James
Baird	Stifel Nicolaus Weisel	SunTrust Robinson Humphrey

                        , 2012

Mississippi
Vicksburg
Jackson
Hattiesburg
0 20 Miles
Alabama
Fayette
Tuscaloosa
0 20 Miles
Tom Green
Concho
McCulloch
Coryell
Bell
Falls
Leon
Houston
Trinity
Robertson
Madison
Milam
Walker
Brazos
Grimes
Burleson
Lee
Washington
Montgomery
Conroe Plant
Kerr
Bastrop
Waller
Real
Bandera
Comal
Caldwell
Fayette
Austin
Harris
Houston
Guadalupe
Colorado
Kinney
Uvalde
Medina
Bexar
San Antonio
Gonzales
Lavaca
Fort Bend
Wharton
Brazoria
Wilson
DeWitt
Jackson
Matagorda
Zavala
Frio
Atascosa
Karnes
Victoria
Maverick
Goliad
Oil
Calhoun
Dimmit
Bee
La Salle
McMullen
Live Oak
Refugio
Gas/Condensate
Woodsboro Plant
Bonnie View Fractionator
Eagle Ford
Shale Area*
San Patricio
Dry Gas
Gregory Plant and
Fractionator
Webb
Jim Wells
Duval
Nueces
Corpus Christi
Laredo
0 20 Miles
Kleberg
Line Under Construction
Southcross Pipelines
Processing Plant
Fractionator
N
SOUTHCROSS
ENERGY

* Source: Energy Information Adminstration

i

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Industry and Market Data

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical financial statements and related notes contained herein, before investing in our common units. The information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover of this prospectus) and (2) unless otherwise indicated, that the underwriters' option to purchase additional common units is not exercised. You should read "Risk Factors" beginning on page 19 for more information about important risks that you should consider carefully before investing in our common units.

        Unless the context otherwise requires, references in this prospectus to "Southcross Energy Partners, L.P.," the "partnership," "we," "our," "us" or like terms (i) for periods prior to August 1, 2009, the effective date of Southcross Energy LLC's acquisition of our initial assets from Crosstex Energy, L.P., or "Crosstex," refer to the entities and assets we acquired from Crosstex, which we refer to as the Southcross Energy Predecessor, or our "Predecessor," and (ii) for periods from and after August 1, 2009, refer to Southcross Energy Partners, L.P. and its subsidiaries after giving effect to the recapitalization transactions described under "—Recapitalization Transactions and Partnership Structure" on page 7 of this prospectus. References to "Southcross Energy Partners GP" or our "general partner" refer to Southcross Energy Partners GP, LLC, a Delaware limited liability company and our general partner, references to "Charlesbank" refer to Charlesbank Capital Partners, LLC and its affiliated investment funds, and references to "Holdings" refer to Southcross Energy LLC, a Delaware limited liability company owned by Charlesbank and certain members of our management team. References to "EAI" refer to Enterprise Alabama Intrastate, LLC, an intrastate pipeline and gathering system in Alabama that we acquired from a subsidiary of Enterprise Products Partners L.P. effective September 1, 2011. We include as Appendix B a glossary of some of the terms we use in this prospectus.

Southcross Energy Partners, L.P.

Overview

        We are a growth-oriented limited partnership that was formed by members of our management team and Charlesbank to own, operate, develop and acquire midstream energy assets. We provide natural gas gathering, processing, treating, compression and transportation services and natural gas liquids, or NGLs, fractionation and transportation services for our producer customers, primarily under fixed-fee and fixed-spread contracts, and we also source, purchase, transport and sell natural gas and NGLs to our power generation, industrial and utility customers primarily under fixed-spread contracts. Our assets are located in South Texas, Mississippi and Alabama. Our South Texas assets operate in or within close proximity to the Eagle Ford shale region, which has experienced a strong increase in investment and drilling activity by exploration and production companies in recent years. Based on industry data compiled by Smith Bits, a subsidiary of Smith International, Inc., approximately 14.4% of all drilling rigs in the United States were operating in the Eagle Ford shale region as of September 7, 2012. We expect this heightened Eagle Ford shale activity, as well as activity in the frequently overlying Olmos tight sand formation, will result in higher throughput on our systems and opportunities to expand our asset base over the next several years. Our Mississippi and Alabama assets are strategically positioned to provide transportation of natural gas to our power generation, industrial and utility customers as well as to unaffiliated interstate pipelines. We expect to grow our business and distributable cash flow by expanding the capacity and utilization of our assets and by making selective acquisitions, such as our acquisition of EAI in September 2011.

        Our assets, the majority of which we acquired from Crosstex in August 2009, consist of five gathering systems, three natural gas processing plants, three intrastate pipelines, one fractionator and ancillary assets. The following table provides information regarding our assets by operating region as of June 30, 2012.

Region	Asset/System Type	Length (Miles)	Compression (Horsepower)	Throughput Capacity (MMcf/d)	Fractionation Capacity (Bbls/d)
South Texas	Gathering pipelines	951	9,736	390
	Intrastate pipeline	494	1,260	200
	Processing facilities	—	47,985	385
	Fractionation facilities	—	—	—	4,800
Mississippi/Alabama	Gathering pipelines	320	26,239	415
	Intrastate pipeline	825	2,200	305
Total	Gathering pipelines	1,271	35,975	805
	Intrastate pipeline	1,319	3,460	505
	Processing facilities	—	47,985	385
	Fractionation facilities	—	—	—	4,800

        We generate the majority of our gross operating margin from our business in South Texas. For the six months ended June 30, 2012, we generated $226.3 million of revenue and $40.1 million of gross operating margin. In that time period, 76.8% of our gross operating margin was generated from fixed-fee and fixed-spread arrangements with respect to which we have little or no direct commodity price exposure. For the year ended December 31, 2011, we generated $523.1 million of revenue and $62.6 million of gross operating margin. In that time period, 75.0% of our gross operating margin was generated from fixed-fee and fixed-spread arrangements with respect to which we have little or no direct commodity price exposure. For a definition of gross operating margin and a reconciliation of gross operating margin to its most directly comparable financial measure calculated in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures."

Our Growth Drivers

        We seek to pursue economically attractive organic expansion and third-party acquisition opportunities that leverage our existing assets and enhance strategic relationships with our customers. We currently expect that opportunities in the Eagle Ford shale area will be a primary driver of our near-term growth due to the increased drilling activity and production of natural gas and NGLs in this area. From January 1, 2011 through September 30, 2012, we commenced or expect to have completed the major acquisitions and growth projects listed below involving estimated capital expenditures of $249.1 million, out of our total expansion capital expenditures of $278.4 million during the same period. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2013" for more information regarding our forecast of the estimated cash available for distribution we may realize from the projects set forth below.

  •
  we completed construction and commenced operations in July 2012 of a 200 MMcf/d cryogenic processing plant in Refugio County, Texas, which we refer to as our Woodsboro processing plant, to expand our South Texas processing capacity;

  •
  we are expanding our NGL capacity by installing an 11,500 Bbl/d fractionation facility, which we refer to as our Bonnie View fractionation plant, and have constructed associated pipelines in South Texas to transport fractionated NGLs to market;

  •
  we reactivated an idle train at our Gregory processing plant in South Texas, upgraded existing equipment and added new equipment to increase the plant's processing capacity from 85 MMcf/d to 135 MMcf/d while improving recoveries of NGLs from the plant;

  •
  we acquired lateral pipelines near our Gregory processing plant in South Texas that enhance the delivery capacity of our Gregory system and serve as additional gas residue pipelines for our processing plants;

  •
  we acquired EAI, an intrastate natural gas pipeline system and gathering system in northwest and central Alabama that averaged approximately 100 MMcf/d of throughput volume during the first six months of 2012;

  •
  we constructed a 22-mile liquids-rich natural gas extension on our South Texas system (the McMullen pipeline extension) to connect acreage in the Eagle Ford shale liquids-rich natural gas area;

  •
  we constructed a nine-mile pipeline in Jones County, Mississippi that provides us with additional capacity to supply South Mississippi Electric Power Association, or SMEPA;

  •
  we are enhancing efficiency of recovery of NGLs at our Woodsboro processing plant; and

  •
  we are constructing 57 miles of new pipeline to bring additional supply from DeWitt and Karnes Counties in the Eagle Ford shale area to our Woodsboro processing plant.

        Our forecast for the twelve months ending September 30, 2013 also includes the capital expenditures and benefits of the following projects:

  •
  increasing the capacity of our Bonnie View fractionation plant by 11,000 Bbl/d to 22,500 Bbl/d;

  •
  constructing a lateral pipeline in Karnes County to connect additional supplies of liquids-rich gas for delivery to our Woodsboro processing plant;

  •
  constructing new facilities to increase our capacity to produce and market NGLs and transport purity NGL products for our customers (we do not expect to receive any benefits associated with these facilities during our forecast period because of their anticipated completion dates); and

  •
  beginning construction of a second processing plant at Woodsboro along with additional pipelines to provide incremental gas supply (we do not expect to receive any benefits associated with this facility during our forecast period because of its anticipated completion date).

        Please read "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Capital Expenditures" for more information regarding our anticipated capital expenditures for the twelve months ending September 30, 2013. At the closing of this offering, we expect to have availability under our new credit facility to fund the expenditures contemplated by our capital expenditures budget during our forecast period.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time by expanding the capacity and efficiency of our assets and by making selective acquisitions while ensuring the ongoing stability of our business. We expect to achieve this objective by pursuing the following business strategies:

  •
  Capitalize on organic growth opportunities, with a focus on high-growth areas such as the Eagle Ford shale.  We intend to continue to evaluate and execute midstream projects that enhance our existing systems as well as our ability to aggregate supply and obtain access to premium markets for that supply. A primary focus of our organic growth will be our South Texas assets located in and near the Eagle Ford shale area, a rapidly growing source of unconventional U.S. natural gas production that often features high condensate and NGL content.

  •
  Continue to enhance the profitability of our existing assets.  We intend to increase the profitability of our existing asset base by identifying new business opportunities and adding new volumes of natural gas supplies to our existing assets.

  •
  Pursue accretive acquisitions of complementary assets.  We intend to pursue accretive acquisitions that strategically expand or complement our existing asset portfolio. We monitor the marketplace to identify and pursue such acquisitions, with a particular focus on regions with potential for additional near-term development.

  •
  Manage our exposure to commodity price risk.  Because natural gas and NGL prices are volatile, we will continue to mitigate the impact of fluctuations in commodity prices and to generate more stable cash flows by targeting a contract portfolio that is heavily weighted towards fixed-fee and fixed-spread contracts, which are not directly sensitive to commodity prices, and, where appropriate, hedge a portion of our commodity price exposure.

  •
  Maintain sound financial practices to ensure our long-term viability.  We intend to maintain our commitment to financial discipline, and we generally intend to fund the long-term capital requirements for expansion projects and acquisitions through a prudent combination of equity and debt capital.

Competitive Strengths

        We believe that we are well-positioned to successfully execute our business strategies by capitalizing on the following competitive strengths:

  •
  Strategically located asset base.  The majority of our assets are located in or within close proximity to the Eagle Ford shale area in South Texas, which is one of the most active drilling regions in the United States. In addition, all of our assets have access to major natural gas market areas.

  •
  Reliable cash flows underpinned by long-term, fixed-fee and fixed-spread contracts.  We provide our services primarily under fixed-fee and fixed-spread contracts, which helps to promote cash flow reliability and minimizes our direct exposure to commodity price fluctuations.

  •
  Integrated midstream value chain.  We provide a comprehensive package of services to natural gas producers, including natural gas gathering, processing, treating, compression and transportation and NGL fractionation and transportation. We believe our ability to move producers' natural gas and NGLs from the wellhead to market provides a competitive advantage relative to competing companies that do not offer this range of midstream services.

  •
  Experienced and incentivized management and operating teams.  Our executive officers have an average of 34 years of experience in building, acquiring and managing midstream and other energy assets and are focused on optimizing our existing business and expanding our operations through disciplined development and accretive acquisitions. Most of our field operating managers and supervisors have long-standing experience operating our assets.

  •
  Supportive sponsor with significant industry expertise.  Charlesbank, the principal owner of our general partner, has substantial experience as a private equity investor in the energy and midstream sector. We believe that Charlesbank provides us with strategic guidance, financial expertise and potential capital support that enhances our ability to grow our asset base and cash flow.

 Our Sponsor

        Charlesbank is a leading private equity firm with over $2.0 billion of capital under management. The firm has more than 20 investment professionals and offices in Boston and New York. Originally managing an investment portfolio solely for Harvard University, Charlesbank spun-off from Harvard University in 1998, broadening its investor base in 2000 to include other institutional clients. Since 1998, Charlesbank has invested over $2.3 billion in 40 companies across a wide range of industries. In 2003, Charlesbank and members of our management team co-founded Regency Gas Services, a midstream company formed through the acquisition of assets from a publicly traded energy company. Over the years, Charlesbank has obtained deep experience in the energy sector and proven its ability to support and finance a variety of growth projects.

Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors should be read carefully in conjunction with the risks under the caption "Risk Factors" immediately following this summary, beginning on page 18.

Risks Related to Our Business

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution, or any distribution, to holders of our common and subordinated units.

  •
  On a historical as adjusted basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2011.

  •
  Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on producers replacing declining production and also on our ability to obtain new sources of natural gas. Any decrease in the volumes of natural gas that we gather, compress, process, treat or transport or in the volumes of NGLs that we fractionate or transport could adversely affect our business and operating results.

  •
  Natural gas and NGL prices are volatile, and a change in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could adversely affect our gross operating margin and cash flow and our ability to make cash distributions to our unitholders.

  •
  Our exposure to direct commodity price risk may vary over time.

  •
  Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

  •
  We depend on a relatively limited number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, any one or more of these customers could adversely affect our ability to make cash distributions to you.

  •
  Downtime associated with our assets or third-party assets interconnected with our assets could have a material adverse effect on our business and operating results.

  •
  We intend to grow our business in part by seeking strategic acquisition opportunities. If we are unable to make acquisitions on economically acceptable terms from third parties, our future growth will be affected, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

  •
  We are subject to numerous hazards and operational risks.

Risks Inherent in an Investment in Us

  •
  Holdings owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations and has limited duties to us and our unitholders. Holdings and our general partner have conflicts of interest with us and they may favor their own interests to the detriment of us and our other unitholders.

  •
  Charlesbank is not limited in its ability to compete with us and is not obligated to offer us the opportunity to acquire additional assets or businesses, which could limit our ability to grow and could adversely affect our results of operations and cash available for distribution to our unitholders.

  •
  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

  •
  Reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our common unitholders. The amount and timing of such reimbursements will be determined by our general partner.

  •
  Our partnership agreement restricts the rights of holders of our common and subordinated units with respect to actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

Tax Risks

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

  •
  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

  •
  You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

 Recapitalization Transactions and Partnership Structure

        In connection with the closing of this offering, the following transactions will occur:

  •
  Holdings will convey its indirect ownership interest in our operating subsidiaries to Southcross Energy Operating, LLC, which will become our operating subsidiary;

  •
  Holdings will convey an interest in Southcross Energy Operating, LLC to our general partner as a capital contribution;

  •
  Our general partner will convey its interest in Southcross Energy Operating, LLC to us in exchange for (i) a continuation of its 2% general partner interest in us, and (ii) our incentive distribution rights, or IDRs;

  •
  Holdings will convey its remaining interest in Southcross Energy Operating, LLC to us in exchange for (i) 3,213,713 common units, representing a 12.9% limited partner interest in us, (ii) 12,213,713 subordinated units, representing a 49.0% limited partner interest in us, (iii) the assumption of its existing debt by us, (iv) the right to receive $7.5 million sourced from new debt incurred by us and (v) the right to receive $38.5 million in cash, a portion of which will be used to reimburse Holdings for certain capital expenditures it incurred with respect to assets it contributed to us;

  •
  We will issue 9,000,000 common units to the public, representing a 36.1% limited partner interest in us;

  •
  We will grant up to 150,000 phantom units with distribution equivalent rights to employees, including executive officers (please read "Management — Executive Compensation — 2012 Long-Term Incentive Plan");

  •
  We will enter into a new $350.0 million credit facility from which we will borrow $150.0 million; and

  •
  We will use the net proceeds from the offering and borrowings under our new credit facility as set forth under "Use of Proceeds."

Ownership of Southcross Energy Partners, L.P.

        The diagram below illustrates our organization and ownership after giving effect to this offering and the related recapitalization transactions and assumes that the underwriters' option to purchase additional common units is not exercised.

Public Common Units	36.1%
Holdings Units:
Common Units	12.9%
Subordinated Units	49.0%
General Partner Interest	2.0%

Total	100.0%

(1)
After giving effect to this offering, members of our management will beneficially own 10.6% of the Class A Common Units, 1.9% of the Series A Preferred Units, 0.3% of the Redeemable Preferred Units, 2.1% of the Series B Redeemable Preferred Units and 100.0% of the Special Class B Units of Holdings.

(2)
After giving effect to this offering, Charlesbank Equity Fund VI, Limited Partnership and its affiliated investment funds will beneficially own 85.2% of the Class A Common Units, 93.5% of the Series A Preferred Units, 95.1% of the Redeemable Preferred Units, 73.8% of the Series B Redeemable Preferred Units and none of the Series C Redeemable Preferred Units of Holdings.

(3)
After giving effect to this offering, other individual and institutional investors will beneficially own 4.2% of the Class A Common Units, 4.7% of the Series A Preferred Units, 4.6% of the Redeemable Preferred Units, 24.2% of the Series B Redeemable Preferred Units and none of the Series C Redeemable Preferred Units of Holdings.

(4)
Up to 150,000 phantom units will be issued in connection with this offering to employees, including executive officers, pursuant to our long-term incentive plan.

 Our Management

        We are managed and operated by the board of directors and executive officers of Southcross Energy Partners GP, LLC, our general partner. Holdings, which is controlled by Charlesbank, is the sole owner of our general partner and has the right to appoint the entire board of directors of our general partner, including our three independent directors. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or the board of directors of our general partner. For more information about the directors and executive officers of our general partner, please read "Management—Directors and Executive Officers" beginning on page 142.

        In order to maintain operational flexibility, our operations will be conducted through, and our operating assets will be owned by, various operating subsidiaries. However, neither we nor our subsidiaries have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by others. All of the personnel that will conduct our business immediately following the closing of this offering will be employed by our general partner and its affiliates, but we sometimes refer to these individuals in this prospectus as our employees.

        Following the closing of this offering, our general partner and its affiliates will not receive any management fee or other compensation in connection with our general partner's management of our business, but will be reimbursed for expenses incurred on our behalf. These expenses include the costs of employee and director compensation and benefits properly allocable to us, and all other expenses necessary or appropriate for the conduct of our business and allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. For the twelve months ending September 30, 2013, we estimate that these expenses will be approximately $26.3 million, which includes, among other items, compensation expense for all employees required to manage and operate our business.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201 and our telephone number is (214) 979-3700. Our website is located at www.southcrossenergy.com and will be activated in connection with the closing of this offering. We expect to make available our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

General

        Our general partner has a legal duty to manage us in a manner it subjectively believes is in our best interest. However, the officers and directors of our general partner also have a fiduciary duty to manage the business of our general partner in a manner beneficial to its owners, including Charlesbank. Certain of the directors of our general partner are also officers of Charlesbank. As a result of these relationships, conflicts of interest may arise in the future between us and holders of our common units, on the one hand, and Charlesbank and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions.

Partnership Agreement Replacement of Fiduciary Duties

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

Charlesbank May Compete Against Us

        Our partnership agreement does not prohibit Charlesbank or its affiliates, other than our general partner, from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, Charlesbank may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to acquire or construct any of those assets.

        For a more detailed description of the conflicts of interest and the duties of our general partner, please read "Conflicts of Interest and Duties."

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as a company is deemed an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

  •
  a requirement to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

  •
  an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

  •
  an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

  •
  an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

  •
  an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements pursuant to the rules applicable to smaller reporting companies; and

  •
  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

        We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have more than $1.0 billion in annual revenues, (iii) the date on which we have more than $700 million in market value of our common units held by non-affiliates or (iv) the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period.

        We have elected to adopt the reduced disclosure requirements described above, except for the following:

  •
  we have elected to provide three years of audited financial statements and related Management's Discussion and Analysis as opposed to two years; and

  •
  we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards (this election is irrevocable).

As a result of these elections, the information that we provide in this prospectus may be different from the information you may receive from other public companies in which you hold equity interests.

The Offering

Common units offered to the public	9,000,000 common units.
10,350,000 common units if the underwriters exercise in full their option to purchase additional common units.
Units outstanding after this offering

12,213,713 common units and 12,213,713 subordinated units, each representing a 49.0% limited partner interest in us. Our general partner will own 498,518 general partner units, representing a 2.0% general partner interest in us.

Use of proceeds	We intend to use the net proceeds from this offering of approximately $168.7 million, after deducting underwriting discounts and commissions, to:
• make a cash distribution to Holdings of $38.5 million, a portion of which will be used to reimburse Holdings for certain capital expenditures it incurred with respect to assets contributed to us;
• repay $125.0 million of debt outstanding under our existing credit facility;
• pay Citigroup Global Markets Inc. and Wells Fargo Securities, LLC an aggregate structuring fee of $0.7 million; and
• pay estimated offering expenses of $4.5 million.
Holdings may use a portion of the cash distribution it receives from us to redeem all or a portion of Holdings' outstanding redeemable preferred units.

Immediately following the repayment of a portion of the outstanding balance under our existing credit facility, we will terminate our existing facility, enter into a new credit facility and borrow approximately $150.0 million under that credit facility. We will use the proceeds from these borrowings to (i) make an ordinary course cash distribution of approximately $7.5 million to Holdings, (ii) repay the remaining balance of $140.0 million outstanding under our existing credit facility and (iii) pay fees and expenses relating to our new credit facility of approximately $2.5 million.

If the underwriters exercise their option to purchase additional common units, we will use the net proceeds from that exercise to redeem from Holdings the number of common units issued upon such exercise, at a price per common unit equal to the proceeds per common unit in this offering before expenses but after deducting underwriting discounts, commissions and structuring fees.

Cash distributions

We intend to pay a minimum quarterly distribution of $0.40 per unit ($1.60 per unit on an annualized basis) to the extent we have sufficient cash from operations after the establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as "available cash." Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions." We will adjust the minimum quarterly distribution payable for the period from the closing of this offering through December 31, 2012, based on the length of that period.

Our partnership agreement requires that we distribute all of our available cash each quarter in the following manner:
• first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $0.40 plus any arrearages from prior quarters;
• second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.40; and
• third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.46.

If cash distributions to our unitholders exceed $0.46 per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

The amount of historical as adjusted available cash generated during the year ended December 31, 2011 or the twelve months ended June 30, 2012 would not have been sufficient to allow us to pay the minimum quarterly distribution on our common and subordinated units as well as the corresponding distribution on our 2.0% general partner interest during those periods. Specifically, the amount of historical as adjusted available cash generated during the year ended December 31, 2011 would have been sufficient to pay only 91.0% of the aggregate minimum quarterly distribution on our common units during that period, and we would not have been able to pay any distributions on our subordinated units during that period. The amount of historical as adjusted available cash generated during the twelve months ended June 30, 2012 would have been sufficient to pay the annualized minimum quarterly distribution of $1.60 per unit on our common units during that period but only 7.8% of the aggregate minimum quarterly distribution on our subordinated units during that period.

We believe that, based on our estimated cash available for distribution included under the caption "Our Cash Distribution Policy and Restrictions on Distributions," we will have sufficient cash available for distribution to pay the annualized minimum quarterly distribution of $1.60 per unit on all common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending September 30, 2013. However, we do not have a legally binding obligation to pay quarterly distributions at our minimum quarterly distribution rate or any other rate except as provided in our partnership agreement. There is no guarantee that we will distribute quarterly cash distributions to our unitholders in any quarter. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Subordinated units

Holdings will initially own all of our subordinated units. The principal difference between our common units and our subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units

The subordination period will end on the first business day after the partnership has earned and paid at least (1) $1.60 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2015 or (2) $2.40 (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner's 2.0% interest and the related distribution on the incentive distribution rights for the four quarter period immediately preceding that date, in each case provided there are no arrearages on the common units at that time.

The subordination period also will end upon the removal of the general partner other than for cause if no subordinated units or common units held by the holder(s) of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and thereafter no common units will be entitled to arrearages.
Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding limited partner units voting together as a single class, including any limited partner units owned by our general partner and its affiliates, including Holdings. Upon the closing of this offering, Holdings will own an aggregate of 63.2% of our common and subordinated units (or 57.6% of our outstanding common and subordinated units if the underwriters exercise in full their option to purchase additional units). This will give Holdings the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement—Voting Rights."

Limited call right

If at any time our general partner and its affiliates own more than 80.0% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price that is not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20.0% or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.60 per unit, we estimate that your average allocable federal taxable income per year will be no more than $0.32 per unit. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" and "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

Material federal income tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, or the U.S., please read "Material Federal Income Tax Consequences."

Directed unit program

At our request, the underwriters have reserved up to 5.0% of the common units being offered by this prospectus for sale at the initial public offering price to the directors, officers and employees of our general partner and certain other persons associated with us through a directed unit program. For further information regarding our directed unit program, please read "Underwriting."

Exchange listing	We have been approved to list our common units on the New York Stock Exchange, or NYSE, subject to official notice of issuance, under the symbol "SXE."

Summary Historical and Pro Forma Financial and Operating Data

        The following table presents, as of the dates and for the periods indicated, our summary historical and pro forma consolidated financial and operating data, as well as the summary historical combined financial and operating data of our Predecessor.

        The summary historical combined financial data for the period from January 1, 2009 to July 31, 2009 is derived from the audited historical combined financial statements of our Predecessor included elsewhere in this prospectus. The summary historical combined balance sheet data as of July 31, 2009 is derived from the unaudited historical combined financial statements of our Predecessor that are not included in this prospectus. The summary historical consolidated balance sheet data presented as of December 31, 2009 of Southcross Energy LLC is derived from the audited historical consolidated financial statements of Southcross Energy LLC that are not included in this prospectus. The summary historical consolidated financial data presented as of December 31, 2010 and December 31, 2011 and for the period from June 2, 2009 (date of inception) to December 31, 2009 and for the years ended December 31, 2010 and December 31, 2011 have been derived from the audited historical consolidated financial statements of Southcross Energy LLC included elsewhere in this prospectus. The summary historical consolidated financial data presented as of June 30, 2012 and for the six months ended June 30, 2011 and June 30, 2012 are derived from our unaudited historical condensed financial statements included elsewhere in this prospectus. We acquired our initial assets from Crosstex effective as of August 1, 2009. During the period from our inception on June 2, 2009 to July 31, 2009, we had no operations, although we incurred certain fees and expenses of approximately $3.0 million associated with our formation and the acquisition of our initial assets from Crosstex, which are reflected in the "Transaction costs" line item of our summary historical consolidated financial data for the period from June 2, 2009 (date of inception) to December 31, 2009.

        The summary pro forma consolidated financial data for the six months ended June 30, 2012 and for the year ended December 31, 2011 have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The summary pro forma consolidated statement of operations for the year ended December 31, 2011 includes the pro forma effects of the EAI acquisition and the pro forma effects of the recapitalization transactions described under "—Recapitalization Transactions and Partnership Structure" as if the EAI acquisition and the recapitalization transactions occurred as of January 1, 2011. The summary pro forma consolidated statement of operations for the six months ended June 30, 2012 presents the pro forma effects of the recapitalization transactions as if they occurred as of January 1, 2011.

        For a detailed discussion of the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of Southcross Energy LLC and our Predecessor's audited combined financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the information below.

	Southcross Energy Predecessor	Southcross Energy LLC					Pro Forma Southcross Energy Partners, L.P.

		Period from June 2, 2009 to December 31,	Year Ended December 31,		Six Months Ended June 30,
	Period from January 1, 2009 to							Six Months Ended June 30, 2012
							Year Ended December 31, 2011
	July 31, 2009	2009	2010	2011(3)	2011	2012
	(in thousands, except for volume and price amounts)
Statement of Operations Data:
Total Revenue	$330,870	$206,634	$498,747	$523,149	$247,489	$226,319	$548,152	$226,319
Expenses:
Cost of natural gas and liquids sold	301,368	179,045	439,431	460,580	217,125	186,204	479,376	186,204
Operations and maintenance	10,648	7,847	21,106	24,707	10,293	15,579	28,701	15,579
Depreciation and amortization	7,268	4,235	10,987	12,345	5,602	7,338	13,200	7,338
General and administrative	9,788	3,225	7,341	8,926	4,227	5,636	9,312	5,636
Transaction costs	—	2,957	149	203	—	—	203	—

Total expenses	329,072	197,309	479,014	506,761	237,247	214,757	530,792	214,757

Income from operations	1,798	9,325	19,733	16,388	10,242	11,562	17,360	11,562
Interest income	—	9	25	24	15	4	24	4
Loss on extinguishment of debt	—	—	—	(3,240)	(3,240)	—	(3,240)	—
Interest expense	—	(4,554)	(10,038)	(5,372)	(2,817)	(3,135)	(6,407)	(1,726)
Income tax expense	(77)	(372)	(1)	(261)	(166)	(256)	(261)	(256)

Net income	$1,721	$4,408	$9,719	$7,539	$4,034	$8,175	$7,476	$9,584

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$4,955	$10,164	$25,493	$20,007	$10,402	$12,244
Investing activities	(791)	(238,339)	(5,231)	(144,602)	(37,174)	(71,603)
Financing activities	(4,164)	233,899	(5,663)	105,684	47,545	61,241
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$5,724	$20,323	$1,412	$41,096	$3,294
Trade accounts receivable	50,707	39,956	35,059	41,234	33,696	30,462
Property, plant, and equipment, net	111,645	235,065	229,309	369,861	275,120	448,367
Total assets	167,503	287,808	289,643	420,385	353,543	492,469
Total debt (current and long term)	—	119,949	115,000	208,280	150,125	214,535
Other Financial Data:
Adjusted EBITDA(1)	$9,236	$16,517	$30,869	$28,936	$12,604	$19,046	$30,763	$19,046
Gross operating margin(2)	29,502	27,589	59,316	62,569	30,364	40,115	68,776	40,115
Maintenance capital expenditures	565	3,025	3,402	5,317	1,728	1,736	5,423	1,736
Expansion capital expenditures	250	1,669	1,843	150,669	49,685	84,080	150,669	84,080
Operating data:
Average throughput of gas (MMBtu/d)	592,243	492,350	471,265	506,975	446,271	576,404	532,746	576,404
Average volume of NGLs delivered (Mgal/d)	241.8	225.5	233.4	215.5	207.2	377.8	215.5	377.8
Average volume input to our processing plants (MMBtu/d)	100,596	96,135	95,336	97,028	84,462	123,234	97,028	123,234
Realized prices on natural gas volumes sold/Btu ($/MMBtu)	$3.95	$3.97	$4.42	$4.05	$4.27	$2.48	$4.07	$2.48
Realized prices on NGL volumes sold/gal ($/gal)	$0.69	$1.01	$1.10	$1.35	$1.25	$0.98	$1.35	$0.98

(1)
For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures," and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations."

(2)
For a definition of gross operating margin and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures," and for a discussion of how we use gross operating margin to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations."

(3)
The Summary Historical Financial and Operating Data for the year ended December 31, 2011 includes four months of financial and operating results for the EAI acquisition.

RISK FACTORS

        Limited partner units are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment in us.

 Risks Related to our Business

  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution, or any distribution, to holders of our common and subordinated units.

        In order to pay the minimum quarterly distribution of $0.40 per unit per quarter, or $1.60 per unit on an annualized basis, we will require available cash of approximately $10.0 million per quarter, or $40.1 million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering. We may not have sufficient available cash from operating surplus each quarter to enable us to pay the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the volume of natural gas we gather, process, treat, compress and transport and the volume of NGLs we fractionate and transport;

  •
  the level of production of oil and natural gas and the resultant market prices of oil, natural gas and NGLs;

  •
  damage to pipelines, facilities, plants, related equipment and surrounding properties caused by hurricanes, earthquakes, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism including damage to third party pipelines or facilities upon which we rely for transportation services;

  •
  outages at the processing or fractionation facilities owned by us or third parties caused by mechanical failure and maintenance, construction and other similar activities;

  •
  leaks or accidental releases of products or other materials into the environment, whether as a result of human error or otherwise;

  •
  prevailing economic and market conditions;

  •
  realized pricing impacts on our revenue and expenses that are directly subject to commodity price exposure;

  •
  the market prices of natural gas and NGLs relative to one another, which affects our processing margins;

  •
  capacity charges and volumetric fees associated with our transportation services;

  •
  the level of competition from other midstream energy companies in our geographic markets;

  •
  the level of our operating, maintenance and general and administrative costs; and

  •
  regulatory action affecting the supply of, or demand for, natural gas, the maximum transportation rates we can charge on our pipelines, our existing contracts, our operating costs or our operating flexibility.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level of capital expenditures we make;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  restrictions contained in our debt agreements;

  •
  the amount of cash reserves established by our general partner; and

  •
  other business risks affecting our cash levels.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions."

  On a historical as adjusted basis we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2011 or for the twelve months ended June 30, 2012.

        The amount of historical as adjusted cash available for distribution generated during the year ended December 31, 2011 was $18.0 million, which would have allowed us to pay only 91.0% of the aggregate minimum quarterly distribution on all of our common units during that period, and we would not have been able to pay any distributions on our subordinated units during that period. The amount of historical as adjusted cash available for distribution generated during the twelve months ended June 30, 2012 was $21.3 million, which would have allowed us to pay the annualized minimum quarterly distribution of $1.60 per unit on our common units during that period but only 7.8% of the aggregate minimum quarterly distribution on all of our subordinated units during that period. For a calculation of our ability to make cash distributions to our unitholders based on our historical as adjusted results, please read "Our Cash Distribution Policy and Restrictions on Distributions." If we are not able to generate additional cash for distribution to our unitholders in future periods, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units, in which event the market price of our common units may decline materially.

  The assumptions underlying the forecast of cash available for distribution that we include in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        The forecast of cash available for distribution set forth in "Our Cash Distribution Policy and Restrictions on Distributions" includes our forecasted results of operations, Adjusted EBITDA and cash available for distribution for the twelve months ending September 30, 2013. The financial forecast has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks, including risks that expansion projects do not result in an increase in gathered, processed, transported and sold volumes, and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units, in which event the market price of our common units may decline materially.

  Because of the natural decline in production from existing wells in our areas of operation, our success depends in part on producers replacing declining production and also on our ability to obtain new sources of natural gas. Any decrease in the volumes of natural gas that we gather, compress, process, treat or transport or in the volumes of NGLs that we fractionate or transport could adversely affect our business and operating results.

        The natural gas volumes that support our business depend on the level of production from natural gas wells connected to our systems, which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our systems, we must obtain new sources of natural gas. The primary factors affecting our ability to obtain non-dedicated sources of natural gas include (i) the level of successful drilling activity in our areas of operation, (ii) our ability to compete for volumes from successful new wells and (iii) our ability to compete successfully for volumes from sources connected to other pipelines.

        We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over producers or their drilling or production decisions, which are affected by, among other things:

  •
  the availability and cost of capital;

  •
  prevailing and projected oil, natural gas and NGL prices;

  •
  demand for oil, natural gas and NGLs;

  •
  levels of reserves;

  •
  geological considerations;

  •
  environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

  •
  the availability of drilling rigs and other costs of production and equipment.

        Fluctuations in energy prices can also greatly affect the development of oil and natural gas reserves. Drilling and production activity generally decreases as natural gas prices decrease. Further declines in natural gas prices could have a negative impact on exploration, development and production activity, and if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in our areas of operation could lead to reduced utilization of our assets.

        Because of these and other factors, even if natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

  We do not intend to obtain independent evaluations of natural gas reserves connected to our gathering and transportation systems on a regular or ongoing basis; therefore, in the future, volumes of natural gas on our systems could be less than we anticipate.

        We do not intend to obtain independent evaluations of natural gas reserves connected to our systems on a regular or ongoing basis. Accordingly, we may not have independent estimates of total reserves dedicated to some or all of our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering and transportation systems are less than we anticipate and we are unable to secure additional sources of natural gas, it could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

  Our success depends on drilling activity and our ability to attract and maintain customers in a limited number of geographic areas.

        A significant portion of our assets is located in the Eagle Ford shale area, and we intend to focus our future capital expenditures largely on developing our business in this area. As a result, our financial condition, results of operations and cash flows are significantly dependent upon the demand for our services in this area. Due to our focus on this area, an adverse development in natural gas production from this area would have a significantly greater impact on our financial condition and results of operations than if we spread expenditures more evenly over a wider geographic area. For example, a change in the rules and regulations governing operations in or around the Eagle Ford shale area could cause producers to reduce or cease drilling or to permanently or temporarily shut-in their production within the area, which could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

  Natural gas and NGL prices are volatile, and a change in these prices in absolute terms, or an adverse change in the prices of natural gas and NGLs relative to one another, could adversely affect our gross operating margin and cash flow and our ability to make cash distributions to our unitholders.

        We are subject to risks due to frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas, NGLs and other commodities have been extremely volatile, and we expect this volatility to continue. Our future cash flow may be materially adversely affected if we experience significant, prolonged pricing deterioration. For example, if there is a significant change in the relative prices of NGLs and natural gas, it will impact our processing margins, which are a significant component of our ability to generate cash for distribution to our unitholders.

        The markets for and prices of natural gas, NGLs and other commodities depend on factors that are beyond our control. These factors include the supply of and demand for these commodities, which fluctuate with changes in market and economic conditions and other factors, including:

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  worldwide economic conditions;

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  worldwide political events, including actions taken by foreign oil and natural gas producing nations;

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  worldwide weather events and conditions, including natural disasters and seasonal changes;

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  the levels of domestic production and consumer demand;

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  the availability of transportation systems with adequate capacity;

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  the volatility and uncertainty of regional pricing differentials;

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  the price and availability of alternative fuels;

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  the effect of energy conservation measures;

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  the nature and extent of governmental regulation and taxation;

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  fluctuations in demand from electric power generators and industrial customers; and

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  the anticipated future prices of oil, natural gas, NGLs and other commodities.

  Our exposure to direct commodity price risk may vary over time.

        We currently generate a majority of our revenues pursuant to fixed-fee and fixed spread contracts under which we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than the value of the underlying natural gas or NGLs. Consequently, the majority of our existing operations and cash flows have limited direct exposure to commodity price risk. Although we intend to enter into similar fixed-fee contracts with new customers in the future, our efforts to obtain such contractual terms may not be successful. In addition, we may acquire or develop additional midstream assets or change the arrangements under which we process our volumes, in either case, in a manner that increases our exposure to commodity price risk. Future exposure to the volatility of oil and natural gas prices could have a material adverse effect on our business, results of operations and financial condition.

  Unexpected volume changes due to production variability or to gathering, plant or pipeline system disruptions may increase our exposure to commodity price movements.

        We sell processed natural gas to third parties at plant tailgates, pipeline pooling points or at inlet meters to the sites of industrial and utility customers. These sales may be interrupted by disruptions to volumes anywhere along the system. We attempt to balance sales with volumes supplied, but unexpected volume variations due to production variability or to gathering, plant or pipeline system disruptions may expose us to volume imbalances which, in conjunction with movements in commodity prices, could materially impact our income from operations and cash flow.

  We may not successfully balance our purchases and sales of natural gas, which would increase our exposure to commodity price risks.

        We purchase from producers and other suppliers a substantial amount of the natural gas that flows through our pipelines and processing facilities for sale to third parties, including natural gas marketers and other purchasers. We are exposed to fluctuations in the price of natural gas through volumes sold pursuant to percent-of-proceeds arrangements and, to a lesser extent, through volumes sold pursuant to our fixed-spread contracts.

        In order to mitigate our direct commodity price exposure, we typically do not enter into natural gas hedge contracts, but rather attempt to balance our natural gas sales with our natural gas purchases on an aggregate basis across all of our systems. We may not be successful in balancing our purchases and sales, and as such may become exposed to fluctuations in the price of natural gas. For example, we are currently net purchasers of natural gas on certain of our systems and net sellers of natural gas on certain of our other systems. Our overall net position with respect to natural gas can change over time and our exposure to fluctuations in natural gas prices could materially increase, which in turn could result in increased volatility in our revenue, gross operating margin and cash flows.

        Although we enter into back-to-back purchases and sales of natural gas in our fixed-spread contracts in which we purchase natural gas from producers or suppliers at receipt points on our systems and simultaneously sell an identical volume of natural gas at delivery points on our systems, we may not be able to mitigate all exposure to commodity price risks. For example, the volumes or timing of our purchases and sales may not correspond. In addition, a producer or supplier could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause our purchases and sales to become unbalanced. If our purchases and sales are unbalanced, we will face increased exposure to commodity price risks, which in turn could result in increased volatility in our revenue, gross operating margin and cash flows.

  Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

        We compete with other similarly sized midstream companies in our areas of operation. Some of our competitors are large companies that have greater financial, managerial and other resources than we do. In addition, some of our competitors have assets in closer proximity to natural gas supplies and have available idle capacity in existing assets that would not require new capital investments for use. Our competitors may expand or construct gathering, compression, treating, processing or transportation systems or NGLs fractionation facilities that would create additional competition for the services we provide to our customers. In addition, our customers may develop their own gathering, compression, treating, processing or transportation systems or NGLs fractionation facilities in lieu of using ours. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flow could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

  Our gathering, processing and transportation contracts subject us to renewal risks.

        We gather, purchase, process, treat, compress, transport and sell most of the natural gas and NGLs on our systems under contracts with terms of various durations. As these contracts expire, we may have to negotiate extensions or renewals with existing suppliers and customers or enter into new contracts with other suppliers and customers. We may be unable to obtain new contracts on favorable commercial terms, if at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. For example, depending on prevailing market conditions at the time of a contract renewal, gathering and processing customers with fixed-fee or fixed-spread contracts may desire to enter into gathering and transportation contracts under different fee arrangements, or a producer with whom we have a natural gas purchase contract may choose to enter into a transportation contract with us and retain title to its natural gas. To the extent we are unable to renew our existing contracts on terms that are favorable to us or successfully manage our overall contract mix over time, our revenue, gross operating margin and cash flows could decline and our ability to make cash distributions to our unitholders could be materially and adversely affected.

  We depend on a relatively limited number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, any one or more of these customers could adversely affect our ability to make cash distributions to you.

        A significant percentage of our revenue is attributable to a relatively limited number of customers. Our top ten customers accounted for approximately 73.1% and 70.4% of our revenue for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively. We have gathering, processing and/or transmission contracts with each of these customers of varying duration and commercial terms. If we were unable to renew our contracts with one or more of these customers on favorable terms, we may not be able to replace any of these customers in a timely fashion, on favorable terms or at all. Two customers, Formosa Hydrocarbons Company, Inc., or Formosa, and Sherwin Alumina Company accounted for approximately 20.8% and 15.5%, respectively, of our revenue for the year ended December 31, 2011. We supply natural gas to Sherwin Alumina Company to be used in their manufacturing process. In the case of Formosa, we have a contract to sell to Formosa natural gas that is supplied to us by our producers for processing at its facility. We then share in the value stream created by Formosa's processing plant. The contract that enables us to use Formosa's processing facility will expire in January 2013. We expect that we will have the ability to take the same natural gas volume from our producers and process it at our own facilities, in particular at our new Woodsboro processing facility. If Formosa denies us access to its processing facility prior to January 2013, it may have a material adverse effect on our revenue, cash flows and our ability to make cash distributions to our unitholders. In addition, some of our customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our revenue, gross operating margin and cash flows and our ability to make cash distributions to our unitholders. In any of these situations, our revenue and cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively limited number of customers for a substantial portion of our revenue.

  If third-party pipelines or other midstream facilities interconnected to our gathering or transportation systems become partially or fully unavailable, or if the volumes we gather or transport do not meet the natural gas quality requirements of such pipelines or facilities, our gross operating margin and cash flow and our ability to make distributions to our unitholders could be adversely affected.

        Our natural gas gathering and transportation pipelines, NGL pipelines and processing facilities connect to other pipelines or facilities owned and operated by unaffiliated third parties, such as Tennessee Gas Pipeline Company, Florida Gas Transmission Company, LLC, Gulf South Pipeline Company, LP, Kinder Morgan Energy Partners LP, Southern Natural Gas Company, Energy Transfer Partners, L.P., Seadrift Pipeline Corporation and others. The continuing operation of such third-party pipelines, processing plants and other midstream facilities is not within our control. These pipelines, plants and other midstream facilities may become unavailable because of testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from hurricanes or other operational hazards. In addition, if the costs to us to access and transport on these third-party pipelines significantly increase, our profitability could be reduced. If any such increase in costs occurred, if any of these pipelines or other midstream facilities become unable to receive, transport or process natural gas, or if the volumes we gather or transport do not meet the natural gas quality requirements of such pipelines or facilities, our gross margin and ability to make cash distributions to our unitholders could be adversely affected. For example, for 31 days in September and October 2011 and for 34 days in August and September 2012, Formosa shut down its processing plant in order to expand or conduct turnaround maintenance on its facilities, thereby causing us to curtail natural gas supply while shutting in our deliveries to Formosa's processing plant.

  Significant portions of our pipeline systems and processing plants have been in service for several decades and we have a limited ownership history with respect to all of our assets. There could be unknown events or conditions or increased maintenance or repair expenses and downtime associated with our pipelines and processing and treating plants that could have a material adverse effect on our business and operating results.

        We purchased the majority of our assets from Crosstex in August 2009. Significant portions of the pipeline systems and processing plants that we purchased have been in service for many decades. Our executive management team was hired shortly before that purchase and, consequently, has a limited history of operating our assets. There may be historical occurrences or latent issues regarding our pipeline systems that our executive management team may be unaware of and that may have a material adverse effect on our business and results of operations. The age and condition of our pipeline systems could also result in increased maintenance or repair expenditures, and any downtime associated with increased maintenance and repair activities could materially reduce our revenue. Any significant increase in maintenance and repair expenditures or loss of revenue due to the age or condition of our pipeline systems could adversely affect our business and results of operations and our ability to make cash distributions to our unitholders.

  Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs for which we are not adequately insured or if we fail to recover all anticipated insurance proceeds for significant accidents or events for which we are insured, our operations and financial results could be adversely affected.

        Our operations are subject to all of the risks and hazards inherent in the gathering, compressing, treating, processing and transportation of natural gas and the fractionation and transportation of NGLs, including:

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  damage to pipelines and plants, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters, acts of terrorism and actions by third parties;

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  inadvertent damage from construction, vehicles, farm and utility equipment;

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  leaks of natural gas and other hydrocarbons or losses of natural gas as a result of the malfunction of equipment or facilities;

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  ruptures, fires and explosions; and

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  other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

For example

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  During the month of September 2008, before we acquired it, the Gregory processing plant temporarily shut down after Hurricane Ike made landfall because there was no outlet for its produced NGL product;

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  In May 2011, flooding associated with high water on the Mississippi River caused a force majeure event that shut down deliveries through and revenue on our Delta pipeline for 20 days;

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  In June and July 2011, the molecular sieve support screen failed in the Gregory processing plant dehydrator vessel. We shut down the plant for approximately one month to make necessary repairs; and

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  In June and July 2012, the regenerator heater failed at the Gregory processing plant. We reduced NGL recoveries at the plant for approximately 21 days to make the necessary repairs.

        These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage. These risks may also result in curtailment or suspension of our operations. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations. We are not fully insured against all risks inherent in our business. For example our business interruption/loss of income insurance provides limited coverage in the event of damage to any of our underground facilities. In addition, although we are insured for environmental pollution resulting from environmental accidents that occur on a sudden and accidental basis, we may not be insured against all environmental accidents that might occur, some of which may result in toxic tort claims. If a significant accident or event occurs for which we are not fully insured, it could adversely affect our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, we may be unable to recover from prior owners of our assets, pursuant to our indemnification rights, for potential environmental liabilities.

  We intend to grow our business in part by seeking strategic acquisition opportunities. If we are unable to make acquisitions on economically acceptable terms from third parties, our future growth will be affected, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

        Our ability to grow is affected, in part, on our ability to make acquisitions that increase our cash generated from operations on a per unit basis. The acquisition component of our strategy is based, in large part, on our expectation of ongoing divestitures of midstream energy assets by industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our ability to grow our operations and increase our cash distributions to our unitholders.

        If we are unable to make accretive acquisitions from third parties, whether because we are (i) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (ii) unable to obtain financing for these acquisitions on economically acceptable terms or (iii) outbid by competitors or for any other reason, then our future growth and ability to increase cash distributions could be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations on a per unit basis.

        Any acquisition involves potential risks, including, among other things:

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  mistaken assumptions about volumes, revenue and costs, including synergies;

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  an inability to secure adequate customer commitments to use the acquired systems or facilities;

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  the risk that natural gas reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

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  an inability to integrate successfully the assets or businesses we acquire, particularly given the relatively small size of our management team and its limited history with our assets;

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  coordinating geographically disparate organizations, systems and facilities;

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  the assumption of unknown liabilities;

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  limitations on rights to indemnity from the seller;

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  mistaken assumptions about the overall costs of equity or debt;

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  the diversion of management's and employees' attention from other business concerns;

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  unforeseen difficulties operating in new geographic areas and business lines; and

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  customer or key employee losses at the acquired businesses.

        If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

  Our growth strategy requires access to new capital. Tightened capital markets or increased competition for investment opportunities could impair our ability to grow.

        We continuously consider and enter into discussions regarding potential acquisitions or growth capital expenditures. Any limitations on our access to new capital will impair our ability to execute this strategy. If the cost of such capital becomes too expensive, our ability to develop or acquire strategic and accretive assets will be limited. We may not be able to raise the necessary funds on satisfactory terms, if at all. The primary factors that influence our initial cost of equity include market conditions, including our then current unit price, fees we pay to underwriters and other offering costs, which include amounts we pay for legal and accounting services. The primary factors influencing our cost of borrowing include interest rates, credit spreads, covenants, underwriting or loan origination fees and similar charges we pay to lenders.

        Weak economic conditions and the volatility and disruption in the financial markets could increase the cost of raising money in the debt and equity capital markets substantially while diminishing the availability of funds from those markets. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to our current debt and reduced and, in some cases, ceased to provide funding to borrowers. These factors may impair our ability to execute our growth strategy.

        In addition, we are experiencing increased competition for the types of assets we contemplate purchasing. Weak economic conditions and competition for asset purchases could limit our ability to fully execute our growth strategy.

  Because our common units will be yield-oriented securities, increases in interest rates could adversely impact our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

        Interest rates may increase in the future. As a result, interest rates on our future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by our level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

  Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

        As of September 30, 2012, we had total indebtedness of $253.2 million. Our future level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  our funds available for operations, future business opportunities and cash distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

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  we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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  our flexibility in responding to changing business and economic conditions may be limited.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms or at all.

  A shortage of skilled labor in the midstream natural gas industry could reduce labor productivity and increase costs, which could have a material adverse effect on our business and results of operations.

        The gathering, treating, processing and transporting of natural gas and the fractionation of NGLs requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. If our labor prices increase or if we experience materially increased health and benefit costs with respect to our general partner's employees, our results of operations could be materially and adversely affected.

  Restrictions in our new credit facility could adversely affect our business, financial condition, results of operations, ability to make distributions to unitholders and value of our common units.

        We intend to enter into a new credit facility in connection with the closing of this offering. Our new credit facility is likely to limit our ability to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase units;

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  make certain investments and acquisitions;

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  make capital expenditures;

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  incur certain liens or permit them to exist;

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  enter into certain types of transactions with affiliates;

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  merge or consolidate with another company; and

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  transfer, sell or otherwise dispose of assets.

        Our new credit facility also will likely contain covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests.

        The provisions of our new credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment.

  Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas production by our customers, which could adversely impact our revenues.

        A portion of our customers' natural gas production is developed from unconventional sources, such as shales, that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. Congress continues to consider legislation to amend the Safe Drinking Water Act to subject hydraulic fracturing operations to regulation under that Act's Underground Injection Control Program and to require disclosure of chemicals used in the hydraulic fracturing process. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available in 2012. In addition, on October 20, 2011, the EPA announced its intention to propose regulations by 2014 under the federal Clean Water Act to develop standards for wastewater discharges from hydraulic fracturing and other natural gas production activities.

        Several states have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. For example, on December 13, 2011 the Texas Railroad Commission adopted the Hydraulic Fracturing Chemical Disclosure Rule implementing a state law passed in June 2011, requiring public disclosure of hydraulic fracturing fluid contents for wells drilled under drilling permits issued after

February 1, 2012. We cannot predict whether any other legislation will be enacted and if so, what its provisions would be. If additional levels of regulation and permits are required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and prohibitions for producers who drill near our pipelines which could reduce the volumes of natural gas available to move through our gathering systems which could materially adversely affect our revenue and results of operations.

        On April 17, 2012, the EPA approved final rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. This new rule addresses emissions of various pollutants frequently associated with oil and natural gas production and processing activities. The rule also establishes specific new requirements, effective in 2012, for emissions from compressors, controllers, dehydrators, storage tanks, gas processing plants and certain other equipment. This rule may require a number of modifications to our and our customers' operations, including the installation of new equipment to control emissions. Compliance with such rules could result in additional costs, including increased capital expenditures and operating costs, for us and our customers, which may adversely impact our cash flows and results of operations.

  Our pipelines may become subject to more stringent safety regulation.

        Recently enacted pipeline safety legislation, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The Pipeline and Hazardous Materials Safety Administration of the DOT has also published an advanced notice of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to revise the integrity management requirements and add new regulations governing the safety of gathering lines. Such legislative and regulatory changes could have a material effect on our operations and costs of transportation service due to more stringent and comprehensive safety regulation and higher penalties for violations of those regulations.

  Our construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our results of operations and financial condition.

        One of the ways we intend to grow our business is through organic growth projects. The construction of additions or modifications to our existing systems and the construction of new midstream assets involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control. Such expansion projects may also require the expenditure of significant amounts of capital, and financing may not be available on economically acceptable terms or at all. If we undertake these projects, they may not be completed on schedule, at the budgeted cost, or at all. Moreover, our revenue may not increase immediately upon the expenditure of funds on a particular project.

        For instance, if we expand a pipeline, the construction may occur over an extended period of time, yet we will not receive any material increases in revenue until the project is completed and placed into service. Moreover, we could construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize or only materializes over a period materially longer than expected. Since we are not engaged in the exploration for and development of natural gas and oil reserves, we often do not have access to third-party estimates of potential reserves in an area prior to constructing facilities in that area. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate as a result of the numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

        In addition, the construction of additions to our existing gathering and transportation assets may require us to obtain new rights-of-way or environmental authorizations. We may be unable to obtain such rights-of-way or authorizations and may, therefore, be unable to connect new natural gas volumes to our systems or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or authorizations or to renew existing rights-of-way or authorizations. If the cost of renewing or obtaining new rights-of-way or authorizations increases materially, our cash flows could be adversely affected.

  A change in the jurisdictional characterization or regulation of our assets by federal, state or local regulatory agencies or a change in policy by those agencies could result in increased regulation of our assets which could materially and adversely affect our financial condition, results of operations and cash flows.

        Intrastate transportation facilities that do not provide interstate transmission services and gathering facilities (whether or not they provide interstate transportation services) are exempt from the jurisdiction of the Federal Energy Regulatory Commission, or FERC, under the Natural Gas Act of 1938, or NGA. Although the FERC has not made any formal determinations with respect to any of our facilities, we believe that our intrastate natural gas pipelines and related facilities that are not engaged in providing interstate transmission services are engaged in exempt gathering and intrastate transportation and, therefore, are not subject to FERC jurisdiction. We also believe that our natural gas gathering pipelines meet the traditional tests that the FERC has used to determine if a pipeline is a gathering pipeline and is therefore not subject to the FERC's jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of substantial litigation and, over time, the FERC's policy for determining which facilities it regulates has changed. In addition, the distinction between FERC-regulated transmission facilities, on the one hand, and intrastate transportation and gathering facilities, on the other, is a fact-based determination made by the FERC on a case-by-case basis. If the FERC were to consider the status of an individual facility and determine that the facility and/or services provided by it are not exempt from FERC regulation under the NGA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA or the Natural Gas Policy Act of 1978, or NGPA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the cost-based rate established by the FERC.

        Some of our intrastate pipelines provide interstate transportation service regulated under Section 311 of the Natural Gas Policy Act of 1978, or NGPA. Rates charged under NGPA Section 311 are limited to rates deemed by FERC to be "fair and equitable." Accordingly, such regulation may prevent us from recovering our full cost of service allocable to such interstate transportation service. In addition, some of our intrastate pipelines may be subject to complaint-based state regulation with respect to our rates and terms and conditions of service, which may prevent us from recovering some of our costs of providing service. The inability to recover our full costs due to FERC and state regulatory oversight and compliance could materially and adversely affect our revenues.

        Moreover, FERC regulation affects our gathering, transportation and compression business generally. The FERC's policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, market transparency, market manipulation, ratemaking, capacity release, segmentation and market center promotion, directly and indirectly affect our gathering business. In addition, the classification and regulation of our gathering and intrastate transportation facilities also are subject to change based on future determinations by the FERC, the courts or Congress.

        State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. In recent years, the FERC has taken a more light-handed approach to regulation of the gathering activities of interstate pipeline transmission companies, which has resulted in a number of these companies transferring gathering facilities to federally unregulated affiliates. As a result of these activities, natural gas gathering may begin to receive greater regulatory scrutiny at both the state and federal levels.

  We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

        Our natural gas gathering, compression, treating and transportation operations and NGLs fractionation services are subject to stringent and complex federal, state and local environmental laws and regulations that govern the discharge of materials into the environment or otherwise relate to environmental protection. Examples of these laws include:

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  the federal Clean Air Act and analogous state laws that impose obligations related to air emissions;

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  the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, and analogous state laws that regulate the cleanup of hazardous substances that may be or have been released at properties currently or previously owned or operated by us or at locations to which our wastes are or have been transported for disposal;

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  the federal Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws that regulate discharges from our facilities into state and federal waters, including wetlands;

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  the federal Oil Pollution Act, also known as OPA, and analogous state laws that establish strict liability for releases of oil into waters of the United States;

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  the federal Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws that impose requirements for the storage, treatment and disposal of solid and hazardous waste from our facilities;

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  the Endangered Species Act, also known as the ESA; and

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  the Toxic Substances Control Act, also known as TSCA, and analogous state laws that impose requirements on the use, storage and disposal of various chemicals and chemical substances at our facilities.

        These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations or at locations currently or previously owned or operated by us. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions or costly pollution control measures. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue.

        There is a risk that we may incur significant environmental costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of hydrocarbon and other wastes and potential emissions and discharges related to our operations. Joint and several, strict liability may be incurred, without regard to fault, under certain of these environmental laws and regulations in connection with discharges or releases of hydrocarbon wastes on, under or from our properties and facilities, many of which have been used for midstream activities for a number of years, oftentimes by third parties not under our control. Private parties, including the owners of the properties through which our gathering or transportation systems pass and facilities where our wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. For example, an accidental release from one of our pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. In addition, changes in environmental laws occur frequently, and any such changes that result in additional permitting obligations or more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance. Please read "Business—Environmental Matters" for more information.

  We may incur greater than anticipated costs and liabilities as a result of pipeline integrity management program testing and related repairs.

        Pursuant to the Pipeline Safety Improvement Act of 2002, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, the DOT, through its Pipeline and Hazardous Materials Safety Administration, has adopted regulations requiring pipeline operators to develop integrity management programs for transmission pipelines located where a leak or rupture could harm "high consequence areas" unless the operator effectively demonstrates by risk assessment that the pipeline could not affect the area. High consequence areas include high population areas, areas that are sources of drinking water, ecological resource areas that are unusually sensitive to environmental damage from a pipeline release and commercially navigable waterways. The regulations require operators, including us, to:

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  perform ongoing assessments of pipeline integrity;

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  identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

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  maintain processes for data collection, integration and analysis;

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  repair and remediate pipelines as necessary; and

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  implement preventive and mitigating actions.

        Moreover, the recently enacted Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 could result in the adoption of additional regulatory requirements that will apply to us. In addition, many states, including the states in which we operate, have adopted regulations similar to existing DOT regulations for intrastate pipelines. Although many of our natural gas facilities fall within a class that is currently not subject to these requirements, we may incur significant costs and liabilities associated with repair, remediation, preventative or mitigation measures associated with our non-exempt pipelines, particularly our Gregory and Gulf Coast Systems. We currently estimate that we will incur costs of approximately $2.0 million during 2012 to complete the testing required by existing

DOT regulations and their state counterparts. This estimate does not include the costs for any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial. Such costs and liabilities might relate to repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, as well as lost cash flows resulting from shutting down our pipelines during the pendency of such repairs. Additionally, should we fail to comply with DOT or comparable state regulations, we could be subject to penalties and fines. If future DOT pipeline integrity management regulations were to require that we expand our integrity management program to currently unregulated pipelines, including gathering lines, costs associated with compliance may have a material effect on our operations.

  Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the natural gas services we provide.

        In recent years, the U.S. Congress has considered legislation to restrict or regulate emissions of greenhouse gases, or GHGs, such as carbon dioxide and methane, that may be contributing to global warming. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations (e.g., at compressor stations). Although most of the state-level initiatives have to date been focused on large sources of GHG emissions, such as electric power plants, it is possible that smaller sources such as our gas-fired compressors could become subject to GHG-related regulation. Depending on the particular program, we could be required to control emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing Clean Air Act authority. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the monitoring and reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the U.S. beginning in 2011 for emissions occurring in 2010. Our Gregory and Conroe processing facilities are currently required to report under this rule beginning in 2011. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transmission compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of greenhouse gas emissions by regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. Currently, it is anticipated that several of our facilities will likely be required to report under this rule. However, operational or regulatory changes could require some or all of our other facilities to be required to report GHG emissions at a future date. In 2010, EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for greenhouse gas emissions under the Clean Air Act. Several of the EPA's greenhouse gas rules are being challenged in pending court proceedings and, depending on the outcome of such proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business, any future federal or state laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the natural gas we gather, treat or otherwise handle in connection with our services. The potential increase in the costs of our operations resulting from any legislation or regulation to restrict emissions of greenhouse gases could include new or increased costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our greenhouse gas emissions, pay any taxes related to our greenhouse gas emissions and administer and manage a greenhouse gas emissions program. While we may be able to include some or all of such increased costs in the rates charged by our pipelines or other facilities, such recovery of costs is uncertain. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for natural gas, resulting in a decrease in demand for our services. We cannot predict with any certainty at this time how these possibilities may affect our operations.

  The adoption and implementation of new statutory and regulatory requirements for swap transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

        In July 2010 federal legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. The Dodd-Frank Act provides new statutory requirements for swap transactions, including oil and gas hedging transactions. These statutory requirements must be implemented through regulation, primarily through rules to be adopted by the Commodity Futures Trading Commission, or the CFTC. The Dodd-Frank Act provisions are intended to change fundamentally the way swap transactions are entered into, transforming an over-the-counter market in which parties negotiate directly with each other into a regulated market in which most swaps are to be executed on registered exchanges or swap execution facilities and cleared through central counterparties. Many market participants will be newly regulated as swap dealers or major swap participants, with new regulatory capital requirements and other regulations that may impose business conduct rules and mandate how they hold collateral or margin for swap transactions. All market participants will be subject to new reporting and recordkeeping requirements.

        The impact of the Dodd-Frank Act on our hedging activities is uncertain at this time, and the CFTC has not yet promulgated final regulations implementing the key provisions. Although we do not believe we will need to register as a swap dealer or major swap participant, and do not believe we will be subject to the new requirements to trade on an exchange or swap execution facility or to clear swaps through a central counterparty, we may have new regulatory burdens. Moreover, the changes to the swap market as a result of Dodd-Frank implementation could significantly increase the cost of entering into new swaps or maintaining existing swaps, materially alter the terms of new or existing swap transactions and/or reduce the availability of new or existing swaps.

        Depending on the rules and definitions adopted by the CFTC, we might in the future be required to provide cash collateral for our commodities hedging transactions under circumstances in which we do not currently post cash collateral. Posting of such additional cash collateral could impact liquidity and reduce our cash available for capital expenditures or other partnership purposes. A requirement to post cash collateral could therefore reduce our willingness or ability to execute hedges to reduce commodity price uncertainty and thus protect cash flows. If we reduce our use of swaps as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

  Our ability to operate our business effectively could be impaired if we fail to attract and retain key management personnel.

        Our ability to operate our business and implement our strategies will depend on our continued ability to attract and retain highly skilled management personnel with midstream natural gas industry experience. Competition for these persons in the midstream natural gas industry is intense. Given our size, we may be at a disadvantage, relative to our larger competitors, in the competition for these personnel. We may not be able to continue to employ our senior executives and key personnel or attract and retain qualified personnel in the future, and our failure to retain or attract our senior executives and key personnel could have a material adverse effect on our ability to effectively operate our business.

  If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results timely and accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including the rules thereunder that will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, which we refer to as Section 404.

        Given the difficulties inherent in the design and operation of internal controls over financial reporting, in addition to our limited accounting personnel and management resources, we can provide no assurance as to our, or our independent registered public accounting firm's, future conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Any failure to implement and maintain effective internal controls over financial reporting will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

        Although we will be required to disclose changes made in our internal control and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the fiscal year ending December 31, 2013. In addition, pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an "emerging growth company," which may be up to five full fiscal years following this offering.

  The amount of cash we have available for distribution to holders of our common and subordinated units depends primarily on our cash flow rather than on our profitability, which may prevent us from making distributions, even during periods in which we record net income.

        The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

Risks Inherent in an Investment in Us

  Holdings owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations and has limited duties to us and our unitholders. Holdings and our general partner have conflicts of interest with us and they may favor their own interests to the detriment of us and our other unitholders.

        Following this offering, Holdings will control our general partner, and appoint all of the officers and directors of our general partner, some of whom will also be officers of Charlesbank, the entity that controls Holdings. Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner also have a duty to manage our general partner in a manner that is beneficial to its ultimate owner, Holdings. Conflicts of interest may arise between Holdings and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Holdings over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

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  Neither our partnership agreement nor any other agreement requires Holdings to pursue a business strategy that favors us.

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  Our general partner is allowed to take into account the interests of parties other than us, such as Holdings, in resolving conflicts of interest.

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  Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner to us and our unitholders with contractual standards governing its duties to us and our unitholders, limits our general partner's liabilities, and also restricts the rights of our unitholders with respect to actions that, without the limitations, might constitute breaches of fiduciary duty.

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  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

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  Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

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  Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert to common units.

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  Our general partner determines which costs incurred by it are reimbursable by us.

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  Our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period.

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  Our partnership agreement permits us to classify up to $35.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

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  Our general partner intends to limit its liability regarding our contractual and other obligations.

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  Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units.

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  Our general partner controls the enforcement of the obligations that it and its affiliates owe to us.

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  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

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  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Please read "Conflicts of Interest and Duties."

  Charlesbank is not limited in its ability to compete with us and is not obligated to offer us the opportunity to acquire additional assets or businesses, which could limit our ability to grow and could adversely affect our results of operations and cash available for distribution to our unitholders.

        Charlesbank is not prohibited from owning assets or engaging in businesses that compete directly or indirectly with us. For example, Charlesbank owns an interest in the general partner of a publicly traded midstream master limited partnership, which, in the future, may engage in the natural gas gathering and processing segment of the midstream industry and conduct business in our areas of operation. In addition, in the future, Charlesbank may acquire, construct or dispose of additional midstream or other assets and may be presented with new business opportunities, without any obligation to offer us the opportunity to purchase or construct such assets or to engage in such business opportunities. Moreover, while Charlesbank may offer us the opportunity to buy additional assets from it, it is under no contractual obligation to do so and we are unable to predict whether or when such acquisitions might be completed. Charlesbank is a leading private equity firm with significantly greater resources than us and has experience making investments in midstream energy businesses. Charlesbank may compete with us for investment opportunities and may own interests in entities that compete with us.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors, and Charlesbank. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read "Conflicts of Interest and Duties."

  There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. Following this offering, the market price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for our common units. After this offering, there will be only publicly traded common units, assuming no exercise of the underwriters' option to purchase additional common units. In addition, affiliates of our general partner will own 3,213,713 common and 12,213,713 subordinated units, representing an aggregate 61.9% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

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  our quarterly distributions;

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  our quarterly or annual earnings or those of other companies in our industry;

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  the loss of a large customer;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  general economic conditions;

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  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

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  future sales of our common units; and

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  other factors described in these "Risk Factors."

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

  Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we do not anticipate there being limitations in our new credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended.

        While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by affiliates of our general partner) after the subordination period has ended. At the closing of this offering, affiliates of our general partner will own, directly or indirectly, approximately 26.3% of the outstanding common units and all of our outstanding subordinated units. Please read "The Partnership Agreement—Amendment of Our Partnership Agreement."

  Reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our common unitholders. The amount and timing of such reimbursements will be determined by our general partner.

        Prior to making any distribution on our common units, we will reimburse our general partner and its affiliates, including Holdings, for expenses they incur and payments they make on our behalf. Under our partnership agreement, we will reimburse our general partner and its affiliates for certain expenses incurred on our behalf, which we project to be approximately $26.3 million for the twelve months ending September 30, 2013 and includes, among other items, compensation expense for all employees required to manage and operate our business. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash to pay cash distributions to our common unitholders. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

  Our partnership agreement replaces our general partner's fiduciary duties to holders of our common and subordinated units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate the fiduciary duties to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate corporate opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to elect to reset target distribution levels;

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  whether to transfer the incentive distribution rights or any units it owns to a third party; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Duties—Duties of our General Partner."

  Our partnership agreement restricts the rights of holders of our common and subordinated units with respect to actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the rights of unitholders with respect to actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

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  whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning it subjectively believed that the decision was in the best interest of the partnership and our unitholders, and except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

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  our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  our general partner will not be in breach of its obligations under the partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

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  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

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  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the final two subclauses above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read "Conflicts of Interest and Duties."

        Our partnership agreement provides that our conflicts committee may be comprised of one or more independent directors. If we establish a conflicts committee with only one independent director, your interests may not be as well served as if we had a conflicts committee comprised of at least two independent directors. A single-member conflicts committee would not have the benefit of discussion with, and input from, other independent directors.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of our general partner's board or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then-current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner will be chosen by Holdings. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

  Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

        The unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the closing of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding limited partner units voting together as a single class is required to remove our general partner. Following the closing of this offering, affiliates of our general partner will own 63.2% of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholder's dissatisfaction with our general partner's performance in managing our partnership will most likely result in the termination of the subordination period and the conversion of all subordinated units to common units.

  Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

  Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Holdings to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a "change of control" without the vote or consent of the unitholders.

  You will experience immediate and substantial dilution in net tangible book value of $6.76 per common unit.

        The estimated initial public offering price of $20.00 per common unit exceeds our net tangible book value of $13.24 per unit. Based on the estimated initial public offering price of $20.00 per common unit, you will incur immediate and substantial dilution in net tangible book value of $6.76 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value. Please read "Dilution."

  We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our existing unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

  Holdings may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered by this prospectus, assuming that the underwriters do not exercise their option to purchase additional common units, Holdings will hold an aggregate of 3,213,713 common units and 12,213,713 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

  Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the closing of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, Holdings will own approximately 26.3% of our 12,213,713 outstanding common units. At the end of the subordination period, assuming no additional issuances of common units (other than upon the conversion of the subordinated units), Holdings will own approximately 63.2% of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

  Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

  Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

  The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We have been approved to list our common units on the NYSE, subject to official notice of issuance. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE's shareholder approval rules. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management."

  We will incur increased costs as a result of being a publicly traded partnership.

        We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, Sarbanes-Oxley and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and to possibly result in our general partner having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers.

        We have included $2.2 million of estimated incremental annual costs associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

  If we are deemed to be an "investment company" under the Investment Company Act of 1940, it would adversely affect the price of our common units and could have a material adverse effect on our business.

        Our initial assets will consist of our ownership interests in our operating subsidiaries. If a sufficient amount of our other assets are deemed to be "investment securities," within the meaning of the Investment Company Act of 1940, or the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or contract rights so as to fall outside of the definition of investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property from or to our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates. The occurrence of some or all of these events would adversely affect the price of our common units and could have a material adverse effect on our business.

        Moreover, treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes, in which case we would be treated as a corporation for federal income tax purposes. As a result, we would pay federal income tax on our taxable income at the corporate tax rate, distributions to you would generally be taxed again as corporate distributions and none of our income, gains, losses or deductions would flow through to you. If we were taxed as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as an investment company would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units. For a discussion of the federal income tax implications that would result from our treatment as a corporation in any taxable year, please read "Material Federal Income Tax Consequences—Partnership Status."

 Tax Risks

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships; any such legislation, if enacted, may or may not be applied retroactively. We are unable to predict whether any such legislation will ultimately be enacted, and any such changes could negatively impact the value of an investment in our common units.

  Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

  If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

  Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss."

  Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them.

Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

  We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election."

  We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations and, although the U.S. Treasury Department issued proposed regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

  A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

  We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

  The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

  As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Texas, Mississippi and Alabama. Some of these states currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $168.7 million, after deducting underwriting discounts and commissions, from the issuance and sale of common units offered by this prospectus. Our estimates assume an initial public offering price of $20.00 per common unit. We will use the net proceeds from this offering to:

  •
  make a cash distribution to Holdings of $38.5 million, a portion of which will be used to reimburse Holdings for certain capital expenditures it incurred with respect to assets contributed to us;

  •
  repay $125.0 million of debt outstanding under our existing credit facility;

  •
  pay Citigroup Global Markets Inc. and Wells Fargo Securities, LLC an aggregate structuring fee of $0.7 million; and

  •
  pay estimated offering expenses of $4.5 million.

        Holdings may use a portion of the cash distribution it receives from us to redeem all or a portion of Holdings' outstanding redeemable preferred units.

        Immediately following the repayment of a portion of the outstanding balance under our existing credit facility with the net proceeds of this offering, we will terminate our existing credit facility, enter into a new credit facility and borrow approximately $150.0 million under that credit facility. We will use the proceeds from these borrowings to (i) make an ordinary course cash distribution of approximately $7.5 million to Holdings, (ii) repay the remaining balance of $140.0 million outstanding under our existing credit facility and (iii) pay fees and expenses of approximately $2.5 million relating to our new credit facility.

        As of September 30, 2012, we had approximately $253.2 million of indebtedness outstanding under our existing credit facility with a weighted average interest rate of 4.5%. The revolving credit facility matures on June 10, 2016, and borrowings bear interest at a variable rate per annum equal to the lesser of LIBOR, plus the applicable margins ranging from 2.25% to 4.25%, or at a base rate, plus applicable margins ranging from 1.25% to 3.25%. Borrowings made under our credit facility within the last twelve months were used primarily to fund capital expenditures.

        If the underwriters exercise their option to purchase additional common units, we will use the net proceeds from that exercise to redeem from Holdings a number of common units equal to the number of common units issued upon such exercise, at a price per common unit equal to the proceeds per common unit in this offering before expenses but after deducting underwriting discounts, commissions and structuring fees.

        An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts, commissions and structuring fees, to increase or decrease, respectively, by $8.4 million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concurrent $1.00 increase in the assumed public offering price of $20.00 per common unit, would increase net proceeds to us from this offering by approximately $28.0 million. Similarly, each decrease of 1.0 million common units offered by us, together with a concurrent $1.00 decrease in the assumed initial offering price of $20.00 per common unit, would decrease the net proceeds to us from this offering by approximately $26.1 million. To the extent there is an increase or decrease in the net proceeds we receive from this offering, we will make a corresponding increase or decrease in our cash distribution to Holdings.

        The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Affiliates of the underwriters are lenders under our existing credit facility and will, in that respect, receive a portion of the proceeds from this offering through the repayment of borrowings outstanding under our credit facility. Please read "Underwriting."

 CAPITALIZATION

        The following table shows:

  •
  the historical capitalization of Southcross Energy LLC, as of June 30, 2012; and

  •
  the as adjusted capitalization of Southcross Energy Partners, L.P., as of June 30, 2012, giving effect to:

  •
  the receipt and use of net proceeds of $168.7 million from this offering in the manner described in "Use of Proceeds";

  •
  the entry into and borrowing of $150.0 million under our new credit facility and the use of such borrowings in the manner described in "Use of Proceeds"; and

  •
  the other transactions described in "Summary—Recapitalization Transactions and Partnership Structure."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." This table assumes that the underwriters' option to purchase additional common units is not exercised.

	As of June 30, 2012
	Historical	As Adjusted
	(in thousands)
Cash and cash equivalents	$3,294	$3,294	(3)

Long-Term Debt:
Existing credit facility(1)	214,535	—
New credit facility	—	150,000

Total long-term debt (including current maturities)	214,535	150,000

Redeemable preferred units(2)	18,073	—
Redeemable preferred units—Series B(2)	44,584	—
Redeemable preferred units—Series C(2)	30,059	—
Preferred units(2)	157,841	—
Equity:
Common equity	1,342	—
Common units—public	—	163,530
Common units—Holdings	—	35,520
Subordinated units	—	134,995
General partner equity	—	5,510
Accumulated other comprehensive loss	(264)	—
Accumulated deficit	(29,580)	—

Total equity	(28,502)	339,555

Total capitalization	$436,590	$489,555

(1)
As of September 30, 2012, we had approximately $253.2 million of indebtedness outstanding under our existing credit facility.

(2)
Represents preferred units in Southcross Energy LLC (Holdings), which will remain a part of Holdings' capitalization.

(3)
Reflects cash and cash equivalents after the repayment of $265.0 million of outstanding debt as of the expected closing date of this offering.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2012, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' option to purchase additional common units is not exercised, our net tangible book value was $330.1 million, or $13.24 per unit. Net tangible book value excludes $1.7 million of net intangible assets and $7.8 million of other non-current assets. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Net tangible book value per unit before the offering(1)	$13.35
Decrease in net tangible book value per unit attributable to purchasers in the offering	(0.11)

Less: Pro forma net tangible book value per unit after the offering(2)		13.24

Immediate dilution in tangible net book value per common unit to purchasers in the offering(3)		$6.76

(1)
Determined by dividing the number of units (3,213,713 common units, 12,213,713 subordinated units and the 2.0% general partner interest) held by our general partner and its affiliates, including Holdings, into the net tangible book value of our assets before the offering. Net tangible book value of our assets as of June 30, 2012 was $212.6 million, which is calculated as total assets of $492.5 million less total liabilities of $270.4 million, less net intangible assets of $1.7 million and other non-current assets of $7.8 million.

(2)
Determined by dividing the total number of units to be outstanding after this offering (12,213,713 common units, 12,213,713 subordinated units and the 2.0% general partner interest) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of this offering.

(3)
If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $7.76 and $5.76, respectively.

        The following table sets forth the number of units that we will issue and the total consideration to be contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon the closing of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
	(in thousands)
General partner and affiliates(1)(2)	15,926	63.9%	$176,025	49.4%
Purchasers in the offering	9,000	36.1	180,000	50.6

Total	24,926	100.0%	$356,025	100.0%

(1)
The units acquired by our general partner and its affiliates, including Holdings, consist of 3,213,713 common units, 12,213,713 subordinated units and the 2.0% general partner interest.

(2)
Assumes the underwriters' option to purchase additional common units is not exercised.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and Considerations" below. In addition, please read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical operating results, you should refer to our historical consolidated financial statements and related notes and our Predecessor's historical combined financial statements and related notes included elsewhere in this prospectus.

General

  Rationale for Our Cash Distribution Policy

        Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects our belief that our unitholders will be better served if we distribute, rather than retain, our available cash. Generally, our available cash is the sum of our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

  Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

  •
  Our cash distribution policy may be subject to restrictions on distributions under our new credit facility or other debt agreements entered into in the future. Our new credit facility will contain financial tests and covenants that we must satisfy. These financial tests and covenants are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facility." Should we be unable to satisfy these restrictions or if we are otherwise in default under our new credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those reserves could result in a reduction in cash distributions to our unitholders from the levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders. Our partnership agreement provides that in order for a determination by our general partner to be considered to have been made in good faith, our general partner must subjectively believe that the determination is in our best interests.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders other than in certain limited circumstances where no unitholder approval is required. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by Holdings) after the subordination period has ended. At the closing of this offering, assuming no exercise of the underwriters' option to purchase additional common units, Holdings will own our general partner and approximately 26.3% of our outstanding common units and 100% of our outstanding subordinated units.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of cash that we distribute and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders for a number of reasons, including as a result of increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our general partner will not receive a management fee or other compensation for its management of us. However, under our partnership agreement, we are obligated to reimburse our general partner and its affiliates for all expenses incurred on our behalf. Our partnership agreement provides that our general partner will determine the amount of these reimbursed expenses. For the twelve months ending September 30, 2013, we estimate that these expenses will be approximately $26.3 million, which includes, among other items, compensation expense for all employees required to manage and operate our business.

  •
  If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels." We do not anticipate that we will make any distributions from capital surplus.

  •
  Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

  Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital

        Because we will distribute all of our available cash to our unitholders, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we intend to distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement, and we do not anticipate there being limitations in our new credit facility, on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

        Upon the closing of this offering, the board of directors of our general partner will establish a minimum quarterly distribution of $0.40 per unit per quarter, or $1.60 per unit on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter beginning with the quarter ending December 31, 2012. This equates to an aggregate cash distribution of $10.0 million per quarter, or $40.1 million on an annualized basis, based on the number of common and subordinated units anticipated to be outstanding immediately after the closing of this offering, as well as our 2.0% general partner interest. We will adjust our first distribution for the period from the closing of this offering through December 31, 2012 based on the length of that period. Our ability to make cash distributions equal to the minimum quarterly distribution pursuant to this policy will be subject to the factors described above under "—General—Limitations on Cash Distributions and Our Ability to Change our Cash Distribution Policy."

        To the extent the underwriters exercise their option to purchase additional common units, we will use the net proceeds from that exercise to redeem from Holdings a number of common units equal to the number of common units issued upon such exercise, at a price per common unit equal to the proceeds per common unit before expenses but after deducting underwriting discounts, commissions and structuring fees. Accordingly, the exercise of the underwriters' option will not affect the total number of common units or subordinated units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read "Use of Proceeds."

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest.

        The table below sets forth the number of common and subordinated units and the number of unit equivalents represented by the 2.0% general partner interest that we anticipate will be outstanding immediately following the closing of this offering, and the aggregate distribution amounts payable on those units during the year following the closing of this offering at our minimum quarterly distribution rate of $0.40 per unit per quarter ($1.60 per unit on an annualized basis).

		Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized
Public Common Units	9,000,000	$3,600,000	$14,400,000
Holdings Units:
Common Units	3,213,713	1,285,485	5,141,940
Subordinated Units	12,213,713	4,885,485	19,541,940
LTIP Participants Units(1)	150,000	60,000	240,000
General Partner Interest	498,518	199,407	797,629

Total	25,075,944	$10,030,377	$40,121,509

(1)
Assumes that in connection with the closing of this offering, the board of directors of our general partner will grant 150,000 phantom units with distribution equivalent rights to employees who provide services for us, including executive officers, pursuant to our long-term incentive plan. Please read "Management—Executive Compensation—2012 Long-Term Incentive Plan."

        The subordination period generally will end and all of the subordinated units will convert into an equal number of common units if we have earned and paid at least $1.60 on each outstanding common and subordinated unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2015. The subordination period will automatically terminate and all of the subordinated units will convert into an equal number of common units if we have earned and paid at least $2.40 (150% of the annualized minimum quarterly distribution) on each outstanding common and subordinated unit and the corresponding distributions on our general partner's 2.0% interest and incentive distribution rights for any four consecutive quarter period ending on or after December 31, 2013; provided that we have paid at least the minimum quarterly distribution from operating surplus on each outstanding common unit and subordinated unit for each quarter in that four-quarter period and the corresponding distribution on our general partner's 2.0% interest. Please read the "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except in some circumstances during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units and the corresponding distributions on our general partner's 2.0% interest, we will use this excess available cash to pay any distribution arrearages on the common units related to prior quarters before any cash distribution is made to holders of the subordinated units. Our subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through December 31, 2012 based on the actual length of the period.

        In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $1.60 per unit for the twelve months ending September 30, 2013.

        In those sections, we present two tables, consisting of:

  •
  "Unaudited Pro Forma Cash Available for Distribution," in which we present the amount of cash we would have had available for distribution on a pro forma basis for our fiscal year ended December 31, 2011 and the twelve months ended June 30, 2012, derived from our unaudited pro forma financial data that is included elsewhere in this prospectus, which includes the pro forma effect of the EAI acquisition as if such transaction occurred on January 1, 2011, as adjusted to reflect incremental annual general and administrative expenses associated with being a publicly traded partnership; and

  •
  "Estimated Cash Available for Distribution," which supports our belief that we will be able to generate the sufficient estimated cash available for distribution to pay the minimum quarterly distribution on all units for the twelve months ending September 30, 2013.

 Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve Months Ended June 30, 2012

        If we had completed this offering on January 1, 2011, our unaudited pro forma cash available for distribution would have been approximately $18.0 million for the year ended December 31, 2011. This amount would have been sufficient to pay only 91.0% of the aggregate minimum quarterly distribution on our common units during that period, and we would have not been able to pay any distributions on our subordinated units during that period.

        If we had completed this offering on July 1, 2011, our unaudited pro forma cash available for distribution would have been approximately $21.3 million for the twelve months ended June 30, 2012. This amount would have been sufficient to pay the annualized minimum quarterly distribution of $1.60 per unit on our common units during that period but only 7.8% of the aggregate minimum quarterly distribution on our subordinated units during that period.

        Our unaudited pro forma available cash for the year ended December 31, 2011 and the twelve months ended June 30, 2012 takes into account $2.2 million of incremental annual general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. This amount is an estimate, and our general partner will ultimately determine the actual amount of these incremental annual general and administrative expenses to be reimbursed by us in accordance with our partnership agreement. Incremental annual general and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees, outside director fees and director and officer insurance expenses. These expenses are not reflected in our or our Predecessor's historical financial statements.

        Our estimate of incremental annual general and administrative expenses is based upon currently available information. The adjusted amounts below do not purport to present our results of operations had this offering been completed as of the date indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma available cash only as a general indication of the amount of cash available to pay distributions that we might have generated had we completed this offering on the dates indicated.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2011 and the twelve months ended June 30, 2012, the amount of cash that would have been available for distribution to our unitholders, assuming that this offering had been completed at the beginning of such period. Each of the adjustments reflected or presented below is explained in the footnotes to such adjustments.

Unaudited Pro Forma Cash Available for Distribution

	Year Ended December 31, 2011	Twelve Months Ended June 30, 2012
	(in thousands, except per unit data)
Pro Forma Net Income	$7,476	$12,842
Add:
Depreciation and amortization expense	13,200	14,295
Interest expense, net(1)	6,383	4,514
Loss on extinguishment of debt	3,240	—
Non-cash equity compensation	—	146
Transaction costs(2)	203	—
Income tax expense(3)	261	351

Pro Forma Adjusted EBITDA(4)	$30,763	$32,148
Less:
Incremental annual general and administrative expenses of being a publicly traded partnership(5)	2,200	2,200
Cash interest expense, net of interest income(6)	5,466	3,611
Cash tax expense	272	313
Expansion capital expenditures(7)	140,439	174,338
Maintenance capital expenditures(8)	5,423	5,325
Add:
Management fee(9)	600	600
Borrowings to fund expansion capital expenditures	140,439	174,338

Pro Forma Cash Available for Distribution	$18,002	$21,299

Implied Cash Distribution at the Minimum Quarterly Distribution Rate:
Annualized minimum quarterly distribution per unit	$1.60	$1.60
Distributions to public common unitholders	14,400	14,400
Distributions to Holdings—common units	5,142	5,142
Distributions to Holdings—subordinated units	19,542	19,542
Distributions to LTIP participants(10)	240	240
Distributions to general partner	798	798
Total distributions to unitholders and general partner	$40,122	$40,122

Excess (shortfall)	$(22,120)	$(18,823)

Percent of minimum quarterly distribution payable to common unitholders	91.0%	100.0%
Percent of minimum quarterly distribution payable to subordinated unitholders	—	7.8%

(1)
Represents interest expense with cost of borrowing of 3.5% on the outstanding debt balance of $150.0 million as if we had entered into our new credit facility on January 1, 2011, plus applicable commitment and deferred financing fees, less capitalized interest.

(2)
Represents costs relating to the acquisition of EAI on September 1, 2011.

(3)
Represents Texas state tax on gross margin.

(4)
For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical and

  Pro Forma Financial and Operating Data—Non-GAAP Financial Measures," and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations."

(5)
Represents estimated cash expense associated with being a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees, outside director fees and director and officer insurance expenses.

(6)
Pro forma cash interest paid was reduced by $1.8 million to eliminate the impact of a payment in early January 2011 for interest expense incurred in 2010, and reflects four quarters of cash interest expense, net of interest income.

(7)
Expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or compression capacity to the extent that such capital expenditures are expected to expand our long-term operating capacity or operating income. Expansion capital expenditures have been adjusted by a decrease of $10.2 million and $10.7 million, which represents net changes in amounts outstanding in accounts payable as of December 31, 2011 and June 30, 2012, respectively.

(8)
Maintenance capital expenditures are made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence.

(9)
Represents a fee paid to Charlesbank that will no longer be paid when we become a publicly traded partnership.

(10)
Assumes that in connection with the closing of this offering, the board of directors of our general partner will grant 150,000 phantom units with distribution equivalent rights to employees who provide services for us, including executive officers, pursuant to our long-term incentive plan. Please read "Management—Executive Compensation—2012 Long-Term Incentive Plan."

Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2013

        We forecast that our estimated cash available for distribution for the twelve months ending September 30, 2013 will be approximately $48.1 million. This amount would exceed by $8.0 million the amount needed to pay the total annualized minimum quarterly distribution of $40.1 on all of our common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending September 30, 2013.

        We do not, as a matter of course, make public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated cash available for distribution and related assumptions and considerations set forth below to substantiate our belief that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending September 30, 2013. This forecast is a forward-looking statement and should be read together with our historical consolidated financial statements and the accompanying notes, and our Predecessor's historical combined financial statements and the accompanying notes included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants

with respect to prospective financial information, but, in the view of our management, is substantially consistent with those guidelines and was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate the minimum estimated cash available for distribution necessary to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending September 30, 2013. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither our independent registered public accounting firm nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. They therefore assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of our independent registered public accounting firm included in this prospectus relate to our and our Predecessor's historical financial information, and those reports do not extend to the prospective financial information and should not be read to do so.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under "Risk Factors." Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate the minimum estimated cash available for distribution necessary to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending September 30, 2013.

        We are providing the forecast of estimated cash available for distribution and related assumptions set forth below to supplement our historical consolidated financial statements and our Predecessor's historical combined financial statements in support of our belief that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest, for the twelve months ending September 30, 2013. Please read below under "—Assumptions and Considerations" for further information as to the assumptions we have made for the financial forecast.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. Therefore, the statement that we believe that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units, as well as the corresponding distribution on our 2.0% general partner interest for the twelve months ending September 30, 2013 should not be regarded as a representation by us, the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

Estimated Cash Available For Distribution

	Quarter Ending
					Twelve Months Ending September 30, 2013
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
	(in thousands, except per unit data)
Total Revenue	$177,398	$226,816	$234,888	$239,765	$878,867
Expenses:
Cost of natural gas and liquids sold	153,437	198,158	205,699	210,209	767,503
Operations and maintenance	8,064	9,821	9,967	9,985	37,837
Depreciation and amortization	5,176	5,879	6,045	6,017	23,117
General and administrative(1)	3,491	3,499	3,631	3,660	14,281

Total expenses	170,168	217,357	225,342	229,871	842,738
Income from operations	$7,230	$9,459	$9,546	$9,894	$36,129
Interest expense, net	(1,274)	(1,503)	(1,608)	(1,696)	(6,081)
Income tax expense(2)	(111)	(132)	(135)	(137)	(515)

Net income	$5,845	$7,824	$7,803	$8,061	$29,533

Plus:
Depreciation and amortization	5,176	5,879	6,045	6,017	23,117
Interest expense, net	1,274	1,503	1,608	1,696	6,081
Income tax expense(2)	111	132	135	137	515

Adjusted EBITDA(3)	$12,406	$15,338	$15,591	$15,911	$59,246

Less:
Cash interest expense, net of interest income	(1,061)	(1,385)	(1,490)	(1,578)	(5,514)
Cash tax expense	(111)	(132)	(135)	(137)	(515)
Expansion capital expenditures(4)	(50,485)	(29,595)	(16,433)	(25,208)	(121,721)
Maintenance capital expenditures(5)	(1,405)	(1,405)	(1,155)	(1,155)	(5,120)
Add:
Available cash and borrowings to fund expansion capital expenditures	50,485	29,595	16,433	25,208	121,721
Estimated cash available for distribution	$9,829	$12,416	$12,811	$13,041	$48,097

Implied cash distribution at the minimum quarterly distribution rate:
Annualized minimum quarterly distribution per unit	$0.40	$0.40	$0.40	$0.40	$1.60
Distributions to public common unit holders	3,600	3,600	3,600	3,600	14,400
Distributions to Holdings—common units	1,285	1,285	1,285	1,285	5,142
Distributions to Holdings—subordinated units	4,885	4,885	4,885	4,885	19,542
Distributions to LTIP participants(6)	60	60	60	60	240
Distributions to general partner	$200	$200	$200	$200	$798
Total distribution to our unitholders and general partner	$10,030	$10,030	$10,030	$10,030	$40,122
Excess of cash available for distribution over total annualized minimum quarterly distributions	$(200)	$2,386	$2,781	$3,011	$7,975

(1)
Includes $2.2 million of estimated incremental annual cash expense associated with being a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; outside director fees and director and officer insurance expenses. Excludes any expenses we may incur related to non-cash equity compensation.

(2)
Represents Texas state tax on gross margin.

(3)
For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures," and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations."

(4)
Expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or compression capacity to the extent that such capital expenditures are expected to expand our long-term operating capacity or operating income.

(5)
Maintenance capital expenditures are made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence.

(6)
Assumes that in connection with the closing of this offering, the board of directors of our general partner will grant 150,000 phantom units with distribution equivalent rights to employees who provide services for us, including executive officers, pursuant to our long-term incentive plan. Please read "Management—Executive Compensation—2012 Long-Term Incentive Plan."

Assumptions and Considerations

        Set forth below are the material assumptions that we have made in order to demonstrate our ability to generate the minimum estimated cash available for distribution to pay the total annualized minimum quarterly distribution to all unitholders for the twelve months ending September 30, 2013.

  General considerations and sensitivity analysis

        We currently expect that opportunities to process liquids-rich natural gas in the Eagle Ford shale area, which is served by our South Texas assets, will be the primary driver of our near-term growth. We completed construction and commenced operations in July 2012 of a 200 MMcf/d cryogenic processing plant in Refugio County, Texas, which we refer to as our Woodsboro processing plant, that significantly expands our South Texas processing capacity. We are increasing our NGL capacity by installing our Bonnie View fractionation plant that we expect to be fully operational in November 2012 with capacity of 11,500 Bbl/d. We recently announced an expansion of this capacity by 11,000 Bbl/d to 22,500 Bbl/d through the installation of an additional tower that we expect to be completed in January 2013. In addition, our McMullen pipeline expansion, completed in September 2011, improves our ability to transport liquids-rich gas from producers in the Eagle Ford shale area to Woodsboro. In the first quarter of 2013, we expect to complete a 57-mile pipeline that will bring additional supply of liquids-rich gas from Dewitt and Karnes Counties in the Eagle Ford shale area to our Woodsboro processing plant. These capacity expansions will enable us to gather and process additional volumes of natural gas and fractionate and market more NGLs by commencing deliveries under contracts with producers that have been secured or are nearing expected execution. Accordingly, our forecasted results are not directly comparable with historical periods. We expect that processing and fractionation capacities that are coming on-line at our Woodsboro and Bonnie View plants will enable us to produce greater economic value from larger volumes of liquids-rich natural gas that we process and greater recovery of NGLs from our fractionation operations as compared to our current operations.

        The following tables present the actual capacity of both our pipelines and processing and fractionation plants as of June 30, 2012 and their anticipated capacity as of March 31, 2013. We have elected to present projected information as of March 31, 2013 in order to illustrate our anticipated capacities after we have placed in service the growth capital projects that are expected to increase our distributable cash flow during the forecast period.

	As of June 30, 2012		Expected As of March 31, 2013(1)
	Miles	Approximate Design Capacity (MMcf/d)	Miles		Approximate Design Capacity (MMcf/d)
Pipeline systems
South Texas
Gulf Coast Systems	1,160	405	1,282	(2)	795	(2)
Gregory	266	135	266		135
Conroe	19	50	19		50

South Texas Total	1,445	590	1,567		980
Mississippi	626	345	626		345
Alabama	519	375	519		375

Total Pipelines	2,590	1,310	2,712		1,700

(1)
As reflected in our forecast for the twelve months ending September 30, 2013.

(2)
Includes new DeWitt and Karnes Pipeline extension which is due to be fully in service by February 2013 and the addition of a pipeline acquisition completed in September 2012.

	As of June 30, 2012			Expected As of March 31, 2013(1)
	Approximate Design Capacity (MMcf/d)		Fractionation Capacity (Bbls/d)	Approximate Design Capacity (MMcf/d)	Fractionation Capacity (Bbls/d)
Processing/Fractionation plants
Gregory Processing	135		—	135	—
Gregory Fractionation	—		4,800	—	4,800
Conroe	50		—	50	—
Woodsboro	200	(2)		200
Bonnie View(3)	—		—	—	22,500

Total	385		4,800	385	27,300

(1)
As reflected in our forecast for the twelve months ending September 30, 2013.

(2)
Our Woodsboro processing plant entered service in July 2012.

(3)
The initial phase of the Bonnie View plant is expected to be fully operational in November 2012 with capacity of 11,500 Bbls/d; the second phase is expected to provide an additional 11,000 Bbls/d of capacity and is forecasted to be complete in January 2013.

        This forecast for the twelve months ending September 30, 2013 anticipates that our natural gas supply will come from volumes supplied under existing contracts, from contractual increases in volumes once our capacity expansions are complete, from new contracts we have recently executed and from new supply contracts that we are currently negotiating with existing or new customers. This forecast also includes twelve months of operational results from the EAI and MONCO acquisitions and a full year's benefit from new supply contracts enabled by our McMullen pipeline expansion.

        We estimate that our realized price of natural gas and NGLs for the twelve months ending September 30, 2013 will average $3.86 per MMBtu and $0.81 per gallon, respectively, and represent a decrease of 4.6% and 40.2%, respectively, from the prices that we realized during the year ended December 31, 2011 and an increase/(decrease) of 22.9% and (32.0)%, respectively, from the prices that we realized during the twelve months ended June 30, 2012. These forecasts for the realized price of natural gas and NGLs were derived based upon forward NYMEX natural gas prices as of September 28, 2012 and the projections as of October 4, 2012 of PIRA Energy Group, an international energy consulting firm specializing in global energy market analysis and intelligence, for NGL prices, respectively, as adjusted by management for various discounts or premiums to reflect transportation, quality and regional price adjustments.

        The primary factors that are expected to increase the amount of cash available for distribution during the forecast period compared to historical performance include the growth in transported and processed gas through our systems, an increase in our overall processing capacity which will enable us to capture more economic value from gas entering our system, and the beginning of production of purity NGLs at our Bonnie View fractionation plant. System throughput as well as natural gas and NGL prices are key factors that influence whether the amount of cash available for distribution for the twelve months ending September 30, 2013 will be above or below our forecast. For example, if all other assumptions are held constant, a five percent (5.0%) increase or decrease in volumes across all of our assets above or below forecasted levels would result in a $4.2 million increase or $4.0 million decrease, respectively, in cash available for distribution. A five percent (5.0%) increase or decrease in the price of natural gas above or below forecasted levels would result in a $0.6 million decrease or $0.6 million increase, respectively, in cash available for distribution. This inverse relationship between an increase in natural gas prices and the resulting decrease in cash available for distribution occurs because our processing margins decline as the cost of natural gas entering our processing plants increases. In contrast, our gas sales margins are largely unaffected by changes in natural gas prices because a significant portion of our contracts are fixed fee and fixed spread. A five percent (5.0%) increase or decrease in the price of NGLs below forecasted levels, would result in a $1.8 million increase or decrease in cash available for distribution, respectively. A decrease in forecasted cash flow of greater than $8.0 million would result in our generating less than the minimum cash required to pay distributions during the forecast period.

  Throughput and processing volumes

        We forecast that our average daily throughput of natural gas per day will be 727,577 MMBtu and that we will deliver an average daily volume of 892.9 Mgal of NGLs for the twelve months ending September 30, 2013, compared to an average daily volume of 506,975 MMBtu and 215.5 Mgal, respectively, for the year ended December 31, 2011 and an average daily volume of 573,086 MMBtu and 301.1 Mgal, respectively, for the twelve month period ended June 30, 2012.

        Our forecast for the increase in the daily throughput of natural gas is 220,602 MMBtu, or 43.5%, more than the year ended December 31, 2011, and 154,491 MMBtu, or 27.0%, more than the twelve months ended June 30, 2012. We expect that our South Texas natural gas throughput will average 518,374 MMBtu per day compared to 363,545 MMBtu per day and 382,103 MMbtu per day for the year ended December 31, 2011 and the twelve months ended June 30, 2012, respectively. These increases reflect the impact of new contracts entered into or volume expansion of existing contracts as a result of the McMullen pipeline extension (that was completed in September 2011) and the new DeWitt and Karnes Counties pipeline that is due to be completed in the first quarter of 2013, both of which will provide enhanced access to producers in the Eagle Ford shale area. Of the 136,271 MMBtu per day increase in South Texas volumes compared to the twelve months ended June 30, 2012, approximately 79.7% is expected from existing contracts or contracts being finalized, and 20.3% is expected from contracts currently under negotiation with new and existing customers. Our Mississippi and Alabama natural gas throughput is expected to average 209,203 MMBtu per day for the twelve months ending September 30, 2013 compared to 143,430 MMBtu per day for the year ended December 31, 2011 and 190,983 MMBtu per day for the twelve months ended June 30, 2012. Of the 18,220 MMBtu per day increase in Mississippi and Alabama compared to the twelve months ended June 30, 2012, 19,053 MMBtu per day is due to the benefit of a full year of volume from our EAI acquisition. Without the benefit of the EAI acquisition, we would have expected modest declines in throughput in our Mississippi and Alabama business due to our assumption that gas supply in areas utilizing conventional drilling in Mississippi and Alabama is expected to show a slight decline in volume for the twelve months ending September 30, 2013 compared to the year ended December 31, 2011 and twelve months ended June 30, 2012.

        The table below outlines the components of our estimated NGL volumes for the twelve months ending September 30, 2013 compared to the actual volumes for the year ended December 31, 2011 and the twelve months ended June 30, 2012.

	Average Daily Volumes of NGLs Delivered (in Mgal)
	Historical		Forecasted
	Year Ended December 31, 2011	Twelve Months Ended June 30, 2012	Twelve Months Ending September 30, 2013
Woodsboro plant/Bonnie View plant	—	—	682.6
Existing facilities (including Formosa)	215.5	301.1	210.3

Total	215.5	301.1	892.9

        Our average volume of NGLs delivered per day is expected to be 892.9 Mgal for the twelve months ending September 30, 2013, an increase of 314.3% compared to 215.5 Mgal for the year ended December 31, 2011, and an increase of 196.5% compared to 301.1 Mgal for the twelve months ended June 30, 2012. This increase will be driven primarily by four factors: (i) our new 200 MMcf/d Woodsboro processing plant that began operations in July 2012, which significantly increases our processing capacity; (ii) new sources of gas from the Eagle Ford shale area entering our McMullen pipeline extension and our DeWitt and Karnes Counties pipeline which is expected to be completed in the first quarter of 2013 that we expect to process at our Woodsboro processing plant; (iii) greater fractionation capacity arising from our Bonnie View fractionation plant as compared to our contracted capacity at the Formosa plant; and (iv) incremental NGL volumes from existing sources of gas that will be transferred to our Woodsboro processing plant where we will realize a larger volume of NGLs produced per equivalent Mcf than under our contract at the Formosa plant that will expire in January 2013.

  Revenue

        We estimate that we will generate total revenue of $878.9 million for the twelve months ending September 30, 2013, compared to $523.1 million for the year ended December 31, 2011 and $502.0 million for the twelve months ended June 30, 2012. The expected increase of $376.9 million, or 75.1%, compared to the twelve months ended June 30, 2012 primarily relates to higher expected natural gas and NGL volumes, offset partially by lower NGL prices on our systems as described above.

  Cost of natural gas and NGLs sold

        We estimate that the cost of natural gas and NGLs sold for the twelve months ending September 30, 2013 will be $767.5 million, compared to $460.6 million for the year ended December 31, 2011 and $429.7 million for the twelve months ended June 30, 2012. The expected increase of $337.8 million, or 78.6%, compared to the twelve months ended June 30, 2012 is primarily due to expected higher natural gas and NGL volumes on our systems, partially offset by lower NGL prices, as further described above.

  Gross operating margin

        We estimate that we will generate gross operating margin of $111.4 million for the twelve months ending September 30, 2013, compared to $62.6 million for the year ended December 31, 2011 and $72.3 million for the twelve months ended June 30, 2012. The table below outlines the components of our estimated and actual gross operating margin for the twelve months ending September 30, 2013, the year ended December 31, 2011 and the twelve months ended June 30, 2012.

	Historical				Forecasted
	Year Ended December 31, 2011		Twelve Months Ended June 30, 2012		Twelve Months Ending September 30, 2013
	Gross Operating Margin	Percent of Total Gross Operating Margin	Gross Operating Margin	Percent of Total Gross Operating Margin	Gross Operating Margin	Percent of Total Gross Operating Margin
	(in thousands)		(in thousands)		(in thousands)
Fixed-fee	$32,340	51.7%	$41,142	56.9%	$59,390	53.3%
Fixed-spread	12,204	19.6	13,006	18.0	28,046	25.2
POP-floor(1)	2,340	3.7	1,743	2.4	334	0.3

Sub-total	$46,884	75.0%	$55,891	77.3%	$87,770	78.8%
POP	4,339	6.9	4,432	6.1	21,684	19.5
POP-upgrade(2)	11,346	18.1	11,997	16.6	1,910	1.7

Total	$62,569	100.0%	$72,320	100.0%	$111,364	100.0%

(1)
Represents that portion of gross operating margin under the processing arrangement with Formosa that is derived on a fixed-spread basis. For more information about our contract with Formosa, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Operations—Percent-of-Proceeds."

(2)
Represents that portion of gross operating margin under the processing arrangement with Formosa that is derived from a fixed percentage of the value of the NGLs delivered and the residue gas. This margin will vary with the relative prices of NGLs and natural gas and is not realized when the price of NGLs is low relative to the price of natural gas.

        We estimate that our forecasted increase of 43.1% in natural gas volumes for the twelve months ending September 30, 2013, compared to the twelve months ended June 30, 2012 will result in higher margins for those contracts that are not price sensitive of $81.2 million for the forecast period, as compared to $55.9 million for the twelve months ended June 30, 2012. The addition of the 200 MMcf/d Woodsboro processing plant will increase both our absolute margins through the significantly higher processing capacity, which enables us to handle new sources of liquids-rich natural gas that is being supplied to our pipeline system, and the percentage contribution of our processing contracts to our total margin. As the volume at our Woodsboro processing plant increases, we will reduce the amount of natural gas sent to Formosa for processing and, therefore, reduce the margins related to our Formosa contract (POP floor and POP upgrade) and increase our POP margins. Our ability to process more gas through our Woodsboro processing plant, the retention of a greater portion of the processing margins in the forecast period from our NGL production and the impact of the Bonnie View fractionation plant are the primary drivers for our estimated POP margins of $21.8 million for the twelve months ending September 30, 2013, compared to $4.3 million for the year ended December 31, 2011 and $4.4 million for the twelve months ended June 30, 2012. As we bring additional new supplies of natural gas to our Woodsboro processing plant by adding pipeline capacity during the first quarter of 2013, we expect to increase both our fixed fee and POP margins.

  Operations and maintenance expense

        We forecast operations and maintenance expenses of $37.8 million for the twelve months ending September 30, 2013 compared to $24.7 million for the year ended December 31, 2011 and $30.0 million for the twelve months ended June 30, 2012. We anticipate continuation of our historical level of these expenses, adjusted for the timing of pipeline integrity costs and inflation, in the forecast period, with added expenses for the operation of incremental assets including our Woodsboro and Bonnie View plants.

	Historical		Forecasted
	Year Ended December 31, 2011	Twelve Months Ended June 30, 2012	Twelve Months Ending September 30, 2013
	(in thousands)
Woodsboro processing plant	$—	$691	$8,028
Bonnie View fractionation plant	—	—	2,266
EAI acquisition	1,228	2,824	3,714
Other	23,479	26,478	23,829

Total	$24,707	$29,993	$37,837

  General and administrative expense

        We estimate that G&A expense for the twelve months ending September 30, 2013 will be $14.3 million, compared to $8.9 million for the year ended December 31, 2011 and $10.3 million for the twelve months ended June 30, 2012. This increase will be primarily attributable to the estimated $2.2 million of incremental annual G&A expense that we expect to incur as a result of being a publicly traded partnership, as well as increased wages and benefits associated with additional personnel hired as part of our growth plans and additional infrastructure required to construct and manage additional assets. G&A expense is comprised primarily of fixed costs and is not expected to vary significantly with increases or decreases in revenue or gross operating margin. G&A expense for the year ended December 31, 2011 and the twelve months ended June 30, 2012 includes a management fee of $50,000 per month that we paid to Charlesbank. Following the completion of this offering, we will no longer be required to pay this fee to Charlesbank.

  Depreciation and amortization expense

        We estimate that depreciation and amortization expense for the twelve months ending September 30, 2013 will be $23.1 million compared to $12.3 million for the year ended December 31, 2011 and $14.1 million for the twelve months ended June 30, 2012. Estimated depreciation expense is based on depreciable asset lives and depreciation methodologies consistent with our historical practice. The increase in depreciation expense is expected to be primarily attributable to additional depreciation associated with capital projects that were completed in 2011 and the first nine months of 2012 or that we expect to place in service during the twelve months ending September 30, 2013. Depreciation expenses are derived from asset value and useful life, and therefore are not expected to vary with increases or decreases in revenue and gross operating margin.

  Capital expenditures

        We estimate that total capital expenditures for the twelve months ending September 30, 2013 will be $126.8 million compared to $156.0 million for the year ended December 31, 2011 and $190.4 million for the twelve months ended June 30, 2012. Our estimate is based on the following assumptions:

  •
  We estimate that maintenance capital expenditures for the twelve months ending September 30, 2013 will total $5.1 million, compared to $5.3 million for the year ended December 31, 2011 and $5.3 million for the twelve months ended June 30, 2012.

  •
  We estimate that growth capital expenditures for the twelve months ending September 30, 2013 will be $121.7 million, compared to $150.7 million for the year ended December 31, 2011 and $185.1 million for the twelve months ended June 30, 2012. These expenditures are comprised of growth capital projects that we anticipate pursuing during the forecast period. Once fully in service, we expect that the first four projects listed below will add $19.4 million in gross operating margin on an annualized basis as of the end of the forecast period, of which $10.9 million in gross operating margin is reflected in this forecast. The fifth and sixth projects listed below are not due to be completed until the fourth quarter 2013 or later and will have no material impact on gross operating margin during the forecast period. The capital projects that we expect to undertake in our forecast period include:

  •
  constructing 57 miles of new pipeline to bring additional supply from DeWitt and Karnes Counties in the Eagle Ford shale area to our Woodsboro processing plant;

  •
  constructing a lateral pipeline in Karnes County to bring additional supplies of liquids-rich gas to our Woodsboro processing plant;

  •
  increasing the capacity of our Bonnie View fractionation plant by 11,000 Bbl/d;

  •
  enhancing efficiency of recovery of NGLs at our Woodsboro processing plant;

  •
  constructing new facilities to increase our capacity to produce and market NGLs and transport purity NGL products for our customers; and

  •
  beginning construction of a second processing plant at Woodsboro along with additional pipelines to provide incremental gas supply.

  Financing

        We estimate that interest expense will be approximately $6.1 million (including approximately $0.5 million in non-cash interest expense related to deferred financing fees) for the twelve months ending September 30, 2013, compared to approximately $5.4 million for the year ended December 31, 2011 and $5.7 million for the twelve months ended June 30, 2012. Our estimate of interest expense for the forecast period is based on the following assumptions:

  •
  We will have debt outstanding under our new credit facility as of the closing of this offering of $150.0 million; and

  •
  We will have average outstanding borrowings during the forecast period of $196.4 million, including borrowings to finance our expansion capital expenditures, with an assumed weighted average effective interest rate of approximately 3.1%. This effective interest rate is lower than our expected cost of borrowing of 3.5% due to the level of capitalized interest that we expect to incur.

  Regulatory, Industry and Economic Factors

        Our forecast for the twelve months ending September 30, 2013 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  There will not be any new federal, state or local regulation of the midstream energy sector, or any new interpretation of existing regulations, that will be materially adverse to our business.

  •
  There will not be any major adverse change in the midstream energy sector, commodity prices, capital or insurance markets or general economic conditions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

  General

        Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through December 31, 2012 based on the actual length of the period.

  Definition of Available Cash

        Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

  •
  less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

  •
  provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs);

  •
  comply with applicable law, any of our debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

  •
  plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

        The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

  Intent to Distribute the Minimum Quarterly Distribution

        We intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Credit Facility" for a discussion of the restrictions to be included in our new credit facility that may restrict our ability to make distributions.

  General Partner Interest and Incentive Distribution Rights

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions will be reduced if we issue additional limited partner units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $0.46 per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any limited partner units that it owns. Please see "—General Partner Interest and Incentive Distribution Rights" for additional information.

Operating Surplus and Capital Surplus

  General

        All cash distributed to unitholders will be characterized as either being paid from "operating surplus" or "capital surplus." We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

        Operating Surplus    We define operating surplus as:

  •
  $35.0 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid on equity issued, other than equity issued in this offering, to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions (including incremental distributions on incentive distribution rights) paid on equity issued, other than equity issued in this offering, to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

  •
  all of our operating expenditures (as defined below) after the closing of this offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $35.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of ordinary course asset retirements or replacements, (iv) capital contributions received and (v) corporate reorganizations or restructurings.

        We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses to our general partner, maintenance capital expenditures (as discussed in further detail below), interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), director, officer and employee compensation, repayment of working capital borrowings and non-pro rata repurchases of our units; provided, however, that operating expenditures will not include:

  •
  repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

  •
  distributions to our partners;

  •
  repurchases of our units, other than repurchases to satisfy obligations under employee benefit plans or reimbursement of expenses of our general partner for purchases of units to satisfy obligations under employee benefit plans; or

  •
  any other expenditures or payments using the proceeds of this offering that are described in "Use of Proceeds."

        Capital Surplus    Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

  Characterization of Cash Distributions

        Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence.

        Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred, and distributions on equity issued, to finance the construction of such capital improvement and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity or operating income.

        Capital expenditures that are made in part for maintenance capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

  General

        Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.40 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

  Subordination Period

        Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day of any quarter beginning after December 31, 2015 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $1.60 (the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded (i) the sum of $1.60 (the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and (ii) the corresponding distribution on our 2.0% general partner interest; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

  Early Termination of Subordination Period

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day of any quarter beginning after December 31, 2013 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $2.40 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $2.40 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted weighted average basis and (ii) the distributions made on our 2.0% general partner interest and the incentive distribution rights;

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

  Expiration of the Subordination Period

        When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately and automatically convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

  Definition of Adjusted Operating Surplus

        Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods pursuant to the third bullet point above; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest at any time without the approval of any person.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

        then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.46 per unit for that quarter (the "first target distribution");

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.50 per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.60 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution Per Unit Target Amount." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2.0% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.40	98.0%	2.0%
First Target Distribution	$0.40 up to $0.46	98.0%	2.0%
Second Target Distribution	above $0.46 up to $0.50	85.0%	15.0%
Third Target Distribution	above $0.50 up to $0.60	75.0%	25.0%
Thereafter	above $0.60	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the Conflicts Committee, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner's interest in us immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.65.

			Marginal Percentage Interest In Distributions			Quarterly Distributions per Unit Following Hypothetical Reset
	Quarterly Distribution per Unit Prior to Reset		Unitholders	2% General Partner Interest	Incentive Distribution Rights
Minimum Quarterly Distribution		$0.40	98.0%	2.0%		$0.6500
First Target Distribution	$0.40	up to $0.46	98.0%	2.0%		up to $0.7475	(1)
Second Target Distribution	above $0.46	up to $0.50	85.0%	2.0%	13.0%	above $0.7475	(1),
						up to $0.8125	(2)
Third Target Distribution	above $0.50	up to $0.60	75.0%	2.0%	23.0%	above $0.8125	(2),
						up to $0.9750	(3)
Thereafter		above $0.60	50.0%	2.0%	48.0%	above $0.9750	(3)

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 24,427,425 common units outstanding, our general partner has maintained its 2.0% general partner interest and the average distribution to each common unit would be $0.65 for the two quarters prior to the reset. For the purpose of the following table, the 150,000 phantom units with distribution equivalent rights that are expected to be granted to employees in connection with this offering will be treated as common units.

			Cash Distribution To General Partner Prior To Reset
		Cash Distributions to Common Unitholders Prior to Reset
	Quarterly Distribution per Unit Prior to Reset		2% General Partner Interest	Incentive Distribution Rights	Total	Total Distributions
	(dollars in thousands, except per unit amounts)
Minimum Quarterly Distribution	$0.40	$9,830	$200	$—	$200	$10,030
First Target Distribution	$0.40 up to $0.46	1,475	30	—	30	1,505
Second Target Distribution	above $0.46 up to $0.50	983	24	150	174	1,157
Third Target Distribution	above $0.50 up to $0.60	2,458	66	754	820	3,277
Thereafter	above $0.60	1,229	49	1,180	1,229	2,458

		$15,975	$369	$2,084	$2,453	$18,428

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be 27,633,241 common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $0.65. The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $2.1 million, by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.65. For the purpose of the following table, the 150,000 phantom units with distribution equivalent rights that are expected to be granted to employees in connection with this offering will be treated as common units.

				Cash Distribution To General Partner After Reset
			Cash Distributions to Common Unitholders After Reset
	Quarterly Distribution per Unit After Reset			Common Units Issued as a Result of the Reset	2% General Partner Interest	Incentive Distribution Rights	Total	Total Distributions
	(dollars in thousands, except per unit amounts)
Minimum Quarterly Distribution		$0.6500	$15,975	$2,084	$369	—	$2,453	$18,428
First Target Distribution	$0.6500	up to $0.7475
Second Target Distribution	above $0.7475	up to $0.8125
Third Target Distribution	above $0.8125	up to $0.9750
Thereafter		above $0.9750

			$15,975	$2,084	$369	—	$2,453	$18,428

        Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

  How Distributions from Capital Surplus Will Be Made

        We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, as if they were from operating surplus.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

  Effect of a Distribution from Capital Surplus

        Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50.0% being paid to the unitholders, pro rata, and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume that our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the number of common units into which a subordinated unit is convertible;

  •
  target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of general partner units comprising the general partner interest; and

  •
  the per unit arrearage in payment of the minimum quarterly distribution on the common units.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

  General

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

  Manner of Adjustments for Gain

        The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence;

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

  Manner of Adjustments for Losses

        If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

  •
  first, 98.0% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

  Adjustments to Capital Accounts

        Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners' capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders' capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table presents as of the dates and for the periods indicated our selected historical and pro forma consolidated financial and operating data, as well as the selected historical combined financial and operating data of our Predecessor.

        The selected historical combined financial data for the period from January 1, 2009 to July 31, 2009 is derived from the audited historical combined financial statements of our Predecessor included elsewhere in this prospectus. The selected historical combined balance sheet data as of July 31, 2009 is derived from the unaudited historical combined financial statements of our Predecessor that are not included in this prospectus. The selected historical consolidated balance sheet data presented as of December 31, 2009 of Southcross Energy LLC is derived from the audited historical consolidated financial statements of Southcross Energy LLC that are not included in this prospectus. The selected historical consolidated financial data presented as of December 31, 2010 and December 31, 2011 and for the period from June 2, 2009 (date of inception) to December 31, 2009 and for the years ended December 31, 2010 and December 31, 2011 have been derived from the audited historical consolidated financial statements of Southcross Energy LLC included elsewhere in this prospectus. The selected historical consolidated financial data presented as of June 30, 2012 and for the six months ended June 30, 2011 and June 30, 2012 are derived from our unaudited historical condensed financial statements included elsewhere in this prospectus. We acquired our initial assets from Crosstex effective as of August 1, 2009. During the period from our inception on June 2, 2009 to July 31, 2009, we had no operations although we incurred certain fees and expenses of approximately $3.0 million associated with our formation and the acquisition of our initial assets from Crosstex, which are reflected in the "Transaction costs" line item of our selected historical consolidated financial data for the period from June 2, 2009 (date of inception) to December 31, 2009.

        The selected pro forma consolidated financial data for the six months ended June 30, 2012 and for the year ended December 31, 2011 have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The selected pro forma consolidated statement of operations for the year ended December 31, 2011 includes the pro forma effects of the EAI acquisition and the pro forma effects of the recapitalization transactions described under "Summary—Recapitalization Transactions and Partnership Structure" as if the EAI acquisition and the recapitalization transactions occurred as of January 1, 2011. The selected pro forma consolidated statement of operations for the six months ended June 30, 2012 presents the pro forma effects of the recapitalization transactions as if they occurred as of January 1, 2011.

        For a detailed discussion of the following table, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following table should also be read in conjunction with the historical audited and unaudited consolidated financial statements and related notes of Southcross Energy LLC and our Predecessor's audited combined financial statements and related notes included elsewhere in this prospectus. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the information below.

	Southcross Energy Predecessor						Pro Forma Southcross Energy Partners, L.P.
		Southcross Energy LLC

		Period from June 2, 2009 to December 31,	Year Ended December 31,
	Period from January 1, 2009 to				Six Months Ended June 30,			Six Months Ended June 30, 2012
							Year Ended December 31, 2011
	July 31, 2009	2009	2010	2011(3)	2011	2012
	(in thousands, except for volume and price amounts)
Statement of Operations Data:
Total Revenue	$330,870	$206,634	$498,747	$523,149	$247,489	$226,319	$548,152	$226,319
Expenses:
Cost of natural gas and liquids sold	301,368	179,045	439,431	460,580	217,125	186,204	479,376	186,204
Operations and maintenance	10,648	7,847	21,106	24,707	10,293	15,579	28,701	15,579
Depreciation and amortization	7,268	4,235	10,987	12,345	5,602	7,338	13,200	7,338
General and administrative	9,788	3,225	7,341	8,926	4,227	5,636	9,312	5,636
Transaction costs	—	2,957	149	203	—	—	203	—

Total expenses	329,072	197,309	479,014	506,761	237,247	214,757	530,792	214,757

Income from operations	1,798	9,325	19,733	16,388	10,242	11,562	17,360	11,562
Interest income	—	9	25	24	15	4	24	4
Loss on extinguishment of debt	—	—	—	(3,240)	(3,240)	—	(3,240)	—
Interest expense	—	(4,554)	(10,038)	(5,372)	(2,817)	(3,135)	(6,407)	(1,726)
Income tax expense	(77)	(372)	(1)	(261)	(166)	(256)	(261)	(256)

Net income	$1,721	$4,408	$9,719	$7,539	$4,034	$8,175	$7,476	$9,584

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$4,955	$10,164	$25,493	$20,007	$10,402	$12,244
Investing activities	(791)	(238,339)	(5,231)	(144,602)	(37,174)	(71,603)
Financing activities	(4,164)	233,899	(5,663)	105,684	47,545	61,241
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$5,724	$20,323	$1,412	$41,096	$3,294
Trade accounts receivable	50,707	39,956	35,059	41,234	33,696	30,462
Property, plant, and equipment, net	111,645	235,065	229,309	369,861	275,120	448,367
Total assets	167,503	287,808	289,643	420,385	353,543	492,469
Total debt (current and long term)	—	119,949	115,000	208,280	150,125	214,535
Other Financial Data:
Adjusted EBITDA(1)	$9,236	$16,517	$30,869	$28,936	$12,604	$19,046	$30,763	$19,046
Gross operating margin(2)	29,502	27,589	59,316	62,569	30,364	40,115	68,776	40,115
Maintenance capital expenditures	565	3,025	3,402	5,317	1,728	1,736	5,423	1,736
Expansion capital expenditures	250	1,669	1,843	150,669	49,685	84,080	150,669	84,080
Operating data:
Average throughput of gas (MMBtu/d)	592,243	492,350	471,265	506,975	446,271	576,404	532,746	576,404
Average volume of NGLs delivered (Mgal/d)	241.8	225.5	233.4	215.5	207.2	377.8	215.5	377.8
Average volume input to our processing plants (MMBtu/d)	100,596	96,135	95,336	97,028	84,462	123,234	97,028	123,234
Realized prices on natural gas volumes sold/Btu ($/MMBtu)	$3.95	$3.97	$4.42	$4.05	$4.27	$2.48	$4.07	$2.48
Realized prices on NGL volumes sold/gal ($/gal)	$0.69	$1.01	$1.10	$1.35	$1.25	$0.98	$1.35	$0.98

(1)
For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures," and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations."

(2)
For a definition of gross operating margin and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures," and for a discussion of how we use gross operating margin to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations."

(3)
The Summary Historical Financial and Operating Data for the year ended December 31, 2011 includes four months of financial and operating results for the EAI acquisition.

Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measures of Adjusted EBITDA and gross operating margin. We provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures as calculated and presented in accordance with GAAP.

  Adjusted EBITDA

        We define Adjusted EBITDA as net income:

  •
  Plus:

  •
  Interest expense;

  •
  Income tax expense;

  •
  Depreciation and amortization expense;

  •
  Certain non-cash charges such as non-cash equity compensation;

  •
  Unrealized losses on commodity derivative contracts; and

  •
  Selected charges / transaction costs that are unusual or non-recurring.

  •
  Less:

  •
  Interest income;

  •
  Income tax benefit;

  •
  Unrealized gains on commodity derivative contracts; and

  •
  Selected gains that are unusual or non-recurring.

        Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and lenders, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

        The economic rationale behind management's use of Adjusted EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, performance measures calculated in accordance with GAAP. Some of these limitations are:

  •
  certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure;

  •
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

  •
  our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

        Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management's decision-making process.

        The following table presents a reconciliation of Adjusted EBITDA to net cash flows provided by operating activities and net income for each of the periods indicated:

	Southcross Energy Predecessor						Pro Forma Southcross Energy Partners, L.P.
		Southcross Energy LLC

		Period from June 2, 2009 to December 31,	Year Ended December 31,		Six Months Ended June 30,
	Period from January 1, 2009 to							Six Months Ended June 30, 2012
							Year Ended December 31, 2011
	July 31, 2009	2009	2010	2011	2011	2012
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Cash Flows Provided by Operating Activities and Net Income
Net cash flows provided by operating activities	$4,955	$10,164	$25,493	$20,007	$10,402	$12,244
Add (deduct):
Depreciation and amortization expense	(7,268)	(4,235)	(10,987)	(12,345)	(5,602)	(7,338)
Compensation expense under accrued liability awards	—	—	—	—	—	(146)
Loss on extinguishment of debt	—	—	—	(3,240)	(3,240)	—
Deferred financing fees amortization	—	(897)	(2,158)	(882)	(540)	(624)
Gain on sales of plant, property and equipment	—	—	13	522	522	—
Unrealized derivatives loss	(170)	—	—	(21)	(84)	(222)
Realized gains on cash flow hedge	823	—	—	—	—	—
Accounts receivable	1,293	39,956	(4,897)	2,806	(1,363)	(10,772)
Accrued sales	(32,347)				—	—
Prepaid expenses and other	1,464	833	(560)	497	(378)	(617)
Other non-current assets	—	534	(158)	2,155	38	1,217
Accounts payable	(920)	(38,933)	3,836	(2,759)	1,915	13,212
Accrued cost of sales	32,542	—	—	—	—	—
Interest payable	—	(197)	(1,582)	1,755	1,571	1
Accrued expenses and other liabilities	2,174	(2,817)	719	(809)	793	1,220
Commodity assets and liabilities	(825)	—	—	(147)	—	—

Net Income	$1,721	$4,408	$9,719	$7,539	$4,034	$8,175	$7,476	$9,584

Add:
Depreciation and amortization expense	7,268	4,235	10,987	12,345	5,602	7,338	13,200	7,338
Interest expense	—	4,554	10,038	5,372	2,817	3,135	6,407	1,726
Unrealized gain (loss) on commodity derivatives	170	—	—		—	—	—	—
Loss on extinguishment of debt	—	—	—	3,240	—	—	3,240	—
Compensation expense under accrued liability awards	—	—	—	—	—	146	—	146
Transaction costs	—	2,957	149	203	—	—	203	—
Income tax expense	77	372	1	261	166	256	261	256
Less:
Interest income	—	9	25	24	15	4	24	4

Adjusted EBITDA	$9,236	$16,517	$30,869	$28,936	$12,604	$19,046	$30,763	$19,046

  Gross Operating Margin

        We define gross operating margin as the sum of all revenues less the cost of natural gas and NGLs sold. Gross operating margin is used as a supplemental performance measure by our management to compare the net contribution of all of our contracts, particularly comparing the net contribution of fixed-spread and percent-of-proceeds contracts which record both revenue and costs compared to our fee based business which records revenue only. Gross operating margin reflects the net contribution to income of our contracts before the costs associated with operating and maintaining the system and general and administrative expenses. As an indicator of our operating performance, gross operating margin should not be considered an alternative to, or more meaningful than net income as determined in accordance with GAAP. Our gross operating margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross operating margin in the same manner. The following table presents a reconciliation of gross operating margin to net income for each of the periods indicated:

	Southcross Energy Predecessor						Pro Forma Southcross Energy Partners, L.P.
		Southcross Energy LLC

		Period from June 2, 2009 to December 31,	Year Ended December 31,		Six Months Ended June 30,
	Period from January 1, 2009 to							Six Months Ended June 30, 2012
							Year Ended December 31, 2011
	July 31, 2009	2009	2010	2011	2011	2012
	(in thousands)
Reconciliation of Gross Operating Margin to Net Income
Net Income	$1,721	$4,408	$9,719	$7,539	$4,034	$8,175	$7,476	$9,584
Add:
Income tax expense	77	372	1	261	166	256	261	256
Interest expense	—	4,554	10,038	5,372	2,817	3,135	6,407	1,726
Loss on extinguishment of debt	—	—	—	3,240	3,240	—	3,240	—
Transaction costs	—	2,957	149	203	—	—	203	—
General and administrative expense	9,788	3,225	7,341	8,926	4,227	5,636	9,312	5,636
Depreciation and amortization expense	7,268	4,235	10,987	12,345	5,602	7,338	13,200	7,338
Operations and maintenance expense	10,648	7,847	21,106	24,707	10,293	15,579	28,701	15,579
Less:
Interest income	—	9	25	24	15	4	24	4

Gross operating margin	$29,502	$27,589	$59,316	$62,569	$30,364	$40,115	$68,776	$40,115

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations of Southcross Energy Partners, L.P. and its subsidiaries in conjunction with the historical consolidated financial statements and related notes of Southcross Energy LLC and the historical combined financial statements and related notes of our Predecessor included elsewhere in this prospectus. Among other things, those financial statements and the related notes include more detailed information regarding the basis of presentation for the following information.

Overview

        We are a growth-oriented limited partnership that was formed by members of our management team and Charlesbank to own, operate, develop and acquire midstream energy assets. We provide natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services for our producer customers, primarily under fixed-fee and fixed-spread contracts, and we also source, purchase, transport and sell natural gas and NGLs to our power generation, industrial and utility customers primarily under fixed-spread contracts. Our assets are located in South Texas, Mississippi and Alabama. Our South Texas assets which consisted of approximately 1,445 miles of pipeline, three natural gas processing plants and one fractionation plant as of June 30, 2012, accounted for approximately 78.7% of our revenue for the six months ended June 30, 2012, operate in or within close proximity to the Eagle Ford shale region, which has experienced a strong increase in investment and drilling activity by exploration and production companies in recent years. Based on industry data compiled by Smith Bits, a subsidiary of Smith International, Inc., approximately 14.4% of all drilling rigs in the United States were operating in the Eagle Ford shale region as of September 7, 2012. We expect this heightened Eagle Ford shale activity, as well as activity in the frequently overlying Olmos tight sand formation, will result in higher throughput on our South Texas systems and opportunities to expand our asset base over the next several years. Our Mississippi and Alabama assets, which consist of approximately 626 and 519 miles of pipeline, respectively, are strategically positioned to provide transportation of natural gas to our power generation, industrial and utility customers as well as to unaffiliated interstate pipelines. We expect to grow our business and distributable cash flow by expanding the capacity and utilization of our assets and by making selective acquisitions, such as our acquisition in September 2011 of Enterprise Alabama Intrastate, LLC, or EAI, an intrastate pipeline and gathering system in Alabama, from a subsidiary of Enterprise Products Partners L.P.

Our Operations

        Our integrated operations provide a full range of complementary services from wellhead to market, including gathering natural gas at the wellhead, treating natural gas to meet downstream pipeline and customer quality standards, processing natural gas to separate the NGLs from the natural gas, fractionating the resulting NGLs into the various components and selling or delivering pipeline quality natural gas and NGLs to various industrial and energy markets as well as interstate pipeline systems. Through our network of pipelines, we provide the means of connecting our suppliers of natural gas to our customers, which include local distribution companies, or LDCs, and industrial, commercial and power generation customers.

        Our results are determined primarily by the volumes of natural gas we gather and process, the efficiency of our processing plants and fractionation plant, the commercial terms of our contractual arrangements and natural gas and NGL prices. We manage our business to attempt to maximize the gross operating margin we earn from contracts balanced against any risks we assume in our contracts. Our contracts vary in duration from one month to ten years and the pricing under our contracts varies depending upon several factors, including our competitive position, our acceptance of any risk associated with a longer-term contract and our desire to recoup over the term of the contract any capital expenditures that we are required to incur in order to connect a counterparty to our pipeline system. We gather, process, transport and sell natural gas and fractionate and sell NGLs primarily pursuant to the following arrangements:

  •
  Fixed-Fee.  We receive a fixed fee per unit of natural gas volume that we gather at the wellhead, process, treat, compress and transport or per unit of NGL volume that we fractionate. Some of our arrangements also provide for a fixed fee for guaranteed transportation capacity on our systems.

  •
  Fixed-Spread.  Under these arrangements, we purchase natural gas and NGLs from producers or suppliers at receipt points on our systems at an index price less a fixed price and sell these volumes of natural gas and NGLs at delivery points on our systems at the same index price, plus or minus a fixed price differential. By entering into such back-to-back purchases and sales, we are able to lock in a fixed spread on these transactions and not incur risk on the commodity prices of natural gas and NGLs.

  •
  Percent-of-Proceeds ("POP").  In exchange for our processing services, we remit to a producer customer a percentage of the proceeds from our sales of residue natural gas and/or NGLs that result from our natural gas processing, or in some cases, a percentage of the physical natural gas and/or NGLs at the tailgate of our processing plant, and we retain the balance of the proceeds or physical commodity for our own account. These arrangements are typically combined with fixed fees for processing volumes and, therefore, represent only a portion of a processing contract's value. We are subject to direct commodity price risk from these arrangements, other than the POP floor element of our Formosa arrangement discussed below, because the revenues we receive from these contracts directly correlate with the fluctuating price of natural gas and NGLs. We are also subject to operating risk to the extent we may guarantee a certain level of recovery of NGLs. On our Gulf Coast Systems, we arrange for other parties to process natural gas on our behalf. The most significant of these arrangements is with Formosa Hydrocarbons Company, Inc., or Formosa, which is an affiliate of Formosa Plastics Corporation, U.S.A. Our processing contract with Formosa entitles us to the greater of (1) a fixed percentage of the value of the NGLs resulting from processing plus 100% of the value of the residue natural gas (an "upgrade" percent-of-proceeds payment) and (2) the value of the unprocessed volume of natural gas priced relative to the same index prices pursuant to which we acquired the natural gas (a "floor" percent-of-proceeds payment). This contract structure insulates us from the exposure to scenarios in which the price we pay for the unprocessed natural gas exceeds the price of the NGL stream resulting from Formosa's processing activities and the residue natural gas, while preserving for us the opportunity to generate attractive processing economics when the relative commodity prices favor processing. Upon expiration of the Formosa processing arrangement in January 2013, our Woodsboro processing plant will process the majority of the natural gas from the Gulf Coast Systems.

        We assess gross operating margin opportunities across our integrated value stream, so that processing margins may be supplemented by gathering and transportation fees and opportunities to sell residue gas at a fixed spread. Gross operating margin earned under fixed-fee and fixed-spread arrangements is directly related to the volume of natural gas that flows through our systems and is not directly dependent on commodity prices. A sustained decline in commodity prices could result in a decline in volumes entering our system and, thus, a decrease in gross operating margin for our fixed-fee and fixed-spread arrangements. These arrangements provide stable cash flows but minimal, if any, upside in higher commodity price environments. Our fixed-spread contracts expose us to commodity price risk, as we are unable to balance exactly the purchase and sale of natural gas on an aggregate basis across all of our systems. We purchase natural gas from producers and other third parties and sell natural gas to our customers based on demand forecasts for the subsequent month. Disruptions in producer volumes or in market demand may result in imbalances on our systems, which will increase our exposure to commodity price risks and could result in increased volatility in our revenue, gross operating margin and cash flows. Under the typical contract that includes a component of revenues from POP, our gross operating margin is directly impacted by the commodity prices we realize on our share of natural gas and NGLs received as compensation for processing natural gas. However, our arrangements containing POP clauses also often contain fixed fees for processing and other services that mitigate the degree of commodity-price volatility we experience under these arrangements. We may further seek to mitigate our exposure to commodity price risk through our hedging program. Please read "—Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk."

  Contract Mix

        Set forth below is a table summarizing our average contract mix for the periods indicated.

	Year Ended December 31, 2010		Year Ended December 31, 2011		Six Months Ended June 30, 2011		Six Months Ended June 30, 2012
	Gross operating margin	Percent of total gross operating margin	Gross operating margin	Percent of total gross operating margin	Gross operating margin	Percent of total gross operating margin	Gross operating margin	Percent of total gross operating margin
	(in thousands)		(in thousands)		(in thousands)		(in thousands)
Fixed-fee	$27,979	47.2%	$32,340	51.7%	$13,575	44.7%	$22,377	55.8%
Fixed-spread	12,223	20.6	12,204	19.6	6,824	22.5	7,626	19.0
POP—floor(1)	2,860	4.8	2,340	3.7	1,387	4.6	790	2.0

Sub-total	$43,062	72.6%	$46,884	75.0%	$21,786	71.8%	$30,793	76.8%
POP	5,496	9.3	4,339	6.9	2,613	8.6	2,706	6.7
POP—upgrade(2)	10,758	18.1	11,346	18.1	5,965	19.6	6,616	16.5

Total	$59,316	100%	$62,569	100%	$30,364	100%	$40,115	100%

(1)
Represents that portion of gross operating margin under the processing arrangement with Formosa that is derived on a fixed-spread basis.

(2)
Represents that portion of gross operating margin under the processing arrangement with Formosa that is derived from a fixed percentage of the value of the NGLs delivered and the residue gas. This margin will vary with the relative prices of NGLs and natural gas and is not realized when the price of NGLs is low relative to the price of natural gas.

How We Evaluate Our Operations

        Our management uses a variety of financial and operational metrics to analyze our performance. We view these metrics as important factors in evaluating our profitability and review these measurements on at least a monthly basis for consistency and trend analysis. These metrics include (i) throughput volume, (ii) gross operating margin, (iii) operations and maintenance expenses, (iv) Adjusted EBITDA, and (v) distributable cash flow. We manage our business and analyze our results of operations through one business segment. We determine and analyze throughput volumes by operating unit but report overall throughput volumes after elimination of intercompany deliveries.

  Throughput Volume

        The throughput volume of natural gas and NGLs on our systems depends on the level of production from natural gas wells connected to our systems as well as from wells connected with other pipeline systems that are interconnected with ours. Production levels are determined by the amount of drilling and completion activity because producing wells' rates decline over time and production must be replaced by new drilling or other activity. Producers' willingness to engage in new drilling is influenced by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the availability and cost of capital and environmental and governmental regulations. Historically, the level of drilling declines or rises along with commodity prices. Over time, production levels generally decline or rise as drilling activity decreases or increases.

        We must continually obtain new supplies of natural gas to maintain or increase the throughput volume on our systems. Our ability to maintain or increase existing throughput volumes of natural gas and obtain new supplies is impacted by (i) the level of work-overs or recompletions of existing connected wells and successful drilling activity in areas currently dedicated to or near our pipeline systems, (ii) our ability to compete for volumes from successful new wells in the areas in which we operate, (iii) our ability to obtain natural gas that has been released from other commitments and (iv) the volume of natural gas that we purchase from connected systems. Our ability to maintain or increase the throughput volumes of NGLs on our systems depends on the amount of liquids-rich natural gas available for inlet into our plants. We actively monitor producer activity in the areas served by our gathering and transportation services and processing plants to pursue new supply and delivery opportunities.

        The table below shows our average natural gas throughput volumes and the amount of NGLs delivered for the periods indicated.

	Year Ended December 31, 2009(1)	Year Ended December 31, 2010	% Change	Year Ended December 31, 2011	% Change	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012	% Change
Average throughput volume
Natural Gas (MMBtu/d)
South Texas	415,619	343,317	(17.4)%	363,545	5.9%	335,913	371,284	10.5%
Mississippi / Alabama	134,751	127,948	(5.0)%	143,430	12.1%	110,358	205,120	85.9%

Total Natural Gas	550,370	471,265	(14.4)%	506,975	7.6%	446,271	576,404	29.2%
NGLs (Mgal/d)	235.0	233.4	(0.7)%	215.5	(7.7)%	207.2	377.8	82.3%
Average inlet volume of natural gas to our processing plants (MMBtu/d)	98,726	95,336	(3.4)%	97,028	1.8%	84,462	123,234	45.9%
Average inlet volume of natural gas to Formosa (MMBtu/d)	79,027	56,784	(28.1)%	55,842	(1.7)%	47,656	87,072	82.7%

(1)
Represents the combined throughput volumes of Southcross Energy Predecessor prior to August 1, 2009 and our throughput volumes on and after August 1, 2009.

        South Texas.    Our throughput volumes in South Texas are directly affected by the level of drilling and well completions by producers, which in turn is affected largely by natural gas and NGL prices, as well as our level of activity in connecting new supply sources.

        We believe that the number of drilling rigs operating in our defined pipeline areas over time is a useful benchmark in analyzing changes in throughput volume on our South Texas system.

Quarterly Rig Count in Core Historic Pipeline Area(1)

(1)
Our defined core historic pipeline area consists of Aransas, Bee, DeWitt, Duval, Ft. Bend, Jackson, Jim Wells, Karnes, Nueces, Refugio, San Patricio, Victoria and Wharton counties.

Source: Smith Bits, a subsidiary of Smith International, Inc.

        The number of drilling rigs operating in our core historic pipeline area decreased from 24 to 11, or 54.2%, from the end of 2008 through the third quarter of 2009 due to a decline in natural gas and oil prices, limitations on producers' access to capital and a reallocation of capital by producers to areas known to contain unconventional resources, such as the Haynesville and Barnett Shale regions. Since the fourth quarter of 2009, however, drilling in our core historic pipeline area has been favorably impacted by the dramatically increased drilling activity in the Eagle Ford shale area as the potential for unconventional drilling and liquid-rich natural gas recovery in that area increasingly has become a focal point for producers. Rising oil and NGL prices and drilling successes have served to further producers' interest in this producing area over the last two and a half years.

        We believe that the geographical, regulatory and compositional features of the Eagle Ford shale make it an economically favorable region for oil and natural gas producers and, therefore, for providers of midstream services in the region. The Eagle Ford shale is located in close proximity to significant pre-existing production, allowing for efficient logistics and supply chains, has a climate that enables year-round operations and is governed by a regulatory environment that is relatively supportive of the oil and natural gas industry. Furthermore, we believe that the oil- and liquids-rich areas of the Eagle Ford shale will remain economically attractive regardless of the price of natural gas and even if oil prices fall below current levels. Accordingly, we believe drilling activity in this area will continue to support sustained growth in demand for our services.

        Reflecting this increased activity, the number of drilling rigs in our core pipeline areas increased by approximately 6.0 times from the second quarter of 2009 to the second quarter of 2012, and the number of active rigs in our Eagle Ford Southcross pipeline catchment area (which consists of Bee, DeWitt, Karnes, LaSalle, Live Oak, McMullen and Webb Counties) increased by approximately 8.9 times over that same period.

        While oil and liquids-rich drilling in South Texas has greatly increased over the past two years, we did not experience a corresponding impact on our throughput volumes in 2010 and the first half of 2011 for three reasons. First, a portion of the new drilling activity has been focused on oil-producing areas, whereas our historical assets prior to our recent expansion activity were more focused in the dry-gas producing areas in South Texas. Second, the lag time between drilling and initiation of production has had the effect of delaying some of the impact of drilling activity on throughput volumes. Third, we lacked adequate facilities, primarily processing and fractionation assets, with sufficient capacity to attract significant new volumes until the second half of 2012.

        During 2011, however, we began to experience the benefits of our growing position in the Eagle Ford shale area in South Texas. In particular, we benefited from the addition of throughput volumes on our McMullen County pipeline extension in the fourth quarter of 2011, which enabled us to increase our throughput volumes in South Texas by 5.9% in 2011 compared to 2010. We anticipate that our expanding position in the liquids-rich portions of the Eagle Ford shale area, combined with continued high levels of drilling and increasing levels of production in this region, will be the principal factors driving our future throughput volumes in South Texas.

        Mississippi / Alabama.    Power generation, industrial and utility customer requirements and natural gas prices have a major influence on throughput volumes on our Mississippi system. Volumes on this system can be volatile over time due to occasional, high-volume sales of natural gas we purchase and sell to off-system markets. These sales are sporadic because they take advantage of basis differentials between different regions of the country, which are highly variable. The throughput volumes on our Mississippi system have decreased since early 2009 due to the lack of significant opportunity for such sales. Historically, Alabama production on our system has been from relatively shallow wells in the Black Warrior Basin with some coal bed methane (CBM) production. Beginning with the EAI acquisition, our connected wells began to consist primarily of CBM production. Production attributable to the six primary CBM fields served by our pipeline decreased by an average of 6.5% per year from 2009 to 2011. We currently use this benchmark to evaluate our throughput in this area.

        Our Mississippi and Alabama throughput volumes were down 5.0% in 2010 compared to 2009, even though the 2010 volumes benefited from a full year of throughput on our Delta Pipeline that was completed in the third quarter of 2009. Without the Delta Pipeline, volumes declined by 18.6% in 2010 compared to 2009, primarily as a result of lower volumes sold and moved off-system and of reduced drilling by producers, which we believe was caused by lower natural gas prices. In 2011, throughput on all our systems increased by 12.1% from 2010 levels, primarily as a result of additional throughput attributable to the EAI acquisition.

  Gross Operating Margin

        Gross operating margin associated with our different contractual arrangements is one of the primary metrics we use to measure and evaluate our performance. See "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures." We define gross operating margin as the sum of all revenues less the cost of natural gas and NGLs sold. For our fixed-fee contracts, we record the fee as revenue and there is no offsetting cost of natural gas and NGLs sold. For our fixed-spread and POP arrangements, we will record as revenue all of our proceeds from the sale of the natural gas or NGLs and record as an expense the associated cost of natural gas and NGLs sold.

  Operations and Maintenance Expense

        Our management seeks to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, insurance costs, ad valorem and property taxes, repair and non-capitalized maintenance costs, integrity management costs, utilities, and contract services comprise the most significant portion of our operations and maintenance expense. These expenses are relatively stable and largely independent of volumes delivered through our systems, but may fluctuate depending on the activities performed during a specific period.

  Adjusted EBITDA and Distributable Cash Flow

        We define Adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation and amortization expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges and transaction costs that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts and selected gains that are unusual or non-recurring. See "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures." Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as Adjusted EBITDA plus interest income, less cash paid for interest expense, taxes and maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Adjusted EBITDA and distributable cash flow are used as supplemental measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

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  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

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  the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to unitholders and our general partner;

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  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

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  the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

  Note Regarding Non-GAAP Financial Measures

        Gross operating margin, Adjusted EBITDA and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to each of gross operating margin and Adjusted EBITDA. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider any of gross operating margin, Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because gross operating margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. See "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures."

  Items Affecting the Comparability of Our Financial Results

        Our historical results of operations for the periods presented and those of our Predecessor may not be comparable, either to each other or to our future results of operations, for the reasons described below:

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  Effective September 1, 2011, we completed the EAI acquisition, and, therefore, our financial and operating data for the year ended December 31, 2011 includes four months of results for the EAI acquisition.

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  Because we acquired our initial assets effective as of August 1, 2009, the financial and operational data for 2009 that is discussed below is generally bifurcated between the period that our Predecessor owned those assets and the period from our acquisition of those assets through the end of the year. Moreover, there is some overlap between these two periods resulting from the fact that we were formed on June 2, 2009, which was prior to the effective date of the acquisition of the Crosstex assets on August 1, 2009. As a result, the 2009 period that our Predecessor owned and operated the assets is the seven months ended July 31, 2009, while the successor 2009 period begins with our inception on June 2, 2009 and ends on December 31, 2009. Although we incurred costs of approximately $3.0 million associated with our formation and our initial acquisition of assets, we had no material operations for financial reporting purposes until August 1, 2009.

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  The historical combined financial statements and related notes of our Predecessor:

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  are presented on a combined rather than a consolidated basis. These combined financial statements represent the financial position, results of operations, changes in owner's equity and cash flows of our Predecessor, and have been carved out of the accounting records maintained by Crosstex and its subsidiaries;

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  include an estimate for corporate general and administration ("G&A") expenses as Crosstex did not allocate any of the central finance and administration costs of Crosstex to its operating entities. We have based this estimate of G&A expense for our Predecessor on an allocation of Crosstex's total G&A expenses based upon our Predecessor's revenue for each year as a percentage of Crosstex's total revenue for each year;

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  reflect the operation of our assets with different business strategies and as part of a larger business rather than the stand-alone fashion in which we operate them. Please read "Business—Business Strategies"; and

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  do not include any results from the Delta Pipeline, which we acquired in August 2009 but which had no operations prior to our acquisition.

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  In connection with our formation and our initial acquisition of assets, we incurred transaction expenses of $2,957,000 in 2009 and $149,000 in 2010.

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  In connection with our initial acquisition of assets:

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  we executed a transition services agreement with Crosstex under which Crosstex agreed to provide gas control, operating, information technology, regulatory, contract administration, and selected accounting services over a period of four months ending December 1, 2009, during which time we hired and trained personnel, acquired equipment and facilities, installed stand-alone computer systems, and became functionally independent. We paid Crosstex $1,000,000 for these services and accounted for this payment as a G&A expense;

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  we entered into an advisory services agreement with certain affiliates of Charlesbank that resulted in higher G&A expenses. Please read "Certain Relationships and Related Party Transactions—Agreements with Affiliates"; and

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    we recorded our assets at fair value, which was greater than our Predecessor's book value of those assets, and their useful lives were also changed, which had the net effect of decreasing the depreciation expense associated with our assets after the acquisition date.

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  No interest expense or short-term or long-term debt was allocated to our Predecessor by our Predecessor's publicly traded parent entity, which utilized a central treasury function that controlled all cash disbursements and provided all sources of funding on a company-wide basis. We incurred substantial indebtedness to finance the acquisition of our initial assets from Crosstex, which has led to the incurrence of interest expense reported.

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  Although we did not acquire any hedging positions from Crosstex, the historical combined financial statements of our Predecessor reflect actual positions that Crosstex established to manage the commodity risk of the specific operations of the assets that we acquired. Crosstex commonly entered into various derivative financial transactions which it did not designate as hedges. These transactions include "swing swaps," "third party on-system financial swaps," "storage swaps," and "basis swaps." Swing swaps are generally short-term in nature (one month) and are usually entered into to protect against changes in the volume of daily versus first-of-month index priced gas supplies or markets. Third party on-system financial swaps are hedges that Crosstex entered into on behalf of its customers who are connected to its systems, wherein Crosstex fixed a supply or market price for a period of time for its customers, and simultaneously entered into a derivative transaction. Storage swap transactions protect against changes in the value of gas that Crosstex stored to serve various operational requirements. Basis swaps are used to hedge basis location price risk due to buying gas into one of our systems on one index and selling gas off that same system on a different index. Crosstex accounted for these derivative financial transactions using mark-to-market accounting and these amounts are included in the historical combined financial statements of our Predecessor. In contrast, since the time that we have owned our assets we have entered into only swing swaps to protect against changes in the volume of daily versus first-of-month index priced natural gas supplies or markets.

General Trends and Outlook

        We expect our business to continue to be affected by the key trends discussed below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results.

  Supply and Demand for Natural Gas and Oil Generally

        Beginning in the second half of 2008, the United States and other industrialized countries experienced a significant economic downturn that led to a decline in worldwide energy demand. During this same period, North American oil and natural gas supply was increasing as a result of the rise in domestic unconventional production. The combination of lower energy demand due to the economic downturn and higher North American oil and natural gas supply resulted in significant decreases in oil, NGL and natural gas prices. While oil and NGL prices began to increase in the second quarter of 2009, natural gas prices remained lower and volatile throughout 2009 and 2010 in comparison to much of 2007 and 2008. New supplies of natural gas, largely from unconventional sources, continued to keep prices at relatively low levels in 2011 and the first half of 2012. The balance of supply and demand for natural gas is difficult to predict; however, we expect natural gas prices to remain relatively low in the near term.

        Natural gas continues to be a critical component of energy consumption in the United States. According to the U.S. Energy Information Administration, or EIA, domestic marketed production of natural gas grew from approximately 21.6 Tcf in 2009 to approximately 22.4 Tcf in 2010, or a 3.5% increase. This trend of increasing production continued in 2011, with marketed production of natural gas in that period of approximately 24.2 Tcf, representing a 7.9% increase over the marketed production of natural gas during 2010. The industrial and electricity generation sectors currently account for the largest usage of natural gas in the U.S., representing approximately 59% of the total natural gas consumed during 2011.

  Commodity Prices and Producer Activity

        Our gross operating margins and total distributable cash flow are influenced by natural gas and NGL prices and by drilling activity. Natural gas prices affect the long-term growth and sustainability of our business because they influence natural gas exploration and production activity.

        Factors Influencing Commodity Prices.    Natural gas and NGL prices generally are influenced by a variety of factors that affect supply and demand. These factors include regional drilling activity, available pipeline capacity, the severity of winter and summer weather (and other factors that influence consumption), natural gas storage levels, competing supplies, and NGL transportation and fractionation capacity. Many of these factors are in turn dependent on overall economic activity. Economic recovery in the U.S. has been slow, and the strength and sustainability of the recovery remain uncertain. A renewed slowdown in economic activity could result in declines in natural gas and NGL prices and reduced drilling activity.

        Effect of Prices on Drilling and Production.    Commodity price fluctuations are among the factors that natural gas producers consider as they schedule drilling projects. Producers typically increase drilling activity when natural gas prices are sufficient to make drilling and production economic and, depending on the severity and duration of an unfavorable pricing environment, they may suspend activity to the degree such activity has become uneconomic. These changes in drilling activity are reflected in production volumes (and in turn, in our throughput volumes) only gradually because of the time required to drill, complete and connect new wells and the gradual decline of continuing production from already-completed wells. Delays between drilling and production can range from a few days in areas with minimal completion and connection processes to as long as 12 months due to shortages in completion equipment or the need to await pipeline connections.

        The level at which drilling and production become economically profitable depends on a variety of factors in addition to natural gas prices. For producers of liquids-rich natural gas who share in the benefits of improved processing economics under their sales contracts, the disincentive of low natural gas prices could be offset if NGL prices are consistently high relative to natural gas prices. Strong crude oil prices could also support increased production of casing head natural gas associated with oil production.

        We believe generally that strong NGL pricing environments support growth in liquids-rich natural gas drilling; however, the effects of prices are subject to other factors, some of which could diminish a producer's ability and incentives to drill. These factors include the availability of capital and the producer's drilling, completion and other operating costs, which are influenced by the characteristics of the hydrocarbon reservoir, among other things. Some producers can rely on commodity price hedging to support drilling activity when prices are less favorable. Also, producers may drill when they otherwise would not to the extent that drilling activity is necessary to maintain their leasehold interests or under the terms of their capital commitments.

        Growth in Production from U.S. Shale Plays.    According to the EIA, the unproven amount of natural gas recoverable from U.S. shale resources is 750 Tcf, which is approximately 31 times the amount of total marketed production in the United States in 2011. According to the EIA, U.S. production of natural gas from shale has increased fourteenfold since 2000 and in 2010 accounted for

26% of U.S. natural gas production from natural gas wells. The EIA also projects that shale natural gas will increase to 47% of U.S. natural gas production in 2035.

        In recent years, well-capitalized producers have leased large acreage positions in the Eagle Ford shale play and other unconventional resources plays, using leases that require producers to drill wells to retain the acreage. To help fund their drilling program in many of these areas, including in the Eagle Ford shale play, a number of producers have also entered into joint venture arrangements with large international operators and private equity sponsors. Typically, the joint venture partner will agree to fund a significant portion of the near-term drilling capital budget in exchange for an equity interest in the joint venture. These producers and their joint venture partners have committed significant capital to the development of the Eagle Ford shale plays and other unconventional resource plays, which we believe will result in sustained drilling activity.

        Activity in the Eagle Ford shale area has increased significantly since production began in 2008. According to the TRRC, the number of permits issued to drill wells targeting the Eagle Ford shale area has increased as follows:

Eagle Ford Shale Drilling Permits Issued
Year	Drilling Permits Issued
2008	26
2009	94
2010	1,010
2011	2,826
2012 (nine months ended September 30, 2012)	3,220

        As of January 1, 2009, the EIA estimated that the undeveloped technically recoverable reserves of the Eagle Ford shale formation had reached 21 Tcf of natural gas. According to the TRRC, natural gas production from the Eagle Ford shale formation increased from 47 MMcf/d in 2009 to 852 MMcf/d for the first six months of 2012.

Results of Operations—Combined Overview

        The following table and discussion presents certain of our historical consolidated financial data and the historical combined financial data of our Predecessor for the periods indicated.

        We refer to the results of our Predecessor's operations for the period from January 1, 2009 to July 31, 2009 as the 2009 Predecessor Period and to our operating results for the period from June 2, 2009 to December 31, 2009 as the 2009 Successor Period.

        We acquired our initial assets effective as of August 1, 2009. During the period from our inception, on June 2, 2009, to August 1, 2009, we had no operations, but we incurred certain fees and expenses totaling $2,957,000 associated with our formation and our initial acquisition of assets.

        The financial data for the 2009 Predecessor Period represents a period of time prior to our acquisition of our initial assets. During that period, our Predecessor owned and operated these assets. As such, the results of operations for that period do not necessarily represent the results of operations that would have been achieved during the period had we owned and operated our assets.

	Southcross Energy Predecessor	Southcross Energy LLC
	Period from January 1, 2009	Period from June 2, 2009 to December 31,	Year Ended December 31,		Six Months Ended June 30,
	to July 31, 2009	2009(3)	2010	2011(4)	2011	2012
	(in thousands, except for volume and price amounts)
Statement of Operations Data:
Total Revenue	$330,870	$206,634	$498,747	$523,149	$247,489	$226,319
Expenses:
Cost of natural gas and liquids sold	301,368	179,045	439,431	460,580	217,125	186,204
Operations and maintenance	10,648	7,847	21,106	24,707	10,293	15,579
Depreciation and amortization	7,268	4,235	10,987	12,345	5,602	7,338
General and administrative	9,788	3,225	7,341	8,926	4,227	5,636
Transaction costs	—	2,957	149	203	—	—

Total expenses	329,072	197,309	479,014	506,761	237,247	214,757

Income from operations	1,798	9,325	19,733	16,388	10,242	11,562
Interest income	—	9	25	24	15	4
Loss on extinguishment of debt	—	—	—	(3,240)	(3,240)
Interest expense	—	(4,554)	(10,038)	(5,372)	(2,817)	(3,135)
Income tax expense	(77)	(372)	(1)	(261)	(166)	(256)

Net income	$1,721	$4,408	$9,719	$7,539	$4,034	$8,175

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$4,955	$10,164	$25,493	$20,007	$10,402	$12,244
Investing activities	(791)	(238,339)	(5,231)	(144,602)	(37,174)	(71,603)
Financing activities	(4,164)	233,899	(5,663)	105,684	47,545	61,241
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$5,724	$20,323	$1,412	$41,096	$3,294
Trade accounts receivable	50,707	39,956	35,059	41,234	33,696	30,462
Property, plant, and equipment, net	111,645	235,065	229,309	369,861	275,120	448,367
Total assets	167,503	287,808	289,643	420,385	353,543	492,469
Total debt (current and long term)	—	119,949	115,000	208,280	150,125	214,535
Other Financial Data:
Adjusted EBITDA(1)	$9,236	$16,517	$30,869	$28,936	$12,604	$19,046
Gross operating margin(2)	29,502	27,589	59,316	62,569	30,364	40,115
Maintenance capital expenditures	565	3,025	3,402	5,317	1,728	1,736
Expansion capital expenditures	250	1,669	1,843	150,669	49,685	84,080
Operating data:
Average throughput volumes of natural gas (MMBtu/d)	592,243	492,350	471,265	506,975	446,271	576,404
Average volume of NGLs delivered (Mgal/d)	241.8	225.5	233.4	215.5	207.2	377.8
Average volume input to our processing plants (MMBtu/d)	100,596	96,135	95,336	97,028	84,462	123,234
Realized prices on natural gas volumes sold/Btu ($/MMBtu)	$3.95	$3.97	$4.42	$4.05	$4.27	$2.48
Realized prices on NGL volumes sold/gal ($/gal)	$0.69	$1.01	$1.10	$1.35	$1.25	$0.98

(1)
For a definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures," and for a discussion of how we use Adjusted EBITDA to evaluate our performance, please read "—How We Evaluate Our Operations."

(2)
For a definition of gross operating margin and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures," and for a discussion of how we use gross operating margin to evaluate our performance, please read "—How We Evaluate Our Operations."

(3)
Operating data is for the period from August 1, 2009 to December 31, 2009.

(4)
The Summary Historical Financial and Operating Data for the year ended December 31, 2011 includes four months of financial and operating results for the EAI acquisition.

  Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

        Volume and overview.    Our average throughput volume of natural gas per day increased 29.2% to 576,404 MMBtu/d during the six months ended June 30, 2012, compared to 446,271 MMBtu/d during the six months ended June 30, 2011. Our South Texas throughput volumes for the six months ended June 30, 2012 increased 10.5%, compared to the six months ended June 30, 2011. This increase in our South Texas throughput volumes reflects the impact of new contracts we executed to support the completion of our McMullen pipeline extension, which was placed into service during the second half of 2011. Our Mississippi and Alabama throughput volumes increased 85.9% for the six months ended June 30, 2012, compared to the six months ended June 30, 2011. This increase was due to the inclusion of six months of throughput on our Alabama pipeline and gathering system that we acquired effective September 1, 2011. Without this additional volume, our average daily throughput volumes would have declined 13.3% for our Mississippi and Alabama assets for the six months ended June 30, 2012, compared to the six months ended June 30, 2011. This decline was due primarily to customer demand. The average volume of NGLs produced for the six months ended June 30, 2012 was 377.82 Mgal/d, an increase of 82.3%, compared to 207.2 Mgal/d for the six months ended June 30, 2011. This increase was due to the impact of higher natural gas volumes processed at our Gregory and Conroe plants and at Formosa's processing facility pursuant to the terms of our agreement with Formosa.

        Our gross operating margin for the six months ended June 30, 2012 increased to $40.1 million, compared to $30.4 million for the six months ended June 30, 2011. This increase of 32.1% was primarily due to the higher natural gas throughput and NGL volumes on our systems which increased our fixed fee margins by $8.8 million. We generated $8.2 million of net income for the six months ended June 30, 2012, compared to $4.0 million of net income for the six months ended June 30, 2011. This increase was primarily due to higher gross operating margin, partially offset by higher depreciation and amortization expense, increased operating and maintenance expense, higher general and administrative expense and increased interest expense. Adjusted EBITDA increased by 51.1% to $19.0 million for the six months ended June 30, 2012, compared to $12.6 million for the six months ended June 30, 2011, primarily due to higher gross operating margin, partially offset by increases in operating and maintenance and general and administrative expenses.

        Revenue.    Our total revenue for the six months ended June 30, 2012 was $226.3 million, compared to $247.5 million for the six months ended June 30, 2011. Our results for the six months ended June 30, 2012 included six months of activity related to our Alabama pipeline and gathering system that we acquired effective September 1, 2011, which contributed $12.2 million in revenue. Excluding the impact of the EAI acquisition, revenues declined 13.5% for the six months ended June 30, 2012, compared to the six months ended June 30, 2011. This decline in revenue was primarily due to the impact of lower natural gas prices upon our natural gas sales contracts. We benefited from higher natural gas volumes under our fixed fee contracts for the first six months of 2012 as, excluding the impact of the EAI acquisition, revenue from our transportation, gathering and processing fees increased by 50.0%. We also experienced a 44.1% increase in NGL sales reflecting the benefit of new pipelines delivering higher volumes to our processing plants, partially offset by lower NGL prices. We realized average natural gas and NGL prices of $2.48/MMBtu and $0.98/gal, respectively, for the six months ended June 30, 2012, compared to $4.27/MMBtu and $1.25/gal, respectively, for the six months ended June 30, 2011.

        Cost of natural gas and liquids sold.    Our cost of natural gas and liquids sold for the six months ended June 30, 2012 was $186.2 million, compared to $217.1 million for the six months ended June 30, 2011. This decline was due to the effect of lower natural gas prices more than offsetting the higher throughput volume of natural gas and NGL sales. The results for the six months ended June 30, 2012 include six months of throughput on our Alabama pipeline and gathering system that we acquired effective September 1, 2011.

        Operations and maintenance expense.    The expenses related to operating and maintaining our assets for the six months ended June 30, 2012 were $15.6 million, compared to $10.3 million for the six months ended June 30, 2011. This increase of $5.3 million was primarily due to the inclusion of six months of expenses relating to the operation of our Alabama pipeline and gathering system that we acquired effective September 1, 2011, the effect of variations in timing of expenses for pipeline integrity and compression maintenance costs, higher variable consumable costs, increased local taxes as we made investments and expanded our asset value and higher labor and benefit costs as we added to our staffing to support our expansion plans.

        General and administrative ("G&A") expenses.    G&A expenses for the six months ended June 30, 2012 were $5.6 million, compared to $4.2 million for the six months ended June 30, 2011. This increase of $1.4 million was primarily due to increased employment-related expenses and support costs as we continued to build our corporate and support infrastructure.

        Depreciation and amortization expense.    Depreciation and amortization expense for the six months ended June 30, 2012 was $7.3 million, compared to $5.6 million for the six months ended June 30, 2011. The increase in depreciation and amortization expense was primarily due to the EAI acquisition and the significant growth capital expenditures made during the second half of 2011 and the first six months of 2012.

        Interest expense.    For the six months ended June 30, 2012, interest expense was $3.1 million, compared to $2.8 million for the six months ended June 30, 2011. This increase was due to higher average borrowings during the first six months of 2012 compared to the same period in 2011 and a loss of $0.2 million that we incurred in connection with terminating our interest rate cap in March 2012, partially offset by a benefit gained from capitalizing $2.3 million of interest expense as part of the construction costs of our new facilities during the six months ended June 30, 2012, compared to $0.4 million for the six months ended June 30, 2011.

  Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Volume and overview.    Our average throughput volume of natural gas increased by 7.6% to 506,975 MMBtu/d in 2011, compared to 471,265 MMBtu/d in 2010. Our South Texas throughput volumes in 2011 increased by 5.9% compared to the same period in 2010. This increase in our South Texas throughput volumes reflects stronger activity through our system in the last four months of 2011, in part as a result of new contracts that we executed to support the completion of our McMullen pipeline extension. Our volumes in South Texas were unfavorably impacted by two events during the year ended December 31, 2011: (i) the shutdown of our Gregory processing plant for 31 days during June and July in order to repair a dehydrator unit; and (ii) a 31 day shutdown in September and October by Formosa at its processing plant in order to complete an expansion construction project, which forced us to shutdown natural gas supply to, and interrupted processing at, this facility. Our Mississippi and Alabama throughput volumes were up 12.1% for the year ended December 31, 2011 compared to the year ended December 31, 2010. This increase is due to the inclusion of four months of throughput on our pipeline and gathering system that we acquired in connection with the EAI acquisition. Without this additional volume, our average daily throughput volumes would have declined by 17.2% for our Mississippi and Alabama assets for the year ended December 31, 2011 compared to the year ended December 31, 2010. This decline was due primarily to lower demand from the South Mississippi Electric Power Association, or SMEPA, and the impact on our Delta Pipeline resulting from the flooding of the Mississippi River in the second quarter of 2011. For NGLs, the average volume delivered per day for 2011 was 215.5 Mgal, compared to 233.4 Mgal for 2010, a decrease of 7.7%. This decrease was due in part to the shutdown of our Gregory processing plant for 31 days in June and July 2011 and severe cold weather in February and March 2011. Without the Gregory processing plant shutdown, we estimate our average daily volume delivered would have been 225.4 Mgal for 2011.

        Our gross operating margin for the year ended December 31, 2011 improved to $62.6 million compared to $59.3 million for the year ended December 31, 2010, an increase of 5.5%, primarily as a result of slightly higher treating / producer fee-based revenues as well as a greater price spread between NGL and natural gas prices and the benefit of four months of operations from the EAI acquisition, which more than offset lower NGL volumes. We estimate that our gross operating margin for the year ended December 31, 2011 was negatively impacted by $2.1 million as a result of the unexpected closure of our Gregory processing plant and the forced closures of the Formosa processing plant in September and October 2011. For part of the year, we were capacity bound by our inability to process all of the wet gas in our system. This constraint was the impetus for our future growth capital expenditure plans and the construction of the Bonnie View fractionation plant. We generated net income for the year ended December 31, 2011 of $7.5 million compared to net income of $9.7 million for the year ended December 31, 2010. This decrease was primarily due to a loss on extinguishment of debt of $3.2 million, higher operating and maintenance expenses and increased depreciation and amortization expense, partially offset by lower interest expense. Adjusted EBITDA decreased by 6.3% to $28.9 million for the year ended December 31, 2011 compared to $30.9 million for the year ended December 31, 2010, due primarily to higher operating and maintenance expenses and increased G&A expenses, partially offset by an improvement in gross operating margin.

        Revenue.    Our total revenue for the year ended December 31, 2011 was $523.1 million, compared to $498.7 million for the year ended December 31, 2010. This increase of $24.4 million, or 4.9%, was primarily due to the inclusion of four months of results from the EAI acquisition, which contributed $11.0 million in revenues, improved prices for NGL products and higher fee-based revenues, partially offset by lower NGL volumes. We realized average natural gas and NGL prices of $4.05/MMBtu and $1.35/gal, respectively, for the year ended December 31, 2011 compared to $4.42/MMBtu and $1.10/gal, respectively, for the year ended December 31, 2010.

        Cost of natural gas and liquids sold.    Our cost of natural gas and liquids sold for the year ended December 31, 2011 was $460.6 million compared to $439.4 million for the year ended December 31, 2010. This increase was due to the increased natural gas throughput in South Texas and, in part, to the inclusion of four months of throughput on our Alabama pipeline and gathering system that we acquired effective September 1, 2011.

        Operations and maintenance expense.    The expenses related to operating and maintaining our assets for the year ended December 31, 2011 were $24.7 million compared to $21.1 million for the year ended December 31, 2010. This increase of $3.6 million was primarily due to the inclusion of four months of expenses relating to the operation of the pipeline and gathering system we acquired in connection with the EAI acquisition, increased expenditures on pipeline integrity, higher expenses for chemicals used at our facilities and building up our engineering capability to support our expansion plans.

        General and administrative ("G&A") expenses.    G&A expenses for the year ended December 31, 2011 were $8.9 million compared to $7.3 million for the year ended December 31, 2010. This increase of $1.6 million was primarily due to increased employment-related expenses as we continued to build up our corporate infrastructure.

        Transaction costs.    We incurred approximately $0.2 million of one-time expenses, including legal, consulting and professional fees for the year ended December 31, 2011 in connection with the acquisition of EAI on September 1, 2011. This compares to $0.1 million of transaction costs for bank fees related to our acquisition of the Crosstex assets that we incurred for the year ended December 31, 2010.

        Depreciation and amortization expense.    Depreciation and amortization expense for the year ended December 31, 2011 was $12.3 million compared to $11.0 million for the year ended December 31, 2010 primarily as a result of the EAI acquisition and growth capital expenditures made during 2011.

        Loss on extinguishment of debt.    For 2011, we recorded a loss on the extinguishment of debt of $3.2 million relating to the write off of deferred financing fees on our previous credit agreement as a result of entering into our existing credit agreement on June 10, 2011.

        Interest expense.    For the year ended December 31, 2011, interest expense was $5.4 million, compared to $10.0 million for the year ended December 31, 2010. This decrease was primarily due to $1.8 million of interest expense being capitalized in 2011 as part of construction costs of our new facilities, the lower amortization of deferred financing fees in 2011 compared to 2010, and favorable interest rate margins obtained under an amendment to our existing credit agreement that we entered into on December 30, 2010. For the years ended December 31, 2011 and December 31, 2010, our average effective interest rate, as calculated for financial reporting purposes, was 4.8% and 8.9%, respectively.

  Year Ended December 31, 2010 Compared to the 2009 Successor Period and the 2009 Predecessor Period

        Volume and overview.    Our average throughput volume of natural gas for the year ended December 31, 2010 was 471,265 MMBtu/d compared to 492,350 MMBtu/d and 592,243 MMBtu/d for the 2009 Successor Period and the 2009 Predecessor Period, respectively, reflecting the effect of lower natural gas prices and a decline in the Texas land rig count during 2010. We began to experience a decline in demand for our services in the South Texas market in the fourth quarter of 2009 with a further deterioration in 2010. As a result, our South Texas throughput volumes declined by 17.4% over the same time period. Our Mississippi and Alabama throughput volumes were down 5.0% for the year ended December 31, 2010, compared to the 2009 Successor Period and 2009 Predecessor Period combined, due to declines in both producer supply and demand from our power generation, industrial and utility customers. We added approximately 18,000 MMBtu of throughput volume per day by the commissioning of our Delta Pipeline in the third quarter of 2009. Without this additional volume, our throughput volumes would have declined by 18.6%, primarily as a result of reduced drilling by producers prompted by lower natural gas prices. For NGLs, the average volume delivered per day for the year ended December 31, 2010 was 233.4 Mgal compared to 225.5 Mgal and 241.8 Mgal for the 2009 Successor Period and the 2009 Predecessor Period, respectively. The decrease in average NGL volumes delivered per day for the year ended December 31, 2010 as compared to the 2009 Successor Period was due to a nine-day shutdown of the Gregory processing plant in September 2010 to replace certain equipment and to implement efficiency improvements at the plant.

        Our gross operating margin for the year ended December 31, 2010 was $59.3 million compared to $27.6 million and $29.5 million for the 2009 Successor Period and the 2009 Predecessor Period, respectively. This increase in gross operating margin was due primarily to higher fixed fees and higher realized NGL prices. Net income for the year ended December 31, 2010 was $9.7 million compared to $4.4 million and $1.7 million for the 2009 Successor Period and 2009 Predecessor Period, respectively. The increase in net income was due primarily to lower G&A expenses than our Predecessor, gains in gross operating margin and lower transaction costs of $2.8 million, partially offset by an increase in operations and maintenance expense and higher interest expense due to our incurrence of debt in order to finance the acquisition of our initial assets on August 1, 2009. Adjusted EBITDA for the year ended December 31, 2010 was $30.9 million, compared to $16.5 million and $9.2 million for the 2009 Successor Period and 2009 Predecessor Period, respectively. This overall improvement in Adjusted EBITDA was the result of a realized gross operating margin increase and lower G&A expenses, partially offset by the increase in operations and maintenance expense.

        Revenue.    Our total revenue in 2010 was $498.7 million, compared to $206.6 million and $330.9 million in the 2009 Successor Period and the 2009 Predecessor Period, respectively. This decrease reflects the impact of lower natural gas throughput volumes which outweighed the increase in producer fee-based revenues and the benefit of higher natural gas and NGL prices. We realized average natural gas and NGL prices of $4.42/MMBtu and $1.10/gal, respectively, for the year ended December 31, 2010, compared to $3.97/MMBtu and $1.01/gal, respectively, for the 2009 Successor Period and $3.95/MMBtu and $0.69/gal, respectively, for the 2009 Predecessor Period.

        Cost of natural gas and liquids sold.    Our cost of natural gas and liquids sold for 2010 was $439.4 million, compared to $179.0 million and $301.4 million in the 2009 Successor Period and the 2009 Predecessor Period, respectively. This decrease in costs reflects our lower throughput volumes of natural gas in 2010 compared to the 2009 Successor Period and 2009 Predecessor Period and an increasing portion of our contracts being fixed-fee for which we record only the fee as revenue.

        Operations and maintenance expense.    The expenses related to operating and maintaining our pipeline systems and processing plants were $21.1 million in 2010, compared to $7.8 million and $10.6 million for the 2009 Successor Period and the 2009 Predecessor Period, respectively. This increase reflected our additional expenditures on employees and maintenance activities to improve the overall operation of our assets that we acquired in August 2009. The primary components of our higher costs relate to $1.1 million of higher pipeline integrity costs, maintenance costs, and manpower costs, partially offset by lower leases and rents.

        General and administrative expenses.    G&A expenses in 2010 were $7.3 million, or $612,000 per month, compared to $3.2 million, or $645,000 per month, and $9.8 million, or $1,398,000 per month, in the 2009 Successor Period and the 2009 Predecessor Period, respectively. We had a slight decrease in the monthly run rate between 2010 and the 2009 Successor Period as we built out our finance function, made improvements to our infrastructure and created controls for our company to operate as a stand-alone entity. This decrease is primarily due to start-up costs incurred during the 2009 Successor Period, which included the payment of $1.0 million to Crosstex for the performance of transition services while we hired and trained personnel and installed new computer and software systems necessary to run our business. During the last five months of 2009 and the year ended December 31, 2010, even though we increased our headcount, incurred office lease costs and professional fees, we were able to operate our business with a lower average level of G&A expense than our Predecessor as reflected in the lower 2010 and 2009 Successor Period run rates compared to the 2009 Predecessor Period. Also, G&A expense includes a management fee of $50,000 per month that we have paid to Charlesbank since the date of our initial acquisition. Following the completion of this offering, we will no longer be required to pay this fee to Charlesbank. Please see "Conflicts of Interest and Duties."

        Transaction costs.    We incurred approximately $3.0 million of transaction expenses, including legal, consulting and accounting fees in the 2009 Successor Period in connection with the acquisition of our initial assets. This compares to $0.1 million of transaction costs for this acquisition for the year ended December 31, 2010.

        Depreciation and amortization expense.    Depreciation and amortization expense was $11.0 million in 2010, compared to $4.2 million and $7.3 million in the 2009 Successor Period and the 2009 Predecessor

Period, respectively. We recorded our assets at fair value, which was greater than our Predecessor's book value of those assets, and their useful lives were increased, which had the net effect of decreasing the depreciation expense associated with our assets after the acquisition date. The decrease in depreciation and amortization expense in 2010 as compared to 2009 is attributable to the impact of these adjustments.

        Interest expense.    Interest expense for the year ended December 31, 2010 was $10.0 million, compared to $4.6 million and zero for the 2009 Successor Period and 2009 Predecessor Period, respectively. The primary reason for the increase is that we incurred interest expense for 12 months in 2010 but only five months in 2009 on the debt that we incurred on August 6, 2009 to fund the acquisition of our initial assets. Our Predecessor incurred no interest expense because all funding for the entity was provided on a pass-through basis by the central treasury function of the parent entity.

Liquidity and Capital Resources

        Since the acquisition of our initial assets in August 2009, our sources of liquidity have included cash generated from operations, investments by Charlesbank and other members, including management, and borrowings under our credit facility.

        Following the closing of this offering we expect our sources of liquidity to include:

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  cash generated from operations;

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  borrowings under our new credit facility; and

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  issuances of debt and equity securities.

        We believe that the cash generated from these sources will be sufficient to allow us to distribute the minimum quarterly distribution on all of our outstanding common and subordinated units and the corresponding distribution on our 2.0% general partner interest and to meet our requirements for working capital and capital expenditures for at least the next 12 months.

  Working Capital

        Working capital is the amount by which current assets exceed current liabilities. Our working capital was $(38.6) million at June 30, 2012, compared to $(28.8) million at December 31, 2011, $4.2 million at December 31, 2010 and ($8.9) million at December 31, 2009.

        The $9.8 million decrease in working capital from December 31, 2011 to June 30, 2012 was primarily a result of the following factors:

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  a decrease in accounts receivable of $10.8 million, reflecting the impact of lower natural gas prices on revenues in the six months ended June 30, 2012; and

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  a decrease in prepaid expenses of $0.6 million, representing timing of insurance invoices; partially offset by:

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  an increase in cash and cash equivalents of $1.9 million representing remaining proceeds received from the issuance of our Series C Redeemable Preferred Units in June 2012 that will be used to fund our growth expenditure plans.

        The $33.0 million decrease in working capital from December 31, 2010 to December 31, 2011 was primarily a result of our growth initiatives and related expansion capital expenditures, as reflected by the following:

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  a decrease in cash and cash equivalents of $18.9 million to fund our expansion capital expenditures;

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  an increase in current maturities of long-term debt of $6.0 million as we increased borrowing from our credit facility;

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  an increase in accounts payable of $15.3 million reflecting our higher capital expenditures and increased natural gas purchases to support our higher revenues; partially offset by

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  an increase in our accounts receivable of $6.2 million due to higher sales volumes in December 2011 compared to December 2010; and

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  a decrease in interest payable of $1.8 million due to timing differences.

        The $13.1 million increase in working capital from December 31, 2009 to December 31, 2010 was primarily a result of the following:

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  an increase in cash and cash equivalents of $14.6 million for December 31, 2010 compared to December 31, 2009, due primarily to the borrowing of $14.2 million of cash on December 30, 2010 specifically to fund our first half 2011 expansion capital expenditures;

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  a decrease of $1.0 million in the current maturities of long-term debt; partially offset by

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  an increase in our interest payable of $1.6 million at December 31, 2010 as our regular quarterly payment was delayed until the following month; and

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  a decrease in our accounts receivables and payables of $4.9 million and $3.8 million, respectively, reflecting the impact of lower commodity prices upon our revenues and cost of natural gas and liquids sold.

  Cash Flows

        The following table reflects cash flows for the applicable periods:

	Southcross Energy Predecessor	Southcross Energy LLC
	Seven Months Ended	Period from June 2, 2009 (Inception date) to December 31,	Year Ended December 31,		Six Months Ended June 30,
	July 31, 2009	2009	2010	2011	2011	2012
	(in thousands)
Operating activities	$4,955	$10,164	$25,493	$20,007	$10,402	$12,244
Investing activities	(791)	(238,339)	(5,231)	(144,602)	(37,174)	(71,603)
Financing activities	(4,164)	233,899	(5,663)	105,684	47,545	61,241

  Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011

        Operating activities.    Net cash provided by operating activities was $12.2 million for the six months ended June 30, 2012, compared to $10.4 million for the same period in 2011. The increase in cash provided by operating activities was primarily a result of higher net income, net of non-cash charges of $3.3 million, offset in part by a decrease of $1.5 million in cash generated from changes in our operating assets and liabilities.

        Investing activities.    Net cash used in investing activities was $71.6 million for the six months ended June 30, 2012, compared to $37.2 million for the six months ended June 30, 2011. The increase in cash used in investing activities was primarily the result of a significant increase in expansion capital expenditures associated with our growth activities.

        Financing activities.    Net cash provided by financing activities was $61.2 million for the six months ended June 30, 2012, compared to $(47.5) million for the six months ended June 30, 2011. The increase in cash provided by financing activities was primarily a result of capital contributions totaling $72.8 million by Charlesbank, an affiliate of Wells Fargo Securities, LLC, an affiliate of Citigroup Global Markets Inc. and new institutional investors in exchange for Series B and C Redeemable

Preferred Units, and increased net borrowings under our existing credit facility of $6.3 million, partially offset by the payment of $15.3 million to retire the equity of a non-management unitholder during the first six months of 2012, compared to increased net borrowings of $35.1 million and a capital contribution of $15.0 million by Charlesbank in exchange for redeemable preferred units in the first six months of 2011.

  Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

        Operating activities.    Net cash provided by operating activities was $20.0 million for the year ended December 31, 2011, compared to $25.5 million for the year ended December 31, 2010. The decrease in cash provided by operating activities was primarily a result of negative changes of $6.2 million in operating assets and liabilities related to interest payable, other non-current assets and prepaid assets, partially offset by the higher net income, net of non-cash charges of $0.7 million.

        Investing activities.    Net cash used in investing activities was $144.6 million for the year ended December 31, 2011 compared to $5.2 million for the year ended December 31, 2010. The increase in cash used in investing activities was primarily a result of a significant increase in expansion capital expenditures associated with our growth plans and the payment of $21.8 million for the acquisition of EAI.

        Financing activities.    Net cash provided by (used in) financing activities was $105.7 million for the year ended December 31, 2011 compared to ($5.7) million for the year ended December 31, 2010. The change in cash provided by financing activities was primarily a result of increased net borrowings of $93.3 million under our existing credit facility and a capital contribution of $15.0 million by Charlesbank and other existing investors, partially offset by the payment of debt amendment costs of $2.7 million in 2011 compared to the net repayment of debt of $4.9 million and payment of debt financing costs of $0.8 million in 2010.

  Year Ended December 31, 2010 Compared to the 2009 Successor Period and the 2009 Predecessor Period

        Operating activities.    Net cash provided by operating activities was $25.5 million for the year ended December 31, 2010 compared to $10.2 million and $5.0 million for the 2009 Successor Period and 2009 Predecessor Period, respectively. The increase in cash provided by operating activities of $10.4 million for 2010, compared to the 2009 Successor Period and the 2009 Predecessor Period was primarily the result of higher net income, net of non-cash charges of $5.0 million reflecting increased income from operations and net positive charges in operating assets and liabilities of $5.4 million related to interest payable and prepaid assets.

        Investing activities.    Net cash used in investing activities was $5.2 million for the year ended December 31, 2010 compared to $238.3 million and $0.8 million for the 2009 Successor Period and 2009 Predecessor Period, respectively. The decrease in cash used in investing activities for the year ended December 31, 2010 compared to the 2009 Successor Period was primarily a result of our acquisition of our initial assets in August 2009 for cash consideration of $233.8 million. In the 2009 Predecessor Period, the parent of our Predecessor limited investing activities, reflecting the parent entity's intent to sell these assets and therefore resulting in capital expenditures of only $0.8 million.

        Financing activities.    Net cash provided by (used in) financing activities was ($5.7) million for the year ended December 31, 2010, compared to $233.9 million and ($4.2) million for the 2009 Successor Period and 2009 Predecessor Period, respectively. The change in cash provided by (used in) financing activities was primarily a result of net borrowings under our credit facility of $125.0 million and a capital contribution of $116.9 million by Charlesbank and $3.0 million from other existing investors in connection with our acquisition of our initial assets and funding our initial working capital requirements in August 2009. During the year ended December 31, 2010, we made $19.1 million in repayments under the term loan portion of our existing credit facility and borrowed an additional $14.2 million. In the 2009 Predecessor Period, changes in advances to the Predecessor's former owner resulted in cash used in financing activities of $4.2 million.

Off-Balance Sheet Arrangements

        We do not have any material off-balance sheet arrangements.

Capital Requirements

        The midstream energy business is capital-intensive, requiring significant investment for the maintenance of existing assets and the acquisition or development of new systems and facilities. We categorize our capital expenditures as either:

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  maintenance capital expenditures, which are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity; or

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  expansion capital expenditures, which are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long-term.

        For the year ended December 31, 2011, our capital expenditures totaled $156.0 million. We estimate that 3.4% of our capital expenditures in this period, or $5.3 million, were maintenance capital expenditures and that 96.6% of our capital expenditures, or $150.7 million, were expansion capital expenditures. Although we classified our capital expenditures as maintenance capital expenditures and expansion capital expenditures, we believe those classifications approximate, but do not necessarily correspond to, the definitions of maintenance capital expenditures and expansion capital expenditures under our partnership agreement. We believe our maintenance capital expenditures on our assets have exceeded those of our Predecessor because it had determined to focus its maintenance capital expenditure budget on assets in its other areas of operation rather than on maintaining the assets we acquired from it. It has been customary in the regions in which we operate for producers to bear the cost of well connections, but we cannot be assured that this will be the case in the future.

        We expect that in the future, as was the case for the year ended December 31, 2011, most of our expansion capital expenditures will be funded through borrowings under our new credit facility that we expect to enter into in connection with this offering.

        Our 2011 expansion capital expenditures of $150.7 million consisted of the following:

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  $64.4 million of the total $103.7 million estimated for the construction of our Woodsboro processing plant;

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  $29.8 million for the construction of the McMullen pipeline extension;

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  $24.8 million for the acquisition of EAI and the Tauber pipeline;

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  $10.9 million for the installation of enhancements at our Gregory processing plant;

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  $3.1 million of the total $52.3 million forecasted for the initial phase of the construction of our Bonnie View fractionation plant; and

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  $17.7 million for pipeline projects in South Texas and Mississippi.

        We are forecasting $182.8 million in capital expenditures for the year ending December 31, 2012, of which $178.2 million represents expansion capital expenditures and $4.6 million represents maintenance capital expenditures. In the first six months of 2012, we incurred expansion capital expenditures of $84.1 million and maintenance capital expenditures of $1.7 million. For the third quarter of 2012, we are forecasting expansion capital expenditures of $43.6 million and maintenance capital expenditures of $1.5 million. Our forecast of $43.6 million in expansion capital expenditures for the third quarter of 2012 consists of the following:

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  $19.9 million for the continued construction of our Bonnie View fractionation plant, including the initial phase of our project to expand the operating capacity to 22,500 Bbls/d;

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  $19.0 million to construct a natural gas pipeline to bring additional supply from DeWitt and Karnes Counties to our Woodsboro processing plant;

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  $2.6 million to start the construction and installation of equipment at our Woodsboro processing plant to enhance recovery of NGLs; and

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  $2.1 million to construct other growth projects.

        We anticipate that we will continue to make significant expansion capital expenditures in the future. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. We expect that our future expansion capital expenditures will be funded by borrowings under our new credit facility and the issuance of debt and equity securities.

Integrity Management

        When we acquired our operating assets from Crosstex, we inherited an ongoing integrity management program required under regulations of the U.S. Department of Transportation, or DOT. These regulations require transportation pipeline operators to implement continuous integrity management programs over a seven-year cycle. Our current baseline program will be complete in 2012. In connection with the acquisition of our initial assets from Crosstex we initiated a comprehensive review of the program and concluded that there were 40.3 miles of high consequence areas, or HCAs, in addition to those identified by our Predecessor that required further testing pursuant to DOT regulations. We expect to incur approximately $2.0 million in integrity management expenses in 2012 associated with these HCAs and per regulatory requirements to complete the current integrity management program. Beginning in 2013 we will reassess our current integrity management program during which we expect to incur an average of approximately $1.7 million in integrity management expenses per year over the course of the seven-year cycle.

Distributions

        We intend to pay a quarterly distribution at an initial rate of $0.40 per unit, which equates to an aggregate distribution of $10.0 million per quarter, or $40.1 million on an annualized basis, based on the number of common and subordinated units anticipated to be outstanding immediately after the closing of this offering, as well as our 2.0% general partner interest. We do not have a legal obligation to make distributions except as provided in our partnership agreement.

Our Credit Facility

        On June 10, 2011, we entered into a Restated Credit Agreement with a syndicate of lenders led by Wells Fargo Bank, N.A. The credit facility, with a maturity of June 10, 2016, is composed of a $175.0 million term loan facility and a $150.0 million revolving credit facility, which includes a sub-limit of up to $50.0 million for letters of credit. All our property is pledged as collateral under this credit facility. The terms of the credit facility contain customary covenants, including, among others, those that restrict our ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on our assets. As of December 31, 2011, we were in compliance with the covenants in our existing credit facility.

        On February 7, 2012, we entered into the First Amendment to the Restated Credit Agreement. We entered into this amendment to satisfy our operating and capital plans prior to the completion of this offering and the transactions contemplated by this prospectus. We obtained modifications to the covenants to reflect our need for capital expansion to support our growth plans, including the construction of our Woodsboro processing plant and Bonnie View fractionation plant. The term loan commitment and revolver loan capacity have not been changed by this amendment, although pricing has been modified to reflect the now permitted higher leverage ratio.

        Upon the closing of this offering, we will enter into an amended and restated $350.0 million senior secured credit facility with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders, which will mature on the fifth anniversary of the closing date of this offering. Our new credit facility will refinance our existing credit facility and be available to fund fees and expenses incurred in connection with this offering and the amended and restated credit facility, working capital requirements and capital expenditures, to purchase assets, to pay distributions and repurchase units and for general partnership purposes. In addition, our credit facility will include a sublimit up to $75 million for letters of credit. Substantially all of our assets are pledged as collateral under our amended and restated revolving credit facility.

        Our credit facility will contain various covenants and restrictive provisions that will limit our ability (as well as the ability of our subsidiaries) to, among other things:

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  incur or guarantee additional debt;

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  make distributions on or redeem or repurchase units;

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  make certain investments and acquisitions;

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  incur certain liens or permit them to exist;

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  enter into certain types of transactions with affiliates;

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  merge or consolidate with another company; and

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  transfer, sell or otherwise dispose of assets.

        Our credit facility will also require maintenance of certain financial covenants as follows:

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  prior to our exercising a one-time covenant election in connection with the issuance of certain unsecured notes, a consolidated total leverage ratio (as defined in the amended and restated credit agreement) of not more than 5.25 to 1.00 with step downs as set forth in the amended and restated credit agreement and a consolidated interest coverage ratio (as defined in our credit agreement) of not less than 2.75 to 1.00. The requirement to maintain a certain consolidated total leverage ratio is subject to a provision for increases to 5.00 to 1.00 in connection with certain future acquisitions; and

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  upon our exercising a one-time covenant election in connection with the issuance of certain unsecured notes, a consolidated total leverage ratio (as defined in the amended and restated credit agreement) of not more than 5.25 to 1.00, a consolidated senior secured leverage ratio of not more than 3.50 to 1.00 and a consolidated interest coverage ratio (as defined in our credit agreement) of not less than 2.75 to 1.00.

        In addition, our credit facility will contain events of default customary for transactions of this nature, including, but not limited to (i) events of default resulting from our failure or the failure of our subsidiaries to comply with covenants and financial ratios, (ii) the occurrence of a change of control (as defined in the amended and restated credit agreement), (iii) the institution of insolvency or similar proceedings against us or our subsidiaries, and (iv) the occurrence of a default under any other material indebtedness we or our subsidiaries may have (specifically, other indebtedness with an aggregate principal amount in excess of $5.0 million). Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the amended and restated credit agreement, the lenders may declare any outstanding principal of our credit facility debt, together with accrued and unpaid interest, to be immediately due and payable and may exercise the other remedies set forth or referred to in the amended and restated credit agreement.

        Loans under the credit facility will bear interest at our option at a variable rate per annum equal to either:

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  a Base Rate, which will be the highest of (i) the federal funds rate in effect on such day plus 0.50%, (ii) the administrative agent's prime rate in effect on such day and (iii) one-month LIBOR plus 1.0%, in each case, plus an applicable margin ranging from 2.00% to 3.25% based on our consolidated total leverage ratio; or

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  LIBOR plus an applicable margin ranging from 1.00% to 2.25% based on our consolidated total leverage ratio.

Credit Risk and Customer Concentration

        We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. A significant percentage of our revenues and margin is attributable to a relatively limited number of customers. Formosa Hydrocarbons Co, Inc. and Sherwin Alumina Company each represents more than 10% of our approximately $523.1 million in consolidated revenue for the year ended December 31, 2011, accounting for $108.8 million (20.8%) and $81.2 million (15.5%), respectively, of our consolidated revenue for that year. Our top 10 customers represented 73.1% of our consolidated revenue for the year ended December 31, 2011. Although we have gathering, processing or transmission contracts with each of these customers of varying duration, if one or more of these customers were to default on their contractual obligations or if we were unable to renew our contract with one or more of these customers on favorable terms, we may not be able to replace any of these customers in a timely fashion, on favorable terms or at all. In any of these situations, our gross operating margin and cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively limited number of customers for a substantial portion of our gross operating margin.

Contractual Obligations

        The table below summarizes our contractual obligations and other commitments as of December 31, 2011:

Contractual Obligation(1)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt(2)	$236,904	$24,751	$47,614	$164,539	$—
Vehicle fleet lease	1,198	402	711	85	—
Office lease	1,583	321	673	589	—

Total	$239,685	$25,474	$48,998	$165,213	$—

(1)
We have not included Holdings' obligations for its preferred units and redeemable preferred units because these units are an obligation of Holdings and are not a part of our capitalization.

(2)
Amounts relate to our existing credit agreement that will be repaid in full in connection with this offering. Please read "Use of Proceeds." Includes interest calculated at the effective interest rate as of December 31, 2011 of 3.6%, which was held constant for all periods.

 Quantitative and Qualitative Disclosures about Market Risk

  Commodity Price Risk

        We are exposed to the impact of market fluctuations in the prices of natural gas, NGLs and condensate. Both our profitability and our cash flow are affected by volatility in the prices of these commodities. Natural gas and NGL prices are impacted by changes in the supply and demand for natural gas and NGLs, as well as market uncertainty. For a discussion of the volatility of natural gas and NGL prices, please read "Risk Factors." Adverse effects on our cash flow from reductions in natural gas and NGL product prices could adversely affect our ability to make distributions to unitholders. We manage this commodity price exposure through an integrated strategy that includes management of the commercial terms of our contract portfolio by entering into fee-based or fixed-spread arrangements whenever possible and the use of swing swaps. Swing swaps are generally short term in nature (one month) and are usually entered into to protect against changes in the volume of daily versus first-of-month index priced gas supplies or markets. We have not entered into any long-term derivative contracts to manage our exposure to commodity price risk. Natural gas prices, however, can also affect our profitability indirectly by influencing the level of drilling activity in our areas of operation. We are a net seller of NGLs, and as such our financial results are also exposed to fluctuations in NGL pricing.

        We continually and proactively monitor our commodity exposure and compare this exposure to our stated hedging strategy.

  Interest Rate Risk

        We have exposure to changes in interest rates on our indebtedness associated with our credit facility. On March 2, 2012, we entered into an interest rate swap contract with Wells Fargo Bank, N.A. effective March 30, 2012 for $150.0 million notional amount of our debt. The contract effectively caps our LIBOR based interest rate exposure on that portion of our debt at 0.54% through June 30, 2014.

        The credit markets have recently experienced historical lows in interest rates. As the overall economy strengthens, it is possible that monetary policy will continue to tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on floating rate credit facilities and future debt offerings could be higher than current levels, causing our financing costs to increase accordingly.

        A hypothetical increase or decrease in interest rates by 1.0% would have changed our interest expense by $1.5 million for the year ended December 31, 2011.

Impact of Seasonality

        Our results of operations on our transportation assets are not materially affected by seasonality.

Critical Accounting Policies and Estimates

        In our financial reporting process, we employ methods, estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements. These methods, estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates if the underlying assumptions prove to be incorrect. The following describes the estimation risk currently underlying our most significant financial statement items:

  Our Revenue Recognition Policies and Use of Estimates for Revenues and Expenses

        In general, we recognize revenue from customers when all of the following criteria are met:

  •
  persuasive evidence of an exchange arrangement exists;

  •
  delivery has occurred or services have been rendered;

  •
  the price is fixed or determinable; and

  •
  collectability is reasonably assured.

        We record revenue for natural gas and NGL sales and transportation services over the period in which they are earned (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed). While we make every effort to record actual volume and price data, there may be times where we need to make use of estimates for certain revenues and expenses. If the assumptions underlying our estimates prove to be substantially incorrect, it could result in material adjustments in results of operation.

  Depreciation Methods and Estimated Useful Lives of Property, Plant and Equipment

        In general, depreciation is the systematic and rational allocation of an asset's cost, less its residual value (if any), to the periods it benefits. The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets in-service, we believe such assumptions are reasonable; however, circumstances may develop that would cause us to change these assumptions, which would change our depreciation amounts prospectively. Examples of such circumstances include:

  •
  changes in laws and regulations that limit the estimated economic life of an asset;

  •
  changes in technology that render an asset obsolete;

  •
  changes in expected salvage values; or

  •
  significant changes in the forecast life of proved reserves of applicable gas production basins, if any.

  Measuring Recoverability of Long-Lived Assets

        Long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes might be production declines that are not replaced by new discoveries or long-term decreases in the demand or price of natural gas and NGLs. Long-lived assets with carrying values that are not expected to be recovered through forecast future cash flows are written-down to their estimated fair values. We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset as a going concern. We determine the fair value of the asset by using our weighted average cost of capital to discount the present value of the future cash flows. The carrying value of a long-lived asset is not recoverable if it exceeds the present value of the estimated future cash flows expected to result from the use and eventual disposition of the asset. An impairment charge will be recorded to reduce the carrying amount to its estimated fair value.

  Accounting for Contingencies

        Our financial results may be affected by judgments and estimates related to loss contingencies. Litigation contingencies may require significant judgment in estimating amounts to accrue. We accrue liabilities for litigation contingencies when such liabilities are considered probable of occurring and the amount is reasonably estimable.

INDUSTRY OVERVIEW

General

        The midstream natural gas industry provides the link between the exploration and production of natural gas and the delivery of that natural gas and its by-products to industrial, commercial and residential end-users. The principal components of the business consist of gathering, compressing, treating, dehydrating, processing, fractionating, transporting and marketing natural gas and natural gas liquids, or NGLs. The midstream industry is generally characterized by regional competition based on the proximity of gathering and pipeline systems and processing and treating plants to natural gas producing wells. Companies within this industry provide services at various stages along the natural gas value chain by gathering natural gas from producers at the wellhead, separating the hydrocarbons into dry gas (primarily methane) and NGLs, and then routing the separated dry gas and NGL streams to the next intermediate stage of the value chain or to transmission pipelines for delivery to customers. Transmission consists of moving pipeline-quality natural gas from these gathering systems and plants for delivery to customers. Marketing consists of the purchase and then sale of natural gas and NGLs to end-use customers.

        The following diagram illustrates the various components of the natural gas value chain and the extent of our current operations:

Midstream Services

        The range of services utilized by midstream natural gas service providers are generally divided into the following seven categories:

        Gathering.    At the initial stages of the midstream value chain, a network of typically small diameter pipelines known as gathering systems directly connect to wellheads in the production area. These gathering systems transport natural gas from the wellhead to a central location for treating and processing. A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures.

        Compression.    Gathering systems are operated at design pressures that enable the maximum amount of production to be gathered from connected wells. Through a mechanical process known as compression, volumes of natural gas at a given pressure are compressed to a sufficiently higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be brought to market. Since wells produce at progressively lower field pressures as they age, it becomes necessary to add additional compression over time near the wellhead to maintain throughput across the gathering system.

        Treating and Dehydration.    Another process in the midstream value chain is treating and dehydration, a step that involves the removal of impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide that may be present when natural gas is produced at the wellhead. These impurities must be removed for the natural gas to meet the specifications for transportation on long-haul intrastate and interstate pipelines. Moreover, end users will not purchase natural gas with a high level of these impurities. To meet downstream pipeline and end-user natural gas quality standards, the natural gas is dehydrated to remove the saturated water and is chemically treated to separate the impurities from the gas stream.

        Processing.    The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of other NGLs, which are heavier hydrocarbons that are found in some natural gas streams. Even after treating and dehydration, most natural gas is not suitable for long-haul intrastate and interstate pipeline transportation or commercial use because it contains NGLs, as well as natural gas condensate. This natural gas, referred to as liquids-rich natural gas, must be processed to remove these heavier hydrocarbon components, as well as natural gas condensate. NGLs not only interfere with pipeline transportation, but are also valuable commodities once removed from the natural gas stream. The removal and separation of NGLs usually takes place in a processing plant using industrial processes that exploit differences in the weights, boiling points, vapor pressures and other physical characteristics of NGL components.

        Fractionation.    Fractionation is the process by which the mixture of NGLs that results from natural gas processing is separated into the NGL components prior to their sale to various petrochemical and industrial end users. Fractionation is accomplished by controlling the temperature of the stream of mixed liquids in order to take advantage of the difference in boiling points of separate products.

        Natural Gas Transmission.    Once the raw natural gas has been treated and processed, the remaining natural gas, or residue natural gas, is transported to end users. The transmission of natural gas involves the movement of pipeline-quality natural gas from gathering systems and processing facilities to wholesalers and end users, including industrial plants and LDCs. LDCs purchase natural gas on interstate and intrastate pipelines and market that natural gas to commercial, industrial and residential end users. Transmission pipelines generally span considerable distances and consist of large-diameter pipelines that operate at higher pressures than gathering pipelines to facilitate the transportation of greater quantities of natural gas. The concentration of natural gas production in a few regions of the U.S. generally requires transmission pipelines to cross state borders to meet national demand. These pipelines are referred to as interstate pipelines and are primarily regulated by federal agencies or commissions, including the FERC. Pipelines that transport natural gas produced and consumed wholly within one state are generally referred to as intrastate pipelines. Intrastate pipelines are primarily regulated by state agencies or commissions.

        NGL Products Transportation.    Once the NGL stream has been separated from the natural gas stream, and separated into products through fractionation, the resulting NGL products are then transported to downstream NGL networks or directly to end users.

U.S. Natural Gas Fundamentals

        Natural gas is a critical component of energy consumption in the United States. According to the EIA, annual consumption of natural gas in the United States increased from approximately 22.9 Tcf in 2009 to approximately 23.8 Tcf in 2010, an increase of approximately 3.9%. Consumption continued to increase in 2011 to 24.3 Tcf, a 2.3% increase from 2010. The EIA expects total annual domestic natural gas consumption to rise from 24.3 Tcf in 2011 to 25.9 Tcf in 2013.

        In order to maintain current levels of U.S. natural gas supply and to meet the projected increase in demand, new sources of domestic natural gas must continue to be developed to offset the decline rates of existing production. Over the past several years, a fundamental shift in U.S. natural gas production has emerged with the growing contribution of natural gas from unconventional resources, defined by the EIA as natural gas produced from shale formations and coalbeds. The primary factors driving this shift are the emergence of unconventional natural gas plays and advances in technology that have allowed producers to cost-effectively extract significant volumes of natural gas from these plays. The development of these unconventional sources offsets declines in other U.S. natural gas supply, meeting growing consumption and lowering the need for imported natural gas.

        According to the EIA:

  •
  During 2011, the United States consumed approximately 24.3 Tcf;

  •
  The industrial and electricity generation sectors are the largest users of natural gas in the United States, accounting for approximately 14.3 Tcf, or 59% of the total natural gas consumed in the United States during 2011;

  •
  In 2011, the end-user commercial and residential sectors accounted for approximately 32% of the total natural gas consumed in the United States.

        The graph below represents historical and projected U.S. natural gas production versus U.S. natural gas consumption through the year 2013.

Source: Energy Information Administration.

U.S. Natural Gas Liquids Fundamentals

        The principal component products of the natural gas liquids stream and their primary uses are as follows:

  •
  Ethane. Ethane is used primarily as feedstock in the production of ethylene, one of the basic building blocks for a wide range of plastics and other chemicals.

  •
  Propane. Propane is used as a heating fuel, engine fuel and industrial fuel, for agricultural burning and drying and as petrochemical feedstock for production of ethylene and propylene.

  •
  Normal Butane. Normal butane is principally used for motor gasoline blending and as fuel gas, either alone or in a mixture with propane, and feedstock for the manufacture of ethylene and butadiene, a key ingredient of synthetic rubber. Normal butane is also used to derive isobutane.

  •
  Isobutane. Isobutane is principally used by refiners to enhance the octane content of motor gasoline and in the production of methyl tert-butyl ether, an additive in cleaner burning motor gasoline.

  •
  Natural Gasoline. Natural gasoline is principally used as a motor gasoline blend stock or petrochemical feedstock.

        Sources of NGL supply include natural gas processing, crude oil refining and imports. Natural gas processing is the largest of these and produces approximately 75% of the U.S. supply of NGLs. After being constant over the period 2005 to 2009, NGLs produced from natural gas processing increased 8.6% and 5.3% over the prior year in 2010 and 2011, respectively. Petral Consulting Company projects further increases in the years 2012 through 2015 to average 6.7% per year.

        Natural gas processing plant production of NGLs averaged 2.2 million Bbls/d in 2011, of which 41.6% was ethane and 28.3% was propane. Approximately 59% of the NGLs produced by natural gas processing plants was produced in the Gulf Coast region (as defined by EIA) and almost all of this ethane was utilized as feedstock in ethylene petrochemical plants. The Gulf Coast region is the center of ethylene cracking in the United States and the region uses 93% of the ethane used in the United States as feedstock.

BUSINESS

Overview

        We are a growth-oriented limited partnership that was formed by members of our management team and Charlesbank to own, operate, develop and acquire midstream energy assets. We provide natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services for our producer customers, primarily under fixed-fee and fixed-spread contracts, and we also source, purchase, transport and sell natural gas and NGLs to our power generation, industrial and utility customers primarily under fixed-spread contracts. Our assets are located in South Texas, Mississippi and Alabama. Our South Texas assets, which, as of June 30, 2012, consisted of approximately 1,445 miles of pipeline and three natural gas processing plants and accounted for approximately 78.7% of our revenues for the six months ended June 30, 2012, operate in or within close proximity to the Eagle Ford shale region, which has experienced a strong increase in investment and drilling activity by exploration and production companies in recent years. Based on industry data compiled by Smith Bits, a subsidiary of Smith International, Inc., approximately 14.4% of all drilling rigs in the United States were operating in the Eagle Ford shale region as of September 7, 2012. We expect this heightened Eagle Ford shale activity, as well as activity in the frequently overlying Olmos tight sand formation, will result in higher throughput on our systems and opportunities to expand our asset base over the next several years. Our Mississippi and Alabama assets, which consist of approximately 626 and 519 miles of pipeline, respectively, are strategically positioned to provide transportation of natural gas to our power generation, industrial and utility customers as well as to unaffiliated interstate pipelines. We expect to grow our business and distributable cash flow by expanding the capacity and utilization of our assets and by making selective acquisitions, such as our acquisition of EAI in September 2011.

  South Texas

        In August 2009, we acquired approximately 1,322 miles of pipeline and 33,800 horsepower of compression in South Texas from Crosstex. The assets in our South Texas region are located between Houston and Freer, a city that is located approximately 50 miles west of Corpus Christi. As of June 30, 2012, these assets consisted of approximately 1,445 miles of pipeline ranging in diameter from 2" to 20" with an estimated design capacity of 590 MMcf/d. Our South Texas assets also included 40 compressors with total compression of approximately 59,000 horsepower, three natural gas processing plants with total processing capacity of 385 MMcf/d and contracted third-party processing capacity of 83 MMcf/d, two treating plants and one fractionator. The systems in this region had an average throughput of 393 MMcf/d in 2011, including the processing plants which processed an average of 89 MMcf/d during that period.

  Mississippi and Alabama

        In August 2009, we acquired approximately 626 miles of pipeline and 2,200 horsepower of compression in Mississippi from Crosstex. The assets in our Mississippi region are located principally in the southern half of the state and comprise the largest intrastate pipeline system in Mississippi. As of June 30, 2012, the Mississippi assets consisted of approximately 626 miles of pipeline ranging in diameter from 2" to 20" with an estimated design capacity of 345 MMcf/d and two treating plants. During the year ended December 31, 2011, the system had an average throughput of 87 MMcf/d. The system has the capability to receive natural gas from three unaffiliated interstate pipelines to supplement supply on the system. In August 2009, we acquired approximately 125 miles of pipeline and 2,992 horsepower of compression in Alabama from Crosstex. The assets in our Alabama region are located in northwest and central Alabama and, following the EAI acquisition, which consisted of 388 miles of pipeline and 21,545 horsepower of compression, consist of 519 miles of pipeline ranging in diameter from 2" to 16." The system has an estimated design capacity of 375 MMcf/d and, in 2011, had an average throughput of 120 MMcf/d assuming the EAI acquisition was effective as of January 1, 2011.

Our Growth Drivers

        We seek to pursue economically attractive organic expansion and third-party acquisition opportunities that leverage our existing assets and enhance strategic relationships with our customers. We currently expect that opportunities in the Eagle Ford shale area will be a primary driver of our near-term growth, particularly producer activity in the area we define as our "Eagle Ford pipeline catchment area," which consists of Bee, DeWitt, Karnes, LaSalle, Live Oak, McMullen and Webb Counties. We believe that the growth potential associated with the Eagle Ford shale area is supported by the recent increase in the number of drilling permits issued, drilling rig counts and production volumes in this area. As illustrated in the table below, our Eagle Ford pipeline catchment area has experienced increasing production over the last two years.

	Natural Gas (MMcf/d)	Percent Change from Prior Period
2008	1,026.4
2009	1,003.8	(2.2)%
2010	1,154.2	15.1%
2011	1,642.1	42.3%

        According to the TRRC, drilling permits with the objective of the Eagle Ford shale formation increased from 26 in 2008 to 2,826 in 2011, which further supports our belief in this area's growth potential. The growth in activity is further evidenced by the number of drilling rigs operating in our Eagle Ford pipeline catchment area, which increased approximately 8.9 times from the second quarter of 2009 to the second quarter of 2012.

        In evaluating assets and businesses for acquisition, we look for strategic and accretive transactions that will be complementary to our existing asset base or that we expect will provide attractive returns in new operating regions. Our management and sponsor have a strong history of successful third party acquisitions, dating back to the formation of Regency Gas Services in 2002.

        Commenced or Recently Completed Acquisitions and Growth Projects.    From January 1, 2011 through September 30, 2012, we commenced or expect to have completed the major acquisitions and growth projects listed below involving estimated capital expenditures of $249.1 million, out of our total expansion capital expenditures of $278.4 million during the same period. Please read "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2013" for more information regarding our forecast of the estimated cash available for distribution we may realize from the projects set forth below.

  •
  Woodsboro processing plant construction.  We completed construction and commenced operations in July 2012 of a 200 MMcf/d cryogenic processing plant in Refugio County, Texas, at a cost of $103.7 million, to expand our South Texas processing capacity.

  •
  Bonnie View fractionation plant installation.  We are expanding our NGL capacity by installing an 11,500 Bbl/d fractionation facility and have constructed associated pipelines to transport fractionated NGLs to market. The plant, which is expected to cost $52.3 million, will fractionate y-grade NGLs from our Woodsboro processing plant. The facility commenced partial operation in July 2012 and is expected to be fully operational in November 2012.

  •
  Gregory processing plant enhancements.  We reactivated an idle train at our Gregory processing plant in South Texas, upgraded existing equipment and added new equipment to enhance our liquids recovery performance for both trains. This project, which cost $10.9 million, increased the plant's processing capacity from 85 MMcf/d to 135 MMcf/d while improving ethane recoveries from the plant. The project was completed in October 2011.

  •
  Tauber pipeline acquisition.  On July 1, 2011, we acquired 56 miles of former Tennessee Gas Pipeline lateral pipelines near our Gregory processing plant in South Texas. This $3.0 million acquisition added a residue gas outlet for our new plant capacity and enabled us to expand sales of gas to local area customers. This acquisition enabled us to generate increased sales volumes, but its primary benefit is an expanded outlet for additional residue gas resulting from our Gregory processing plant enhancements described above and our new Woodsboro processing plant.

  •
  EAI acquisition.  Effective September 1, 2011, we acquired EAI, an intrastate natural gas pipeline system and gathering system in northwest and central Alabama that averaged approximately 100 MMcf/d of throughput volume during the first six months of 2012 for a purchase price of $21.8 million. The acquisition significantly expanded our ability to service markets and suppliers in this region.

  •
  McMullen pipeline extension.  On September 1, 2011, we completed construction of a 22-mile liquids-rich natural gas extension on our South Texas system to connect acreage in the Eagle Ford shale liquids-rich natural gas area. We have already contracted with two producers with a minimum throughput guarantee for five years. This extension cost $29.8 million and added approximately 115 MMcf/d of throughput capacity to our South Texas assets.

  •
  SMEPA pipeline expansion.  Effective April 1, 2011, we constructed a nine mile, 12" diameter pipeline that connects with the Southeast Supply Header in Jones County, Mississippi and provides us with additional capacity to supply SMEPA's Moselle generation facility. This project cost $8.3 million and added 130 MMcf/d of delivery capacity to our Mississippi pipeline assets.

  •
  Improved recovery of NGLs at Woodsboro process plant.  We are currently installing equipment to enhance our ability to recover NGLs at our Woodsboro processing plant. This project is expected to cost $9.4 million and to be fully operational in February 2013.

  •
  DeWitt and Karnes pipeline extension.  We have commenced construction of a new 57-mile pipeline extension to bring additional supply from DeWitt and Karnes Counties in the Eagle Ford shale area to our Woodsboro processing plant. This project is expected to cost $55.7 million and to be completed in February 2013.

        Our forecast for the twelve months ending September 30, 2013 includes the capital expenditures and benefits of the following projects:

  •
  constructing an additional tower at our Bonnie View fractionation plant that will allow us to expand our fractionation capacity by 11,000 Bbl/d to 22,500 Bbl/d;

  •
  constructing a lateral pipeline in Karnes County to connect additional supplies of liquids-rich gas for delivery to our Woodsboro processing plant;

  •
  constructing new facilities to increase our capacity to produce and market NGLs and transport purity NGL products for our customers (we do not expect to receive any benefits associated with these facilities during our forecast period because of their anticipated completion dates); and

  •
  beginning construction of a second processing plant at Woodsboro along with additional pipelines to provide incremental gas supply (we do not expect to receive any benefits associated with these facilities during our forecast period because of their anticipated completion dates).

        The following table provides a summary of the actual or estimated completion date and capital expenditures associated with the growth projects identified above.

Growth Drivers	Region	Actual / Estimated Completion Date	Capital Expenditures for the Year Ended December 31, 2011	Estimated Percentage of Total Project Expenditures	Capital Expenditures for the Nine Months Ended September 30, 2012	Estimated Percentage of Total Project Expenditures	Capital Expenditures for the Twelve Months Ending September 30, 2013	Estimated Percentage of Total Project Expenditures	Total Capital Expenditures
(dollars in millions)
SMEPA pipeline expansion	Mississippi	April 2011	$8.3	100%	—	100%	—	100%	$8.3
Tauber and EAI pipeline systems acquisitions	Mississippi / Alabama	August 2011	24.8	100%	—	100%	—	100%	24.8
McMullen pipeline extension	South Texas	September 2011	29.8	100%	—	100%	—	100%	29.8
Gregory processing plant enhancements	South Texas	September 2011	10.9	100%	—	100%	—	100%	10.9
South Texas pipeline expansion	South Texas	December 2011	9.4	100%	—	100%	—	100%	9.4
Woodsboro processing plant construction	South Texas	July 2012	64.4	62.1%	$39.3	100%	—	100%	103.7
NGL and gas residue pipeline extensions	South Texas	July 2012	—	0.0%	10.7	98.2%	0.2	100%	10.9
Bonnie View fractionation plant installation	South Texas	November 2012	3.1	5.9%	45.9	93.7%	3.3	100%	52.3
Woodsboro enhanced recovery	South Texas	February 2013	—	—	2.6	27.6%	6.8	100%	9.4
Dewitt/Karnes pipeline extension	South Texas	February 2013	—	—	20.0	35.9%	35.7	100%	55.7
Bonnie View fractionation additional capacity	South Texas	January 2013	—	—	1.2	14.1%	7.3	100%	8.5
Karnes Lateral Pipeline	South Texas	March 2013	—	—	—	—	8.0	100%	8.0
Woodsboro expansion	South Texas	July 2014	—	—	—	—	26.4	100%	26.4	(1)
Additional NGL Facility	South Texas	December 2013	—	—	—	—	24.0	100%	24.0	(2)
Other growth projects					8.0	44.4%	10.0	100%	18.0

			$150.7		$127.7		$121.7		$400.1

(1)
Project will continue through 2014; total cost will be greater than $26.4 million.

(2)
Project will continue through the end of 2013; we expect the total cost will be greater than $24.0 million.

        Please read "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Capital Expenditures" for more information regarding our anticipated capital expenditures for the twelve months ending September 30, 2013. At the closing of this offering, we expect to have availability under our new credit facility to fund the expenditures contemplated by our capital expenditures budget during our forecast period.

        Future Growth Projects.    We are actively pursuing new sources of natural gas supply and market demand to increase the throughput on our gathering and pipeline systems, our processing plants, on our transmission systems and to our power generation, industrial and utility customers. As we further extend our pipeline and gathering system into the Eagle Ford shale area, we are engaged in active discussions with current and prospective customers regarding our ability to serve their future needs for natural gas gathering, processing, treating, compression, transportation and any other related services. Furthermore, we believe that the Eagle Ford shale area is poised to yield significant production and volume growth in the coming years, especially in the "liquids-rich natural gas" area where the economics of producing natural gas and the associated liquids are increasingly attractive.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time by expanding the capacity and efficiency of our assets and by making selective acquisitions while ensuring the ongoing stability of our business. We expect to achieve this objective by pursuing the following business strategies:

  •
  Capitalize on organic growth opportunities, with a focus on high-growth areas such as the Eagle Ford shale.  We intend to continue to evaluate and execute midstream projects involving the gathering,

    processing, treating, compression and transportation of natural gas and the fractionation of NGLs that enhance our existing systems as well as our ability to aggregate supply and obtain access to premium markets for that supply. We plan to continue to focus on projects that we expect to increase our total throughput volume and generate attractive returns. A primary focus of our organic growth will be our South Texas assets located in and near the Eagle Ford shale area, a rapidly growing source of unconventional U.S. natural gas production that often features high condensate and NGL content. We have recently completed several projects in this region, including a 22-mile extension of our pipeline into McMullen County to connect to an area that contains both Eagle Ford shale gas and Olmos tight sand gas. In addition, we completed the construction of and commenced operations in July 2012 of our Woodsboro processing plant in Refugio County with 200 MMcf/d of capacity that is well-positioned to process volumes from the Eagle Ford and Olmos formations.

  •
  Continue to enhance the profitability of our existing assets.  We intend to increase the profitability of our existing asset base by identifying new business opportunities and adding new volumes of natural gas supplies to our existing assets. Specifically, we plan to capture incremental processing and fractionation margins from our existing throughput and to undertake additional initiatives to enhance utilization of our assets, as well as to continue to prudently enhance cost efficiencies. For example, our new Woodsboro processing plant provides us with the means of processing existing volumes at improved profit margins compared to the margins that we currently receive under our contract with Formosa, which is scheduled to terminate in January 2013, and also provides us with the capacity, along with the Gregory processing plant expansion, to process the additional supply of natural gas volume that we anticipate from the liquids-rich Eagle Ford shale area. The planned installation of our new Bonnie View fractionation plant will allow us to sell NGL component products to our power generation, industrial and utility customers, which we expect will bring higher margins relative to our margins for unfractionated NGLs that we produce through our processing activities. In addition, we recently refurbished an amine treater and transferred it to our Gregory processing plant so that we can accept natural gas with higher carbon dioxide content at that plant. We believe that opportunities will continue to arise to increase total system utilization by eliminating bottlenecks, connecting new supplies of natural gas to underutilized pipes and contracting our services to other suppliers, which we believe will increase cash flows with limited incremental investment cost.

  •
  Pursue accretive acquisitions of complementary assets.  We intend to pursue accretive acquisitions that strategically expand or complement our existing asset portfolio. We monitor the marketplace to identify and pursue such acquisitions, with a particular focus on regions with potential for additional near-term development. To identify potential acquisitions of businesses or assets, we seek to utilize our industry knowledge, network of customers and strategic asset base. For example, in July 2011, we acquired pipeline laterals connecting to our CCNG and Gregory systems, which provide us with additional gas marketing opportunities in South Texas as well as expanded options to market residue gas from our processing facilities. We acquired EAI, a 388-mile gathering and intrastate pipeline system in Alabama that has increased our total system throughput in Alabama from 15 MMcf/d to over 120 MMcf/d. Additionally, we completed the acquisition of a 65-mile pipeline system, which we call MONCO, for approximately $0.5 million in September 2012 pursuant to a purchase and sale agreement signed in September 2012, to connect additional liquids-rich gas from Montgomery County, Texas to our South Texas systems. We intend to pursue acquisition opportunities both independently and jointly with Charlesbank.

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  Manage our exposure to commodity price risk.  Because natural gas and NGL prices are volatile, we will continue to mitigate the impact of fluctuations in commodity prices and to generate more stable cash flows. We have and will continue to target a contract portfolio that is heavily weighted towards fixed-fee and fixed-spread contracts, which are not directly sensitive to commodity prices, while minimizing our direct exposure to commodity price fluctuations through hedging transactions where appropriate. We will also consider other methods of limiting commodity exposure, including the use of derivative instruments, as appropriate.

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  Maintain sound financial practices to ensure our long-term viability.  We intend to maintain our commitment to financial discipline, which we believe will serve the long-term interests of our unitholders. Consistent with our disciplined financial approach, we generally intend to fund the long-term capital requirements for expansion projects and acquisitions through a prudent combination of equity and debt capital. Upon the consummation of this offering and the use of a portion of the proceeds to repay our existing credit facility, we anticipate that we will have access to $200.0 million of borrowing availability under our new revolving credit facility.

Competitive Strengths

        We believe that we are well-positioned to successfully execute our business strategies by capitalizing on the following competitive strengths:

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  Strategically located asset base.  The majority of our assets are located in or within close proximity to the Eagle Ford shale area in South Texas, which is one of the most active drilling regions in the United States. Our geographic diversity reduces our reliance on any particular region, basin or gathering system. We believe the high growth potential of our South Texas assets coupled with the established, long-lived nature of our Mississippi and Alabama assets provide us with the opportunity to generate growth over the next several years. In addition, all of our assets have access to major natural gas market areas.

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  South Texas:    Our South Texas systems' close proximity to the Eagle Ford shale area has allowed us to execute on several recent organic capital projects in the area and to identify additional infrastructure needs adjacent to our existing systems. As of January 1, 2009, the EIA estimated that the undeveloped technically recoverable reserves of the Eagle Ford shale formation comprised 21 Tcf of natural gas. The Eagle Ford shale is currently the most active U.S. shale play with over 265 dedicated active rigs as of March 2012. According to the TRRC, natural gas production from the Eagle Ford shale area increased from 47 MMcf/d in 2009 to 852 MMcf/d for the first six months of 2012. Our growth opportunities are primarily impacted by activity levels in our Eagle Ford Southcross pipeline catchment area. Our Eagle Ford Southcross pipeline catchment area includes multiple prospective production zones, including the Olmos tight sand formation, which overlays the Eagle Ford shale in areas connected by our pipeline systems. At the beginning of July 2012, there were 169 active rigs drilling for natural gas in our Eagle Ford Southcross pipeline catchment area, which is a 168.3% increase in the number of rigs operating in that area from two years earlier. Our current activity provides us with a relationship with producers in the Eagle Ford shale region and an understanding of their future development plans and infrastructure needs. In addition, our South Texas systems benefit from access to the large industrial market in and around the Corpus Christi Ship Channel.

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  Mississippi and Alabama:    We believe we are a leading service provider in the Mississippi and Alabama regions in which we operate. Our assets provide critical supply to our power generation, industrial and utility customers accessing the wholesale markets via intrastate and interstate pipeline interconnects as well as local demand from commercial and industrial consumers. Several of the large gas-fired power plants across the southern portion of Mississippi access their primary source of natural gas through our system. Our acquisition in September 2011 of a 388-mile intrastate pipeline and gathering system in Alabama has significantly expanded our ability to service markets and suppliers in northwest and central Alabama.

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  Reliable cash flows underpinned by long-term, fixed-fee and fixed-spread contracts.  We provide our services primarily under fixed-fee and fixed-spread contracts, which helps to promote cash flow reliability and minimizes our direct exposure to commodity price fluctuations. Our fixed-spread contracts entail simultaneous buy and sell arrangements that enable us to lock in our profit margin with minimal commodity price risk. Some of our processing arrangements also provide us with upside potential by allowing us to benefit from rising NGL prices.

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  Integrated midstream value chain.  We provide a comprehensive package of services to natural gas producers, including natural gas gathering, processing, treating, compression and transportation and NGL fractionation and transportation. We believe our ability to move producers' natural gas and NGLs from the wellhead to market provides us with several advantages in competing for new supplies of natural gas. Specifically, the integrated nature of our business allows us to provide multiple services related to a single supply of natural gas and take advantage of incremental opportunities that present themselves along the value chain. We believe that this ability often provides us with the opportunity to compete favorably on price against other companies that do not provide a similar full suite of services. Providing multiple services to customers also gives us a better understanding of each customer's needs and the marketplace. In addition to the advantages with our suppliers, our ability to source and transport natural gas to market also allows us to satisfy our commercial and industrial customers' demand for natural gas. We believe all of these factors provide a competitive advantage relative to competing companies which do not offer this range of midstream services.

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  Experienced and incentivized management and operating teams.  Our executive officers have an average of 34 years of experience in building, acquiring and managing midstream and other energy assets and are focused on optimizing our existing business and expanding our operations through disciplined development and accretive acquisitions. Most of our field operating managers and supervisors have long-standing experience operating our assets. Our senior executives have worked together in several prior midstream companies and have been pursuing opportunities in the midstream industry with Charlesbank since 2002, including founding Regency Gas Services, a midstream company that was sold to a private equity firm and served as the foundation for Regency Energy Partners LP.

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  Supportive sponsor with significant industry expertise.  Charlesbank, the principal owner of our general partner, has substantial experience as a private equity investor in the energy and midstream sectors. Charlesbank's investment professionals have deep experience in identifying, evaluating, negotiating and financing acquisitions and investments in the midstream sector, including the formation of Regency Gas Services. We believe that Charlesbank provides us with strategic guidance, financial expertise and potential capital support that enhances our ability to grow our asset base and cash flow.

Our Sponsor

        Charlesbank is a leading private equity firm with over $2.0 billion of capital under management. The firm has more than 20 investment professionals and offices in Boston and New York. Originally managing an investment portfolio solely for Harvard University, Charlesbank spun-off from Harvard University in 1998, broadening its investor base in 2000 to include other institutional clients. Since 1998, Charlesbank has invested over $2.3 billion in 40 companies across a wide range of industries. In 2003, Charlesbank and members of our management team co-founded Regency Gas Services, a midstream company formed through the acquisition of assets from a publicly traded energy company. Over the years, Charlesbank has obtained deep experience in the energy sector and proven its ability to support and finance a variety of growth projects.

 Our Assets

        Our assets, the majority of which we acquired from Crosstex in August 2009, consist of five gathering systems, three natural gas processing plants, three intrastate pipelines, one fractionator and ancillary assets. The following table provides information regarding our assets by operating region as of June 30, 2012 and for the six months ended June 30, 2012.

				Six Months Ended June 30, 2012
	As of June 30, 2012
				Approximate Average Throughput (MMcf/d)
	Miles	Pipeline Compression (horsepower)	Approximate Design Capacity (MMcf/d)
Pipeline Systems
South Texas
Gulf Coast Systems	1,160	10,296	405	312	(1)
Gregory	266	700	135	88
Conroe	19	—	50	23

South Texas Total	1,445	10,996	590	423
Mississippi	626	2,200	345	77
Alabama	519	26,239	375	113

Total Pipelines	2,590	39,435	1,310	613

(1)
Includes 50 MMcf/d of gas delivered from Gregory to our Gulf Coast Systems.

	As of June 30, 2012		Six Months Ended June 30, 2012
	Compression (horsepower)	Approximate Design Capacity (MMcf/d)	Approximate Average Inlet Volumes (MMcf/d)
Processing Plants
Gregory	17,920	135	87
Conroe	8,750	50	23
Woodsboro	21,315	200	—

Total Processing	47,985	385	110

	As of June 30, 2012	Six Months Ended June 30, 2012
	Fractionation Capacity (Bbls/d)	Average Output (Bbls/d)
Fractionation plants
Gregory	4,800	3,900
Bonnie View(1)	—	—

Total Fractionation	4,800	3,900

(1)
The initial phase of the Bonnie View fractionation plant will be fully operational in November 2012 with expected capacity of 11,500 Bbls/d; the second phase is expected to provide an additional 11,000 Bbls/d and is anticipated to be complete in January 2013.

        We derive revenue primarily from fixed-fee and fixed-spread arrangements, both for our producer and supplier customers or our own account. For the year ended December 31, 2011, our fixed-fee and fixed-spread arrangements accounted for approximately 75.0% of our gross operating margin. Our contracts vary in duration from one month to ten years and the pricing under our contracts varies depending upon several factors, including our competitive position, our acceptance of any risk associated with a longer-term contract and our desire to recoup over the term of the contract any capital expenditures that we are required to incur in order to connect a counterparty to our pipeline system.

        We continually seek new sources of natural gas supply and power generation, industrial and utility customers to increase the throughput volume on our gathering and pipeline systems, through our processing plants, on our transmission systems and to our power generation, industrial and utility customers.

South Texas

        In August 2009, we acquired approximately 1,322 miles of pipeline and 33,800 horsepower of compression in South Texas from Crosstex. The assets in our South Texas region are located between Houston and Freer, a city that is located approximately 50 miles west of Corpus Christi. As of June 30, 2012, these assets consisted of approximately 1,445 miles of pipeline ranging in diameter from 2" to 20" with an estimated design capacity of 590 MMcf/d. Our South Texas assets also included 40 compressors with total compression of approximately 59,000 horsepower, three natural gas processing plants with total processing capacity of 385 MMcf/d and contracted third-party processing capacity of 83 MMcf/d, two treating plants and one fractionator. The systems in this region had an average throughput of 612 MMcf/d in the six months ended June 30, 2012, including the processing plants, which processed an average of 110 MMcf/d in that period. We divide our South Texas region into three asset systems:

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  Gulf Coast pipeline and gathering systems, which we refer to collectively as the "Gulf Coast Systems", includes the new Woodsboro processing plant that started operations in July 2012 and will include the Bonnie View fractionation plant which is expected to begin fractionating operations in October 2012 and to be fully operational in November 2012;

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  Gregory gathering system, Gregory processing plant and Gregory fractionation plant; and

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  Conroe gathering system and Conroe processing plant.

        Our pipelines in the South Texas region are connected to multiple producing fields, including the Eagle Ford shale area and to multiple industrial and electric generation customers. In addition to tie-ins to our three natural gas processing plants, our gathering systems are also connected to two large processing plants owned by third parties and to a number of intrastate and interstate pipelines.

        Gulf Coast System.    The Gulf Coast systems are located throughout 20 counties in South Texas, including parts of the Eagle Ford shale area, and consists of two major pipeline systems. The Gulf Coast systems include approximately 1,160 miles of pipeline ranging from 2" to 20" in diameter with an estimated design capacity of approximately 405 MMcf/d. The system also includes 9 compressors with compression of approximately 10,296 horsepower on a combined basis. For the six months ended June 30, 2012, this pipeline system had an average throughput of approximately 312 MMcf/d. We are currently constructing a pipeline that will add significant capacity to our Gulf Coast systems. This new 57 mile pipeline will move liquids-rich gas from Dewitt and Karnes Counties to our new Woodsboro processing plant. We expect the first stage of this 20-inch pipeline will be completed in November, 2012 which will add 70 MMcf/d of capacity to our systems. We expect the second stage, which is planned to be completed in the first quarter of 2013, to increase the capacity by another 250 MMcf/d.

        The Gulf Coast systems acquire dry natural gas and liquids-rich natural gas from over 185 receipt points at prices that are generally at a fixed discount to the Houston Ship Channel Index price. Carbon dioxide, if any, is primarily removed at our Nursery or DeWitt Mott treating plants. The majority of the gas has historically been delivered to third-party processing plants, including the Formosa processing plant located in Point Comfort, Texas and the Hilcorp processing plant located in Old Ocean, Texas. Formosa is contractually obligated to accept up to 83 MMcf/d of gas from our system through January 27, 2013 and is required to pay us the greater of (1) a fixed percentage of the value of the NGLs resulting from processing plus 100% of the value of the residue natural gas (an "upgrade" percent-of-proceeds payment) and (2) the value of the unprocessed volume of natural gas priced relative to the same index pursuant to which we acquired the natural gas (a "floor" percent-of-proceeds payment). This contract structure provides a floor margin mitigating downside risk of percent-of-proceeds producer contracts by insulating us from the exposure to scenarios in which the price we pay for the unprocessed natural gas exceeds the price of the NGL stream and the residue natural gas resulting from processing activities, while preserving for us the opportunity to generate attractive processing economics when the relative commodity prices favor processing. In the case of the Hilcorp processing plant, our customers pay us fixed gathering fees to transport approximately 25 MMcf/d from their wells to this processing plant. Our new Woodsboro processing plant receives and processes liquids-rich gas from the Gulf Coast pipeline systems. Upon expiration of the Formosa processing arrangement in January 2013, Woodsboro will process the bulk of the natural gas from these pipeline systems.

        Our producer customers on the Gulf Coast systems range from small independent exploration and production companies to large producers such as ConocoPhillips, Chesapeake Energy, Swift Energy, EOG Resources, Cabot Oil and Gas and BP Energy. One major shipper, Calpine Corporation, has a firm transportation agreement with us on the system for up to 100,000 MMBtu/d until 2017. Our major customer and market outlet on the system is Formosa until January 2013, which provides us with both processing services and a gas sales outlet. In 2011, Formosa accounted for 30% of the revenues on our Gulf Coast systems. Other major customers include Sherwin Alumina, Alcoa Alumina, Dow Hydrocarbons, and Valero Refining and Marketing Company, which accounted for 22%, 8%, 8% and 5%, respectively, of our revenues on this system for the year ended December 31, 2011.

        We are significantly increasing our NGL fractionation capacity. We are constructing a new fractionation facility at Bonnie View which will be directly supplied by the produced NGLs transported from our Woodsboro processing plant. The NGL storage and truck loading facilities at Bonnie View have been completed and full operation of the first phase, which will have a capacity of 11,500 Bbls/d, is anticipated in November 2012. We have placed orders for equipment and started construction to expand the Bonnie View fractionation plant capacity from 11,500 Bbl/d to 22,500 Bbl/d; this expansion is expected to be in service in January 2013.

        Residue gas, or natural gas which has been processed, from our Woodsboro and Gregory processing plants is transported through our Gulf Coast pipeline systems to customers, including intrastate pipelines.

        Gregory Gathering System, Processing Plant and Fractionation Plant.    The Gregory gathering system is located near Corpus Christi, Texas and consists of approximately 266 miles of pipeline ranging from 4" to 18" in diameter. The system also includes one compressor with total compression of approximately 700 horsepower. This primarily onshore system operates at approximately 400 to 450 psig and gathers liquids-rich and low carbon dioxide natural gas and delivers it into our Gregory processing plant. This processing plant has total compression of approximately 17,920 horsepower. Our Gregory processing plant is a cryogenic natural gas plant comprised of two units collectively having a total capacity of 135 MMcf/d—one unit with 85 MMcf/d of capacity operated continuously in 2011 while the second unit with 50 MMcf/d had been idle until it was reactivated in October 2011. During 2011, plant production was restricted due to the lack of full NGL market availability and was therefore consequently limited to an average throughput of approximately 66 MMcf/d. For the first six months of 2012, our average throughput on the Gregory gathering system was 87 MMcf/d. Our Gregory processing plant processes natural gas from the Gregory gathering system, as well as gas originating in our Gulf Coast systems.

        Natural gas is supplied to the Gregory gathering system from approximately 100 wellhead receipt points by producers such as EOG, Sabco and Cabot. The Gregory system's connection to our Gulf Coast systems system on October 1, 2011 provided greater supplies of natural gas to our Gregory processing plant.

        We have secured additional sources of liquids-rich natural gas supplies that have increased the utilization of our processing capacity at our Gregory processing plant as a result of drilling activity in the Eagle Ford shale area. In order to take advantage of these additional sources, we have implemented a number of enhancements that will allow the Gregory processing plant to both process this new liquids-rich natural gas and improve NGL recoveries. These enhancements include installing inlet treating to process gas for higher CO2 content, redesigning the expander / compressor, adding propane refrigeration, cryogenic pumps and adding residue recompression to improve ethane retentions and reactivating the second skid. As a result, we anticipate ethane retentions at the plant to increase from 56% to over 75% by December 2012. We believe these enhancements will increase profitability and allow us to be more competitive in securing future gas supplies.

        All of our producers on the Gregory gathering system pay a flat fee for natural gas to be gathered in the system and processed at the Gregory processing plant. Most of these contracts also provide us with incremental revenues above the fixed fees to the extent we are able to recover higher-than-negotiated amounts of ethane through processing the natural gas. Our major customers on the Gregory gathering system and processing plant include Cabot Oil & Gas and Swift, which comprised 7% and 25%, respectively, of this system's gas volumes in 2011.

        Produced NGLs are fractionated in our fractionator located on the same site as our Gregory processing plant. Purity ethane is shipped via pipeline to Dow Chemical while remaining NGLs are shipped via truck to local markets, which generally yield a premium to available pipeline rates. The Gregory fractionation plant has a total capacity of 4,800 Bbls/d, and NGLs produced in excess of this capacity are expected to be shipped to our new Bonnie View fractionation plant or to available y-grade pipeline markets.

        Conroe System and Processing Plant.    Our Conroe processing plant is a 50 MMcf/d cryogenic natural gas plant currently limited to 24 MMcf/d capacity due to inlet compression constraints. The plant typically recovers approximately 78% of the ethane contained in the inlet natural gas, depending on loads and temperatures. We have a fixed-fee processing contract with Denbury Resources, under which approximately 79% of the residue gas from the Conroe plant is returned to them for gas lift purposes. We sell the remaining natural gas and NGLs to unaffiliated parties. Average throughput for the plant during the six months ended June 30, 2012 was approximately 23 MMcf/d.

Mississippi and Alabama

  Mississippi

        In August 2009, we acquired approximately 626 miles of pipeline and 2,200 horsepower of compression in Mississippi from Crosstex. The assets in our Mississippi region are located principally in the southern half of the state and comprise the largest intrastate pipeline system in Mississippi. The Mississippi assets currently consist of approximately 626 miles of pipeline ranging in diameter from 2" to 20" with an estimated design capacity of 345 MMcf/d and two treating plants. Our system throughput volumes in Mississippi are affected by both on-system gas production volumes and customers' demand for gas. Production volumes are strongly influenced by drilling levels, which are largely influenced by natural gas price levels. Because we supplement on-system production volumes with off-system supply from interstate pipelines, the level of throughput is not completely governed by production levels. Also, demand and throughput volumes can be volatile on the system due to occasional high-volume sales of natural gas we purchase and sell to off-system markets. For the first six months of 2012, the system had an average throughput of 77 MMcf/d. The system has the capability to receive natural gas from three unaffiliated interstate pipelines—Southeast Supply Header, Southern National (SONAT) and Texas Eastern—to supplement supply on the system or to market gas off of the system.

        We generate revenues from our Mississippi assets by charging fixed transportation fees to shippers and by entering into fixed-spread contracts with suppliers and power generation, industrial and utility customers. In 2011, fixed-fee transportation contracts comprised 34.8% of the volumes we transported on our Mississippi system and fixed-spread contracts comprised the remaining 65.2% of our volumes. Our major producer customers are Denbury Resources and Penn Virginia. Our largest customers on our Mississippi system are SMEPA and CF Industries. These customers accounted for 30.3% and 21.9% of our revenues on our Mississippi system for 2011.

  Alabama

        In August 2009, we acquired approximately 125 miles of pipeline and 2,992 horsepower of compression in Alabama from Crosstex. The assets in our Alabama region are located in northwest and central Alabama and, following the EAI acquisition, which consisted of 388 miles of pipeline and 21,545 horsepower of compression, now consist of 519 miles of natural gas gathering pipeline ranging from 2" to 16" in diameter, 22 compressors with total compression of approximately 26,239 horsepower and is a system with an estimated design capacity of 375 MMcf/d. The primary gas supply to the system is coalbed methane gas from the Black Warrior Basin with incremental volumes gathered from conventional gas wells. We gather, transport, compress, purchase and sell natural gas in Alabama and offer both intrastate transportation and interstate transportation services under NGPA Section 311. Through a combination of purchase, transportation, and sales arrangements, the throughput on our Alabama system averaged approximately 113 MMcf/d in the first six months of 2012. For 2011, 83% of the volumes on our Alabama system were transported pursuant to fixed-fee transportation contracts and 17% of the volumes on the system were purchased from producers and then transported and sold to power generation, industrial and utility customers pursuant to fixed-spread contracts. Major counterparty customers include Entergy, BP Energy, Interconn Resources, Saga and Lamar County Gas District.

Competition

        The natural gas gathering, compression, processing, transportation and marketing business and the NGL fractionation business are very competitive. Our competitors include other midstream companies, producers and intrastate and interstate pipelines. Competition for natural gas volumes is primarily based on reputation, commercial terms, reliability, service levels, flexibility, access to markets, location, available capacity, capital expenditures and fuel efficiencies. Our principal competitors in South Texas are Copano Energy, L.L.C., Energy Transfer Partners, L.P., Enterprise Products Partners LP and Kinder Morgan Energy Partners LP. Our principal competitors in Alabama and Mississippi are Torch Energy Corporation, Gulf South Pipeline Company, LP, Southeast Supply Header, LLC, Samson Resources Inc. and El Paso Corporation.

        In addition to competing for natural gas volumes, we face competition for customer markets, which is primarily based on the proximity of pipelines to the markets, price and assurance of supply.

Safety and Maintenance

        We are subject to regulation by the PHMSA pursuant to the Natural Gas Pipeline Safety Act of 1968, or the NGPSA, and the Pipeline Safety Improvement Act of 2002, or the PSIA, which was reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. oil and natural gas transmission pipelines in high-consequence areas. The PHMSA has developed regulations implementing the PSIA that require transportation pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in "high consequence areas," such as high population areas. Recently enacted pipeline safety legislation, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The PHMSA recently issued a final rule applying safety regulations to certain rural low-stress hazardous liquid pipelines that were not covered previously by some of its safety regulations. We believe that this rule change does not affect our current pipelines. Future liquid pipeline expansions may be subject to this rule, but we do not believe compliance with the rule will have a material effect on our operations. Additionally, the National Transportation Safety Board has recently recommended that the PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While we cannot predict the outcome of proposed legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending through more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. Additionally, further legislative and regulatory changes may also result in higher penalties for the violation of federal pipeline safety regulations. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations. We cannot predict with any certainty at this time the terms of any new laws or rules or the costs of compliance associated with such requirements, but we regularly inspect our pipelines and third parties assist us in interpreting the results of the inspections.

        States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas and natural gas products pipelines have continuous inspection and compliance programs designed to keep the facilities in compliance with pipeline safety and pollution control requirements.

        In addition, we are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes, the purposes of which are to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, the Environmental Protection Agency, or EPA, community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that such information be provided to employees, state and local government authorities and citizens. We and the entities in which we own an interest are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves flammable liquid or gas, pressurized tanks, caverns and wells in excess of 10,000 pounds at various locations. Flammable liquids stored in atmospheric tanks below their normal boiling points without the benefit of chilling or refrigeration are exempt. We have an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. We believe that we are in material compliance with all applicable laws and regulations relating to worker health and safety.

        We and the entities in which we own an interest are also subject to:

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  EPA Chemical Accident Prevention Provisions, also known as the Risk Management Plan requirements, which are designed to prevent the accidental release of toxic, reactive, flammable or explosive materials;

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  OSHA Process Safety Management Regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive materials; and

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  Department of Homeland Security Chemical Facility Anti-Terrorism Standards, which are designed to regulate the security of high-risk chemical facilities.

Regulation of Operations

        Regulation of pipeline gathering and transportation services, natural gas sales and transportation of NGLs may affect certain aspects of our business and the market for our products and services.

  Intrastate Pipelines

        Our transmission lines are subject to state regulation of rates and terms of service. In Texas, the regulatory system allows rates to be negotiated on a customer-by-customer basis and are subject to a complaint-based review process. In rare circumstances, as allowed by statute, regulators may initiate a rate review. Although Texas does not have an "open access" requirement, there is a "non-discriminatory access" requirement, which is subject to a complaint-based review. In Mississippi and Alabama, the regulatory systems allow special contracts that are negotiated on a customer-by-customer basis for Commission approval.

  Section 311 Pipelines

        Intrastate transportation of natural gas is largely regulated by the state in which such transportation takes place. Several of our intrastate pipeline subsidiaries, Southcross CCNG Transmission Ltd., Southcross Gulf Coast Transmission Ltd., Southcross Mississippi Pipeline, L.P. and Southcross Alabama Pipeline LLC, also provide interstate transportation service. The rates, terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act, or NGPA, and Part 284 of the FERC's regulations. Pipelines providing transportation service under Section 311 are required to provide services on an open and nondiscriminatory basis. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of an interstate natural gas pipeline or an LDC served by an interstate natural gas pipeline. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The rates under Section 311 approved by the FERC are maximum rates and we may negotiate at or below such rates. Currently, the FERC reviews our maximum rates every five years and such maximum rates may increase or decrease as a result of such reviews. The terms and conditions of service set forth in the intrastate facility's statement of operating conditions are also subject to the FERC's review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved Section 311 rates, our business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by the FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline's FERC-approved statement of operating conditions could result in alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies or sanctions.

  Hinshaw Pipelines

        Similar to intrastate pipelines, Hinshaw pipelines, by definition, also operate within a single state. However, unlike intrastate pipelines, Hinshaw pipelines can receive gas from outside their state without becoming subject to FERC's NGA jurisdiction. Specifically, Section 1(c) of the NGA exempts from the FERC's NGA jurisdiction those pipelines that transport gas in interstate commerce if (1) they receive natural gas at or within the boundary of a state, (2) all the gas is consumed within that state and (3) the pipeline is regulated by a state commission. Following the enactment of the NGPA, the FERC issued Order No. 63 authorizing Hinshaw pipelines to apply for authorization to transport natural gas in interstate commerce in the same manner as intrastate pipelines operating pursuant to Section 311 of the NGPA. Hinshaw pipelines frequently operate pursuant to blanket certificates to provide transportation and sales service under the FERC's regulations.

        Historically, the FERC did not require intrastate and Hinshaw pipelines to meet the same rigorous transactional reporting guidelines as interstate pipelines. However, as discussed below, in 2010 the FERC issued a new rule, Order No. 735, which increases FERC regulation of certain intrastate and Hinshaw pipelines. See "—Market Behavior Rules; Posting and Reporting Requirements."

  Gathering Pipeline Regulation

        Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. We believe that our natural gas pipelines meet the traditional tests that the FERC has used to determine that a pipeline is a gathering pipeline and is, therefore, not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of our gathering facilities are subject to change based on future determinations by the FERC, the courts or Congress. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. In recent years, the FERC has taken a more light-handed approach to regulation of the gathering activities of interstate pipeline transmission companies, which has resulted in a number of such companies transferring gathering facilities to unregulated affiliates. As a result of these activities, natural gas gathering may begin to receive greater regulatory scrutiny at both the state and federal levels. Our natural gas gathering operations could be adversely affected should they be subject to more stringent application of state or federal regulation of rates and services. Our natural gas gathering operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

        Our natural gas gathering operations are subject to ratable take and common purchaser statutes in most of the states in which we operate. These statutes generally require our gathering pipelines to take natural gas without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. The regulations under these statutes can have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather natural gas. The states in which we operate have adopted a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. We cannot predict whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to our system due to these regulations.

  Market Behavior Rules; Posting and Reporting Requirements

        On August 8, 2005, Congress enacted the Energy Policy Act of 2005, or the EPAct 2005. Among other matters, the EPAct 2005 amended the NGA to add an anti-manipulation provision that makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations to be prescribed by the FERC and, furthermore, provides the FERC with additional civil penalty authority. On January 19, 2006, the FERC issued Order No. 670, a rule implementing the anti-manipulation provision of the EPAct 2005, and subsequently denied rehearing. The rules make it unlawful for any entity, directly or indirectly in connection with the purchase or sale of natural gas subject to the jurisdiction of the FERC or the purchase or sale of transportation services subject to the jurisdiction of the FERC to (1) use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-manipulation rules apply to interstate gas pipelines and storage companies and intrastate gas pipelines and storage companies that provide interstate services, such as Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted "in connection with" gas sales, purchases or transportation subject to FERC jurisdiction. The new anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but only to the extent such transactions do not have a "nexus" to jurisdictional transactions. The EPAct 2005 also amends the NGA and the NGPA to give the FERC authority to impose civil penalties for violations of these statutes, up to $1,000,000 per day per violation for violations occurring after August 8, 2005. In connection with this enhanced civil penalty authority, the FERC issued a policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. Should we fail to comply with all applicable FERC-administered statutes, rule, regulations and orders, we could be subject to substantial penalties and fines.

        The EPAct of 2005 also added a Section 23 to the NGA authorizing the FERC to facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. In 2007, the FERC took steps to enhance its market oversight and monitoring of the natural gas industry by issuing several rulemaking orders designed to promote gas price transparency and to prevent market manipulation. In December 2007, the FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing, or Order No. 704. Order No. 704 requires buyers and sellers of annual quantities of natural gas of 2,200,000 MMBtu or more, including entities not otherwise subject to the FERC's jurisdiction, to provide by May 1 of each year an annual report to the FERC describing their aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to or may contribute to the formation of price indices. Order No. 704 also requires market participants to indicate whether they report prices to any index publishers and, if so, whether their reporting complies with the FERC's policy statement on price reporting. In June 2010, the FERC issued the last of its three orders on rehearing and clarification further clarifying its requirements.

        In 2008, the FERC issued Order No. 720 which increases the Internet posting obligations of interstate pipelines, and also requires "major non-interstate" pipelines (defined as pipelines that are not natural gas companies under the NGA that deliver more than 50 million MMBtu annually) to post on the Internet the daily volumes scheduled for each receipt and delivery point on their systems with a design capacity of 15,000 MMBtu/d or greater. Southcross CCNG Transmission Ltd. is currently subject to the posting requirement. Numerous parties requested modification or reconsideration of this rule. An order on rehearing, Order No. 720-A, was issued on January 21, 2010. In that order the FERC reaffirmed its holding that it has jurisdiction over major non-interstate pipelines for the purpose of requiring public disclosure of information to enhance market transparency. Order No. 720-A also granted clarification regarding application of the rule. Two parties have filed appeals of Order Nos. 720 and 720-A to the Fifth Circuit. On October 24, 2011, the Fifth Circuit issued its decision in Texas Pipeline Association v. Federal Energy Regulatory Commission, in which it vacated FERC Order Nos. 720 and 720-A on the basis that FERC did not have statutory authority under the NGA to require intrastate pipelines to disclose and disseminate capacity and scheduling information. FERC did not seek rehearing of the decision by the Fifth Circuit or review by the Supreme Court, and it is not known whether FERC intends to apply Order No. 720 to jurisdictions not within the jurisdiction of the Fifth Circuit. As a result of the Fifth Circuit's decision, some or all of our intrastate operations that otherwise would have been required to comply with Order No. 720's posting requirements will not be required to do so.

        In May 2010, the FERC issued Order No. 735, which requires intrastate pipelines providing transportation services under Section 311 of the NGPA and Hinshaw pipelines operating under Section 1(c) of the NGA to report on a quarterly basis more detailed transportation and storage transaction information, including: rates charged by the pipeline under each contract; receipt and delivery points and zones or segments covered by each contract; the quantity of natural gas the shipper is entitled to transport, store, or deliver; the duration of the contract; and whether there is an affiliate relationship between the pipeline and the shipper. Order No. 735 further requires that such information must be supplied through a new electronic reporting system and will be posted on the FERC's website, and that such quarterly reports may not contain information redacted as privileged. The FERC promulgated this rule after determining that such transactional information would help shippers make more informed purchasing decisions and would improve the ability of both shippers and the FERC to monitor actual transactions for evidence of market power or undue discrimination. Order No. 735 also extends the Commission's periodic review of the rates charged by the subject pipelines from three years to five years. Order No. 735 became effective on April 1, 2011. In December 2010, the Commission issued Order No. 735-A. In Order No. 735-A, the Commission generally reaffirmed Order No. 735 requiring Section 311 and "Hinshaw" pipelines to report on a quarterly basis storage and transportation transactions containing specific information for each transaction, aggregated by contract. In June 2011, the Commission extended the time for filing form 549D, the subject of Order No. 735, for the first quarter of 2011 until September 9, 2011, and for the second quarter until September 30, 2011.

        In October 2010, the FERC issued a Notice of Inquiry seeking public comment on the issue of whether and how parties that hold firm capacity on some intrastate pipelines can allow others to use their capacity, including to what extent buy/sell transactions should be permitted and whether the FERC should consider requiring such pipelines to offer capacity release programs. In the Notice of Inquiry, the FERC granted a blanket waiver regarding such transactions while the FERC is considering these policy issues. The comment period has ended but the FERC has not yet issued an order.

  Sales of Natural Gas and NGLs

        Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated by the FERC under the NGA, the NGPA and regulations issued under those statutes. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed all price controls affecting wellhead sales of natural gas effective January 1, 1993.

        The price at which we sell natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to our physical sales of these energy commodities, we are required to observe anti-market manipulation laws and related regulations enforced by the FERC and/or the CFTC and the Federal Trade Commission, or FTC. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

        Sales of NGLs are not currently regulated and are made at negotiated prices. Nevertheless, Congress could enact price controls in the future.

        As discussed above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting interstate natural gas pipelines and those initiatives may also affect the intrastate transportation of natural gas both directly and indirectly.

 Environmental Matters

  General

        Our operation of pipelines, plants and other facilities for the gathering, compressing, treating and transporting of natural gas and other products and the fractionation of NGLs is subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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  requiring the installation of pollution-control equipment or otherwise restricting the way we operate or imposing additional costs on our operations;

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  limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species;

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  delaying system modification or upgrades during permit reviews;

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  requiring investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and

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  enjoining the operations of facilities deemed to be in non-compliance with permits issued pursuant to or permit requirements imposed by such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where substances, hydrocarbons or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We also actively participate in industry groups that help formulate recommendations for addressing existing or future regulations.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, compress, treat and transport natural gas. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.

  Hazardous Substances and Waste

        Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as CERCLA or the Superfund law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

        We also generate industrial wastes that are subject to the requirements of the Resource Conservation and Recovery Act, referred to as RCRA, and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. We generate little hazardous waste; however, it is possible that these wastes, which could include wastes currently generated during our operations, will in the future be designated as "hazardous wastes" and, therefore, be subject to more rigorous and costly disposal requirements. Moreover, from time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for non-hazardous wastes, including natural gas wastes. Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses or otherwise impose limits or restrictions on our operations or those of our customers.

        We currently own or lease, and our Predecessor has in the past owned or leased, properties where hydrocarbons are being or have been handled for many years. Although previous operators have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons and wastes have been transported for treatment or disposal. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination. We are not currently aware of any facts, events or conditions relating to such requirements that could materially impact our operations or financial condition.

  Oil Pollution Act

        In 1991, the EPA adopted regulations under the Oil Pollution Act, or OPA. These oil pollution prevention regulations, as amended several times since their original adoption, require the preparation of a Spill Prevention Control and Countermeasure Plan, or SPCC, for facilities engaged in drilling, producing, gathering, storing, processing, refining, transferring, distributing, using, or consuming oil and oil products, and which due to their location, could reasonably be expected to discharge oil in harmful quantities into or upon the navigable waters of the United States. The owner or operator of an SPCC-regulated facility is required to prepare a written, site-specific spill prevention plan, which details how a facility's operations comply with the requirements. To be in compliance, the facility's SPCC plan must satisfy all of the applicable requirements for drainage, bulk storage tanks, tank car and truck loading and unloading, transfer operations (intrafacility piping), inspections and records, security, and training. Most importantly, the facility must fully implement the SPCC plan and train personnel in its execution. We believe that none of our facilities is materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

  Air Emissions

        Our operations are subject to the federal Clean Air Act, or the CAA, and comparable state and local laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our compressor stations and processing plants, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. We believe that we are in substantial compliance with these requirements. We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

        On August 20, 2010, the EPA published new regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocating internal combustion engines. On May 22, 2012, the EPA proposed amendments to the final rule in response to several petitions for reconsideration. The EPA must finalize the proposed amendments by December 14, 2012. The rule will require us to undertake certain expenditures and activities, likely including purchasing and installing emissions control equipment, such as oxidation catalysts or non-selective catalytic reduction equipment, on all our engines following prescribed maintenance practices for engines (which are consistent with our existing practices), and implementing additional emissions testing and monitoring. Compliance with the final rule currently is required by October 2013. We are continuing our evaluation of the cost impacts of the final rule and proposed amendments.

        On June 28, 2011, the EPA issued a final rule, effective August 29, 2011 modifying existing regulations under the CAA that established new source performance standards for manufacturers, owners and operators of new, modified and reconstructed stationary internal combustion engines. The final rule may require us to undertake significant expenditures, including expenditures for purchasing, installing, monitoring and maintaining emissions control equipment. Compliance with the final rule is not required until at least 2013. On May 22, 2012, the EPA proposed minor amendments that must be finalized by December 14, 2012. We are currently evaluating the impact that this final rule and proposed amendments will have on our operations.

        On April 17, 2012, the EPA approved final rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. This new rule addresses emissions of various pollutants frequently associated with oil and natural gas production and processing activities. For new or reworked hydraulically-fractured wells, the final rule requires controlling emissions through flaring until 2015, when the rule requires the use of reduced emission, or "green", completions. The rule also establishes specific new requirements, effective in 2012, for emissions from compressors, controllers, dehydrators, storage tanks, gas processing plants and certain other equipment. This rule may require a number of modifications to our and our customers' operations, including the installation of new equipment to control emissions. Compliance with such rules could result in additional costs, including increased capital expenditures and operating costs, for us and our customers which may adversely impact our business.

  Water Discharges

        The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters as well as waters of the United States and impose requirements affecting our ability to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of pollutants and chemicals. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. These permits may require us to monitor and sample the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that compliance with existing permits and compliance with foreseeable new permit requirements under the Clean Water Act and state counterparts will not have a material adverse effect on our financial condition, results of operations or cash flow.

  Safe Drinking Water Act

        The underground injection of oil and natural gas wastes are regulated by the Underground Injection Control program authorized by the Safe Drinking Water Act. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. We believe that our facilities will not be materially adversely affected by such requirements.

  Endangered Species

        The Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. While some of our pipelines may be located in areas that are designated as habitats for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans or limit future development activity in the affected areas.

  National Environmental Policy Act

        The National Environmental Policy Act, or NEPA, establishes a national environmental policy and goals for the protection, maintenance and enhancement of the environment and provides a process for implementing these goals within federal agencies. A major federal agency action having the potential to significantly impact the environment requires review under NEPA and, as a result, many activities requiring FERC approval must undergo NEPA review. Many of our activities are covered under categorical exclusions which results in a shorter NEPA review process. The Council on Environmental Quality has announced an intention to reinvigorate NEPA reviews and on March 12, 2012 issued final guidance that may result in longer review processes that could lead to delays and increased costs that could materially adversely affect our revenues and results of operations.

  Climate Change

        Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" and including carbon dioxide and methane, may be contributing to warming of the Earth's atmosphere. In response to the scientific studies, international negotiations to address climate change have occurred. The United Nations Framework Convention on Climate Change, also known as the "Kyoto Protocol," became effective on February 16, 2005 as a result of these negotiations, but the United States did not ratify the Kyoto Protocol. At the end of 2009, an international conference to develop a successor to the Kyoto Protocol issued a document known as the Copenhagen Accord. Pursuant to the Copenhagen Accord, the United States submitted a greenhouse gas emission reduction target of 17 percent by 2020 compared to 2005 levels. We continue to monitor the international efforts to address climate change. Their effect on our operations cannot be determined with any certainty at this time.

        In the United States, legislative and regulatory initiatives are underway to limit GHG emissions. The U.S. Congress has considered legislation that would control GHG emissions through a "cap and trade" program and several states have already implemented programs to reduce GHG emissions. The U.S. Supreme Court determined that GHG emissions fall within the federal CAA definition of an "air pollutant," and in response the EPA promulgated an endangerment finding paving the way for regulation of GHG emissions under the CAA. In 2010, the EPA issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for greenhouse gas emissions under the Clean Air Act.

        In addition, on September 2009, the EPA issued a final rule requiring the reporting of GHGs from specified large GHG emission sources in the United States beginning in 2011 for emissions in 2010. Our Gregory and Conroe processing facilities are currently required to report under this rule. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting to include onshore and offshore oil and natural gas systems beginning in 2012. Several of our onshore compression facilities will likely be required to report under this rule, with the first report due to the EPA in 2012.

        Because regulation of GHG emissions is relatively new, further regulatory, legislative and judicial developments are likely to occur. Such developments may affect how these GHG initiatives will impact us. Moreover, while the U.S. Supreme Court held in its June 2011 decision in American Electric Power Co., Inc. v. Connecticut that with respect to claims concerning GHG emissions, the federal common law of nuisance was displaced by the federal Clean Air Act, the Court left open the question whether tort claims against GHG emissions sources alleging property damage may proceed under state common law. There thus remains some litigation risk for such claims. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.

        Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy. To the extent that our products are competing with higher greenhouse gas emitting energy sources, our products would become more desirable in the market with more stringent limitations on greenhouse gas emissions. To the extent that our products are competing with lower greenhouse gas emitting energy sources such as solar and wind, our products would become less desirable in the market with more stringent limitations on greenhouse gas emissions. We cannot predict with any certainty at this time how these possibilities may affect our operations.

        The majority of scientific studies on climate change suggest that stronger storms may occur in the future in the areas where we operate, although the scientific studies are not unanimous. Due to their location, our operations along the Gulf Coast are vulnerable to operational and structural damages resulting from hurricanes and other severe weather systems and our insurance may not cover all associated losses. We are taking steps to mitigate physical risks from storms, but no assurance can be given that future storms will not have a material adverse effect on our business.

  Anti-terrorism Measures

        The Department of Homeland Security Appropriation Act of 2007 requires the Department of Homeland Security, or DHS, to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas facilities that are deemed to present

"high levels of security risk." The DHS issued an interim final rule in April 2007 regarding risk-based performance standards to be attained pursuant to this act and, on November 20, 2007, further issued an Appendix A to the interim rules that establish chemicals of interest and their respective threshold quantities that will trigger compliance with these interim rules. Covered facilities that are determined by DHS to pose a high level of security risk will be required to prepare and submit Security Vulnerability Assessments and Site Security Plans as well as comply with other regulatory requirements, including those regarding inspections, audits, recordkeeping, and protection of chemical-terrorism vulnerability information. Two of our facilities (the Gregory and Conroe plants) have more than the threshold quantity of listed chemicals; therefore, a "Top Screen" evaluation was submitted to the DHS. The DHS reviewed this information and made the determination that none of the facilities are considered high-risk chemical facilities.

Title to Properties and Rights-of-Way

        Our real property falls into two categories: (1) parcels that we own in fee and (2) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our plants and other major facilities are located are owned by us in fee title, and we believe that we have satisfactory title to these lands. The remainder of the land on which our plant sites and major facilities are located are held by us pursuant to surface leases between us, as lessee, and the fee owner of the lands, as lessors. Our Predecessors leased or owned these lands for many years without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory leasehold estates or fee ownership in such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses.

Employees

        We do not have any employees. The officers of our general partner will manage our operations and activities. As of September 30, 2012, Southcross Energy LLC retained 154 people who provide direct, full-time support to our operations. Subsequent to the closing of this offering, all of the employees required to conduct and support our operations will be employed by our general partner. None of these employees are covered by collective bargaining agreements, and our general partner considers its employee relations to be good.

Legal Proceedings

        We are not a party to any legal proceeding other than legal proceedings arising in the ordinary course of our business. We are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business.

MANAGEMENT

Management of Southcross Energy Partners, L.P.

        We are managed by the directors and executive officers of our general partner, Southcross Energy Partners GP, LLC. Our general partner is not elected by our unitholders and will not be subject to re-election in the future. Holdings owns all of the membership interests in our general partner. Our general partner has a board of directors, and our unitholders are not entitled to elect the directors or directly or indirectly to participate in our management or operations. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

Director Independence

        Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of its general partner.

Committees of the Board of Directors

        The board of directors of our general partner will have an audit committee, or the Audit Committee, a conflicts committee, or the Conflicts Committee, and a compensation committee, or the Compensation Committee, and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors will have the composition and responsibilities described below.

  Conflicts Committee

        We will have a Conflicts Committee of one or more members of our board of directors. Jerry W. Pinkerton will serve as the initial member and chair of the Conflicts Committee, and one or more members will be appointed after the closing of this offering. Our partnership agreement provides for the Conflicts Committee, as delegated by the board of directors of our general partner as circumstances warrant, to review conflicts of interest between us and our general partner or between us and affiliates of our general partner. If a matter is submitted to the Conflicts Committee, which will consist solely of independent directors, for their review and approval, the Conflicts Committee will determine if the resolution of a conflict of interest that has been presented to it by the board of directors of our general partner is fair and reasonable to us. The members of the Conflicts Committee may not be executive officers or employees of our general partner or directors, executive officers or employees of its affiliates. In addition, the members of the Conflicts Committee must meet the independence and experience standards established by the NYSE and the Exchange Act for service on an audit committee of a board of directors. Any matters approved by the Conflicts Committee will be conclusively deemed to have been approved in good faith, to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

  Audit Committee

        Jerry W. Pinkerton, Jon M. Biotti and Samuel P. Bartlett will serve as the initial members of the Audit Committee, and Mr. Pinkerton will serve as the chair. The Audit Committee will oversee, review, act on and report on various auditing and accounting matters to the board of directors of our general partner, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee will oversee our compliance programs relating to legal and regulatory requirements. Our general partner will rely on the phase-in rules of the SEC and the NYSE with respect to the independence of the Audit Committee. Those rules permit our general partner to have an Audit Committee that has one independent member upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of independent members within 90 days thereafter and all independent members within one year thereafter. In compliance with those rules, Mr. Bartlett will resign from the Audit Committee upon appointment of the first such additional independent director to the board of directors and the Audit Committee. Mr. Biotti will resign from the Audit Committee when the final independent director is appointed. Thereafter, our general partner is generally required to have at least three independent directors serving on its board at all times.

  Compensation Committee

        Kim G. Davis, Jon M. Biotti and Jerry W. Pinkerton will serve as the members of the Compensation Committee. Mr. Davis will serve as the chair of the Compensation Committee. The Compensation Committee will establish salaries, incentives and other forms of compensation for officers and other employees. The Compensation Committee will also administer our incentive compensation and benefit plans.

Directors and Executive Officers

        Directors are appointed for a term of one year and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the board. The following table shows information for the directors and executive officers of our general partner.

Name	Age	Position with Southcross Energy Partners GP, LLC
David W. Biegler	66	Chairman of the Board, President, and Chief Executive Officer
Michael T. Hunter	62	Vice Chairman and Chief Commercial Officer
J. Michael Anderson	50	Senior Vice President and Chief Financial Officer
David M. Mueller	55	Senior Vice President, Chief Accounting Officer
Albert B. Glasgow	61	Senior Vice President, Operations
Ronald J. Barcroft	68	Senior Vice President, Natural Gas Liquids
Samuel P. Bartlett	39	Director
Jon M. Biotti	44	Director
Kim G. Davis	58	Director
Jerry W. Pinkerton	72	Director

  David W. Biegler

        David W. Biegler was elected Chairman of the board of directors and Chief Executive Officer of our general partner in August 2011 and was elected President in October 2012. Since July 2009, Mr. Biegler served as chairman of the board of directors and chief executive officer of Southcross Energy LLC, our predecessor. Mr. Biegler has 46 years of experience in the energy industry, having held various management positions in upstream, midstream, downstream and oilfield services companies. From 2004 until 2012, Mr. Biegler served as chairman and chief executive officer of Estrella Energy LP, an entity formed for the purpose of acquiring midstream companies, which was a founding investor in our predecessor. From 2002 to 2004, Mr. Biegler was the chairman of the board of Regency Gas Services, a midstream company that he co-founded and that was ultimately sold to a private equity firm. Mr. Biegler retired as vice chairman of the board of TXU Corp. (now Energy Future Holdings Corp.) in 2001, a position he assumed earlier that year. From 1997 to 2001, he served as president and chief operating officer of TXU Corp., the result of a merger between Texas Utilities and ENSERCH Corporation. From 1966 to 1997, Mr. Biegler held various management positions at ENSERCH Corporation and its upstream, midstream, downstream and oilfield field services subsidiaries, including as ENSERCH's chairman, president and chief executive officer from 1994 to 1997.

        Mr. Biegler serves as a director of Southwest Airlines Co. and Trinity Industries, Inc. He previously served as a director of Dynegy, Inc., Guaranty Financial Group, and Animal Health International, Inc. Mr. Biegler received a Bachelor of Science degree in physics from St. Mary's University and is a graduate of Harvard University's advanced management program. He has served as a member of the National Petroleum Council and as the chairman of the American Gas Association, the Southern Gas Association, the American Gas Foundation and the Texas Pipeline Association.

  Michael T. Hunter

        Michael T. Hunter was appointed Vice Chairman and Chief Commercial Officer of our general partner in October 2012. From August 2011 to October 2012, Mr. Hunter served as President of our general partner. Since July 2009, Mr. Hunter served as president and a member of the board of directors of Southcross Energy LLC, our predecessor. Mr. Hunter has 36 years of experience in the energy industry, having held various management and board positions in several energy companies. From 2004 until 2012, Mr. Hunter served as president of Estrella Energy LP, an entity formed for the purpose of acquiring midstream companies, which was a founding investor in our predecessor. From 2001 to 2004, Mr. Hunter was a member of the board of directors of Regency Gas Services, a midstream company that he co-founded and that was ultimately sold to a private equity firm. In 2000, Mr. Hunter retired as president of TXU Corp.'s (now Energy Future Holdings Corp.) pipeline business unit, the largest U.S. intrastate natural gas pipeline operation. Mr. Hunter held this position since TXU Corp. was formed as a result of the merger between Texas Utilities and ENSERCH Corporation in August 1997. Prior to the merger, Mr. Hunter served as the president of Lone Star Pipeline Company, a subsidiary of ENSERCH Corporation, from 1995 to 1997, and as the vice chairman of ENSERCH Processing, a subsidiary of ENSERCH Corporation from 1995 to 1997. From 1985 to 1995, Mr. Hunter was employed by NORAM Energy Corp. (f/k/a Arkla, Inc.) holding executive positions, including serving as President and Chief Operating Officer of its interstate natural gas pipeline entities.

        Mr. Hunter serves as the vice chairman of the Texas Energy Reliability Council and has served as a member of the board of directors or as a trustee for the Southern Gas Association, Texas Pipeline Association, Gas Research Institute and Institute of Gas Technology. He is also a member of the board of directors for the University of Idaho Foundation. Mr. Hunter received a Bachelor of Science degree in political science and a Master's degree in business administration from the University of Idaho.

  J. Michael Anderson

        J. Michael Anderson was appointed Senior Vice President and Chief Financial Officer of our general partner in April 2012. Mr. Anderson was the Senior Vice President and Chief Financial Officer of Exterran GP LLC, the general partner of Exterran Partners, L.P., from November 2011 until he joined our general partner. Prior to that, Mr. Anderson had served as Senior Vice President of Exterran GP LLC since June 2006 and as a director of Exterran GP LLC since October 2006. He also served as Senior Vice President and Chief Financial Officer of Exterran Holdings, Inc. from August 2007 to December 2011. Prior to the merger of Hanover Compressor Company and Universal Compression Holdings Inc. in August 2007, Mr. Anderson was Senior Vice President and Chief Financial Officer of Universal, a position he assumed in March 2003. From 1999 to 2003, Mr. Anderson held various positions with Azurix Corp. (a water and wastewater utility and services company), primarily as the company's Chief Financial Officer and later as Chairman and Chief Executive Officer. Prior to that time, he spent ten years in the Global Investment Banking Group of J.P. Morgan Chase & Co. (a financial services company), where he specialized in merger and acquisitions advisory services. Mr. Anderson holds a BBA in finance from Texas Tech University and an MBA in finance from The Wharton School of the University of Pennsylvania.

  David M. Mueller

        David M. Mueller was appointed Senior Vice President and Chief Accounting Officer of our general partner in April 2012. From August 2011 to April 2012, Mr. Mueller served as Senior Vice President, Finance and Administration of our general partner. Since July 2009, Mr. Mueller served as Senior Vice President, Finance and Administration of Southcross Energy LLC, our predecessor. Mr. Mueller has 33 years of financial and operational experience in the energy industry. Prior to joining Southcross Energy LLC, Mr. Mueller served as vice president, finance and controller of PSEG Texas (f/k/a Texas Independent Energy), an independent power producer and subsidiary of Public Service Enterprise Group Incorporated, from July 1999 to December 2008. From December 2008 until joining Southcross Energy LLC in July 2009, Mr. Mueller consulted for PSEG Texas, assisting in the management and orderly retirement of the company's long-term debt. From May 1984 to July 1999, Mr. Mueller served in various accounting and operational leadership roles at ENSERCH Corporation. From July 1979 to May 1984, Mr. Mueller worked for Deloitte & Touche LLP, providing auditing services to clients in the oil and natural gas exploration and production and electricity utility sectors. Mr. Mueller received a Bachelor of Science degree in business administration from Texas Tech University. He is a member of the American Institute of Certified Public Accountants and Financial Executives International.

  Albert B. Glasgow

        Albert B. Glasgow was appointed Senior Vice President, Operations of our general partner in August 2011. Since 2009, Mr. Glasgow served as Senior Vice President, Operations of Southcross Energy LLC, our predecessor. Mr. Glasgow has 39 years of experience in the energy industry. Prior to joining Southcross Energy LLC, he served as vice president of operations for the western division of Duke Energy Field Services, LLC, a joint venture between Phillips Petroleum (now ConocoPhillips Company) and Duke Energy Corporation from April 2000 to March 2005. Prior to that, Mr. Glasgow served as the operations manager for the Oklahoma region of GPM, a strategic business unit of Phillips Petroleum. Mr. Glasgow received a Bachelor of Mechanical Engineering degree from Texas A&M University in 1973 and is a registered professional engineer in the states of Oklahoma and Texas. Mr. Glasgow is active in the Gas Processors Association, having served as a regional program committee member, Permian Basin Chapter President for three terms, and co-chairman of the maintenance and operations section for the national organization.

  Ronald J. Barcroft

        Ronald J. Barcroft was appointed Senior Vice President, Natural Gas Liquids of our general partner in October 2012. From August 2011 to October 2012, Mr. Barcroft served as Senior Vice President, Business Development of our general partner. From July 2009 to August 2011, Mr. Barcroft served as Senior Vice President, Commercial of Southcross Energy LLC, our predecessor. Mr. Barcroft has 43 years of experience in the energy industry in the United States and Canada. From 2005 until 2012, Mr. Barcroft served as Senior Vice President of Estrella Energy LP, an entity formed for the purpose of acquiring midstream companies, which was a founding investor in our predecessor. In 2005, he retired as vice president of Duke Energy Field Services, LLC, where he was responsible for the Western Division's commercial and business development activities. From 1989 to 1991, Mr. Barcroft served in various management positions at Associated Natural Gas, Inc. (the predecessor to Duke Energy Field Services, LLC), including commercial vice president, from 1991 to 2005, a position he held during various mergers and acquisitions that made Duke Energy Field Services, LLC the largest midstream company in the United States. From 1986 to 1989, Mr. Barcroft worked at Midstates

Natural Gas, a startup gas gathering and processing company in Oklahoma, after selling Valley Energy, a Colorado gathering, processing and marketing company he founded in 1983, to Associated Natural Gas Inc. From 1969 to 1983, Mr. Barcroft held various engineering and management positions with Shell Canada, Air Liquide Engineering & Construction and Dome Petroleum in the United States and Canada.

        Mr. Barcroft received a Bachelor's of Applied Science in chemical engineering in 1969 from the University of Waterloo, Ontario. Prior to leaving Canada, Mr. Barcroft was a registered engineer in Quebec and Alberta. He has served on the board of the Gas Processors Association, Oklahoma region, and on various Gas Processors Association regional committees.

  Samuel P. Bartlett

        Mr. Bartlett has served as a director of our general partner since April 2012 and was appointed to the board in connection with his affiliation with Charlesbank, which controls our general partner. Mr. Bartlett is a Managing Director of Charlesbank, a private investment firm located in Boston, Massachusetts, with an office in New York. Prior to joining Charlesbank in 1999, he was employed by Bain & Company, where he worked in the private equity and general practice areas. Mr. Bartlett serves as a director of CIFC Corp. In addition, Mr. Bartlett serves on the board of directors of a privately held Charlesbank portfolio company. Mr. Bartlett received a BA, magna cum laude, from Amherst College. Mr. Bartlett was selected to serve as a director on the board due to his affiliation with Charlesbank, his knowledge of the energy industry and his financial and business expertise.

  Jon M. Biotti

        Mr. Biotti has served as a director of our general partner since April 2012 and was appointed to the board in connection with his affiliation with Charlesbank, which controls our general partner. Mr. Biotti is a Managing Director of Charlesbank, which he joined in 1998. Mr. Biotti serves as a director of Blueknight Energy Partners G.P., L.L.C., the general partner of Blueknight Energy Partners, L.P., a publicly traded master limited partnership that provides integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt products. Mr. Biotti serves on the board of directors of several privately held Charlesbank portfolio companies. Mr. Biotti was also a board member of Regency Gas Services, representing Charlesbank which was Regency's founding equity investor. Educated at Harvard, Mr. Biotti received a Bachelor's degree in government and sociology, an MBA and an MA in public administration. Mr. Biotti was selected to serve as a director on the board due to his affiliation with Charlesbank, his knowledge of the energy industry and his financial and business expertise.

  Kim G. Davis

        Mr. Davis has served as a director of our general partner since April 2012 and was appointed to the board in connection with his affiliation with Charlesbank, which controls our general partner. Mr. Davis is a Managing Director and founding partner of Charlesbank. Prior to co-founding Charlesbank in July 1998, he was a Managing Director of its predecessor firm, Harvard Private Capital Group. Previously, Mr. Davis was at Kohlberg & Co. as General Partner, at Weiss, Peck & Greer as Partner, and at General Motors and Dyson-Kissner-Moran in various positions. Mr. Davis serves on the board of directors of several privately held Charlesbank portfolio companies. Mr. Davis was also a board member of Regency Gas Services, representing Charlesbank which was Regency's founding equity investor. He graduated from Harvard University with a BA in history and also holds an MBA from Harvard. Mr. Davis was selected to serve as a director on the board due to his affiliation with Charlesbank, his knowledge of the energy industry and his financial and business expertise.

  Jerry W. Pinkerton

        Jerry W. Pinkerton was appointed as a member of the board of directors of our general partner in April 2012. In addition, Mr. Pinkerton serves as Chairman of the audit committee of our general partner. With respect to the audit committee, Mr. Pinkerton qualifies as an "audit committee financial expert." Mr. Pinkerton has over 49 years of management, finance and accounting experience and has held various positions in several publicly traded companies. Mr. Pinkerton has served on the board of directors and as chairman of the audit committee of Holly Energy Partners, L.P. since July 2004. From December 2000 to December 2003, Mr. Pinkerton served as a consultant to TXU Corp. (now Energy Future Holdings Corp.), and, from August 1997 to December 2000, he served as Controller of TXU Corp. and its U.S. subsidiaries. From August 1988 until its merger with TXU Corp. in August 1997, Mr. Pinkerton served as the Vice President and Chief Accounting Officer of ENSERCH Corporation. Prior to joining ENSERCH in August 1988, Mr. Pinkerton was employed for 26 years as an auditor by Deloitte Haskins & Sells, a predecessor firm of Deloitte & Touche, LLP, including 15 years as an audit partner. From May 2008 to June 2011, Mr. Pinkerton also served on the board of directors of Animal Health International, Inc., where he also served as chairman of its audit committee.

        The members of our general partner appointed Mr. Pinkerton to serve as a director due to his audit, accounting and financial reporting expertise and knowledge that qualifies him as a financial expert for his role as the chairman of the audit committee. Due to his executive managerial experience with public companies and public accounting firms and his prior board service, including audit committee experience, Mr. Pinkerton possesses business and management expertise and a broad range of expertise and knowledge of board committee functions. Mr. Pinkerton received his Bachelor of Business Administration degree in Accounting from The University of North Texas.

Executive Compensation

        We do not directly employ any of the persons responsible for managing our business. Our general partner, under the direction of its board of directors, or the Board, is responsible for managing our operations and employs all of the employees that operate our business. The compensation payable to the officers of our general partner is paid by our general partner and such payments are reimbursed by us on a dollar-for-dollar basis. See "The Partnership Agreement—Reimbursement of Expenses."

  Overview

        This Executive Compensation disclosure describes the material components of our executive compensation program for our named executive officers, or NEOs. For the year ended December 31, 2011, our NEOs were:

  •
  David W. Biegler, Chairman, President, and Chief Executive Officer

  •
  Michael T. Hunter, Vice Chairman and Chief Commercial Officer

  •
  Ronald J. Barcroft, Senior Vice President, Natural Gas Liquids

        In early 2012, we hired J. Michael Anderson to serve as our Chief Financial Officer, effective as of April 2, 2012. Although Mr. Anderson was not one of our NEOs during the year ended December 31, 2011, we expect that he will be an NEO during our fiscal year 2012 and, accordingly, have included his current compensation information in this disclosure as applicable.

        Elements of the Compensation Program.    Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Characteristics	Primary Objective
Base salary	Fixed annual cash compensation. Salaries may be increased periodically based on performance or other factors.	Recognize performance of job responsibilities and attract and retain individuals with superior talent.
Annual performance-based compensation	Performance-related annual cash incentives earned based on financial and operational objectives.	Promote near-term performance objectives and reward individual contributions to the achievement of those objectives.
Long-term equity participation
In 2009, our NEOs were given the opportunity to purchase units of Holdings at a price equal to that offered to Charlesbank.

A portion of the units in Holdings purchased by our NEOs in 2009 were subject to time and performance based vesting restrictions and intended to contain long-term incentives as the NEO must remain an employee in order for the units to vest. Unvested units are subject to repurchase by Holdings upon certain terminations of employment at their original acquisition cost (or less in certain circumstances).
Emphasize long-term performance objectives, encourage the maximization of unitholder value and retain key executives by providing an opportunity to participate in the ownership of our partnership. Vesting restrictions are designed to facilitate NEO retention and to provide continuing performance incentives.
Severance and change in control benefits
	Severance agreements provide for six or twelve months of base salary and benefit continuation in the event of certain involuntary terminations of employment. A portion of the NEOs' equity incentives are subject to accelerated change in control vesting.	Encourage the continued attention and dedication of key individuals and focus the attention of key individuals when considering strategic alternatives.
Retirement savings (401(k)) plan
	Qualified 401(k) retirement plan benefits are available for our executive officers and all other regular full-time employees. For 2011, we matched employee contributions to 401(k) plan accounts up to a maximum employer contribution of 6% of the employee's eligible compensation.	Provide an opportunity for tax-efficient savings.
Health and Welfare Benefits	Health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for our executive officers and all other regular full-time employees.	Provide benefits to meet the health and wellness needs of our executive officers and other employees and their families.

        Base Salary.    We believe that executive officer base salaries should be competitive with salaries for executive officers in similar positions with similar responsibilities in our marketplace. Base salaries for our NEOs were initially set at modest levels, primarily due to our limited operating history at the time such salaries were determined and in order to limit fixed administrative costs during our initial period of operations, with the expectation that base salaries would be increased over time to bring them closer to competitive levels of base salaries in our industry as the complexity and scope of our business increased. Effective March 2011, Messrs. Biegler, Hunter and Barcroft each received base salary increases of approximately 35.0%, 7.7% and 7.1%, respectively, in order to more closely align their base salaries with competitive base salaries in our industry and in recognition of the increased scope of their responsibilities as a result of the growth of our business. In addition, effective March 2012, Messrs. Biegler, Hunter and Barcroft each received base salary increases of approximately 60%, 7.1% and 4.0%, respectively, which increases were made to reflect the increased scope of these NEO's respective positions as our company continues to grow and mature and, with respect to Mr. Biegler, to reflect an increase from 60% to 100% with respect to the amount of time he devotes to our company. Mr. Anderson's base salary was established pursuant to negotiations with Mr. Anderson during his hiring process in early 2012.

        The current base salaries for our NEOs and for Mr. Anderson are set forth in the following table:

Name and Principal Position	Base Salary ($)
David W. Biegler Chairman, President, and Chief Executive Officer	400,000
Michael T. Hunter Vice Chairman and Chief Commercial Officer	300,000
Ronald J. Barcroft Senior Vice President, Natural Gas Liquids	234,000
J. Michael Anderson Chief Financial Officer	275,000

        Going forward, base salaries for our NEOs will continue to be reviewed periodically by the Compensation Committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

        Annual Performance-Based Compensation For 2011.    Each of our NEOs participates in an annual incentive bonus compensation program under which incentive awards are determined annually, with target bonus levels historically having been set at 40% of base salary for Messrs. Biegler and Hunter, and 30% of base salary for Mr. Barcroft. Prior to 2011, annual incentive bonuses were determined based on the achievement of pre-established financial and operational performance criteria, including our level of achievement against a range of total EBITDA targets. In early 2011, due to the expected variability of income associated with our large expansion (including the construction of our new Woodsboro processing plant, the expansion of our Gregory plant and the construction of our McMullen pipeline extension), we determined not to establish EBITDA targets or other financial and operational performance criteria with respect to our 2011 annual incentive compensation program. Instead, we determined that 2011 annual incentive bonus awards for our NEOs would be determined by the board of managers of Southcross Energy LLC, or the Holdings Board, in its discretion following the completion of the 2011 fiscal year, based upon factors such as the satisfactory execution of the company's growth plans, including completion of new gas supply contracts, progress on the construction of our new Woodsboro processing plant, the expansion of our Gregory plant, the construction of our McMullen pipeline extension, and each individual's contributions to our overall success during the year. For 2011, although our overall financial performance was below expectations, the Holdings Board determined generally that the NEOs had successfully executed on our strategic growth plans described above and that, therefore, they would each receive a bonus equal to 60% of their target bonus amounts (40% of base salary for Messrs. Biegler and Hunter and 30% of base salary for Mr. Barcroft). The actual amounts awarded to each NEO for 2011 are set forth below in the Summary Compensation Table. For 2012, the target bonus awards will remain the same as they were in 2011. Effective for annual incentive bonus compensation that may be paid for performance in fiscal year 2013 and thereafter, to reflect the increased scope of our NEOs' duties in relation to our operation as a public company, the Holdings board has determined to increase the target bonus amounts for Messrs. Biegler, Hunter and Barcroft to 100% of base salary, 60% of base salary and 50% of base salary, respectively.

        Benefit Plans and Perquisites.    We provide our executive officers, including our NEOs, with a standard complement of health and retirement benefits under the same plans as all other employees, including medical, dental and vision benefits, disability and life insurance coverage, and a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or 401(k) Plan. We believe that our health benefits provide stability to our NEOs, thus enabling them to better focus on their work responsibilities, while our 401(k) Plan provides a vehicle for tax-preferred retirement savings with additional compensation in the form of an employer match that adds to the overall desirability of our executive compensation package. For 2011, we provided an employer match under the 401(k) plan equal to 100% of employee contributions up to 6% of base salary. In 2011, none of our executive officers, including our NEOs, received any personal benefits or perquisites that were not made generally available to all of our salaried employees on a non-discriminatory basis. In addition, none of our NEO participated in any defined benefit pension plans or nonqualified deferred compensation plans.

  Summary Compensation Table for 2011

        The following table sets forth certain information with respect to the compensation paid to our NEOs for the year ended December 31, 2011.

Name and Principal Position	Annual Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
David W. Biegler Chairman, President and Chief Executive Officer	232,500	60,000	—	292,500
Michael T. Hunter Vice Chairman and Chief Commercial Officer	275,385	67,200	14,700	357,285
Ronald J. Barcroft Senior Vice President, Natural Gas Liquids	221,539	40,500	14,700	276,739

(1)
Represents the awards earned under our annual incentive bonus program for the year ended December 31, 2011. For a discussion of the determination of these amounts, see "Annual Performance-Based Compensation for 2011" above.

(2)
Represents employer contributions under the 401(k) Plan.

        Long-Term Equity Incentive Units.    In August 2009, in connection with the formation of Holdings, each of our NEOs was allowed to purchase equity interests in Holdings, pursuant to subscription agreements entered into with Holdings. The purchase price paid for the units was the same price paid per unit by Charlesbank. A portion of the units purchased by our NEOs, which portion we refer to as the incentive units, are subject to vesting restrictions and were intended as equity incentives to promote long-term compensation objectives and provide our NEOs with meaningful incentives to increase unitholder value over time. Twenty-two percent (22%) of the incentive units are tied to time-based vesting requirements and seventy-eight percent (78%) are tied to performance-based vesting conditions. The units subject to time-based vesting requirements vest in five cumulative annual installments, twenty percent (20%) of the relevant units on each anniversary of the grant date, and are subject to the requirement of continued employment through the applicable vesting date. Generally, the time vesting incentive units are designed to compensate, motivate and retain the recipients by subjecting such equity ownership to continued service requirements.

        The performance-based vesting incentive units are intended to motivate our NEOs and to reward the financial success of Holdings, which, following the consummation of this offering, will be tied directly to our financial success. The units held by our NEOs will vest, if at all, only upon the occurrence of a transaction that results in Charlesbank receiving cash or liquid securities in an amount that results in Charlesbank achieving certain investment multiples and internal rates of return with respect to its investment in Holdings. A portion of the performance-based vesting units vest upon the occurrence of such a transaction that results in Charlesbank achieving an investment multiple reflecting a return of 2.0 times invested capital and an internal rate of return of 20%, and the remainder of such units vest cumulatively based on the occurrence of a transaction that results in Charlesbank achieving investment multiples and internal rates of return over and above these threshold amounts. The units will be fully vested upon the occurrence of a transaction that results in Charlesbank achieving an investment multiple reflecting a return of 3.5 times invested capital and an internal rate of return of 35%. The performance-based vesting units are also subject to the requirement of continued employment through the applicable vesting date. The consummation of this offering will not constitute a liquidity event for purposes of the performance-based incentive units. Upon an NEO's termination of employment, any unvested incentive units are subject to repurchase rights by Holdings at the NEO's initial acquisition cost of the units (or less in certain circumstances). See "Severance and Change in Control Benefits" below for a description of the circumstances under which vesting of the incentive units may be accelerated.

        Our NEOs did not receive any equity incentive units in 2011; however, in connection with his commencement of employment, Mr. Anderson received 15,000 equity equivalent units, as described in more detail below. Going forward, we expect to use equity-based incentives more regularly and that equity-based awards will become more prominent in our annual compensation decision-making process. In anticipation of our initial public offering, we intend to adopt a new long-term equity incentive plan, which we refer to as the "LTIP," and which is discussed in more detail under "2012 Long-Term Incentive Plan" below.

        Mr. Anderson's Equity Equivalent Units.    In connection with his commencement of employment, the Holdings Board determined to grant an equity incentive award to Mr. Anderson to provide him with meaningful incentives to increase unitholder value over time. However, due to our contemplated initial public offering and the Holdings Board's intent to provide Mr. Anderson with indirect ownership incentives in us following the completion of this offering, the Holdings Board determined that Mr. Anderson would be granted equity equivalent units rather than actual common units in Holdings of the type held by our other NEOs. Mr. Anderson was granted 15,000 equity equivalent units, each of which is intended to be equivalent in value to one incentive unit of the type previously purchased by our NEOs. These units vest in three cumulative annual installments, one-third of the units on each anniversary of the grant date, subject to continued employment through the applicable vesting date. Upon Mr. Anderson's termination of employment without cause or for good reason or generally upon a change in control, any unvested units will vest in full. Generally, if Mr. Anderson's employment is terminated without cause or Mr. Anderson resigns for good reason or we incur or Holdings incurs a change in control prior to the consummation of this offering, Mr. Anderson will be entitled to receive for each vested equity equivalent unit a cash payment equal to the value of one incentive unit in Holdings.

  Outstanding Incentive Units at December 31, 2011

        The following table provides information regarding the incentive units in Holdings held by the NEOs as of December 31, 2011. None of our NEOs held any options that were outstanding as of December 31, 2011.

	Incentive Units(1)
Name	Number of Time-Vesting Units That Have Not Vested (2)	Fair Value of Time-Vesting Units That Have Not Vested (4)	Number of Performance-Vesting Units That Have Not Vested (3)	Fair Value of Performance-Vesting Units That Have Not Vested (4)
		(in thousands)		(in thousands)
David W. Biegler	7,303	$854.5	43,470	$5,086.0
Michael T. Hunter	7,303	854.5	43,470	5,086.0
Ronald Barcroft	2,578	301.6	15,343	1,795.1

(1)
Prior to March 20, 2012, incentive units were held by the named executive officers indirectly through Estrella Energy, LP, which was partially owned by a non-management third party. Amounts presented in the table above do not include the incentive units held by Estrella Energy, LP and attributable to such non-management third party, which were repurchased by Holdings on March 20, 2012. The named executive officers did not receive any consideration in connection with such repurchases.

(2)
Represents the number of unvested time vesting incentive units in Holdings purchased on August 6, 2009. The remaining unvested units vest in three equal annual installments on each of August 6, 2012, 2013 and 2014, subject to the recipient's continued employment through the applicable vesting date.

(3)
Represents the number of unvested performance vesting incentive units in Holdings purchased on August 6, 2009. The units will vest, if at all, upon Charlesbank attaining certain investment multiples and internal rates of return in connection with a liquidity event with respect to its investment in Holdings, subject to the recipient's continued employment through the applicable vesting date. For additional information relating to the performance vesting incentive units, see the discussion above under "Long Term Equity Incentive Units".

(4)
Amounts shown were calculated based on an estimate of the fair market value of units in Holdings on December 31, 2011.

  Severance and Change in Control Benefits

        Our NEOs are entitled to severance payments and benefits upon certain terminations of employment and, in certain cases, upon a change in control of Holdings. In addition, Mr. Anderson is entitled to severance payments and benefits upon certain qualifying terminations of employment (including in connection with a change in control) and, in certain cases, upon a change in control.

        Each of our NEOs has entered into a severance agreement with Holdings which provides for severance benefits upon certain terminations of employment. As described below, these agreements are substantially similar for each of the NEOs. In addition, pursuant to the severance agreements for our NEOs, described in more detail below, upon termination of an NEO's employment due to death or disability, the NEO is entitled to accelerated vesting of any unvested time vesting incentive units that would have become vested within one (1) year following the date of the NEO's death or disability, as applicable. Mr. Anderson has entered into a severance agreement with Holdings, which provides for severance payments and benefits upon certain qualifying terminations of employment, as described below.

        NEOs' Severance Benefits.    Under the severance agreement of each NEO, upon termination of the NEO's employment by us without "cause" or by the NEO for "good reason" (provided that termination for "good reason" occurs no more than forty-five (45) days following the last event constituting "good reason"), the NEO is entitled to receive (i) twelve months of base salary continuation, and (ii) company-subsidized group health plan benefits for up to twelve months. Additionally, severance payments are conditioned upon the execution of a general release of claims and continued compliance with certain confidentiality, non-competition and non-solicitation restrictions for six months following termination.

        "Cause" is defined in the NEOs' severance agreements to mean (i) the executive's indictment for or conviction of, or entering a plea of nolo contendere, to any crime (whether or not a felony) involving dishonesty, fraud, embezzlement, breach of trust or other crime of moral turpitude, (ii) the executive's conviction of, entering a plea of nolo contendere to, a felony (other than a traffic violation), (iii) acts by the executive constituting fraud or willful misconduct in connection with the executive's employment or service relationship, including misappropriation or embezzlement in the performance of the executive's duties, (iv) the executive's failure or willful refusal to perform any of the executive's duties (other than a failure resulting from incapacity due to physical or mental illness) which is reasonably likely to result in material harm to Holdings or its subsidiaries, provided that such failure or refusal is not cured within thirty days of receiving written notice from Holdings, (v) the executive's violation or breach of the ethics provisions of the employee handbook applicable to all employees generally, or the executive's duty of loyalty to Holdings or its affiliates, (vi) the executive willfully or grossly negligently engaging in conduct materially injurious to Holdings or any of its subsidiaries, or (vii) the executive's failure or refusal to devote all of the executive's "business time" to the business and affairs of Holdings and its subsidiaries, provided that such failure or refusal is not cured within thirty days of receiving written notice from Holdings. Generally, "business time" excludes time spent (a) serving on certain corporate, charitable or civic boards or committees, or (b) delivering lectures, fulfilling speaking engagements or teaching at educational institutions.

        "Good reason" is defined in the NEOs' severance agreements to mean (i) an involuntary reduction in the annual base salary, other than a reduction to which the executive consents or that similarly affects all or substantially all management employees, (ii) a relocation, without the executive's prior written consent, of the geographic location of the executive's principal place of employment by more than twenty-five miles from the executive's principal place of employment as of August 6, 2009, or (iii) the failure of Holdings to pay any cash compensation (such as base salary or bonuses) to the executive when due under the terms of any employment agreement or bonus plan in which the executive is entitled to participate, provided that Holdings has not cured such failure within thirty days of receiving written notice from the executive.

        NEOs' Change in Control Benefits.    Our NEOs are not entitled to any cash payments upon a change in control of us or Holdings. However, pursuant to the subscription agreements relating to the NEO's incentive units, the NEOs' time vesting incentive units will vest in full upon a change in control of Holdings. In addition, upon the occurrence of a liquidity event with respect to Charlesbank's investment in Holdings, which event may also constitute a change in control, the NEOs' performance vesting incentive units may vest, depending upon the financial outcome of such transaction. For additional information regarding the vesting of the incentive units, see the discussion under "Long-Term Equity Incentive Units" above. The consummation of this offering will not constitute a change in control or liquidity event for purposes of our NEOs' incentive units.

        Mr. Anderson's Severance and Change in Control Benefits.    Under Mr. Anderson's severance agreement, upon a termination of his employment by us without "cause" or by him for "good reason," in either case, within one year following certain transactions generally resulting in a change in control of us, subject to his execution of a general release of claims, Mr. Anderson will also be entitled to receive (i) an amount equal to two times his annual base salary, (ii) an amount equal to two times his target annual bonus, which is 60% of his base salary and (iii) reimbursement for the cost of group health plan benefits for eighteen months. In addition, pursuant to Mr. Anderson's offer of employment letter and the award agreement relating to his equity equivalent units, upon a termination of Mr. Anderson's employment without "cause" or for "good reason" or certain transactions generally resulting in a change in control of Holdings or us, any unvested equity equivalent units will vest in full. For additional information regarding the vesting of the equity equivalent units, see the discussion under "Long-Term Equity Incentive Units" above. The consummation of this offering will not constitute a change in control for purposes of Mr. Anderson's equity equivalent units or severance benefits.

        As used in Mr. Anderson's equity equivalent unit award agreement, "cause" and "good reason" have the meanings set forth in our NEOs' severance agreements, as described above. However, for purposes of Mr. Anderson's severance agreement, "cause" is defined to mean (i) his failure to satisfactorily perform his material duties or to devote his full time and effort to his position, (ii) his violation of any material Holdings policy (provided that such violation is not cured after receiving reasonable notice from Holdings), (iii) his failure to follow lawful directives from Holdings' CEO, President or Executive Vice President, the Holdings Board, or his direct supervisor, (iv) his negligence or material misconduct, (v) his dishonesty or fraud, or (vi) his felony conviction.

        In addition, "good reason" is defined in Mr. Anderson's severance agreement to mean (i) a material change in his job duties and responsibilities, (ii) a reduction in his compensation (unless the reduction similarly affects similarly situated employees), or (iii) a change in the location of his regular workplace by more than twenty-five miles.

        Potential Payments Upon Termination and/or a Change in Control.    The following table summarizes the change in control and/or severance payments and benefits that each of our NEOs would have received upon a termination of employment effective as of December 31, 2011 (i) by Holdings without cause, (ii) due to the executive's resignation for good reason, or (iii) due to the executive's death or disability. The table also summarizes the value of the vesting acceleration of time vesting incentive units assuming a change in control or liquidity event occurring as of December 31, 2011 and the value of the vesting of performance vesting incentive units assuming a liquidity event occurring with respect to the units effective as of December 31, 2011 (based on the maximum potential amount of performance unit vesting), in each case, assuming a unit value as of such date of $117.00 and each NEO's base salary in effect as of such date.

Name	Payment Type	Termination Without Cause or Due to Resignation for Good Reason ($)		Termination Due to Death or Disability ($)	Change in Control/Liquidity Event (No Termination) ($)
David W. Biegler	Salary(1)	250,000		—	—
	Benefit continuation	—	(3)	—	—
	Value of Time Vesting Unit Acceleration	—		284,818	854,454
	Value of Performance Unit Vesting	—		—	5,086,040
	Total	250,000		284,818	5,940,464
Michael T. Hunter	Salary(1)	280,000		—	—
	Benefit continuation(2)	16,248		—	—
	Value of Time Vesting Unit Acceleration	—		284,818	854,454
	Value of Performance Unit Vesting	—		—	5,086,040
	Total	296,248		284,818	5,940,464
Ronald J. Barcroft	Salary(1)	225,000		—	—
	Benefit continuation(2)	17,217		—	—
	Unit Acceleration	—		100,524	301,572
	Value of Performance Unit Vesting	—		—	1,795,073
	Total	242,217		100,524	2,096,645

(1)
Represents the executive's annual base salary, payable over the one-year period following termination.

(2)
Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost of such health coverage based upon current COBRA plan premium rates.

(3)
Mr. Biegler did not participate in our group health benefit plans as of December 31, 2011.

  Director Compensation

        Officers, employees or paid consultants or advisors of us or our general partner who also serve as directors will not receive additional compensation for their service as directors. We anticipate that directors who are not officers, employees or paid consultants or advisors of us or our general partner will receive a combination of cash and common unit grants as compensation for attending meetings of the board of directors of our general partner and any committees thereof. Such directors will also receive reimbursement for out-of-pocket expenses associated with attending such board or committee meetings and director and officer liability insurance coverage. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

  2012 Long-Term Incentive Plan

        Prior to the consummation of this offering, our general partner intends to adopt a 2012 Long-Term Incentive Plan, or LTIP, pursuant to which our, our subsidiaries' and our general partner's eligible officers (including the NEOs), employees and directors will be eligible to receive awards with respect to our equity interests, thereby linking the recipients' compensation directly to our performance. The description of the LTIP set forth below is a summary of the anticipated material features of the LTIP. This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP. In addition, our general partner is still in the process of implementing the LTIP and, accordingly, this summary is subject to change prior to the effectiveness of the registration statement of which this prospectus is a part.

        The LTIP will provide for the grant, from time to time at the discretion of the board of directors or compensation committee of our general partner, of restricted units, phantom units, unit options, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of 1,750,000 common units may be delivered pursuant to awards under the LTIP. Units that are cancelled or forfeited will be available for delivery pursuant to other awards. We expect that the LTIP will be administered by our general partner's board of directors, though such administration function may be delegated to a committee (including the compensation committee) that may be appointed by the board to administer the LTIP. The LTIP will be designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of us, our subsidiaries and our general partner for delivering desired performance results, as well as by strengthening our and our general partner's ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

        Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The administrator of the LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

        Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The administrator of the LTIP, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

        Unit Options.    The LTIP may also permit the grant of options covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit options may be granted to such eligible individuals and with such terms as the administrator of the LTIP may determine, consistent with the LTIP; however, a unit option must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

        Other Unit-Based Awards.    The LTIP may also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a unit.

        The vesting of an other unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), as the administrator of the LTIP may determine.

        Source of Common Units; Cost.    Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. With respect to awards made to employees of our general partner, our general partner will be entitled to reimbursement by us for the cost incurred in acquiring such common units or, with respect to unit options, for the difference between the cost it incurs in acquiring these common units and the proceeds it receives from an optionee at the time of exercise of an option. Thus, we will bear the cost of all awards under the LTIP. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash by our general partner, our general partner will be entitled to reimbursement by us for the amount of the cash settlement.

        Amendment or Termination of Long-Term Incentive Plan.    The administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the 10th anniversary of the date it was initially adopted by our general partner. The administrator of the LTIP will also have the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant, and/or result in taxation to the participant under Section 409A of the Code.

        Awards in Connection with this Offering.    In connection with the consummation of this offering, we expect that our general partner will make grants of equity awards to certain employees in order to reward such employees for their additional work in completing this offering and to properly incentivize such employees with respect to the additional demands that will be placed upon them in connection with our becoming a publicly traded company. These awards are expected to consist of time vesting phantom units with distribution equivalent rights granted under our LTIP that will vest in three equal annual installments following the closing of this offering, subject to accelerated vesting upon a change in control of us or an employee's cessation of service with us due to death or disability. We expect that the grants to be made to employees in connection with the consummation of this offering will cover approximately 150,000 units, none of which will be granted to any of our NEOs. All such phantom unit grants will be conditioned upon the closing of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of units following the closing of this offering and the related transactions by:

  •
  each person who is known to us to beneficially own 5% or more of such units to be outstanding;

  •
  our general partner;

  •
  each of the directors and named executive officers of our general partner; and

  •
  all of the directors and executive officers of our general partner as a group.

        All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be.

        Our general partner is owned 100.0% by Holdings. Following this offering, Charlesbank Equity Fund VI, Limited Partnership and its affiliated investment funds will hold an aggregate 89.2% equity interest in Holdings, consisting of 85.2% of Holdings' outstanding Class A Common Units, 93.5% of Holdings' outstanding Series A Preferred Units, 95.1% of Holdings' outstanding Redeemable Preferred Units, 73.8% of Holdings' outstanding Series B Redeemable Preferred Units and none of Holdings' Series C Redeemable Preferred Units. In addition, members of management will hold an aggregate 2.6% equity interest in Holdings, consisting of 10.6% of Holdings' outstanding Class A Common Units, 1.9% of Holdings' outstanding Series A Preferred Units, 0.3% of Holdings' outstanding Redeemable Preferred Units, 2.1% of Holdings' outstanding Series B Redeemable Preferred Units and 100% of Holdings' Special Class B Units.

        The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 22, 2012, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

        The percentage of units beneficially owned is based on a total of 12,213,713 common units and 12,213,713 subordinated units outstanding immediately following this offering.

Name Of Beneficial Owner	Common Units to be Beneficially Owned(4)	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Common and Subordinated Units to be Beneficially Owned
Southcross Energy LLC(1)(2)	3,213,713	26.3%	12,213,713	100.0%	63.2%
Charlesbank Equity Fund VI, Limited Partnership(3)	2,738,083	22.4%	10,406,083	85.2%	53.8%
Samuel P. Bartlett(3)	—	—	—	—	—
Jon M. Biotti(3)	—	—	—	—	—
Kim G. Davis(3)	—	—	—	—	—
David W. Biegler(1)	—	—	—	—	—
Michael T. Hunter(1)	—	—	—	—	—
Ronald J. Barcroft(1)	—	—	—	—	—
Jerry W. Pinkerton(5)	—	—	—	—	—
All directors and executive officers as a group (consisting of 7 persons)(3)	—	—	—	—	—

*
An asterisk indicates that the person or entity owns less than one percent.

(1)
The address for this person or entity is 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201.

(2)
Southcross Energy LLC owns 100% of our general partner and, following this offering, will own 26.3% of our outstanding common units and 100% of our outstanding subordinated units. The following table sets forth the beneficial ownership of equity interests in Southcross Energy LLC following this offering.

Name of Beneficial Owner	Class A Common	Percentage of Class A Common Beneficially Owned	Class B Special Units	Percentage of Class B Special Units Beneficially Owned	Series A Preferred	Percentage of Series A Preferred Beneficially Owned	Redeemable Preferred Units	Percentage of Redeemable Preferred Units Beneficially Owned	Series B Redeemable Preferred Units	Percentage of Series B Redeemable Preferred Units Beneficially Owned	Series C Redeemable Preferred Units	Percentage of Series C Redeemable Preferred Units Beneficially Owned
Charlesbank Equity Fund VI, Limited Partnership(a)	1,118,717	85.2%	—	—	11,075,303	93.5%	1,425,732	95.1%	2,413,549	73.8%	—	—
David W. Biegler(b)	54,858	4.2%	12,172	42.5%	112,733	1.0%	—	—	42,110	1.3%	—	—
Michael T. Hunter(b)	49,858	3.8%	12,172	42.5%	63,233	*	—	—	24,874	0.8%	—	—
Ronald J. Barcroft(b)	16,750	1.3%	4,296	15.0%	13,932	*	—	—	—	—	—	—
Albert B. Glasgow(b)	9,007	*	—	—	19,099	*	2,778	*	—	—	—	—
David M. Mueller(b)	8,257	*	—	—	11,674	*	1,847	*	—	—	—	—

  *
  An asterisk indicates that the person or entity owns less than one percent.

  (a)
  Charlesbank Equity Fund VI, Limited Partnership and its affiliated investment funds (the "Charlesbank Funds") are members of Southcross Energy LLC and may therefore be deemed to beneficially own the 2,738,083 common units and 10,406,083 subordinated units held by Southcross Energy LLC. The address for the Charlesbank Funds is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

  (b)
  The address for each individual is 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201.

(3)
The Charlesbank Funds are members of Southcross Energy LLC and may therefore be deemed to beneficially own the 2,738,083 common units and 10,406,083 subordinated units held by Southcross Energy LLC. Samuel Bartlett, Jon Biotti and Kim Davis, each a director of our general partner, are managing directors of Charlesbank Capital Partners, LLC, the investment adviser to the Charlesbank Funds. They disclaim beneficial interest in our common and subordinated units except to their pecuniary interest therein. The address for this person or entity is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(4)
Does not include any common units that may be purchased in a directed unit program.

(5)
The address for this person is 9327 Canter Drive, Dallas, TX 75231.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Immediately following the closing of this offering, Holdings will own 3,213,713 common units and 12,213,713 subordinated units, representing a combined 61.9% limited partner interest in us (or 1,863,713 common units and 12,213,713 subordinated units, representing a combined 56.5% limited partner interest in us, if the underwriters exercise their option to purchase additional common units in full). In addition, Holdings will own and control our general partner, which will own a 2.0% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation of Southcross Energy Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage
The consideration received by our general partner and its affiliates prior to or in connection with this offering	• 3,213,713 common units; • 12,213,713 subordinated units; • all of our incentive distribution rights; and • 2.0% general partner interest.
Operational Stage
Distributions of available cash to our general partner and its affiliates	We will initially make cash distributions of 98.0% to our unitholders pro rata, including Holdings, as the holder of an aggregate of 3,213,713 common units and 12,213,713 subordinated units, and 2.0% to our general partner, assuming it makes any capital contributions necessary to maintain its 2.0% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 48.0% of the distributions above the highest target distribution level.
Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.8 million on its 2.0% general partner interest and Holdings would receive an annual distribution of approximately $24.7 million on its common units and subordinated units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for its management of us. However, we will reimburse our general partner and its affiliates for all expenses incurred on our behalf. Our partnership agreement provides that our general partner will determine the amount of these reimbursed expenses. For the twelve months ending September 30, 2013, we estimate that these expenses will be approximately $26.3 million, which includes, among other items, compensation expense for all employees required to manage and operate our business.
Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of Our General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, our partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements Governing the Transactions

        We and other parties have or will enter into the various documents and agreements with certain of our affiliates, as described in more detail below. These agreements will affect the offering transactions, including the vesting of assets in, and the assumptions of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm's-length negotiations.

  Contribution, Conveyance and Assumption Agreement

        In connection with the closing of this offering, we will enter into a contribution, conveyance and assumption agreement that will effect the transactions, including the following:

  •
  Holdings will convey its indirect ownership interest in our operating subsidiaries to Southcross Energy Operating, LLC, which will become our operating subsidiary;

  •
  Holdings will convey a 2.0% interest in Southcross Energy Operating, LLC to our general partner as a capital contribution with a value equal to 2.0% of our equity value;

  •
  Our general partner will convey its interest in Southcross Energy Operating, LLC to us in exchange for (i) a continuation of its 2.0% general partner interest in us, and (ii) our incentive distribution rights, or IDRs;

  •
  Holdings will convey its remaining interest in Southcross Energy Operating, LLC to us in exchange for (i) 3,213,713 common units, representing a 12.9% limited partner interest in us, (ii) 12,213,713 subordinated units, representing a 49.0% limited partner interest in us, (iii) the assumption of its existing debt by us, (iv) the right to receive $7.5 million sourced from new debt incurred by us and (v) the right to receive $38.5 million in cash, a portion of which will be used to reimburse Holdings for certain capital expenditures it incurred with respect to assets it contributed to us; and

  •
  We will redeem the initial limited partner interests of Holdings and will refund Holdings' initial $980 capital contribution to us.

        While we believe this agreement will be on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it will not be the result of arm's-length negotiations. All of the transaction expenses incurred in connection with these transactions will be paid from proceeds of this offering.

Agreements with Affiliates

  Charlesbank and Management's Investments in Holdings

        From time to time since its inception, Holdings has issued membership interests in connection with capital contributions from its members, including Charlesbank and certain members of management. For the year ended December 31, 2009, Charlesbank contributed $111.8 million to Holdings and Messrs. Biegler, Hunter, Barcroft, Glasgow and Mueller contributed $1.3 million, $0.8 million, $0.2 million, $0.2 million and $0.1 million, respectively, to Holdings. In conjunction with such capital contribution, a member of management borrowed $150,000 from Holdings to fund his acquisition of equity interests pursuant to a promissory note. The balance of such note was paid in full subsequent to December 31, 2011.

        There were no capital contributions for the year ended December 31, 2010. For the year ended December 31, 2011, Charlesbank contributed $14.3 million to Holdings in exchange for redeemable preferred units. During the same period, Messrs. Glasgow and Mueller contributed approximately $28,000 and $18,500, respectively, to Holdings in exchange for redeemable preferred units. For the six months ended June 30, 2012, Charlesbank and certain other institutional investors contributed a total of $72.8 million to Holdings in exchange for redeemable preferred units.

        Holdings has not paid any cash distributions to its members.

  Corporate Development and Administrative Services Agreement

        We entered into a Corporate Development and Administrative Services Agreement, dated as of August 6, 2009, with Charlesbank pursuant to which Charlesbank provides multiple services to us and our subsidiaries, including, among other things: (i) researching, analyzing, structuring and negotiating the terms of investments, acquisitions and dispositions; (ii) researching, identifying, contacting, meeting and negotiating with prospective sources of debt and equity financing; (iii) structuring and establishing the terms of debt and equity financings; and (iv) providing advice in connection with the preparation of our and our subsidiaries' financial and operating plans. Under the terms of the agreement, we pay Charlesbank a monitoring fee of $600,000 per year and reimburse Charlesbank for reasonable fees and expenses it incurs in conjunction with the provision of the services. In addition, we must pay Charlesbank a fee of 1% of (i) the aggregate amount of any cash or capital investment in us or our affiliates by a third party or (ii) the purchase price if we or any of our affiliates consummate a merger or consolidation, acquires beneficial ownership of a majority of the securities of another business or acquires 50% or more of the outstanding voting power of any other business or entity. This agreement will remain in force until (i) the date we and Charlesbank mutually agree to terminate it; (ii) the final distribution in liquidation of us or our subsidiaries; or (iii) the date on which neither Charlesbank nor any of its affiliates own equity securities of us. We and Charlesbank will terminate this agreement upon the completion of this offering.

  Provisions of the Holdings Third Amended and Restated Limited Liability Company Agreement

        Holdings is managed by a five member board of managers. Our sponsor, Charlesbank, has the right to designate three individuals to serve on the board of managers and, subject to certain conditions, David W. Biegler and Michael T. Hunter, our general partner's chief executive officer and president, respectively, have the right to designate two individuals to serve on the board of managers. The three members selected by Charlesbank to serve on the board of managers also serve as members of the board of directors of our general partner. Messrs. Biegler and Hunter initially have designated themselves to serve on the board of managers. Except for (i) the appointment of a manager to the board of managers in the event of a vacancy and (ii) the approval of an amendment to Holdings' limited liability company agreement, each of which requires the affirmative vote or consent of the members of Holdings holding a majority of Holdings' common units, the board of managers has the sole right to manage the business and affairs of Holdings.

Procedures for Review, Approval and Ratification of Related-Person Transactions

        The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related-person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related-person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics will provide that, in determining whether to recommend the initial approval or ratification of a related-person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on director independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including Charlesbank and Holdings), on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and executive officers of our general partner have duties to manage our general partner in a manner they subjectively believe is in the best interests of its owners. At the same time, the directors and executive officers of our general partner have a duty to manage us in a manner they subjectively believe is in our best interests.

        The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the duties (including fiduciary duties) owed by a general partner to the limited partners and the partnership, except for the implied contractual covenant of good faith and fair dealing. As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner to us and our unitholders with contractual standards governing the duties of the general partner to us and our unitholders and the methods for resolving conflicts of interest. Our partnership agreement also specifically defines the duties our general partner owes to us and our unitholders with respect to actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

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  approved by the Conflicts Committee;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        If the resolution or course of action taken with respect to the conflict of interest satisfies any of the standards set forth in the first, third or fourth bullet points above, then such resolution or course of action will be deemed to be approved by all of our unitholders and, in the case of any of the bullet points above, will not constitute a breach of our partnership agreement or of any duties our general partner may owe us or our unitholders.

        Our partnership agreement provides that our conflicts committee may be comprised of one or more independent directors. If we establish a conflicts committee with only one independent director, your interests may not be as well served as if we had a conflicts committee comprised of at least two independent directors. A single-member conflicts committee would not have the benefit of discussion with, and input from, other independent directors.

        Our general partner may, but is not required to, seek approval from the Conflicts Committee of a resolution of a conflict of interest with our general partner or affiliates. Any matters approved by the Conflicts Committee will be presumed to have been approved in good faith. If our general partner does not seek approval from the Conflicts Committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and, in each case, in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the Conflicts Committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in our best interests. Please read "Management—Committees of the Board of Directors—Conflicts Committee" for information about the Conflicts Committee.

        Conflicts of interest could arise in the situations described below, among others.

  Affiliates of our general partner may compete with us. Neither our partnership agreement nor any other agreement requires Charlesbank or Holdings to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner of another company of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, certain affiliates of our general partner, including Charlesbank, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Additionally, Charlesbank, through its investment funds and managed accounts, makes investments and purchases entities in various areas of the energy sector, including the midstream natural gas industry. These investments and acquisitions may include entities or assets that we would have been interested in acquiring.

        Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including its executive officers, directors and Charlesbank. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us; provided that such person or entity does not engage in such business or activity using confidential or proprietary information provided by us or on our behalf to such person or entity. Therefore, Charlesbank may compete with us for investment opportunities and may own an interest in entities that compete with us.

  Our general partner is allowed to take into account the interests of parties other than us, such as Charlesbank, in resolving conflicts.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of any duty or obligation whatsoever to us and our unitholders, including any duty to act in the best interests of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of our general partner's limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

  Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner to us and our unitholders with contractual standards governing its duties and limits our general partner's liabilities and the rights of our unitholders with respect to actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the rights of our unitholders with respect to actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any unitholder;

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  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as such decisions are made in good faith, which means the subjective belief that the decision is in our best interests;

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  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the Conflicts Committee and not involving a vote of unitholders must either be (1) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (2) "fair and reasonable" to us, provided that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

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  provides that our general partner and its executive officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its executive officers or directors acted in bad faith or engaged in intentional fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that their conduct was criminal.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought Conflicts Committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

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  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

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  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of our cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must have a subjective belief that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

  Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

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  the amount and timing of asset purchases and sales;

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  cash expenditures and the amount of estimated reserve replacement expenditures;

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  borrowings;

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  the issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, initially equal to $35.0 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating company and its operating subsidiaries.

  We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. The fully allocated basis charged by our general partner does not include a profit component. Please read "Certain Relationships and Related Party Transactions."

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the Conflicts Committee may make a determination on our behalf with respect to such arrangements.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion in determining whether to exercise this right. As a result, a common unitholder may have to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the Conflicts Committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

  Our general partner may elect to cause us to issue common units to it in connection with a resetting of the minimum quarterly distribution and the target distribution levels related to our general partner's incentive distribution rights without the approval of the Conflicts Committee or our unitholders. This election may result in lower distributions to our public common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed the adjusted operating surplus for such quarter, to reset the initial minimum quarterly distribution and target distribution levels at higher levels based on the average cash distribution amount per common unit for the two fiscal quarters prior to the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash—General Partner Interest and Incentive Distribution Rights."

Duties of our General Partner

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify or eliminate, except for the contractual covenant of good faith and fair dealing, the fiduciary duties owed by the general partner to limited partners and the partnership.

        Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner to us and our unitholders with contractual standards governing the duties of the general partner to us and our unitholders and the methods for resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited or restricted by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these provisions, such transactions could result in violations of our general partner's state-law fiduciary duty standards. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner beneficial both to its owners and to our unitholders. Without these provisions, our general partner's ability to make decisions involving conflicts of interest would be restricted. These provisions benefit our general partner by enabling it to take into consideration the interests of all parties involved. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions may be detrimental to our unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

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  the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

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  the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner; and

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  certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner of a Delaware limited partnership to use that amount of care that an ordinarily careful and prudent person would use in similar circumstances and to consider all material information reasonably available in making business decisions. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith," meaning that it subjectively believed that the decision was in our best interests and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any duty or obligation to us or our limited partners whatsoever, other than the implied contractual covenant of good faith and fair dealing. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders or that are not approved by the Conflicts Committee must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•

"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the Conflicts Committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the general partner, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.
Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties, if any, to the limited partners. The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity, an indemnitee has duties and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in intentional fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF OUR COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

  Duties

        American Stock Transfer and Trust Company will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by our unitholders:

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  surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

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  represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions";

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  with regard to the duties of our general partner, please read "Conflicts of Interest and Duties";

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  with regard to the transfer of common units, please read "Description of Our Common Units—Transfer of Common Units"; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        We were organized in Delaware in April 2012 and have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing, treating and transporting natural gas and the fractionation of NGLs, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of Our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, please read "—Issuance of Additional Securities."

 Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the outstanding common units.

        By virtue of the exclusion of those common units held by our general partner and its affiliates from the required vote, and by their ownership of all of the subordinated units, during the subordination period our general partner and its affiliates do not have the ability to ensure passage of, but do have the ability to ensure defeat of, any amendment that requires a unit majority.

        In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interests of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read "—Transfer of General Partner Interest."

Transfer of incentive distribution rights	No approval rights. Please read "—Transfer of Incentive Distribution Rights."
Reset of incentive distribution levels	No approval right.
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in Our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

  •
  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business primarily in three states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership securities.

 Amendment of Our Partnership Agreement
  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our unitholders, including any duty to act in the best interest of us or our unitholders, other than the contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon the closing of this offering, affiliates of our general partner will own approximately 63.2% of the outstanding common and subordinated units.

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we, our operating company and its subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  a change in our fiscal year or taxable year and related changes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of issuance of additional partnership securities or rights to acquire partnership securities;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

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  mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

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  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

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  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Limited Partner Approval

        Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute at least a majority of the outstanding units.

 Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or our unitholders, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries' assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries' assets without that approval. Our general partner may also sell all or substantially all of our and our subsidiaries' assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of our outstanding partnership securities immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed limited liability entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  the entry of a decree of judicial dissolution of our partnership; or

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  there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

        Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability of any limited partner; and

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  neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days' advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, and a majority of the outstanding subordinated units, voting as a single class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own 63.2% of the outstanding common and subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

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  the subordination period will end and all outstanding subordinated units will immediately and automatically convert into common units on a one-for-one basis;

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  all cumulative arrearages in the payment of the minimum quarterly distribution on the common units will be extinguished; and

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  the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

        Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Taxpaying Assignees; Redemption

        In the event any rates that we charge our customers become regulated by the Federal Energy Regulatory Commission, to avoid any adverse effect on the maximum applicable rates chargeable to customers by us, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

  •
  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Indemnification

        Under our partnership agreement, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

  •
  any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

  •
  any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. For the twelve months ending September 30, 2013, we estimate that these expenses will be approximately $26.3 million, which includes, among other items, compensation expense for all employees required to manage and operate our business.

Books and Reports

        Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

        We will furnish or make available to record holders of common units, within 90 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

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  a current list of the name and last known business, residence or mailing address of each partner;

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  a copy of our federal, state and local income tax returns;

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  true and full information as to the amount of cash, and a description and statement of the net agreed value of any other capital contribution by each partner and that each partner has agreed to contribute in the future, and the date on which each became a partner;

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  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Southcross Energy Partners GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered by this prospectus, Holdings will hold an aggregate of 3,213,713 common units and 12,213,713 subordinated units (or 1,863,713 common units and 12,213,713 subordinated units if the underwriters exercise their option to purchase additional units in full). All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell common units under Rule 144 without regard to the rule's public information requirements, volume limitations, manner of sale provisions and notice requirements.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates, excluding any individual who is an affiliate of our general partner, have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following the withdrawal or removal of our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

        We, Holdings, Charlesbank, our general partner and each of our general partner's directors and officers have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Please read "Underwriting" for a description of these lock-up provisions.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Southcross Energy Partners, L.P. and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

(iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, processing, storage, refining and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1.0% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  We will be classified as a partnership for federal income tax purposes; and

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  Each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  Neither we nor the operating subsidiaries has elected or will elect to be treated as a corporation; and

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  For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

 Limited Partner Status

        Unitholders of Southcross Energy Partners, L.P. will be treated as partners of Southcross Energy Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Southcross Energy Partners, L.P. for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Southcross Energy Partners, L.P. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Southcross Energy Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20.0% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

        The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

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  gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

        The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination." The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by our general partner and its affiliates, and (ii) any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties.

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred.

Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

  (1)
  a person that is not a U.S. person;

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (3)
  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties.

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions.

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties.";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any such changes will ultimately be enacted.

However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Texas, Mississippi and Alabama. Some of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN SOUTHCROSS ENERGY PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, "Similar Laws." For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, collectively, "Employee Benefit Plans." Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors"; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving "plan assets" with parties that, with respect to the Employee Benefit Plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed "plan assets." Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  (b)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by "benefit plan investors," which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and some other persons, is held generally by Employee Benefit Plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

 UNDERWRITING

        Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Raymond James & Associates, Inc.
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company, Incorporated
SunTrust Robinson Humphrey, Inc.

Total	9,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,350,000 additional common units at the public offering price less the underwriting discount and the structuring fee. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

        We, our general partner, each of our general partner's officers and directors, Holdings and Charlesbank, have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of our officers and directors shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our partnership occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        At our request, the underwriters have reserved up to 5.0% of the common units being offered by this prospectus for sale at the initial public offering price to the directors, officers and employees of our general partner and certain other persons associated with us through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Except for certain of the officers and directors of our general partner who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying an aggregate amount of common units equal to $100,000 or more through the directed unit program has agreed that, for a period of 25 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, dispose of or hedge any common units or any securities convertible into or exchangeable for our common units with respect to common units purchased in the program. For certain officers and directors purchasing common units through the directed unit program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup Global Markets Inc. and Wells Fargo Securities, LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded partnerships considered comparable to our partnership. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

        We have been approved to have our common units listed on the New York Stock Exchange, subject to official notice of issuance, under the symbol "SXE."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by Southcross Energy Partners, L.P.
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        In addition, we will pay Citigroup Global Markets Inc. and Wells Fargo Securities a structuring fee equal to 0.40% of the gross proceeds of this offering, or $0.7 million ($0.8 million if the underwriters exercise the option to purchase additional units in full), for the evaluation, analysis and structuring of our partnership.

        We estimate that the expenses of the offering, not including the underwriting discount or structuring fee, will be approximately $4.5 million, all of which will be paid by us.

        In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of common units either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters or their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our existing credit facility and, in that respect, will receive a portion of the net proceeds from this offering. Additionally, affiliates of certain of the underwriters will serve as lenders under our new credit facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Affiliates of Wells Fargo Securities, LLC own approximately 3.81% and 9.96% of Holdings' outstanding common and preferred units, respectively. Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC own approximately 2.18% and 7.27% of Holdings' outstanding preferred units, respectively. Holdings may use a portion of the cash distribution it receives from us to redeem all or a portion of Holdings' outstanding redeemable preferred units. In that respect, affiliates of certain of the underwriters that own such preferred securities may receive a portion of the net proceeds from this offering.

        We, our general partner and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        Because the Financial Industry Regulatory Authority is expected to view the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

        The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this document is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        Our partnership has not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at:

           i)  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order; or

          ii)  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

         iii)  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        Each Joint Book-Running Manager has represented, warranted and agreed that:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus (the "Securities") in circumstances in which Section 21(1) of FSMA does not apply to our partnership; and

        (b)   it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

 VALIDITY OF THE COMMON UNITS

        The validity of the common units offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

        The consolidated financial statements as of December 31, 2010 and 2011, and for the period from June 2, 2009 (date of inception) to December 31, 2009 and the years ended December 31, 2010 and 2011, of Southcross Energy LLC and subsidiaries and combined financial statements for the period from January 1, 2009 to July 31, 2009 of Southcross Energy Predecessor included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to Southcross Energy LLC's acquisition of entities and assets from Crosstex Energy, L.P. effective August 1, 2009). The financial statements of Enterprise Alabama Intrastate, LLC as of and for the year ended December 31, 2010 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to the financial statements being prepared from the separate records maintained by Enterprise Products Operating LLC or affiliates). The balance sheet as of September 30, 2012 of Southcross Energy Partners, L.P. included in this prospectus has also been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates or from the SEC's web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

        As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website is located at www.southcrossenergy.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

 FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "will," "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of financial condition or of results of operations, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

Southcross Energy Partners, L.P.
Unaudited Pro Forma Consolidated Financial Statements for the Year Ended December 31, 2011 and the Six Months Ended June 30, 2012
Introduction	F-2
Pro Forma Consolidated Balance Sheet as of June 30, 2012	F-4
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2011	F-5
Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2012	F-6
Notes to Pro Forma Consolidated Financial Statements	F-7
Southcross Energy LLC and Southcross Energy Predecessor
Unaudited Historical Condensed Consolidated Financial Statements as of June 30, 2012 and for the Six Months Ended June 30, 2011 and 2012:
Consolidated Balance Sheets	F-9
Statements of Operations	F-10
Statements of Comprehensive Income	F-11
Statements of Equity	F-12
Statements of Cash Flows	F-13
Notes to Financial Statements	F-14

Historical Consolidated Financial Statements as of December 31, 2010 and 2011, and for the Period from June 2, 2009 (Date of Inception) to December 31, 2009 and the Years Ended December 31, 2010 and December 31, 2011 of Southcross Energy LLC and subsidiaries and Historical Combined Financial Statements for the Period from January 1, 2009 to July 31, 2009 of Southcross Energy Predecessor
Report of Independent Registered Public Accounting Firm

F-34
Consolidated Balance Sheets	F-35
Statements of Operations	F-36
Statements of Comprehensive Income	F-37
Statements of Equity	F-38
Statements of Cash Flows	F-39
Notes to Financial Statements	F-40
Enterprise Alabama Intrastate, LLC
Independent Auditor's Report	F-66
Audited Balance Sheet as of December 31, 2010 and unaudited Balance Sheet as of June 30, 2011	F-67
Audited Statement of Income for the Year Ended December 31, 2011 and unaudited Statements of Income for the Periods ending June 30, 2010 and June 30, 2011	F-68
Audited Statement of Cash Flows for the Year Ended December 31, 2010 and the unaudited Statements of Cash Flows for the Periods Ended June 30, 2010 and June 30, 2011	F-69
Audited Statement of Member's Equity for the Year Ended December 31, 2010 and unaudited Statement of Member's Equity for the Period ending June 30, 2011	F-70
Notes to Financial Statements	F-71
Southcross Energy Partners, L.P.
Report of Independent Registered Public Accounting Firm	F-78
Balance Sheet as of September 30, 2012	F-79
Note to balance sheet	F-80

SOUTHCROSS ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Summary

Introduction

        Set forth below are the unaudited pro forma consolidated balance sheet of Southcross Energy Partners, L.P. as of June 30, 2012 and the unaudited pro forma consolidated statements of operations of Southcross Energy Partners, L.P. for the year ended December 31, 2011 and the six months ended June 30, 2012. References to "we," "us" and "our" mean Southcross Energy Partners, L.P. and its consolidated subsidiaries, unless the context requires otherwise.

        Our unaudited pro forma balance sheet, which presents the pro forma effects of the recapitalization transactions related to this offering described under "Summary—Recapitalization Transactions and Partnership Structure" in the prospectus as if such transactions occurred on June 30, 2012, has been derived from and should be read in conjunction with, the unaudited condensed consolidated historical financial statements of Southcross Energy LLC, our predecessor for accounting purposes, included elsewhere in this prospectus. Our unaudited pro forma consolidated statement of operations for the year ended December 31, 2011 that present the pro forma effects of the EAI acquisition described below under "—Unaudited Pro Forma Consolidated Statement of Operations" and the effects of the recapitalization transactions as if the acquisition and the recapitalization transactions occurred on January 1, 2011, has been derived from, and should be read in conjunction with, the audited historical financial statements of Southcross Energy LLC included elsewhere in this prospectus and the audited and unaudited financial statements of Enterprise Alabama Intrastate, LLC included elsewhere in this prospectus. Our unaudited pro forma consolidated statements of operations for the six months ended June 30, 2012 assume the recapitalization transactions occurred as of January 1, 2011 and are derived from, and should be read in conjunction with the unaudited condensed consolidated financial statements of Southcross Energy LLC included elsewhere in this prospectus. We have not made pro forma adjustments to our audited historical consolidated balance sheet as of June 30, 2012 for the EAI acquisition (as defined below) because that acquisition occurred on September 1, 2011, and, therefore, the effects of that acquisition are already reflected.

        Our unaudited pro forma consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results that actually would have been achieved if the recapitalization transactions and the EAI acquisition, as applicable, had been completed on the date set forth above. Moreover, they do not project our financial position or results of operations as of any future date or for any future period.

Unaudited Pro Forma Consolidated Balance Sheet

        Our unaudited pro forma consolidated balance sheet as of June 30, 2012 is derived from the unaudited historical condensed consolidated balance sheet of Southcross Energy LLC as of June 30, 2012. The "Adjustments for Recapitalization Transactions" column in our unaudited pro forma consolidated balance sheet contains the adjustments that we believe are appropriate to give effect to the recapitalization transactions that will occur in connection with our initial public offering (the "Offering") assuming such transactions occurred on June 30, 2012. Please read "—Note 1. Pro Forma Consolidated Balance Sheet Adjustments." The Offering Transactions have the effect of:

  •
  eliminating the members' equity and the preferred units of Southcross Energy LLC, which will not be a part of our capital structure;

  •
  reflecting the conveyance of Southcross Operating LLC to us in exchange for (i) a 2.0% general partner's interest in us and our incentive distribution rights, (ii) 3,213,713 common units,

SOUTHCROSS ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    representing a 12.9% limited partner interest in us, and (iii) 12,213,713 subordinated units representing a 49.0% limited partner interest in us;

  •
  issuing to the public 9,000,000 common units, representing a 36.1% limited partner interest in us;

  •
  using the net proceeds from the Offering to (i) make a cash distribution to Holdings of $38.5 million, a portion of which will be used to reimburse Holdings for certain capital expenditures it incurred with respect to assets it contributed to us; (ii) repay $125.0 million of debt outstanding under our existing credit facility; (iii) pay Citigroup Global Markets Inc. and Wells Fargo Securities, LLC an aggregate structuring fee of $0.7 million; and (iv) pay estimated offering expenses of $4.5 million; and

  •
  using the net proceeds from borrowing approximately $150.0 million under our new credit facility (i) to make an aggregate distribution to Holdings of approximately $7.5 million, (ii) repay the remaining balance of $140.0 million outstanding under our existing credit facility and (iii) to pay fees and expenses relating to our new credit facility of approximately $2.5 million.

Unaudited Pro Forma Consolidated Statement of Operations

        On September 1, 2011, Southcross Energy LLC acquired Enterprise Alabama Intrastate LLC ("EAI"). Our unaudited pro forma consolidated statements of operations for the year ended December 31, 2011 are derived from the audited historical consolidated statement of operations of Southcross Energy LLC for the year ended December 31, 2011 and the unaudited statement of income for Enterprise Alabama Intrastate, LLC for the eight-month period ended August 31, 2011, not included in this prospectus. Our unaudited pro forma consolidated statements of operations for the six months ended June 30, 2012 are derived from the unaudited condensed consolidated financials of Southcross Energy LLC included elsewhere in this prospectus.

        The "Pro Forma Adjustments" column in our unaudited pro forma consolidated statements of operations for the year ended December 31, 2011 contains the adjustments that we believe are appropriate to present the EAI acquisition on a pro forma basis assuming a January 1, 2011 acquisition date. Please read "—Note 2. Pro Forma Consolidated Statement of Operations Adjustments." These adjustments include adjustments (i) in depreciation and amortization expense, over the eight-month period from January 1, 2011 to August 31, 2011 (the "Stub Period"), due to a new fair value basis of assets as a result of change in control accounting, (ii) in interest expense reflecting higher debt as a result of funding the acquisition as of January 1, 2011, and (iii) to reflect the entering into of the amended and restated credit agreement as of January 1, 2011 in order to provide the debt capacity to finance the EAI acquisition as of that date.

        The "Adjustments for Recapitalization Transactions" column in our unaudited pro forma consolidated statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012 contains the adjustments that we believe are appropriate to give effect to the recapitalization transactions that will occur in connection with the offering assuming such transactions occurred on January 1, 2011. Please read "—Note 2. Pro Forma Consolidated Statement of Operations Adjustments." We have not made adjustments to give effect to the incremental general and administrative expenses of approximately $2.2 million that we expect to incur as a result of being a publicly traded partnership. These adjustments include adjustments to interest expense reflecting the new credit facility that we would enter into as part of the recapitalization transactions assuming a January 1, 2011 offering date. We have assumed an interest rate of 3.5% and debt level of $150.0 million, as well as new deferred financing cost amortization on the basis of the recapitalization transactions.

SOUTHCROSS ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2012

	Southcross Energy LLC	Adjustments for Recapitalization Transactions		Pro Forma as Adjusted
	(Dollars in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,294	$180,000	(b)	$53,759
		(16,470	)(b)
		(214,535	)(b)
		(38,530	)(b)
		(7,500	)(c)
		150,000	(c)
		(2,500	)(c)
Trade accounts receivable	30,462	—		30,462
Prepaid expenses	360	—		360
Other current assets	540	—		540

Total current assets	34,656	50,465		85,121
PROPERTY, PLANT, AND EQUIPMENT, NET	448,367	—		448,367
INTANGIBLE ASSETS	1,653	—		1,653
OTHER ASSETS	7,793	2,500	(c)	10,293

TOTAL ASSETS	$492,469	$52,965		$545,434

LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$51,586	—		$51,586
Interest payable	23	—		23
Current maturities of long-term debt	17,490	(17,490	)(b)	—
Other current liabilities	4,117	—		4,117

Total current liabilities	73,216	(17,490)		55,726
LONG-TERM DEBT	197,045	(197,045	)(b)	150,000
		150,000	(c)
OTHER NON-CURRENT LIABILITIES	153	—		153

Total liabilities	270,414	132,510		205,879

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED UNITS	18,073	(18,073	)(a)	—
REDEEMABLE PREFERRED UNITS—SERIES B	44,584	(44,584	)(a)	—
REDEEMABLE PREFERRED UNITS—SERIES C	30,059	(30,059	)(a)	—
PREFERRED UNITS	157,841	(157,841	)(a)	—
MEMBERS' EQUITY
Total members' equity	(28,502)	250,557	(a)	—
		(176,025	)(a)
		(38,530	)(b)
		(7,500	)(c)
Common Units held by public		180,000	(b)	163,530
		(16,470	)(b)
General partner and affiliates
Common units		35,520	(a)	35,520
Subordinated units		134,995	(a)	134,995
General Partner Interest		5,636	(a)	5,510

TOTAL LIABILITIES AND CAPITAL	$492,469	$52,965		$545,434

See accompanying notes to the unaudited pro forma consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	Southcross Energy LLC	Enterprise Alabama Intrastate, LLC January 1, 2011 to August 31, 2011	Pro Forma Adjustments (Note 2)		Pro Forma	Adjustments for Recapitalization Transactions (Note 2)		Pro Forma As Adjusted
	(Dollars in thousands, except for per share data)
TOTAL REVENUE	$523,149	$25,003	$—		$548,152	$—		$548,152
EXPENSES:
Cost of natural gas and liquids sold	460,580	18,796	—		479,376	—		479,376
Operations and maintenance	24,707	3,994	—		28,701	—		28,701
Depreciation and amortization	12,345	972	(117	)(d)	13,200	—		13,200
General and administrative	8,926	386	—		9,312	—		9,312
Transaction costs	203	—	—		203	—		203

Total expenses	506,761	24,148	(117)		530,792	—		530,792

INCOME FROM OPERATIONS	16,388	855	117		17,360	—		17,360
INTEREST INCOME	24	—	—		24	—		24
LOSS ON EXTINGUISHMENT OF DEBT	(3,240)	—			(3,240)			(3,240)
INTEREST EXPENSE	(5,372)	—	(314	)(e)	(5,686)	(721	)(f)	(6,407)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	7,800	855	(197)		8,458	(721)		7,737
INCOME TAX EXPENSE	(261)	—	—		(261)	—		(261)

NET INCOME (LOSS)	$7,539	$855	$(197)		$8,197	$(721)		$7,476

Less: deemed dividend on
Redeemable Preferred Units	1,553	—	—		1,553
deemed dividend on Preferred Units	14,131	—	—		14,131
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$(8,145)	$855	$(197)		$(7,487)

NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS—(BASIC AND DILUTED)	$(6.79)				$(6.25)
SOUTHCROSS ENERGY PARTNERS, L.P. PRO FORMA EARNINGS PER UNIT
General partner interest in net income								$150
Common unitholders' interest in net income								$7,326
Subordinated unitholders' interest in net income								$—
Net income per common unit (basic)								$0.60
Net income per common unit (diluted)								$0.59
Net income per subordinated unit (basic and diluted)								$—
Weighted average common and subordinated units outstanding
Common—basic								12,213,713
Common—diluted								12,363,713
Subordinated—basic and diluted								12,213,713

See accompanying notes to the unaudited pro forma consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2012

	Southcross Energy LLC	Pro Forma Adjustments	Pro Forma	Adjustments for Recapitalization Transactions		Pro Forma as Adjusted
	(Dollars in thousands, except for per unit data)
TOTAL REVENUE	$226,319		$226,319	$—		$226,319
EXPENSES:
Cost of natural gas and liquids sold	186,204		186,204	—		186,204
Operations and maintenance	15,579		15,579	—		15,579
Depreciation and amortization	7,338		7,338	—		7,338
General and administrative	5,636		5,636	—		5,636

Total expenses	214,757		214,757	—		214,757

INCOME FROM OPERATIONS	11,562		11,562	—		11,562
INTEREST INCOME	4		4	—		4
INTEREST EXPENSE	(3,135)		(3,135)	1,409	(g)	(1,726)

INCOME BEFORE INCOME TAX EXPENSE	8,431		8,431	1,409		9,840
INCOME TAX EXPENSE	(256)		(256)	—		(256)

NET INCOME	$8,175		$8,175	$1,409		$9,584

Less:
deemed dividend on Redeemable Preferred Units	(1,519)		(1,519)
deemed dividend on Series B Redeemable Preferred Units	(1,784)		(1,784)
deemed dividend on Preferred Units	(7,586)		(7,586)
deemed dividend on Series C Redeemable Preferred Units	(59)		(59)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(2,773)		$(2,773)

NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS (basic and diluted)	$(2.28)		$(2.28)
SOUTHCROSS ENERGY PARTNERS, L.P. PRO FORMA EARNINGS PER UNIT
General partner interest in net income						$192
Common unitholders' interest in net income						$9,392
Subordinated unitholders' interest in net income						$—
Net income per common unit (basic)						$0.77
Net income per common unit (diluted)						$0.76
Net income per subordinated unit (basic and diluted)						$—
Weighted average common and subordinated units outstanding
Common—basic						12,213,713
Common—diluted						12,363,713
Subordinated—basic and diluted						12,213,713

See accompanying notes to the unaudited pro forma consolidated financial statements.

SOUTHCROSS ENERGY PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

(a)
Reflects adjustments for the recapitalization transactions based on an assumption that such transactions occurred on June 30, 2012. These adjustments will have the effect of:

•
eliminating the members' equity and the preferred units of Southcross Energy LLC, which will not be a part of our capital structure;

•
reflecting the conveyance of Southcross Operating LLC to us in exchange for (i) a 2.0% general partner interest in us and our incentive distribution rights, (ii) 3,213,713 common units, representing a 12.9% limited partner interest in us, and (iii) 12,213,713 subordinated units representing a 49.0% limited partner interest in us;

(b)
Reflects adjustments for the recapitalization transactions not discussed in Note 1(a) above, based on an assumption that such transactions occurred on June 30, 2012. These adjustments are based upon the following assumptions:

•
gross proceeds of $180.0 million received from the issuance and sale of 9,000,000 common units at an assumed initial offering price of $20.00 per unit (the midpoint of the range set forth on the cover page of this prospectus);

•
cash distribution to Holdings of $38.5 million, a portion of which will be used to reimburse Holdings for certain capital expenditures it incurred with respect to assets contributed to us;

•
pay estimated underwriting fees and commissions and offering expenses of $16.5 million; and

•
repay $214.5 million of debt under our existing credit facility as of June 30, 2012. Does not reflect the use of cash proceeds from the offering to repay approximately $50.5 million of indebtedness incurred after June 30, 2012.

(c)
Reflects adjustments for the recapitalization transactions not discussed in Notes 1(a) and 1(b) above, based on an assumption that such transactions occurred on June 30, 2012. These adjustments are based upon the following assumptions:

•
total borrowings of $150.0 million under our new credit facility;

•
cash payment to Holdings of approximately $7.5 million; and

•
pay total fees relating to our new credit facility of $2.5 million.

NOTE 2. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

(d)
Reflects the net effect of the elimination of depreciation expense attributable to the operations we purchased from Enterprise GTM Holdings L.P. ("Enterprise"), the addition of depreciation expense we would have incurred based on a January 1, 2011 assumed acquisition date and the addition of amortization expense we would have incurred based on a January 1, 2011 assumed acquisition date. Our net adjustment to depreciation and amortization expense is a decrease of $117,000 and is attributable to the following:

•
a decrease in depreciation expense of $155,000 reflecting the fair value and useful lives that we have assigned to the assets we acquired as compared to Enterprise's carrying value and useful lives; and

•
an increase in our amortization expense of $38,000 for the Stub Period reflecting the amortization of the value of the intangible assets that we acquired.

(e)
As a result of the EAI acquisition, interest expense increased $314,000 over the Stub Period. This increase was due to Southcross Energy LLC incurring $21.8 million additional debt to fund the

SOUTHCROSS ENERGY PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS (Continued)

  EAI acquisition, offset by lower deferred financing fees resulting from the amended and restated credit agreement. EAI recorded no historical interest expense for the eight months ended August 31, 2011.

(f)
Reflects the net increase of $0.7 million of interest expense for the year ended December 31, 2011 as a result of entering into the new credit facility, which is part of the recapitalization transactions, assuming a January 1, 2011 offering date. We will borrow $150.0 million at an annual interest rate of 3.5%. The increase is due to increased debt outstanding under the new credit facility as compared to the average loan balance outstanding during 2011, higher deferred financing fees reflecting the increased loan capacity under the new credit facility and increased revolver commitment costs. If we were to incur an additional 1.0% interest at the closing of this offering, the additional cost would be approximately $1.5 million.

(g)
Reflects the net decrease of $1.4 million of interest expense for the six months ended June 30, 2012 as a result of entering into the new credit facility, which is part of the Offering Transactions, assuming a January 1, 2011 offering date. The decrease is due primarily to less debt outstanding under the new credit facility as compared to the average loan balance outstanding under the existing credit facility during the first six months of 2012 partially offset by revolver commitment fees related to the new credit facility. Part of the proceeds from the Offering Transactions are being used to repay debt outstanding as of June 30, 2012 down from $214.5 million to $150.0 million.

NOTE 3. PRO FORMA EARNINGS PER UNIT

        Pro forma net income per unit is determined using the two class method and was calculated by dividing the pro forma net earnings available to common and subordinated unitholders of us by the number of common and subordinated units resulting from the Offering Transactions. For purposes of this calculation, a 2.0% general partner interest was assumed and the weighted average number of common and subordinated units outstanding was assumed to be 12,213,713 units and 12,213,713 units, respectively. If the underwriters fully exercise their option to purchase additional common units, the total number of common units outstanding on a pro forma basis will not change. If the incentive distribution rights to be issued to our general partner had been issued on January 1, 2011, then based on the amount of pro forma net income for the year ended December 31, 2011 and the six months ended June 30, 2012, no distribution to our general partner would have been made. Accordingly, no effect has been given to the incentive distribution rights in computing pro forma earnings per common unit for the year ended December 31, 2011 or the six months ended June 30, 2012.

        All units were assumed to have been outstanding since the beginning of the periods presented. There were 150,000 LTIP phantom units considered in the pro forma diluted earnings per common unit calculation. The LTIP phantom units included within the pro forma diluted earnings per common unit calculation will vest over a three year period in equal annual installments, and it has been assumed that all units will vest over this service period. The Company has assumed that the LTIP phantom units represent liability awards, and it is estimated that the Company will recognize approximately $1.0 million in annual compensation expense, reported within general administrative expense or operating expense depending on the employee, over the three year service period of the awards. The estimated $1.0 million in annual compensation expense is not reflected in our pro forma presentation.

 SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND JUNE 30, 2012

(Dollars in thousands)

	December 31, 2011	June 30, 2012	Pro Forma June 30, 2012
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,412	$3,294	$3,294
Trade accounts receivable	41,234	30,462	30,462
Prepaid expenses	950	360	360
Other current assets	561	540	540

Total current assets	44,157	34,656	34,656
PROPERTY, PLANT, AND EQUIPMENT, NET	369,861	448,367	448,367
INTANGIBLE ASSETS	1,681	1,653	1,653
OTHER ASSETS	4,686	7,793	7,793

TOTAL ASSETS	$420,385	$492,469	$492,469

LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$50,439	$51,586	$51,586
Interest payable	24	23	23
Current maturities of long term debt	17,490	17,490	17,490
Other current liabilities	4,983	4,117	4,117
Distribution payable	—	—	46,030

Total current liabilities	72,936	73,216	119,246
LONG TERM DEBT	190,790	197,045	197,045
OTHER NON-CURRENT LIABILITIES	21	153	153

Total liabilities	263,747	270,414	316,444

COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE PREFERRED UNITS	16,554	18,073	—
REDEEMABLE PREFERRED UNITS—SERIES B	—	44,584	—
REDEEMABLE PREFERRED UNITS—SERIES C	—	30,059	—
PREFERRED UNITS	150,249	157,841	—
MEMBERS' EQUITY
Common equity—Class A (1,415,729 and 1,313,445 common units authorized and outstanding as of December 31, 2011 and June 30, 2012, respectively)	1,416	1,313	—
Common equity—Class B (57,279 and 28,639 common units authorized and outstanding as of December 31, 2011 and June 30, 2012, respectively)	57	29	—
Southcross Energy Partners, L.P. pro forma common equity	—	—	176,025
Accumulated other comprehensive loss	—	(264)	—
Accumulated Deficit	(11,638)	(29,580)	—

Total members' equity	(10,165)	(28,502)	176,025

TOTAL LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY	$420,385	$492,469	$492,469

See accompanying notes to the condensed consolidated financial statements.

 SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND JUNE 30, 2012

(Dollars in thousands, except for per unit data)

	Six Months Ended June 30,
	2011	2012
TOTAL REVENUE	$247,489	$226,319
EXPENSES:
Cost of natural gas and liquids sold	217,125	186,204
Operations and maintenance	10,293	15,579
Depreciation and amortization	5,602	7,338
General, and administrative	4,227	5,636

Total expenses	237,247	214,757

INCOME FROM OPERATIONS	10,242	11,562
INTEREST INCOME	15	4
LOSS ON EXTINGUISHMENT OF DEBT	(3,240)	—
INTEREST EXPENSE	(2,817)	(3,135)

INCOME BEFORE INCOME TAX EXPENSE	4,200	8,431
INCOME TAX EXPENSE	(166)	(256)

NET INCOME	$4,034	$8,175

Less deemed dividends on:
Redeemable Preferred Units	(147)	(1,519)
Series B Redeemable Preferred Units	—	(1,784)
Series C Redeemable Preferred Units	—	(59)
Preferred Units	(6,834)	(7,586)
NET LOSS ATTRIBUTABLE TO COMMON UNITHOLDERS	$(2,947)	$(2,773)

Net Loss per common unit (basic and diluted)	$(2.44)	$(2.28)
Unaudited pro forma net income per common unit (basic) (Note 1)		$0.80
Unaudited pro forma net income per common unit (diluted) (Note 1)		$0.78
Unaudited pro forma net income per subordinated unit (basic and diluted) (Note 1)		$0.31
Unaudited pro forma weighted average common and subordinated units outstanding (Note 1)
Common—basic		5,297,092
Common—diluted		5,447,092
Subordinated—basic and diluted		12,213,713

See accompanying notes to the condensed consolidated financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND JUNE 30, 2012

(Dollars in thousands)

	Six months ended June 30, 2011	Six months ended June 30, 2012
Net income	$4,034	$8,175
Hedging losses reclassified to earnings	—	85
Adjustment in fair value of derivatives	—	(349)

Comprehensive income	$4,034	$7,911

 SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND JUNE 30, 2012

(Dollars in thousands)

	Common Equity	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Members' Equity
BALANCE OF MEMBERS' EQUITY—December 31, 2010	$1,472	$(3,493)	$—	$(2,021)
Net income	—	4,034	—	4,034
Deemed dividend on:
Redeemable Preferred Units	—	(147)	—	(147)
Preferred Units	—	(6,834)	—	6,834

BALANCE OF MEMBERS' EQUITY— June 30, 2011	$1,472	$(6,440)	$—	$(4,968)

BALANCE OF MEMBERS' EQUITY—December 31, 2011	$1,473	$(11,638)	$—	(10,165)
Net income	—	8,175	—	8,175
Other comprehensive income (loss)	—	—	(264)	(264)
Deemed dividend on:
Redeemable Preferred Units	—	(1,519)	—	(1,519)
Series B Redeemable Preferred Units	—	(1,784)	—	(1,784)
Series C Redeemable Preferred Units	—	(59)	—	(59)
Preferred Units	—	(7,586)	—	(7,586)
Repurchase and retirement of common units	(131)	(15,169)	—	(15,300)

BALANCE OF MEMBERS' EQUITY— June 30, 2012	$1,342	$(29,580)	$(264)	$(28,502)

See accompanying notes to the condensed consolidated financial statements.

 SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND JUNE 30, 2012

(Dollars in thousands)

	Six Months ended June 30,
	2011	2012
OPERATING ACTIVITIES:
Net income	$4,034	8,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,602	7,338
Compensation expense under accrued liability awards (Note 15)	—	146
Loss on extinguishment of debt	3,240	—
Deferred financing fees amortization	540	624
Gain on sale of property, plant and equipment	(522)	—
Unrealized derivatives loss	84	222
Changes in operating assets and liabilities:
Accounts receivable	1,363	10,772
Prepaid expenses and other	378	617
Other non-current assets	(38)	(1,217)
Accounts payable	(1,915)	(13,212)
Interest payable	(1,571)	(1)
Accrued expenses and other liabilities	(793)	(1,220)

Net cash provided by operating activities	10,402	12,244

INVESTING ACTIVITIES:
Capital expenditures	(37,696)	(71,603)
Sale of property, plant and equipment	522	—

Net cash used in by investing activities	(37,174)	(71,603)

FINANCING ACTIVITIES:
Borrowings under revolving credit facility	9,500	45,500
Repayment of revolving credit facility	(9,500)	(30,500)
Proceeds from long-term debt	153,000	—
Repayment of long-term debt	(117,875)	(8,745)
Financing costs	(2,580)	(2,514)
Repurchase and retirement of common units	—	(15,300)
Proceeds from issuance of Redeemable Preferred Units	15,000	—
Proceeds from issuance of Series B Redeemable Preferred Units	—	42,800
Proceeds from issuance of Series C Redeemable Preferred Units		30,000

Net cash provided by financing activities	47,545	61,241

INCREASE IN CASH AND CASH EQUIVALENTS	20,773	1,882
CASH AND CASH EQUIVALENTS—Beginning of period	20,323	1,412

CASH AND CASH EQUIVALENTS—End of period	$41,096	$3,294

See accompanying notes to the condensed consolidated financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

1. ORGANIZATION AND PRESENTATION

Organization

        Southcross Energy LLC (a Delaware limited liability company) and subsidiaries (collectively, "we" or the "Company") was formed on June 2, 2009, (the "Inception Date"). The Company's principal operations commenced with the acquisition of certain entities and assets (the "Predecessor" or "Southcross Energy Predecessor") from Crosstex Energy, L.P. ("Crosstex") on August 6, 2009 (effective August 1, 2009) (the "Acquisition").

        The Company is a midstream pipeline company that provides natural gas gathering, processing, treating, compression and transportation services and natural gas liquid ("NGL") fractionation and transportation services to its producer customers, and also sources, purchases, transports and sells natural gas and NGLs to its power generation, industrial and utility customers. The Company's assets are located in South Texas, Mississippi, and Alabama. Effective September 1, 2011, the Company completed the acquisition of Enterprise Alabama Intrastate, LLC ("EAI") for $21.8 million. The Company is controlled through investment funds and entities associated with Charlesbank Capital Partners, LLC ("Charlesbank").

Basis of Presentation and Principles of Consolidation

        The Company has prepared these unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. The accompanying condensed consolidated statements include the accounts of Southcross Energy LLC and its controlled subsidiaries. All of the Company's subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in the preparation of the accompanying financial statements.

        The results of operations for the six months ended June 30, 2012 are not necessarily indicative of results expected for the full year. In our opinion, the accompanying unaudited condensed consolidated financial statements include all adjustments consisting of normal recurring accruals necessary for fair presentation. Although we believe the disclosures in these financial statements are adequate and make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC. These unaudited condensed consolidated interim financial statements and the notes thereto should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2011.

        Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered distributions in contemplation of that offering. Upon completion of the initial public offering of Southcross Energy Partners, L.P. (the "Partnership"), the Partnership intends to distribute approximately $46.0 million in cash to the Company. As part of the initial public offering, the Company will own, on behalf of its members, the equity interests in the Partnership's general partner as well as common and subordinated units of the Partnership. The unaudited basic and diluted pro forma earnings per common unit for the Partnership for the six months ended June 30, 2012 has been calculated using the two class method and based on the assumed capital structure of the Partnership consisting of 498,518 general partner units, 12,213,713 subordinated units

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

1. ORGANIZATION AND PRESENTATION (Continued)

and 5,297,092 common units. The outstanding redeemable preferred units, preferred units, and common units of the Company have been excluded from the Partnership's unaudited basic and diluted pro forma earnings per common unit calculation as such units will remain obligations of the Company and not the Partnership. The 5,297,092 common units consist of 3,213,713 units issued to the Company plus an additional 2,083,379 units, which is the number of units that the Partnership would have been required to issue to fund the $46.0 million distribution of total proceeds to the Company. The number of units that the Partnership would have been required to issue to fund the $46.0 million distribution was calculated as $46.0 million less the Company's net income of $8.2 million for the six month period ended June 30, 2012 divided by an issue price per unit of $18.17, which is the assumed initial public offering price of $20.00 per common unit less the estimated underwriting discounts and offering expenses. There were 150,000 LTIP phantom units considered in the pro forma diluted earnings per common unit calculation.

Pro forma Six Months Ended June 30, 2012
Net income	$8,175
Less income applicable to general partner	(164)

Net income applicable to limited partners	$8,011

Net income applicable to common units	$4,238
Pro forma weighted average common units outstanding (basic)	5,297,092
Basic income per common unit	$0.80
Pro forma weighted average common units outstanding (diluted)	5,447,092
Diluted income per common unit	$0.78

Net income applicable to subordinated units	$3,773
Pro forma weighted average subordinated units outstanding (basic and diluted)	12,213,713
Basic and diluted income per subordinated unit	$0.31

        The unaudited pro forma balance sheet as of June 30, 2012 gives pro forma effect to the assumed distribution discussed in the preceding paragraph and the effect of the change in capitalization with respect to the elimination of the Company's redeemable preferred units, preferred units, and common units as though the transaction was effective and the distribution was payable as of that date.

        The LTIP phantom units included within the pro forma diluted earnings per common unit calculation will vest over a three year period in equal annual installments, and it has been assumed that all units will vest over this service period. The Company has assumed that the LTIP phantom units represent liability awards, and it is estimated that the Company will recognize approximately $1.0 million in annual compensation expense, reported within general administrative expense or operating expense depending on the employee, over the three year service period of the awards. The estimated $1.0 million in annual compensation expense is not reflected in our pro forma presentation.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Use of Estimates—The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management's best available knowledge of current and future events, actual results may differ from those estimates.

        Subsequent events have been evaluated through October 15, 2012, the date these financial statements were available to be issued.

        Revenue Recognition—The Company records revenue and related costs for gas and NGL sales and transportation services in the period in which they are earned. Revenue primarily consists of the sale of natural gas and liquids along with fees earned from its gathering and processing operations. Under certain agreements, the Company purchases natural gas from producers at receipt points on the pipeline systems, and then sells the natural gas, or produced NGLs, if any, at delivery points on its systems. The Company records revenue and cost of product sold on a gross basis for these transactions where the Company acts as principal and takes title to the natural gas. The Company also has contracts where it does not take title to the gas and charges fees for providing services such as gathering, treating or transportation and the Company records these fees separately in revenues as Transportation, gathering and processing fees. The Company recognizes revenue when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.

        For the six months ended June 30, 2011 and 2012, respectively, the Company had the following revenue by category:

	Southcross Energy LLC
	For the Six Months ended June 30,
	2011	2012
	($ in thousands)
Revenue
Sales of natural gas	$187,493	$137,194
NGL's and condensate sales	46,950	67,646
Transportation, gathering, and processing fees	12,427	21,285
Other	619	194

Total revenue	$247,489	$226,319

        The Company derives revenue in its business from the following types of arrangements:

        Fixed-Fee.    The Company receives a fee per unit of natural gas or NGL volume that it gathers at the wellhead, processes, treats, fractionates, compresses and transports. Some of the Company's arrangements also provide for a fixed fee for guaranteed transportation capacity on its systems.

        Fixed-Spread.    Under these arrangements, the Company purchases natural gas and NGLs from producers or suppliers at receipt points on its systems at an index price less a fixed amount and sells

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

these volumes of natural gas and NGLs at delivery points on its systems at a price that is greater than the purchase price.

        Percent-of-Proceeds ("POP").    In exchange for processing services, the Company remits to a producer customer a percentage of the proceeds from sales of residue natural gas and/or NGLs that result from natural gas processing, or in some cases, a percentage of the physical natural gas and/or NGLs at the tailgate of its processing plant, and the Company retains the balance of the proceeds or physical commodity for its own account. On its Gulf Coast System in South Texas, the Company arranges for other parties to process natural gas on its behalf. The most significant of these arrangements is with Formosa Hydrocarbons Company, Inc. ("Formosa"), an affiliate of Formosa Plastics Corporation, U.S.A. The Company's processing contract with Formosa entitles it to the greater of (1) a fixed percentage of the value of the NGLs resulting from processing plus 100% of the value of the residue natural gas (an "upgrade" percent-of-proceeds payment) and (2) the value of the unprocessed volume of natural gas priced relative to the same index prices pursuant to which the Company acquired the natural gas (a "floor" percent-of-proceeds payment). The current arrangement with Formosa will expire in January 2013.

        Cash and Cash Equivalents—Cash and cash equivalents include all cash balances and investments in highly liquid financial instruments purchased with original maturities of three months or less.

        Allowance for Doubtful Accounts—In evaluating the collectability of its accounts receivable, the Company performs ongoing credit evaluations of its customers and adjusts payment terms based upon payment history and the customer's current creditworthiness, as determined by the Company's review of the customer's credit information. The Company extends credit on an unsecured basis to many of its customers. As at December 31, 2011 and June 30, 2012, the Company recorded no allowance for uncollectable accounts receivable.

        Property, Plant and Equipment—Property, plant and equipment, consisting primarily of pipelines, processing and treating equipment and facilities, are stated at cost or, upon acquisition of a business at the fair value of the assets acquired.

        The Company capitalizes expenditures related to Property, plant and equipment that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives of which have been extended; and (3) all land, regardless of cost. Maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred, except for major overhauls of gas compressors, which are capitalized. Gas required to maintain pipeline minimum pressures ("Line Pack") is capitalized and classified as Property, plant and equipment.

        Costs related to projects during construction, including interest on funds borrowed to finance the construction of facilities, are capitalized as Construction in progress. For the six month period ended June 30, 2011 and 2012, the Company capitalized interest of $0.4 million and $2.3 million respectively. Construction in progress balances are transferred to Property, plant and equipment when the assets become ready for their intended use. Depreciation expense is based on cost primarily using the straight line method over the expected useful lives of the related assets. The estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets. As

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

circumstances warrant, depreciation estimates are reviewed to determine if any changes are needed. Such changes could involve an increase or decrease in estimated useful lives or salvage values which would impact future depreciation expense.

        The Company had no capital leases as of December 31, 2011 and June 30, 2012.

        Rights of Way—As part of the Acquisition, the Company assumed certain contractual rights under Right of Way ("ROW") agreements that allow the Company to gain access to and maintain the Company's pipelines and gathering lines in Texas, Mississippi and Alabama which traverse property owned by third parties. The carrying values associated with the ROW recorded in connection with the Acquisition are amortized over their expected useful lives of 15 years.

        The Company capitalizes costs associated with obtaining ROW agreements to facilitate the building and maintenance of new pipelines and depreciates such costs over the life of the associated pipeline. The ROW agreements require the Company to make periodic (usually annual) renewal payments to property owners, although some are paid several years in advance. Annual ROW renewal payments are expensed when paid, while payments under longer term ROW agreements are amortized over the terms of the agreements.

        Intangible Assets—The Company has recorded intangible assets at fair value associated with the value of long-term customer contracts. These balances arose from the use of purchase accounting for business combinations as the assets were adjusted to fair market value. These intangible assets are being amortized over their expected useful lives.

        Environmental Matters—The operations of the Company are subject to various federal, state and local laws and regulations relating to protection of the environment. Although the Company believes that it is in compliance with applicable environmental regulations, risk of costs and liabilities are inherent in pipeline and processing plant ownership and operation, and there can be no assurances that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.

        Asset Retirement Obligations—The Company evaluates whether any future asset retirement obligations exist and estimates these costs for some future events. The Company did not provide any asset retirement obligations as of December 31, 2011 and June 30, 2012 because it does not have sufficient information to reasonably estimate such obligations due in part to the fact that the Company has no intention of discontinuing the use of any significant assets or does not have a legal obligation to do so.

        Income Taxes—Provision for income taxes is attributable to the Company's state tax obligations under the gross margin tax enacted by the State of Texas. There are no related deferred tax assets or liabilities.

        The Company is structured as a partnership for federal income tax purposes and is not subject to federal income taxes. As a result, the owners are individually responsible for paying federal income taxes on their share of the taxable income. The Company follows the guidance for uncertainties in income taxes pursuant to which a liability for an unrecognized tax benefit is recorded for a tax position

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that does not meet the more-likely-than-not criteria. The Company has not recorded any uncertain tax positions meeting the more-likely-than-not criteria as of December 31, 2011 and June 30, 2012.

        Financial Instruments and Derivative Financial Instruments—The accounting guidance related to derivative instruments and hedging activities requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, fixed rate debt, variable rate debt, interest rate derivatives and swap contracts based upon natural gas price indices. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

        Commodity Risk Management—In its normal course of business, the Company enters into month-ahead swap contracts in order to economically hedge its exposure to certain intra-month natural gas index pricing risk. The Company does not designate these contracts as accounting hedges and records the unrealized and realized gains and losses on the month-ahead swap contracts as revenues in the statement of operations.

        Interest Rate Risk Management—The Company used an interest rate cap contract that set an upper limit on the 30 day LIBO base rate that the Company would have to pay under the existing credit facility. The Company did not elect hedge accounting for this interest rate cap contract and so changes in market value on this derivative were included in interest expense in the statement of operations. The Company currently has an interest rate swap to partially reduce risks related to floating financing agreements that are subject to changes in the market rate of interest. Terms of the interest rate swap contract require the Company to receive a variable interest rate and pay a fixed interest rate. The Company's interest rate swap agreement is based upon the 30 day LIBO rate. The Company has designated the interest rate swap as a cash flow hedge. To the extent that the interest rate swap designated as a cash flow hedge is effective, unrealized gains and losses will be recorded in accumulated other comprehensive income and will be transferred to income as the underlying hedged transactions (interest payments) are recorded. Any ineffectiveness will be recorded in interest expense immediately.

        The Company measures the derivatives at fair value on a recurring basis using the best information and techniques available, which are primarily Level 2 inputs as defined in the fair value hierarchy. The Company does not have any financial instruments recorded using Level 3 inputs.

        Operational Balancing Agreements and Natural Gas Imbalances—To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of natural gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than that scheduled, a natural gas imbalance is created. The imbalance is settled through periodic cash payments or re-paid in-kind through future receipt or delivery of natural gas. Natural gas imbalances are classified as other current assets or other current liabilities on our balance sheet based on the market value.

        Impairment of Long-Lived Assets—The Company reviews its long-lived assets whenever events or circumstances such as economic obsolescence, business climate, legal and other factors indicate that the entity may not recover the carrying value of the assets. The Company continually monitors its business,

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the market and economic environment to identify indicators that could suggest the carrying value of an asset may not be recoverable. The carrying value of such assets is deemed to be impaired if the projected undiscounted cash flows are less than the carrying value. If there is such impairment, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable. No impairment charges were recorded as of June 30, 2011 or June 30, 2012.

        Debt Issuance Costs—Costs incurred in connection with the issuance of long term debt are deferred and charged to interest expense over the term of the related debt.

        Comprehensive Income—To the extent that the Company's cash flow hedge is effective, unrealized gains and losses will be recorded to accumulated other comprehensive income and will be transferred to income and recognized on interest expense as the underlying hedged transactions (interest payments) are recorded. Any hedge ineffectiveness will be recognized on interest expense immediately.

        Earnings Per Unit—The company has included a calculation for earnings per common unit for all periods presented in which common units were outstanding. The Company calculates earning per common unit by first deducting the amount of cumulative returns on both the redeemable preferred and the preferred units from net income and dividing this amount by the weighted average number of vested common units. For both periods presented in which common units were outstanding, no unvested common units were included in the computation of the diluted per-unit amount because all would have been antidilutive to the net loss per common unitholder. The number of unvested common units that were not included in the computation of diluted per-unit amounts were 263,925 units and 184,896 units for the six month ended June 30, 2011 and 2012, respectively.

        Accounting Pronouncements Recently Adopted—Accounting standard-setting organizations frequently issue new or revised accounting rules. The Company regularly reviews all new pronouncements to determine their impact, if any, on the financial statements. Effective January 1, 2012, the Company adopted the revised accounting guidance associated with the presentation of comprehensive income. The adoption of the accounting guidance did not have a material impact to the financial statement. There were no other new pronouncements that are expected to materially impact the financial statements.

3. ACQUISITION OF EAI

        The Company completed the acquisition of EAI from Enterprise GTM Holdings L.P. for $21.8 million, effective September 1, 2011. EAI owns approximately 388 miles of 2-inch to 16-inch natural gas pipeline assets located in northwest and central Alabama, provides gathering, transportation and compression services and engages in the purchase and sales of natural gas. The Company's identifiable assets acquired and liabilities assumed were recorded based upon the fair values determined on the date of acquisition.

        The fair values of property, plant and equipment were determined based upon assumptions related to expected future cash flows, discount rates, and asset lives using currently available information. The Company utilized a mix of the cost, income and market approaches in determining the estimated fair values of such assets. The fair value measurements and models are classified as non-recurring Level 3

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

3. ACQUISITION OF EAI (Continued)

measurements consistent with accounting standards related to the determination of fair value. The Company had completed the final purchase price allocation to the assets acquired and liabilities assumed as of March 31, 2012.

        Identified assets acquired and liabilities assumed are as follows (dollars in thousands):

Current assets	$3,374
Property, plant, and equipment	19,300
Intangible assets	1,700

Total assets acquired	24,374
Current liabilities	2,597

Total liabilities assumed	2,597

Net identifiable assets acquired	$21,777

        The Company attributed $1.7 million to the value of long term contracts assumed in the acquisition, the majority being for life of lease which has been determined to be thirty years or the expected life of the pipelines. The Company determined that the purchase price was equal to the fair value of net assets acquired, thus no goodwill was recorded.

        The Company expensed $0.2 million of transaction costs associated with the acquisition of EAI. These costs were incurred in the second half of 2011 and reported within Transaction costs.

        Unaudited Pro Forma Financial information—The following unaudited pro forma financial information assumes that the EAI acquisition occurred on January 1, 2011. The unaudited pro forma information is not necessarily indicative of what the Company's financial position or results of operations would have been if the transaction had occurred on this date, or what the Company's financial position or results from operations will be for any future periods.

Six months ended June 30, 2011 (in thousands)(1)
Revenue	$266,609
Net Income	$4,814

(1)
Pro forma adjustments for the six months ended June 30, 2011 consist of adjustments for income from operations, including depreciation and amortization as well as the effects of financing the acquisition.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

4. PROPERTY, PLANT, AND EQUIPMENT

		Southcross Energy LLC
	Estimated Useful Life	December 31, 2011	June 30, 2012
		(in thousands)
Pipeline	30	$230,866	$231,189
Treating plants	15	5,294	5,294
Gas processing plants	15	31,696	34,727
Rights of way	15	20,249	20,729
Compressors	7	16,078	16,265
Furniture, fixtures & equipment	5	2,814	2,899
Line pack		1,083	1,083
Land and easements		3,139	2,659
Construction in progress		86,189	168,380

Total property, plant and equipment		397,408	483,225
Accumulated depreciation and amortization		(27,547)	(34,858)

Net property, plant and equipment		$369,861	$448,367

        Depreciation is provided using the straight-line method based on the estimated useful life of each asset, as shown in the above table.

5. INTANGIBLE AND OTHER ASSETS

        Intangible assets represent the value assigned to purchase long-term supply contracts, which are amortized on a straight line basis over the expected life of the contracts. We have amortized $28,000 for the six months ended June 30, 2012, which is reported within depreciation and amortization expense.

        In conjunction with the financings obtained from the syndicate of lenders led by Wells Fargo Bank, N.A. we have incurred certain costs and fees which we have capitalized as deferred financing costs and have amortized these financing costs over the term of the applicable loan. As of December 31, 2011, the outstanding balance of deferred financing costs including balances remaining from previous financings was $2.2 million and was being amortized to interest expense over the term of the Amended and Restated Credit Agreement through June 30, 2016.

        As a result of our entering into the First Amendment of the Amended and Restated Credit Agreement ("Amended and Restated Credit Agreement") with a syndicate of lenders led by Wells Fargo Bank, N.A., on February 7, 2012 which was not accounted for as an extinguishment of debt, we incurred $2.3 million in costs. These deferred financing costs, along with existing unamortized deferred financing costs will be amortized over the remaining life of this agreement.

        The net carrying amount of deferred financing costs is included in the balance sheet in Other assets and was $4.0 million as of June 30, 2012. The Company recognized deferred financing cost amortization for the six months ending June 30, 2011 and 2012 of $0.5 million and $0.6 million, respectively.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

6. MEMBERS' EQUITY

        As of December 31, 2011, the Company's common equity was comprised of 1,415,729 Class A common units of which 217,483 were unvested, and 57,279 Class B units of which 34,367 were unvested. The Class B units have the same distribution and liquidation rights as the Class A common units, however they do not have voting rights. All Class A common and Class B units were purchased for, and have a par value of, $1.00 per unit.

        Prior to March 20, 2012, incentive units were held by certain members of management through Estrella Energy LP, which was partially owned by a non-management third party. On March 20, 20112, Estrella Energy LP was dissolved and the units distributed to the non-management third party were repurchased and retired for $15.3 million. As of June 30, 2012, the Company's common equity is comprised of 1,313,445 Class A common units of which 115,199 were unvested, and 28,639 Class B units of which 17,184 were unvested.

        On August 6, 2009, an officer of the Company borrowed $150,000 from the Company to fund the acquisition of units of preferred and common equity of the Company pursuant to the terms and conditions of a promissory note executed between the officer and the Company. The officer paid $37,500 on August 6, 2010 and $112,500 on July 28, 2011. The net balance, as of December 31, 2011 was $26,000 which represents the unpaid interest outstanding on the note and was paid in full on March 16, 2012.

        As of June 30, 2012, the Company does not have any long-term incentive plans or units authorized for issuance under unit-based compensation.

        As noted above, in connection with the Acquisition, five individuals comprising our management team were allowed to purchase, individually or indirectly through Estrella Energy, LP, Class A common units and Class B units along with our sponsor for the same value as our sponsor ($1.00 per unit). Certain of the Class A common units and all of the Class B units contain time- and performance-vesting conditions. Time-vesting units vest ratably over five years subject to certain accelerated vesting based primarily on a change in control or certain termination causes. Performance-vesting units will vest, if at all, upon Charlesbank attaining certain investment multiples and internal rates of return in connection with a liquidity event. Both the time- and performance-vesting units require continued employment through any vesting date.

        No compensation expense has been recorded for the time-vesting units as the price paid by the individuals was equal to the fair value of the units on the date purchased. No compensation expense has been recorded for the performance-vesting units as the price paid for the units was equal to the fair value of the units on the date purchased. Upon an employee's termination of employment, any unvested incentive units are subject to the company's right, but not obligation, to repurchase such units at the employee's initial acquisition cost (or less in certain circumstances).

        Prior to March 20, 2012, incentive units were held by certain members of management through Estrella Energy LP, which was partially owned by a non-management third party. On March 20, 2012, Estrella Energy LP was dissolved and the units distributed to the non-management third party were repurchased and retired by the Company. Management did not receive any consideration in connection with such repurchases. The following table provides information regarding the outstanding incentive units held by management as of June 30, 2012.

	Number of units purchased Subject to		Number of units vested Subject to
	time vesting	performance	time vesting	performance
Class A	3,096	113,342	1,239	—
Class B	28,639	—	11,456	—

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

7. PREFERRED UNITS

Preferred Units

        As of June 30, 2012 and December 31, 2011, the Company's cumulative preferred units were comprised of 11,850,374 units with a par value of $10 per unit, which accrue value (in the form of additional preferential rights to receive distributions) at a rate of 10% per annum, compounded quarterly.

        Except in the case of cash distributions made for the purpose of paying federal income taxes, which are made to both preferred and common equity owners in direct proportion to the owners' respective share of taxable income, owners of the preferred equity receive cash distributions before owners of common equity. The preferred units and their cumulative return are subordinate to all redeemable preferred units and their cumulative return discussed below. With the exception of cash distributions for federal income tax purposes, the Company's credit agreement includes certain covenants that restrict its ability to pay cash dividends to its owners. The Company adjusts the carrying value of the cumulative right to receive distributions on a quarterly basis. As of December 31, 2011 and June 30, 2012, the preferred units' cumulative right to receive future cash distributions was $31.8 million and $39.3 million, respectively, as a result of the cumulative preferred return on such units.

Redeemable Preferred Units

        On June 10, 2011, in conjunction with the Company entering into an Amended and Restated Credit Agreement with its lenders, Charlesbank and most of the Company's existing investors contributed a total of $15.0 million in exchange for 1.5 million Redeemable Preferred Units. The Redeemable Preferred Units have a par value of $10 per unit and accrue value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. These Redeemable Preferred Units can be redeemed in whole or in part at any time, or shall be redeemed by the Company promptly after the Company's satisfaction of all obligations under the Amended and Restated Credit Agreement. The Company adjusts the carrying value of the Redeemable Preferred Units to reflect the cumulative right to receive distributions on a quarterly basis. As of December 31, 2011, and June 30, 2012, the Redeemable Preferred Units' right to receive future cash distributions included an additional $1.6 million and $3.1 million, respectively, as a result of the cumulative preferred return on such units.

        On March 20, 2012, Charlesbank contributed $25.3 million in cash and an affiliate of Wells Fargo Securities, LLC contributed $10.0 million in cash to the Company in exchange for 2.53 million units and 1.0 million units, respectively, of a new class, Series B, of Redeemable Preferred Units. On June 26, 2012, Charlesbank contributed $7.5 million in cash to the Company in exchange for 0.75 million units of the Company's Series B Redeemable Preferred Units. On June 30, 2012, the Company's Series B Redeemable Preferred Units comprised 4.28 million units with a par value of $10 per unit, which accrue value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. These Series B Redeemable Preferred Units can be redeemed by the Company in whole or in part at any time, or shall be redeemed by the Company promptly after the satisfaction by the Company of all its obligations under the Amended and Restated

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

7. PREFERRED UNITS (Continued)

Credit Agreement. As of June 30, 2012, the Series B Redeemable Preferred Units' right to receive future cash distributions included an additional $1.8 million as a result of the cumulative return on such units.

        On June 26, 2012, Charlesbank and other institutional investors contributed $30.0 million in cash to the Company in exchange for 3.0 million units of a new class, Series C, of Redeemable Preferred Units. As of June 30, 2012, the Company's Series C Redeemable Preferred Units comprised 3.0 million units with a par value of $10 per unit, which accrue value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. As of June 30, 2012, the Series C Redeemable Preferred Units' right to receive future cash distributions included an additional $59,000 as a result of the cumulative return on such units.

        The Redeemable Preferred Units and their cumulative return are subordinated to the Series B Redeemable Preferred Units and their cumulative return. The Series B Redeemable Preferred Units and their cumulative return are subordinated to the Series C Redeemable Preferred Units and their cumulative return. All Redeemable Preferred Units and their cumulative return are senior to the Preferred Units.

8. LONG TERM DEBT

        For the six months ended June 30, 2011, the Company had weighted average borrowings outstanding of $119.7 million at the effective average interest rate of 3.65%. For the six months ended June 30, 2012, the Company had weighted average borrowings of $234.5 million at the effective average interest rate of 3.45%. As of June 30, 2012, the Company had an outstanding term loan of $154.5 million with a LIBO interest rate of 3.25% and a revolver loan of $60.0 million with a LIBO interest rate of 3.25%. As of June 30, 2012, the Company is compliance with all loan covenants.

Amendment to the Original Credit Agreement—December 30, 2010

        On December 30, 2010, the Company entered into the First Amendment of the Credit Agreement, which extended the maturities of our debt from August 6, 2012 to June 30, 2014 and lowered the applicable interest rate margins. The terms of the amended credit agreement increased the term loan borrowings limit to $115.0 million. Per the terms of the amended credit agreement, quarterly scheduled principal payments were reduced to $2.8 million commencing on March 31, 2011 with the remaining balance maturing on June 30, 2014. In addition, the amended credit agreement increased the limit on the use of the revolver on LCs to no more than $30.0 million and provided for the ability to expand the revolver to $55.0 million upon request by the Company.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

8. LONG TERM DEBT (Continued)

        Per the amended credit agreement of December 30, 2010, through loan maturity of June 30, 2014, the applicable margins, excess cash prepayment percentages, and LC fee percentages are presented in the following table.

Leverage Ratio	LIBO Loan Margin	ABR Loan Margin	Excess Cash Prepayment	LC Fees
Above 3.5x	3.25%	2.25%	50%	3.25%
From 3.0x to 3.5x	3.00	2.00	50	3.00
From 2.5x to 3.0x	2.75	1.75		2.75
From 2.0x to 2.5x	2.50	1.50		2.50
Below 2.0x	2.50	1.50		2.50

        As of December 31, 2010, the loans outstanding for the First Amendment of the Credit Agreement were an ABR loan of $14.2 million that bore interest at an effective rate of 5.5% and a LIBO loan of $100.8 million that bore interest at an effective interest rate of 3.52%.

Amended and Restated Agreement to the Original Credit Agreement—June 10, 2011

        On June 10, 2011, the Company entered into the Amended and Restated Credit Agreement with a maturity of June 10, 2016. The Company accounted for the Amended and Restated Credit Agreement as an extinguishment of debt, and accordingly recognized a loss on extinguishment of debt in the second quarter of 2011. The Company's term loan commitment increased from $115.0 million to $153.0 million in connection with the Amended and Restated Credit Agreement, and the Company received net proceeds of $30.0 million. The Amended and Restated Credit Agreement also gave the Company the right to draw down an additional term loan amount not to exceed $22.0 million by September 30, 2011, and on August 30, 2011, the Company borrowed an additional $21.9 million to fund the acquisition of EAI. This agreement also provides the Company with a current revolving loan capacity of $150.0 million which includes a sub-limit of up to $50.0 million for LCs and this capacity may be increased to $185.0 million by request of the Company subject to certain conditions. In June 2012, the Company paid $0.2 million to access the additional $35.0 million in capacity under the revolving loan. These fees were capitalized to deferred debt issuance costs and will be amortized over the term of the Amended and Restated Credit Agreement. The Company used $120.7 million to pay off the existing loans, plus accrued interest, under the Credit Agreement. Per the terms of the Amended and Restated Credit Agreement, the Company made a payment of $2.9 million on June 30, 2011 and thereafter quarterly scheduled principal payments are $4.4 million commencing on September 30, 2011, with the remaining balance maturing on June 10, 2016.

        As of December 31, 2011, the Company had an outstanding term loan of $163.3 million with a LIBO interest rate of 3.58% and a revolver loan of $45.0 million with an interest rate of 3.67%. As of December 31, 2011, the Company was in compliance with all loan covenants.

        Interest rates applied to the outstanding balance of the loan are tied to either one-month, three-month, or six-month LIBO rates plus a margin which also fluctuates in relation to the Leverage Ratio or an Alternate Base Rate, ("ABR"), selected at the Company's option, plus a margin which also fluctuates in relation to the Leverage Ratio. ABR loan rates include the applicable margin plus the

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

8. LONG TERM DEBT (Continued)

greatest of (a) the prime rate in effect at the principal offices of the lead lender (b) the Federal Funds Rate plus 0.5%, or (c) one-month LIBO rates plus 1.0%.

        Per the Amended and Restated Credit Agreement, through loan maturity of June 10, 2016, the applicable margins that apply to both term and revolver borrowings, and LC fee percentages are presented in the following table:

Leverage Ratio	LIBO Loan Margin	ABR Loan Margin	LC Fees
Above 4.5x	3.25%	2.25%	3.25%
From 4.0x to 4.5x	3.00	2.00	3.00
From 3.5x to 4.0x	2.75	1.75	2.75
From 3.0x to 3.5x	2.50	1.50	2.50
Below 3.0x	2.25	1.25	2.25

        All the Company's property, including all of its ownership interests in its subsidiaries, is pledged or was pledged as collateral under the Company's credit agreements listed above. The terms of the credit facilities contain customary covenants, including those that restrict the Company's ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on its assets, consolidate or enter into mergers, dispose of certain of the Company's assets, engage in certain types of transactions with its affiliates, enter into certain sale/leaseback transactions and modify certain material agreements.

        The events that constitute default under all of the credit facilities include, among other things, the failure to pay principal and interest on the indebtedness under the facilities when due, failure to comply with certain covenants or breach representations and warranties made under the credit facilities, certain bankruptcy, dissolution, liquidation or other insolvency events, occurrence of a material adverse change or a change of control.

Amendment to the Amended and Restated Agreement Credit Agreement—February 7, 2012

        On February 7, 2012, the Company entered into the First Amendment of the existing Amended and Restated Credit Agreement. The amendment has been accounted for as a modification of an existing debt agreement. This amendment was made to increase the Company's loan capability in order to satisfy the Company's operations and capital plans. The Company obtained modifications to the covenants to reflect the need for capital expansion to support its growth plans. This amendment did not

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

8. LONG TERM DEBT (Continued)

change the term loan and revolver loan capacity; it did modify pricing as shown on the following table which has a new tier pricing for when the Leverage Ratio is greater than 5.0 times.

Leverage Ratio	LIBO Loan Margin	ABR Loan Margin	LC Fees
Above 5.0x	4.25%	3.25%	4.25%
From 4.5x to 5.0x	3.25	2.25	3.25
From 4.0x to 4.5x	3.00	2.00	3.00
From 3.5x to 4.0x	2.75	1.75	2.75
From 3.0x to 3.5x	2.50	1.50	2.50
Below 3.0x	2.25	1.25	2.25

        The Company incurred $2.3 million in fees and expenses related to this First Amendment of the which have been accounted for as deferred financing fees and will be amortized over the remaining life of this agreement.

        Under the terms of this Amendment, the Company was required to obtain an additional capital injection of $20.0 million by March 31, 2012; this requirement was met by the receipt of funds from Charlesbank and Wells Fargo on March 20, 2012 in exchange for Series B Redeemable Preferred Units. In addition, the Company was required to obtain an additional $7.5 million of capital funding by June 30, 2012; this requirement was met by the receipt of funds from Charlesbank on June 26, 2012, in exchange for Series B Redeemable Preferred Units.

        As of June 30, 2012, the Company had an outstanding term loan of $154.5 million with a LIBO interest rate of 3.25% and a revolver loan of $60.0 million with an effective interest rate of 3.25%. As of June 30, 2012, the Company is in compliance with all loan covenants.

9. CONCENTRATION OF CREDIT RISK AND TRADE ACCOUNTS RECEIVABLE

        The Company's primary markets are in Texas, Alabama and Mississippi. The Company has a concentration of trade accounts receivables due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect our overall credit risk in that these customers may be similarly affected by changes in economic, regulatory or other factors. The Company analyzes the customers' historical financial and operational information prior to extending credit.

        Formosa Hydrocarbons Co, Inc and Sherwin Alumina Company are significant customers, each representing at least 10% of our consolidated revenue, each individually accounting for $46.1 million and $42.3 million, respectively, of our consolidated revenue for the six month period ended June 30, 2011 and $66.4 million and $22.8 million, respectively, for the six month period ended June 30, 2012. Our top ten customers represent 74.7% of our consolidated revenue for the six month period ended June 30, 2011 and 70.4% of our consolidated revenue for the six month period ended June 30, 2012.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

10. COMMITMENTS AND CONTINGENCIES

Leases

        The Company has a non-cancelable lease for its office facilities in Dallas, Texas which expires August 16, 2016. Rent expense was $125,000 and $154,000 for the six months ended June 30, 2011 and June 30, 2012, respectively.

Litigation

        The Company is from time to time subject to claims and suits arising in the ordinary course of business, including those relating to contractual obligations. The Company accrues for potential liabilities involved in these matters as they become probable and can be reasonably estimated. The Company was not involved in any significant claims or litigation for the six month period ended June 30, 2012, and had no litigation accrual as of December 31, 2011 or June 30, 2012.

Outstanding commitments on our expansion projects

        The Company initiated plans to expand its capabilities. During 2011, the Company placed purchase orders to start the construction of a new 200 MMcf/d Woodsboro processing plant in Refugio County, Texas. The Company completed construction and commenced operations in July 2012 and has an estimated total cost of $103.7 million. In addition, during November 2011, the Company finalized the acquisition of an existing fractionating facility and entered into contracts to refurbish and install this equipment at its Bonnie View fractionation site. The total estimated cost for this project is $50.0 million. As of June 30, 2012, the Company has $20.1 million in firm commitments outstanding for major projects.

11. DEFINED CONTRIBUTION PLANS

        The Company established a defined contribution pension plan for its employees in 2009 in which virtually all employees are eligible to participate. The Company's contributions and expense to this plan, which are based upon the employees' contributions to the plan, were approximately $199,000 and $202,000 for the six month period ended June 30, 2011 and June 30, 2012, respectively and has been reported within operations and maintenance or general and administrative expense depending upon the employee's position.

12. RELATED PARTY TRANSACTIONS

        Charlesbank provides certain management services to the Company under the terms of an agreement with the Company which requires an annual management fee of $600,000. The Company has expensed $300,000 for such services for both the six month period ending June 30, 2011 and 2012, which are reported within general and administrative expenses.

        The Company entered into the credit agreements with syndicates of financial institutions and other lenders. These syndicates included Wells Fargo Bank, N.A., an affiliate of which is a member of the investor group. See Note 8. Affiliates of Wells Fargo Bank, N.A. have from time to time engaged in

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

12. RELATED PARTY TRANSACTIONS (Continued)

commercial banking and financial advisory transactions with the Company in the normal course of business including the interest rate swap contract that we entered into on March 2, 2012. See Note 14.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the market approach for recurring fair value measurements and to maximize the use of observable inputs and minimize the use of unobservable inputs.

        The Company categorizes the assets or liabilities recorded at fair value based upon the following fair value hierarchy:

  •
  Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

  •
  Level 2 valuations use inputs, in the absence of actively quoted market prices, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

  •
  Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. The Company uses the most meaningful information available from the market combined with internally developed valuation methodologies to develop the best estimate of fair value.

        The carrying amount reported in the balance sheets for cash and cash equivalents, trade accounts receivable and trade accounts payable approximates fair value due to the short maturity of these instruments.

        The Company determined that the fair value of debt as of December 31, 2011 and June 30, 2012 approximates book value due to the fact that the Amended and Restated Credit Agreement was entered into on June 10, 2011 and amended on February 7, 2012 and that there has been no significant change in market conditions or our credit rating or pricing since that time.

        With regard to month-ahead swap contracts, the Company has utilized publicly available pricing of commodities to determine the fair value of these contracts. The Company defines these contracts as Level 2, as the index prices associated with such contracts are observable, and tied to the quoted first of the month natural gas index price. Based on the short term nature of the contracts and immaterial

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

notional amounts, these contracts are not material. The interest rate cap liability has been included within other non-current liabilities as of December 31, 2011. The current portion of the interest rate swap liability has been included within other current liabilities, and the non-current portion of the interest rate swap liability has been included within non-current liabilities as of June 30, 2012.

	Fair value measurement as of
	December 31, 2011	June 30, 2012
Description	Significant Other Observable Inputs (Level 2)
	(in thousands)
Interest rate cap liability	$21	$—
Interest rate swap liability	$—	$480

14. DERIVATIVES

        In its normal course of business, the Company enters into month-ahead swap contracts in order to economically hedge its exposure to certain intra-month natural gas index pricing risk. The total volume of month-ahead swap contracts outstanding as of December 31, 2011 and June 30, 2012, was 372,000 MMBtu and 245,850 MMBtu respectively. The Company defines these contracts as Level 2, as the index price associated with such contracts is observable and tied to the quoted first-of-the-month natural gas index price. The fair value of such contracts was immaterial as of December 31, 2011 and June 30, 2012.

        The realized gains on these derivatives in the condensed consolidated statements of operations, reported within Revenues, are as follows:

	Southcross Energy LLC
	Six months ended June 30, 2011	Six months ended June 30, 2012
	(in thousands)
Realized (gain) loss on derivatives	$(96)	$39

        On February 17, 2011 the Company entered into an interest rate cap contract with Wells Fargo, N.A., effective March 31, 2011 for $80 million notional amount of debt. The contract effectively capped the Company's LIBO based interest rate on that portion of debt on a sliding scale that started at 1.51% as of March 31, 2011 and increased to 4.57% at the end of the contract on June 30, 2014. The notional amount of debt declined over time so that the amount of debt covered was $65 million, $43 million and $23 million at December 31, 2011, 2012, and 2013, respectively. The Company did not designate the interest rate cap as a hedging instrument for accounting purposes, and thus the realized and unrealized gains and losses were recognized in interest expense during the period. The Company defined this contract as Level 2.

        In March 2012, the Company canceled the interest rate cap and entered into an interest rate swap contract with Wells Fargo, N.A. The interest rate swap has a notional value of $150 million, and a maturity date of June 30, 2014. The Company receives a floating rate and pays a fixed rate under the interest rate swap, and the Company has effectively fixed the LIBO based rate for that portion of debt

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

14. DERIVATIVES (Continued)

at 0.54%. The Company has designated the interest rate swap as a cash flow hedge for accounting purposes and thus, to the extent the cash flow hedge is effective, unrealized gains and losses will be recorded to accumulated other comprehensive income and will be transferred to income and recognized in interest expense as the underlying hedged transactions (interest payments) are recorded. Any hedge ineffectiveness will be recognized in interest expense immediately. The Company did not have any hedge ineffectiveness during the period ended June 30, 2012. The Company defines this contract as Level 2.

        Based on current interest rates, we estimate that approximately $327,000 of hedging activity related to our interest rate swap contract will be reclassified from accumulated other comprehensive income into income within the next 12 months.

        The amounts recognized in net income associated with derivatives that are not designated as hedging instruments during the periods ended June 30, 2011 and 2012 were as follows:

	June 30, 2011	June 30, 2012
Unrealized loss on interest rate cap	$84	$222
Realized loss on interest rate cap	$52	$—

        The amounts recognized in net income associated with derivatives that are designated as hedging instruments during the periods ended June 30, 2011 and 2012 were as follows:

	June 30, 2011	June 30, 2012
Gain/(loss) reclassified from accumulated other comprehensive loss to income (effective portion)	$—	$(85)

        The amount of change in value recognized in other comprehensive income/(loss) on the interest rate swap (effective portion) during the periods ended June 30, 2011 and 2012 were as follows:

	June 30, 2011	June 30, 2012
Change in value recognized in other comprehensive income/(loss) (effective portion)	$—	$(349)

15. PHANTOM UNITS AND EQUITY EQUIVALENT UNITS

        The Company has provided to certain key non-officer employees equity incentive units ("Phantom Units") in the Company. The Phantom Units vest upon the occurrence of a change in control where more than 50% of the voting power of the Company changes hands, or upon the occurrence of a liquidity event where, through the sale of some portion of its ownership, the majority owner of the Company achieves or exceeds a targeted rate of return on its original investment. The number of Phantom Units earned and eligible for vesting increases over a period of years or through the achievement of certain rates of return by the majority owner of the Company or a combination thereof. As of December 31, 2011 and June 30, 2012, no fair value was attributable to the Phantom Units. No compensation expense associated with these units was recorded during the six months ended June 30,

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND JUNE 30, 2012 AND THE SIX MONTHS

ENDED JUNE 30, 2011 AND JUNE 30, 2012

15. PHANTOM UNITS AND EQUITY EQUIVALENT UNITS (Continued)

2011 or June 30, 2012. As of December 31, 2011 and June 30, 2012, the number of authorized and issued Phantom Units was 10,832.

        On April 1, 2012, the Company granted 15,000 equity equivalent units ("EEUs") to one member of management. Each individual EEU is equivalent in economic value to one Class A Common Unit of the Company on a fully diluted basis. The EEUs will vest over a three year period in equal annual installments, and do not represent ownership in the equity of the Company but rather cash incentive compensation to the management member and therefore represent liability awards which will be recorded at fair value. The Company believes it is probable that such EEUs will vest, and thus has recognized $146,000 in compensation expense, reported within general and administrative expense, on such units during the six months ended June 30, 2012. The value and compensation expense associated with the EEUs was derived from the March 20, 2012 repurchase transaction discussed within Note 6.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

        The following tables disclose certain cash payments for interest and taxes and the value of capital expenditures remaining in accounts payable.

	Southcross Energy LLC
	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012
	(Dollars in thousands)
Cash paid for interest	$3,942	$4,586
Cash paid for taxes	276	330

	As of June 30, 2011	As of June 30, 2012
Capital expenditures remaining in accounts payable	$14,349	$25,075

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of Southcross Energy LLC
Dallas, Texas

        We have audited the accompanying consolidated balance sheets of Southcross Energy LLC and subsidiaries (the "Company") as of December 31, 2010 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the period from June 2, 2009 (Date of Inception) to December 31, 2009, and the years ended December 31, 2010 and December 31, 2011 (Successor Period). We have also audited the accompanying combined statements of operations, comprehensive income, equity, and cash flows for the period from January 1, 2009 to July 31, 2009 (Predecessor Period) for the Southcross Energy Predecessor. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2011, and the results of their operations and their cash flows for the period from June 2, 2009 (Date of Inception) to December 31, 2009 and the years ended December 31, 2010 and December 31, 2011, and the results of Southcross Energy Predecessor's operations and cash flows for the period from January 1, 2009 to July 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the Financial Statements, Southcross Energy LLC acquired certain entities and assets from Crosstex Energy, L.P. effective August 1, 2009.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 20, 2012

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND 2011 (SUCCESSOR PERIOD)

(Dollars in thousands)

	Southcross Energy LLC
	2010	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,323	$1,412
Trade accounts receivable	35,059	41,234
Prepaid expenses	609	950
Other current assets	399	561

Total current assets	56,390	44,157
PROPERTY, PLANT, AND EQUIPMENT—Net	229,309	369,861
INTANGIBLE ASSET	—	1,681
OTHER ASSETS	3,944	4,686

TOTAL	$289,643	$420,385

LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,097	$50,439
Interest payable	1,779	24
Current maturities of long term debt	11,500	17,490
Other current liabilities	3,782	4,983

Total current liabilities	52,158	72,936
LONG TERM DEBT	103,500	190,790
DERIVATIVE LIABILITY	—	21

Total liabilities	155,658	263,747

COMMITMENTS AND CONTINGENCIES (Note 10)
REDEEMABLE PREFERRED UNITS	—	16,554
PREFERRED UNITS	136,006	150,249
MEMBERS' EQUITY
Common equity—Class A (1,415,729 common units authorized and outstanding as of December 31, 2010 and December 31, 2011)	1,415	1,416
Common equity—Class B (57,279 units authorized and outstanding as of December 31, 2010 and December 31, 2011)	57	57
Accumulated deficit	(3,493)	(11,638)

Total members' equity	(2,021)	(10,165)

TOTAL LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY	$289,643	$420,385

See accompanying notes to the financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD) AND FOR
THE PERIOD JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009, AND THE YEARS
ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011 (SUCCESSOR PERIOD)

(Dollars in thousands, except for per unit data)

	Southcross Energy Predecessor	Southcross Energy LLC
	January 1, 2009	June 2, 2009 (Date of Inception) to	December 31,
	to July 31, 2009	December 31, 2009	2010	2011
TOTAL REVENUE	$330,870	$206,634	$498,747	$523,149
EXPENSES:
Cost of natural gas and liquids sold	301,368	179,045	439,431	460,580
Operations and maintenance	10,648	7,847	21,106	24,707
Depreciation and amortization	7,268	4,235	10,987	12,345
General and administrative	9,788	3,225	7,341	8,926
Transaction costs	—	2,957	149	203

Total expenses	329,072	197,309	479,014	506,761

INCOME FROM OPERATIONS	1,798	9,325	19,733	16,388
INTEREST INCOME	—	9	25	24
LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	(3,240)
INTEREST EXPENSE	—	(4,554)	(10,038)	(5,372)

INCOME BEFORE INCOME TAX EXPENSE	1,798	4,780	9,720	7,800
INCOME TAX EXPENSE	(77)	(372)	(1)	(261)

NET INCOME	1,721	4,408	9,719	7,539

Less: deemed dividend on Redeemable Preferred units	—	—	—	1,553
deemed dividend on Preferred Units	—	4,818	12,802	14,131
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$1,721	$(410)	$(3,083)	$(8,145)

Net loss per common unit (basic and diluted)		$(0.34)	$(2.57)	$(6.79)
Unaudited pro forma net income per common unit (basic) (Note 1)				$1.39
Unaudited pro forma net income per common unit (diluted) (Note 1)				$1.35
Unaudited pro forma net income per subordinated unit (basic and diluted) (Note 1)				$—
Unaudited pro forma weighted average common and subordinated units outstanding (Note 1)
Common—basic				5,332,095
Common—diluted				5,482,095
Subordinated—basic and diluted				12,213,713

See accompanying notes to the financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE PERIOD JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD)
AND FOR THE PERIOD JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009, AND
THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011 (SUCCESSOR PERIOD)

(Dollars in thousands)

	Southcross Energy Predecessor	Southcross Energy LLC
	Period From January 1, 2009 to July 31, 2009	June 2, 2009 (Date of Inception) to December 31, 2009	December 31, 2010	December 31, 2011
NET INCOME	$1,721	$4,408	$9,719	$7,539
REALIZED GAINS ON CASH FLOW HEDGE	823	—	—	—
ADJUSTMENT IN FAIR VALUE OF DERIVATIVES	(1,354)	—	—	—

COMPREHENSIVE INCOME	$1,190	$4,408	$9,719	$7,539

See accompanying notes to the financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

STATEMENTS OF EQUITY

FOR THE PERIOD JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD)
AND FOR THE PERIOD JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009,
AND THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011 (SUCCESSOR PERIOD)

(Dollars in thousands)

Owner's Equity
Southcross Energy Predecessor
BALANCE OF OWNER'S EQUITY—December 31, 2008	$84,005
Conversion of Crosstex Advances to owner's equity	32,519
Net income	1,721
Accumulated other comprehensive income	(531)

BALANCE OF OWNER'S EQUITY—July 31, 2009	$117,714

	Common Equity	Accumulated Deficit	Total Members' Equity
Southcross Energy LLC and subsidiaries
BALANCE OF MEMBERS' EQUITY—June 2, 2009	$—	$—	$—
Contributed equity	1,471		1,471
Net income		4,408	4,408
Deemed dividend on Preferred Units		(4,818)	(4,818)

BALANCE OF MEMBERS' EQUITY—December 31, 2009	1,471	(410)	1,061
Receipt of payment from unit note holder	1		1
Net income		9,719	9,719
Deemed dividend on Preferred Units		(12,802)	(12,802)

BALANCE OF MEMBERS' EQUITY—December 31, 2010	1,472	(3,493)	(2,021)

Receipt of payment from unit note holder	1		1
Net income		7,539	7,539
Deemed dividend on Redeemable Preferred Units		(1,553)	(1,553)
Deemed dividend on Preferred Units		(14,131)	(14,131)

BALANCE OF MEMBERS' EQUITY—December 31, 2011	$1,473	$(11,638)	$(10,165)

See accompanying notes to the financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD),
FOR THE PERIOD JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009,
AND THE YEAR ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011 (SUCCESSOR PERIOD)

(Dollars in thousands)

	Predecessor	Southcross Energy LLC
	January 1, 2009	June 2, 2009 (Date of Inception) to	Year Ended December 31,
	to July 31, 2009	December 31, 2009	2010	2011
OPERATING ACTIVITIES:
Net income	$1,721	$4,408	$9,719	$7,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,268	4,235	10,987	12,345
Loss on extinguishment of debt	—	—	—	3,240
Deferred financing fees amortization	—	897	2,158	882
Gain on sale of plant, property and equipment	—	—	(13)	(522)
Unrealized derivatives loss	170	—	—	21
Realized gains on cash flow hedges	(823)	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,293)	(39,956)	4,897	(2,806)
Accrued sales	32,347	—	—	—
Prepaid expenses and other	(1,464)	(833)	560	(497)
Other non-current assets	—	(534)	158	(2,155)
Accounts payable	920	38,933	(3,836)	2,759
Accrued cost of sales	(32,542)	—	—	—
Interest payable	—	197	1,582	(1,755)
Accrued expenses and other current liabilities	(2,174)	2,817	(719)	809
Commodity assets and liabilities	825	—	—	147

Net cash provided by operating activities	4,955	10,164	25,493	20,007

INVESTING ACTIVITIES:
Acquisition of EAI	—	—	—	(21,777)
Capital expenditures	(815)	(4,694)	(5,245)	(123,347)
Acquisition of Crosstex assets and SWE	—	(233,790)	—	—
Sale of property, plant, and equipment	24	145	14	522

Net cash used in investing activities	(791)	(238,339)	(5,231)	(144,602)

FINANCING ACTIVITIES:
Proceeds from long-term debt	—	125,000	14,195	174,900
Repayment of long-term debt	—	(5,051)	(19,144)	(126,619)
Borrowings under revolving credit facility	—	5,000		54,500
Repayment of revolving credit facility	—	(5,000)		(9,500)
Financing costs	—	(5,870)	(752)	(2,710)
Members' contribution for Common Units		1,316	—	—
Proceeds from issuance of Preferred Units		118,504
Receipt of payment from unit note holder	—	—	38	113
Proceeds from issuance of Redeemable Preferred Units	—	—	—	15,000
Advances to Predecessor's former owner	(4,164)	—	—	—

Net cash provided by (used in) financing activities	(4,164)	233,899	(5,663)	105,684

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	5,724	14,599	(18,911)
CASH AND CASH EQUIVALENTS—Beginning of period	—		5,724	20,323

CASH AND CASH EQUIVALENTS—End of period	$—	$5,724	$20,323	$1,412

See accompanying notes to the financial statements.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

1. ORGANIZATION AND PRESENTATION

        Organization—Southcross Energy LLC (a Delaware limited liability company) and subsidiaries (collectively, the "Company") was formed on June 2, 2009 (the "Inception Date"). The Company's principal operations commenced with the acquisition of certain entities and assets (the "Predecessor" or "Southcross Energy Predecessor") from Crosstex Energy, L.P. ("Crosstex") on August 6, 2009 (effective August 1, 2009) (the "Acquisition").

        The Company is a midstream pipeline company that provides natural gas gathering, processing, treating, compression and transportation services and natural gas liquid ("NGL") fractionation services to its producer customers, and also sources, purchases, transports and sells natural gas and NGLs to its power generation, industrial and utility customers. The Company's assets are located in South Texas, Mississippi and Alabama. Effective September 1, 2011, the Company completed the acquisition of Enterprise Alabama Intrastate, LLC ("EAI") for $21.8 million. This acquisition added significant scale to the Company's existing network and capability in Alabama. The Company is controlled through investment funds and entities associated with Charlesbank Capital Partners, LLC ("Charlesbank").

        Basis of Presentation and Principles of Consolidation or Combination—The Company has prepared the financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The accompanying consolidated financial statements include the accounts of Southcross Energy LLC and its controlled subsidiaries. All of the Company's subsidiaries are wholly owned, either directly or indirectly through wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in the preparation of the accompanying financial statements.

        The consolidated financial statements present the activities of the Company from the Inception Date, through December 31, 2011 (Successor period), including its acquired subsidiaries and assets from Crosstex from August 1, 2009 through December 31, 2011. Between the Inception Date and the effective date of the Acquisition, discussed in Note 3, operations of the Company consisted only of an insignificant amount of start-up activities and general and administrative ("G&A") expenses.

        The combined statements of operations, cash flows, and changes in owner's equity for the period January 1, 2009 to July 31, 2009 (Predecessor period), have been prepared on the basis of Crosstex's historical ownership of the Predecessor. All inter-company accounts and transactions have been eliminated in the preparation of the accompanying combined financial statements. These combined financial statements represent the results of operations, changes in owner's equity and cash flows of the acquired entities, and have been carved out of the accounting records maintained by Crosstex and its subsidiaries. The Company estimated G&A expenses as Crosstex did not allocate any of its central finance and administrative costs to its operating entities. The Company has based this estimate of G&A expense for the Predecessor on an allocation of Crosstex's total G&A expenses based upon the Predecessor's revenue as a percentage of Crosstex's total revenue for each period. Because of the nature of these carved-out combined financial statements, the intercompany advances to and from Crosstex were reported within an intercompany advances account, and immediately prior to the acquisition were converted to owner's equity. The intercompany advances to and from Crosstex did not bear interest. The average balance due to Crosstex was $34.6 million for the seven month period ended

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

1. ORGANIZATION AND PRESENTATION (Continued)

July 31, 2009. The outstanding debt obligations of Crosstex were not specifically related to the operations of the Predecessor, and were not recorded on the general ledger of the Predecessor entities. Therefore, no outstanding debt obligations or interest expense, including intercompany interest expense, has been allocated to the Predecessor.

        Management of the Company believes that the assumptions and estimates used in preparation of the combined statements, including the allocation of G&A expenses, are reasonable. However, the combined financial statements may not necessarily reflect what the Predecessor's results of operations or cash flows would have been had it been a stand-alone entity during the period presented.

        The Company reports its operations under one reportable segment. There are three integral elements to the Company's total pipeline network. First, the Company collects gas from producers' well heads or central dispatch locations by means of the Company's local gathering, low pressure pipelines. The gathering lines are then connected to the Company's larger diameter, higher pressure transportation pipelines that require the gas to be compressed. In order to sell liquids rich gas to power generation, industrial and utility customers or deliver it to an interstate pipeline, it is necessary to process the gas in order to remove any NGLs or condensates. The Company has, in the past, purchased additional third party processing capability in order to process all the gas that enters its system. The Company does not build its processing plants with excess capacity; the Company seeks to maintain an overall balance across the gathering, transportation and processing elements of its system as the Company views the combination of its assets as an integrated whole that allows its producers to deliver to the Company either wet or dry gas that is then processed and treated before being delivered from the system to its power generation, industrial and utility customers. The Company is currently building additional processing and treating capacity in order to better balance the integrated system and reduce the need to purchase third party processing capability. The Company manages its operations as one integrated process that buys or transports wet or dry gas and delivers dry gas and NGLs to the end market customers. The Chief Operating Decision Manager operates the business as a collection of transmission pipelines with various levels of treating and processing and a similar type or class of customers across the system, utilizing similar contractual arrangements and generating similar economic returns. The Company manages cash flow on an organizational level and makes all capital expenditure decisions based upon the total Company performance. Therefore, the Company reports its business as a single segment.

        The comparability of the operating results for the Predecessor and those of the Company for subsequent periods is affected by purchase accounting adjustments to the values of plant, property and equipment acquired and the ensuing effect upon depreciation expense, the incurrence of debt to fund the Acquisition and the resulting deferred financing costs and interest expense and the costs associated with establishing the Company as a stand-alone entity.

        Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or coincident with an initial public offering be considered distributions in contemplation of that offering. Upon completion of the initial public offering of Southcross Energy Partners, L.P. (the "Partnership"), the Partnership intends to distribute approximately $46.0 million in cash to the Company. As part of the

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

1. ORGANIZATION AND PRESENTATION (Continued)

initial public offering, the Company will own, on behalf of its members, the equity interests in the Partnership's general partner as well as common and subordinated units of the Partnership. The unaudited basic and diluted pro forma earnings per common unit for the Partnership for the year ended December 31, 2011 has been calculated using the two class method and based on the assumed capital structure of the Partnership consisting of 498,518 general partner units, 12,213,713 subordinated units and 5,332,095 common units. The outstanding redeemable preferred units, preferred units, and common units of the Company have been excluded from the Partnership's unaudited basic and diluted pro forma earnings per common unit calculation as such units will remain obligations of the Company and not the Partnership. The 5,332,095 common units consist of 3,213,713 units issued to the Company plus an additional 2,118,382 units, which is the number of units that the Partnership would have been required to issue to fund the $46.0 million distribution of total proceeds to the Company. The number of units that the Partnership would have been required to issue to fund the $46.0 million distribution was calculated as $46.0 million less the Company's net income of $7.5 million for the year ended December 31, 2011 divided by an issue price per unit of $18.17, which is the assumed initial public offering price of $20.00 per common unit less the estimated underwriting discounts and offering expenses. There were 150,000 LTIP phantom units considered in the pro forma diluted earnings per common unit calculation.

	Pro forma Year Ended December 31, 2011
Net income	$7,539
Less income applicable to general partner	(151)

Net income applicable to limited partners	$7,388

Net income applicable to common units	$7,388	(1)
Pro forma weighted average common units outstanding (basic)	5,332,095
Basic income per common unit	$1.39
Pro forma weighted average common units outstanding (diluted)	5,482,095
Diluted income per common unit	$1.35

(1)
Net income applicable to limited partners was not enough to cover the annual distribution to the common units; as a result, the common units receive all net income applicable to limited partners and the subordinated units receive nothing.

        The LTIP phantom units included within the pro forma diluted earnings per common unit calculation will vest over a three year period in equal annual installments, and it has been assumed that all units will vest over this service period. The Company has assumed that the LTIP phantom units represent liability awards, and it is estimated that the Company will recognize approximately $1.0 million in annual compensation expense, reported within general administrative expense or operating expense depending on the employee, over the three year service period of the awards. The estimated $1.0 million in annual compensation expense is not reflected in our pro forma presentation.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Use of Estimates—The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management's best available knowledge of current and future events, actual results may differ from those estimates.

        Subsequent events have been evaluated through April 20, 2012, the date these financial statements were available to be issued.

        Revenue Recognition—The Company and the Predecessor record revenue and related costs for gas and NGL sales and transportation services in the period in which they are earned. Revenue primarily consists of the sale of natural gas and liquids along with fees earned from its gathering and processing operations. Under certain agreements, the Company purchases natural gas from producers at receipt points on the pipeline systems, and then sells the natural gas, or produced NGLs, if any, at delivery points on its systems. The Company records revenue and cost of product sold on a gross basis for these transactions where the Company acts as principal and takes title to the natural gas. The Company also has contracts where it does not take title to the gas and charges fees for providing services such as gathering, treating or transportation and the Company records these fees separately in revenues as transportation, gathering and processing fees. The Company recognizes revenue when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.

        For the period from January 1, 2009 to July 31, 2009 (Predecessor), and for the period from June 2, 2009 to December 31, 2009 and for the years ended December 31, 2010 and December 31, 2011 (Successor), the Company had the following revenue by category (dollars in thousands):

	Predecessor	Southcross Energy LLC
	Period From January 1, 2009 to July 31, 2009	Period From June 2, 2009 to December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Revenue
Sales of natural gas	$284,980	$158,805	$379,476	$385,513
Sales of NGLs and condensate	35,601	34,880	93,592	106,487
Transportation, gathering, and processing fees	9,607	12,298	25,080	30,102
Other revenues	682	651	599	1,047

Total revenue	$330,870	$206,634	$498,747	$523,149

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company derives revenue in its business from the following types of arrangements:

        Fixed-Fee.    The Company receives a fixed fee per unit of natural gas or NGL volume that it gathers at the wellhead, processes, treats, fractionates, compresses and transports. Some of the Company's arrangements also provide for a fixed fee for guaranteed transportation capacity on its systems.

        Fixed-Spread.    Under these arrangements, the Company purchases natural gas from producers or suppliers at receipt points on its systems at an index price less a fixed amount and sells an identical volume of natural gas at delivery points on its systems at a price that is greater than the purchase price.

        Percent-of-Proceeds ("POP").    In exchange for processing services, the Company remits to a producer customer a percentage of the proceeds from sales of residue natural gas and/or NGLs that result from natural gas processing, or in some cases, a percentage of the physical natural gas and/or NGLs at the tailgate of its processing plant, and the Company retains the balance of the proceeds or physical commodity for its own account. On its Gulf Coast System in South Texas, the Company arranges for other parties to process natural gas on its behalf. The most significant of these arrangements is with Formosa Hydrocarbons Company, Inc. ("Formosa"), an affiliate of Formosa Plastics Corporation, U.S.A. The Company's processing contract with Formosa entitles it to the greater of (1) a fixed percentage of the value of the NGLs resulting from processing plus 100% of the value of the residue natural gas (an "upgrade" percent-of-proceeds payment) and (2) the value of the unprocessed volume of natural gas priced relative to the same index prices pursuant to which the Company acquired the natural gas (a "floor" percent-of-proceeds payment). The current arrangement with Formosa will expire in January 2013.

        Cash and Cash Equivalents—Cash and Cash equivalents include all cash balances and investments in highly liquid financial instruments purchased with original maturities of three months or less.

        Allowance for Doubtful Accounts—In evaluating the collectability of its accounts receivable, the Company performs ongoing credit evaluations of its customers and adjusts payment terms based upon payment history and the customer's current creditworthiness, as determined by the Company's review of the customer's credit information. The Company extends credit on an unsecured basis to many of its customers. As of, and for the years ended, December 31, 2010 and 2011, the Company recorded no allowance for uncollectable accounts receivable.

        Property, Plant and Equipment—Property, plant and equipment, consisting primarily of pipelines, processing and treating equipment and facilities, are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired.

        The Company capitalizes expenditures related to property, plant and equipment that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives of which have been extended; and (3) all land, regardless of cost. Maintenance and repair costs, including any planned major maintenance activities, are expensed as

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

incurred, except for major overhauls of gas compressors, which are capitalized. Gas required to maintain pipeline minimum pressures ("Line Pack") is capitalized and classified as property, plant and equipment.

        Costs related to projects during construction, including interest on funds borrowed to finance the construction of facilities, are capitalized as construction in progress. For the years ended December 31, 2010 and 2011, the Company capitalized interest of $0 and $1.8 million, respectively. Construction in progress balances are transferred to property, plant and equipment when the assets become ready for their intended use. Depreciation expense is based on cost primarily using the straight line method over the expected useful lives of the related assets. The estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of the assets. As circumstances warrant, depreciation estimates are reviewed to determine if any changes are needed. Such changes could involve an increase or decrease in estimated useful lives or salvage values which would impact future depreciation expense.

        The Company had no capital leases as of December 31, 2010 and 2011.

        Rights of Way—As part of the Acquisition, the Company assumed certain contractual rights under Right of Way ("ROW") agreements that allow the Company to gain access to and maintain the Company's pipelines and gathering lines in Texas, Mississippi and Alabama which traverse property owned by third parties. The carrying values associated with the ROW recorded in connection with the Acquisition are amortized over their expected useful life of 15 years.

        The Company capitalizes costs associated with obtaining ROW to facilitate the building and maintenance of new pipelines and depreciates such costs over the life of the associated pipeline. The ROW agreements require the Company to make periodic (usually annual) renewal payments to property owners, although some are paid several years in advance. Annual renewal ROW payments are expensed when paid, while renewal payments under longer term ROW agreements are amortized over the terms of the agreements.

        Intangible Assets—The fair market value of the assets acquired in the Acquisition was determined to be equal to the purchase price of the entity, and therefore no goodwill was recorded as a result of the Acquisition. Substantially all of the contracts obtained in the Acquisition were determined to be either at current market prices or were short term in duration and subject to cancelation and renegotiation by either the Company or its counterparties. The fair market value of the assets acquired in the acquisition of EAI, effective September 1, 2011, was determined to be equal to the purchase price of the entity, and therefore no goodwill was recorded as a result of the acquisition. The Company attributed $1.7 million to the value of the long term customer contracts assumed in the EAI acquisition and is amortizing this over the expected life of the contracts which has been estimated at thirty years.

        As of December 31, 2010 and 2011, the Company had net intangible assets of $0 and $1,681,000, respectively.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Environmental Matters—The operations of the Company are subject to various federal, state and local laws and regulations relating to protection of the environment. Although the Company believes that it is in compliance with applicable environmental regulations, risk of costs and liabilities are inherent in pipeline and processing plant ownership and operation, and there can be no assurances that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.

        Asset Retirement Obligations—The Company evaluates whether any future asset retirement obligations exist and estimates these costs for some future event. The Company did not provide any asset retirement obligations as of December 31, 2010 and 2011 or in connection with the Acquisition because it does not have sufficient information to reasonably estimate such obligations due in part to the fact that the Company has no intention of discontinuing the use of any significant assets or does not have a legal obligation to do so.

        Income Taxes—Provision for income taxes is attributable to the state tax obligations of the Company under the gross margin tax enacted by the State of Texas. There are no related deferred tax assets or liabilities.

        The Company and the Predecessor were structured as a partnership for federal income tax purposes and they are not subject to federal income taxes. As a result, the owners of both entities are individually responsible for paying federal income taxes on their share of the taxable income. The Company follows the guidance for uncertainties in income taxes pursuant to which a liability for an unrecognized tax benefit is recorded for a tax position that does not meet the more-likely-than-not criteria. The Company has not recorded any uncertain tax positions meeting the more-likely-than-not criteria as of December 31, 2010 and 2011.

        Financial Instruments and Derivative Financial Instruments—The accounting guidance related to derivative instruments and hedging activities requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, fixed rate debt, variable rate debt and swap contracts based upon natural gas price indices. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

        In its normal course of business, the Company enters into month-ahead swap contracts in order to economically hedge its exposure to certain intra-month natural gas index pricing risk. On February 17, 2011, the Company entered into an interest rate cap contract effective March 31, 2011 for $80 million notional amount of its debt. The contract effectively caps the Company's US Dollar LIBO based interest rate exposure on that portion of its debt on a sliding scale.

        The Company records the realized gains and losses on the month-ahead swap contracts as revenues in the statement of operations. The realized and unrealized gains and losses on the interest rate cap contract are recorded as interest expense.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company measures the derivatives at fair value on a recurring basis using the best information and techniques available, which are primarily Level 2 inputs as defined in the fair value hierarchy. The derivatives are not designated as hedging instruments, and therefore any unrealized gain or loss is reported within the statement of operations.

        The Predecessor used derivatives to hedge against changes in cash flows related to product price risks for natural gas and liquids, generally up to one year out. All of the Company's obligations and exposure under these derivatives were settled as part of the Acquisition. The Predecessor determined the fair value of futures contracts and swap contracts based on the difference between the derivative's fixed contract price and the underlying forward market price at the determination date. The asset or liability related to the derivative instruments was recorded on the balance sheet at fair value. The Predecessor designated these derivatives for natural gas and liquids as cash flow hedges for accounting purposes.

        The Predecessor recorded realized and unrealized gains and losses on commodity related derivatives that were not designated as hedges, as well as the ineffective portion of designated derivatives, as gain or loss on derivatives in the combined statement of operations, which are also reported within revenues. The Predecessor recorded unrealized gains and losses on effective cash flow hedge derivatives as a component of accumulated other comprehensive income. When a hedged transaction occurred, the realized gain or loss on the hedge derivative was transferred from accumulated other comprehensive income to earnings, and reported within revenues. Settlements of derivatives are included in cash flows from operating activities for both the Company and the Predecessor.

        Operational Balancing Agreements and Natural Gas Imbalances—To facilitate deliveries of natural gas and provide for operational flexibility, the Company has operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of natural gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than that scheduled, a natural gas imbalance is created. The imbalance is settled through periodic cash payments or re-paid in-kind through future receipt or delivery of natural gas. Natural gas imbalances are classified as other current assets or other current liabilities on the balance sheet based on the market value.

        Impairment of Long-Lived Assets—The Company reviews its long-lived assets whenever events or circumstances such as economic obsolescence, business climate, legal and other factors indicate that the entity may not recover the carrying value of the assets. The Company continually monitors its business, the market and economic environment to identify indicators that could suggest the carrying value of an asset may not be recoverable. The carrying value of such assets is deemed to be impaired if the projected undiscounted cash flows are less than the carrying value. If there is such impairment, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable. No impairment charges were recorded for any periods presented.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Debt Issuance Costs—Costs incurred in connection with the issuance of long term debt are deferred and charged to interest expense over the term of the related debt.

        Earnings Per Common Unit—The Company has included a calculation for earnings per common unit for all periods presented in which common units were outstanding. The Company calculates earnings per common unit by first deducting the amount of cumulative returns on both the Redeemable Preferred and Preferred units from net income, and dividing this amount by the weighted average number of vested common units (including both the vested Class A common units and Class B units). For all periods presented in which common units were outstanding, no unvested common units were included in the computation of the diluted per-unit amount because all would have been antidilutive to the net loss per common unitholder. The amount of unvested common units that were not included in the computation of diluted per-unit amounts were 276,000 units, 275,381 units, and 274,762 units for each of the 2009, 2010, and 2011 Successor Periods, respectively.

        Accounting Pronouncements Recently Adopted—Accounting standard-setting organizations frequently issue new or revised accounting rules. The Company regularly reviews all new pronouncements to determine their impact, if any, on the financial statements. As of the date of these financial statements, there are no new pronouncements that are expected to materially impact the financial statements.

3. ACQUISITIONS

2009 Acquisition

        Consistent with the Company's strategy to invest in the midstream energy sector, the Company acquired a business (Predecessor), which included entities and assets, from Crosstex on August 6, 2009 (effective August 1, 2009). The business acquired from Crosstex included natural gas gathering and transportation assets located in Texas, Mississippi and Alabama and processing facilities located in Texas. As part of the Acquisition, the Company acquired SWE Mississippi Pipeline Ltd. ("SWE" or "Delta Pipeline"). Delta Pipeline held certain gathering pipeline assets under construction in Mississippi for which the Company assumed responsibility to complete and place the pipeline into operation. This acquisition was accounted for as a business combination using the purchase method of accounting. Under the purchase method of accounting, the Company's identifiable assets acquired and liabilities assumed were recorded based upon the fair values determined as of the date of acquisition. The purchase price of the business from Crosstex was $217.6 million. The purchase price of the Delta Pipeline was $16.2 million.

        The fair values of property, plant and equipment were determined based upon assumptions related to expected future cash flows, discount rates, and asset lives using currently available information. The Company utilized a mix of the cost, income and market approaches in determining the estimated fair values of such assets. The fair value measurements and models are classified as non-recurring level 3 measurements consistent with accounting standards related to the determination of fair value.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

3. ACQUISITIONS (Continued)

        Identified assets acquired and liabilities assumed are as follows (dollars in thousands):

Current assets	$4,160
Property, plant and equipment	234,579

Total assets acquired	238,739
Current liabilities	4,949

Total liabilities assumed	4,949

Net identifiable assets acquired	$233,790

        Substantially all of the contracts assumed in the Acquisition either were determined to be at current market prices or were short term in duration and subject to cancelation and renegotiation by either the Company or its counterparties. The Company determined that the purchase price was equal to the fair value of net assets acquired, thus no goodwill was recorded.

2011 Acquisition of EAI

        Consistent with the Company's strategy to invest in the midstream energy sector, the Company completed the acquisition of EAI from Enterprise GTM Holdings L.P. for $21.8 million, effective September 1, 2011. EAI owned approximately 388 miles of 2-inch to 16-inch natural gas pipeline assets located in northwest and central Alabama, provides gathering, transportation and compression services and engages in the purchase and sales of natural gas. This acquisition added significant scale to the Company's existing network and capability in Alabama. The Company's identifiable assets acquired and liabilities assumed were recorded based upon the fair values determined as of the date of acquisition.

        The fair values of property, plant and equipment were determined based upon assumptions related to expected future cash flows, discount rates, and asset lives using currently available information. The Company utilized a mix of the cost, income and market approaches in determining the estimated fair values of such assets. The fair value measurements and models are classified as non-recurring level 3 measurements consistent with accounting standards related to the determination of fair value. The Company has not completed the final purchase price allocation to the assets acquired and liabilities assumed as of December 31, 2011 because the Company has not completed its determination of the valuation of rights-of-way.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

3. ACQUISITIONS (Continued)

        Identified assets acquired and liabilities assumed are as follows (dollars in thousands):

Current assets	$3,374
Property, plant and equipment	19,300
Intangible assets	1,700

Total assets acquired	24,374
Current liabilities	2,597

Total liabilities assumed	2,597

Net identifiable assets acquired	$21,777

        The Company attributed $1.7 million to the value of long term contracts assumed in the acquisition, the majority being for life of lease which has been determined to be thirty years or the expected life of the pipelines. The Company determined that the purchase price was equal to the fair value of net assets acquired, thus no goodwill was recorded.

        Transactions and Related Costs—The Company expensed $2.96 million and $0.15 million of transaction costs in 2009 and 2010, respectively, associated with the 2009 Acquisition of the business of which $0.75 million was paid in 2009 to related parties. In 2011, the Company expensed $0.2 million of transaction costs associated with the acquisition of EAI. These costs were all incurred in the Successor Periods and have been reported within transaction costs.

        In conjunction with the Acquisition, the Company executed a transition services agreement with Crosstex under which Crosstex agreed to provide gas control, operating, information technology, regulatory, contract administration, and selected accounting services over a period of four months ending December 1, 2009, during which time the Company hired and trained personnel, acquired equipment and facilities, installed standalone computer systems, and became functionally independent. The Company paid Crosstex $1.0 million for the services provided during transition which is included in G&A expenses.

        Unaudited Pro Forma Financial information—The following unaudited pro forma financial information assumes that the above acquisitions occurred on June 2, 2009 (for the Acquisition) and January 1, 2010 for the EAI acquisition. The unaudited pro forma information is not necessarily indicative of what the Company's financial position or results of operation would have been if the

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

3. ACQUISITIONS (Continued)

transactions had occurred on those dates, or what the Company's financial position or results from operations will be for any future periods.

	Period from June 2, 2009 (date of inception) to December 31, 2009(1)	For the year ended December 31, 2010	For the year ended December 31, 2011
	(in thousands)
Revenue	$283,555	$541,618	$548,152
Net Income	4,275	8,891	7,789

(1)
Pro forma adjustments for the period June 2, 2009 to December 31, 2009 consist of adjustments for the 2009 Predecessor Period, including revenues and costs for June 2, 2009 through July 31, 2009, interest expense of $1,313,000 and income tax expense of $20,000.

4. PROPERTY, PLANT, AND EQUIPMENT

	Estimated Useful Life	December 31, 2010	December 31, 2011
		(in thousands)
Pipeline	30	$176,545	$230,866
Treating plants	15	4,367	5,294
Processing plants	15	21,530	31,696
Rights of way	15	19,428	20,249
Compressors	7	11,515	16,078
Furniture, fixtures and equipment	5	2,090	2,814
Line pack		1,000	1,083
Land and easements		3,120	3,139
Construction in progress		4,935	86,189

Total property, plant and equipment		244,530	397,408
Accumulated depreciation and amortization		(15,221)	(27,547)

Net property, plant and equipment		$229,309	$369,861

        Depreciation is provided using the straight-line method based on the estimated useful life of each asset, as shown in the above table.

5. INTANGIBLE AND OTHER ASSETS

        As part of the EAI acquisition, which was effective September 1, 2011, the Company assumed and attributed $1.7 million to the value of long term supply contracts with existing producers. The majority of these contracts are life of lease and the Company has assumed that the useful economic lives of these producing leases will be at least as long as the expected life of our acquired pipelines which is

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

5. INTANGIBLE AND OTHER ASSETS (Continued)

30 years. We will amortize the value of the intangible asset on a straight line basis for 360 months. We have amortized $18,889 for the year ended December 31, 2011, which is reported within depreciation and amortization expense.

        In conjunction with the financing obtained from the syndicate of lenders led by Wells Fargo Bank, N.A., the Company paid $5.9 million to Wells Fargo Bank, N.A., the lead lender, on August 6, 2009. These deferred financing costs were amortized to interest expense over the primary term of the original loan (through August 6, 2012) using the effective interest rate method.

        In addition, the Company paid $0.75 million for fees related to the First Amendment of the Credit Agreement and additional borrowings of $14.2 million at December 30, 2010. These deferred financing costs along with the balance of the deferred financing costs of $2.8 million at December 31, 2010 are being amortized to interest expense over the amended term of the loan through June 30, 2014. The Company amortized $0.9 million and $2.2 million of these deferred financing costs to interest expense for the period from June 2, 2009 to December 31, 2009 and for the year ending December 31, 2010, respectively.

        The Amended and Restated Credit Agreement entered into in June of 2011 was accounted for as an extinguishment of debt, and accordingly, the Company has reported a $3.2 million loss on the extinguishment of debt for the year ended December 31, 2011. The Company paid $2.6 million in fees related to the Amended and Restated Credit Agreement. Of these fees paid in connection with the Amended and Restated Credit Agreement, $0.8 million has been expensed and included within the loss on extinguishment of debt. The remaining $2.5 million in loss on extinguishment of debt is associated with previously recorded deferred financing costs that have been written off as a result of the extinguishment. The outstanding Amended and Restated Credit Agreement fees and a portion of the remaining balance of deferred financing cost as of June 10, 2011 will be amortized over the five year life of the Amended and Restated Credit Agreement.

        The net carrying amount of deferred financing costs is included in the Balance Sheet in other assets. The Company has recognized deferred financing fee amortization of $0.9 million for the year ended December 31, 2011, which is reported within interest expense.

6. MEMBERS' EQUITY

Southcross Energy LLC

        In conjunction with the Acquisition, certain investment entities managed by Charlesbank contributed $116.7 million in cash to the Company in exchange for $115.6 million of preferred and a controlling interest of $1.1 million of Class A common units of the Company. Members of the Company's management and certain other individuals and entities contributed a total of $3.1 million in cash or promissory notes in exchange for $2.8 million of preferred and $0.3 million of common equity of the Company including the Class A common units and Class B units discussed below. As provided by the Company's limited liability company agreement, subsequent to the closing of the Acquisition and

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

6. MEMBERS' EQUITY (Continued)

the funding provided by Charlesbank at closing, Charlesbank sold $5.0 million of its interests in the Company to an affiliate of Wells Fargo Securities, LLC.

        As of December 31, 2010, the Company's common equity was comprised of 1,197,629 Class A common units, 218,102 unvested Class A common units, and 57,279 Class B units. As of December 31, 2011, the Company's common equity was comprised of 1,198,246 Class A common units, 217,483 unvested Class A common units, and 57,279 Class B units. The Class B units have the same distribution and liquidation rights as the Class A common units, however they do not have voting rights. All Class A common and Class B units were purchased for, and have a par value of, $1.00 per unit.

        On August 6, 2009, an officer of the Company borrowed $150,000 from the Company to fund the acquisition of units of preferred and common equity of the Company pursuant to the terms and conditions of a promissory note executed between the officer and the Company. As of December 31, 2010, the outstanding balance of the loan was $112,500 and was presented on the balance sheet as a reduction of members' equity. The officer paid the remaining principal balance of $112,500 on July 28, 2011. The balance as of December 31, 2011 was $26,000, which represents the unpaid interest outstanding on the note, and was paid in full subsequent to December 31, 2011.

        As of December 31, 2011 the Company does not have any long-term incentive plans or shares authorized for issuance of share-based compensation.

        As noted above, in connection with the Acquisition, five individuals comprising our management team were allowed to purchase, individually or indirectly through Estrella Energy, LP, Class A common and Class B units along with our sponsor for the same value per unit as our sponsor ($1.00 per unit). Certain of the Class A common units and all of the Class B units contain time-and performance-vesting conditions. Time-vesting units vest ratably over five years subject to certain accelerated vesting based primarily on a change in control or certain termination clauses. Performance-vesting units will vest, if at all, upon Charlesbank attaining certain investment multiples and internal rates of return in connection with a liquidity event. Both the time- and performance-vesting units require continued employment through any vesting date.

        No compensation expense has been recorded for the time-based vesting units as the price paid by the individuals was equal to the fair value of the units on the date purchased. No compensation expense has been recorded for the performance-based vesting units as the price paid for the units was equal to the fair value of the units on the date purchased. Upon an employee's termination of employment, any unvested incentive units are subject to the Company's right, but not obligation, to repurchase such units at the employee's initial acquisition cost (or less in certain circumstances).

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

6. MEMBERS' EQUITY (Continued)

        The following table provides information regarding the incentive units purchased by management, individually or indirectly through Estrella Energy, LP in August 2009:

	Number of Units Purchased		Number of Units Vested
	Subject to Time Vesting	Subject to Performance Vesting	Subject to Time Vesting		Subject to Performance Vesting
Class A	3,096	215,625	1,239	(1)	—
Class B	57,278	—	22,911	(2)	—

(1)
Includes 619 and 620 units that vested in 2010 and 2011, respectively.

(2)
Includes 11,456 and 11,455 units that vested in 2010 and 2011, respectively.

        As of December 31, 2011, no additional units have been issued, granted or forfeited since the Company's inception.

Predecessor

        The Predecessor's owner's equity was recorded as an investment in subsidiaries and all transactions were settled through an intercompany advances account, which reflected all movements in cash between the Predecessor and its parent, Crosstex. Crosstex utilized a central treasury function that controlled all cash disbursements and provided all sources of funding on a company-wide basis. Immediately prior to the Acquisition, the advances were converted to owner's equity.

7. PREFERRED UNITS

Preferred Units

        The Company's preferred units are comprised of 11,850,374 cumulative units with a par value of $10.00 per unit, all of which were outstanding for all periods presented. The preferred units accrue value (in the form of an additional preferential right to receive cumulative distributions) at a rate of 10% per annum, compounded quarterly. Except in the case of cash distributions made for the purpose of paying federal income taxes, which are made to both preferred unit and common equity owners in direct proportion to the owners' respective share of taxable income, owners of the preferred units receive cash distributions before owners of common equity. The preferred units and their cumulative return are subordinate to the redeemable preferred units and their cumulative return discussed below. As discussed within Note 6 and with the exception of cash distributions for federal income tax purposes, the Company's credit agreement includes certain covenants that restrict its ability to pay cash distributions to its owners. The Company adjusts the carrying value of the preferred units to reflect the cumulative right to receive distributions on a quarterly basis. As of December 31, 2010 and December 31, 2011, the preferred unitholders' right to receive future cash distributions included an additional $17.6 million and $31.8 million as a result of the cumulative preferred return on such units.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

7. PREFERRED UNITS (Continued)

Redeemable Preferred Units

        On June 10, 2011, in conjunction with the Company entering into an Amended and Restated Credit Agreement with its lenders, Charlesbank and most of the Company's existing investors, including members of management, contributed a total of $15.0 million to the Company in exchange for 1,500,000 redeemable preferred units. The redeemable preferred units have a par value of $10.00 per unit and accrue value (in the form of an additional preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. These units are redeemable by the Company in whole or in part at any time, or shall be redeemed by the Company promptly after the satisfaction by the Company of all its obligations under the Amended and Restated Credit Agreement. The Company adjusts the carrying value of the redeemable preferred units to reflect the cumulative right to receive distributions on a quarterly basis. As of December 31, 2011, the redeemable preferred unitholders' right to receive future cash distributions included an additional $1.6 million as a result of the cumulative preferred return on such units.

8. LONG TERM DEBT

Southcross Energy LLC

        As of December 31, 2011, the Company had an outstanding term loan of $163.3 million with a LIBO interest rate of 3.58% and a revolver loan of $45.0 million with an interest rate of 3.67%. As of December 31, 2011, the Company was in compliance with all loan covenants.

  Original Credit Agreement—August 6, 2009

        On August 6, 2009, in conjunction with the acquisition of the businesses from Crosstex and Southwest, the Company borrowed $125.0 million and arranged for a $30.0 million revolver under the terms of a Credit Agreement executed among the Company and a syndicate of lenders led by Wells Fargo Bank, N.A. Quarterly scheduled principal payments of $3.1 million, beginning on December 31, 2009, were due through June 30, 2012, with the remaining balance maturing on August 6, 2012. In addition to scheduled payments, the Credit Agreement requires quarterly excess cash flow principal prepayments to be made by the Company based on a formula tied to the Leverage Ratio (the ratio of the Company's outstanding debt to the last 12 months' earnings before interest, taxes, depreciation and amortization (adjusted to remove the effects of unusual nonrecurring items)). The percentage of quarterly excess cash which is swept for prepayment was reduced as the Leverage Ratio declined. For the year ended December 31, 2010, the Company made total repayments on the term loan of $19.1 million, including $2.3 million of principal repayments as a result of excess cash flow covenants.

        Interest rates applied to the outstanding balance of the loan are tied to either one-month, three-month, or six-month LIBO rates (as defined in the Credit Agreement) or an Alternate Base Rate (ABR), selected at the Company's option, plus a margin which also fluctuates in relation to the Leverage Ratio. LIBO loan rates include the applicable margin (see the table below) and through December 30, 2010, were subject to a LIBO floor of 2.00%. ABR loan rates include the applicable

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

8. LONG TERM DEBT (Continued)

margin (see the table below) plus the greatest of (a) the prime rate in effect at the principal offices of the lead lender (b) the Federal Funds Rate plus 1.5%, and (c) one-month LIBO rate plus 1.5%.

        For the period from August 6, 2009 to December 29, 2010, the applicable margins that apply to both the term and revolver borrowings, excess cash prepayment percentages, and letter of credit ("LC") fee percentages of the credit agreement are presented in the following table.

Leverage Ratio	LIBO Loan Margin	ABR Loan Margin	Excess Cash Prepayment	LC Fees
Above 3.5x	4.50%	3.50%	100%	4.50%
From 3.0x to 3.5x	4.25	3.25	75	4.25
From 2.5x to 3.0x	4.00	3.00	50	4.00
From 2.0x to 2.5x	3.75	2.75	50	3.75
Below 2.0x	3.75	2.75		3.75

        The Company elected to use ABR loans that bore a weighted average interest rate of 6.7% and 6.4% for the years ended December 31, 2009 and December 31, 2010, respectively.

  Amendment to the Original Credit Agreement—December 30, 2010

        On December 30, 2010, the Company entered into the First Amendment of the Credit Agreement, which extended the maturities of its debt from August 6, 2012 to June 30, 2014 and lowered the applicable interest rate margins. The terms of the amended credit agreement increased the term loan borrowings limit by $14.2 million to $115.0 million and, as a result, the Company increased borrowings by an incremental $14.2 million. Per the terms of the Amended Credit Agreement, quarterly scheduled principal payments were reduced to $2.9 million commencing on March 31, 2011 with the remaining balance maturing on June 30, 2014. In addition, the Amended Credit Agreement increased the limit on the use of the revolver on LCs to no more than $30.0 million and provided for the ability to expand the revolver to $55.0 million upon request by the Company.

        Per the amended credit agreement of December 30, 2010, through loan maturity of June 30, 2014, the applicable margins, excess cash prepayment percentages, and LC fee percentages are presented in the following table.

Leverage Ratio	LIBO Loan Margin	ABR Loan Margin	Excess Cash Prepayment	LC Fees
Above 3.5x	3.25%	2.25%	50%	3.25%
From 3.0x to 3.5x	3.00	2.00	50	3.00
From 2.5x to 3.0x	2.75	1.75	0	2.75
From 2.0x to 2.5x	2.50	1.50	0	2.50
Below 2.0x	2.50	1.50	0	2.50

        As of December 31, 2010, the loans outstanding under the Amended Credit Agreement were an ABR loan of $14.2 million that bore interest at an effective rate of 5.5% and a LIBO loan of

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

8. LONG TERM DEBT (Continued)

$100.8 million that bore interest at an effective interest rate of 3.52%. As of December 31, 2010, the Company was in compliance with all loan covenants.

        Under the terms of the $30.0 million revolver, the Company had the ability to borrow cash or issue standby LCs totaling a combined $30.0 million with no more than $20.0 million being used for LCs. As of December 31, 2010, the Company had $16.6 million of outstanding LCs. There were no revolver loans outstanding during the fiscal year 2010. Accordingly, the Company had $13.4 million of availability under its revolver as of December 31, 2010.

  Amended and Restated Agreement to the Original Credit Agreement—June 10, 2011

        On June 10, 2011, the Company entered into an Amended and Restated Credit Agreement ("Amended and Restated Credit Agreement") with a syndicate of lenders led by Wells Fargo Bank, N.A. with a maturity of June 10, 2016. The Company's term loan commitment increased from $115.0 million to $153.0 million in connection with the Amended and Restated Credit Agreement, and the Company received net proceeds of $30.0 million. The Amended and Restated Credit Agreement also gave the Company the right to draw down an additional term loan amount not to exceed $22.0 million by September 30, 2011, and on August 30, 2011, the Company borrowed an additional $21.9 million in the form of a LIBO loan with an interest rate of 3.23% to fund the acquisition of EAI. This agreement also provides the Company with a current revolving loan capacity of $150.0 million which includes a sub-limit of up to $50.0 million for LCs. This revolving loan capacity may be increased to $185.0 million by request of the Company subject to certain conditions. The Company used $120.7 million to pay off the existing loans, plus accrued interest, under the Amended and Restated Credit Agreement. Per the terms of the Amended and Restated Credit Agreement, the Company made a payment of $2.9 million on June 30, 2011 and thereafter quarterly scheduled principal payments are $4.4 million commencing on September 30, 2011, with the remaining balance maturing on June 10, 2016. For the year ended December 31, 2011, the Company made total principal repayments on the term loans of $16.4 million, including $1.9 million of principal repayments as a result of excess cash flow covenants.

        Interest rates applied to the outstanding balance of the loan are tied to either one-month, three-month, or six-month LIBO rates plus a margin which also fluctuates in relation to the Leverage Ratio or an ABR selected at the Company's option, plus a margin which also fluctuates in relation to the Leverage Ratio. ABR loan rates include the applicable margin plus the greatest of (a) the prime rate in effect at the principal offices of the lead lender (b) the Federal Funds Rate plus 0.5%, and (c) one-month LIBO rates plus 1.0%.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

8. LONG TERM DEBT (Continued)

        Per the Amended and Restated Credit Agreement, through loan maturity of June 10, 2016, the applicable margins for term and revolver borrowings, and LC fee percentages are presented in the following table.

Leverage Ratio	LIBO Loan Margin	APR Loan Margin	LC Fees
Above 4.5x	3.25%	2.25%	3.25%
From 4.0x to 4.5x	3.00	2.00	3.00
From 3.5x to 4.0x	2.75	1.75	2.75
From 3.0x to 3.5x	2.50	1.50	2.50
Below 3.0x	2.25	1.25	2.25

        All the Company's property, including all of its ownership interests in its subsidiaries, is pledged, or was pledged, as collateral under the Company's credit agreements listed above. The terms of the credit facilities contain customary covenants, including those that restrict the Company's ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on its assets, consolidate or enter into mergers, dispose of certain of the Company's assets, engage in certain types of transactions with its affiliates, enter into certain sale/leaseback transactions and modify certain material agreements.

        The events that constitute default under all of the credit facilities include, among other things, the failure to pay principal and interest on the indebtedness under the facilities when due, failure to comply with certain covenants or breach of representations and warranties made under the credit facilities, certain bankruptcy, dissolution, liquidation or other insolvency events, occurrence of a material adverse change or a change of control. As of December 31, 2011, the Company was in compliance with all loan covenants.

        As of December 31, 2011, scheduled maturities of debt are as follows:

Year	Amount of Maturing Debt
(in thousands)
2012	$17,490
2013	17,490
2014	17,490
2015	17,490
2016	138,320

Total	$208,280

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

8. LONG TERM DEBT (Continued)

Predecessor

        The Predecessor had no debt or related interest expense as all funding for the entity was provided on a pass-through basis through an intercompany clearing account by the central treasury function of the parent entity that controlled all cash disbursements and provided all sources of funding.

9. CONCENTRATION OF CREDIT RISK AND CUSTOMERS

        The Company's primary markets are in Texas, Alabama and Mississippi. The Company has a concentration of trade accounts receivables due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect overall credit risk in that these customers may be similarly affected by changes in economic, regulatory or other factors. The Company analyzes the customers' historical financial and operational information prior to extending credit.

        Formosa Hydrocarbons Company Inc. and Sherwin Alumina Company are significant customers for the Company, each representing at least 10% of the Company's consolidated revenue, and each constituting $106.6 million and $65.4 million, respectively, of revenues for the year ended December 31, 2010 and $108.8 million and $81.2 million, respectively, of revenues for the year ended December 31, 2011. The Company's top ten customers represent 74.2% of consolidated revenue for the year ended December 31, 2010 and 73.1% of consolidated revenue for the year ended December 31, 2011.

10. COMMITMENTS AND CONTINGENCIES

        Leases—The Company has a non-cancelable lease for its office facilities in Dallas, Texas which expires August 16, 2016. Lease expense was $65,000, $228,000 and $277,000 for the reporting periods ended December 31, 2009, 2010 and 2011, respectively, and has been reported within G&A expense.

        The schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 2011 is as follows (dollars in thousands):

Years Ending December 31,	Operating Leases
2012	$321
2013	331
2014	342
2015	350
2016	239

        Litigation—The Company is from time to time subject to claims and suits arising in the ordinary course of business, including those relating to contractual obligations. The Company accrues for potential liabilities involved in these matters as they become probable and can be reasonably estimated. The Company has not been involved in any significant claims or litigation for the period from June 2,

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

10. COMMITMENTS AND CONTINGENCIES (Continued)

2009 to December 31, 2009 and the years ended December 31, 2010 and December 31, 2011, respectively and had no litigation accrual as of December 31, 2010 or December 31, 2011.

        Outstanding Commitments on Expansion Projects—The Company has initiated plans to expand its capabilities. During 2011, the Company placed purchase orders to start the construction of a new 200 MMcf/d Woodsboro processing plant in Refugio County, Texas which has an estimated total cost of $97.0 million and is expected to come on line by June 2012. In addition, during November 2011, the Company finalized the acquisition of an existing fractionating facility and entered into contracts to refurbish and install this equipment at its Bonnie View fractionation site. The total estimated cost for this project is $27.4 million. As of December 31, 2011, the Company has $43.9 million in firm commitments outstanding for major projects.

11. DEFINED CONTRIBUTION BENEFITS

        The Company established a 401(k) plan for its employees in 2009 in which virtually all employees are eligible to participate. The Company's contributions and expense to this plan, which are based upon the employees' contributions to the plan, were $88,000, $343,000 and $417,000 for the period from June 2, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, respectively, and has been reported within operating expense or G&A expense depending on the employee's position.

        The employees of the Predecessor were able to participate in the Predecessor's parent single employer 401(k) plan and became eligible upon the hire date. The plan allows for contributions to be made at each compensation calculation period based upon the annual discretionary contribution rate. A contribution of $210,000 was made to the plan for the period from January 1, 2009 to July 31, 2009.

12. RELATED PARTY TRANSACTIONS

        In 2009, in connection with the formation of the Company and the Acquisition, the Company paid fees of $0.23 million to Charlesbank, and $0.52 million to Estrella Energy, LP ("Estrella"), an affiliate of the Company that is owned by members of management, and owns Class A Common units and Class B units. These fees were expensed and reported within transaction costs.

        Charlesbank provides certain management services to the Company under the terms of an agreement with the Company which requires an annual management fee of $600,000. In 2009, 2010 and 2011, the Company incurred management fees from Charlesbank of $242,000, $600,000 and $600,000, respectively, for such services, which are reported within G&A expenses. In addition, in 2010 and 2011, the Company reimbursed Charlesbank $29,000 and $109,000 for other miscellaneous expenses, which also have been reported within G&A expenses. The Company paid Charlesbank an arrangement fee of $125,000 on August 6, 2009, associated with the financing of the Company, which was included in interest expense.

        The Company entered into the credit agreements with syndicates of financial institutions and other lenders. These syndicates included affiliates of Wells Fargo Bank, N.A., which is a member of the investor group. See Note 8. Affiliates of Wells Fargo Bank, N.A. have from time to time engaged in

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

12. RELATED PARTY TRANSACTIONS (Continued)

commercial banking and financial advisory transactions with the Company in the normal course of business.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

Southcross Energy LLC

        Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the market approach for recurring fair value measurements and to maximize the use of observable inputs and minimize the use of unobservable inputs.

        The Company categorizes the liability recorded at fair value based upon the following fair value hierarchy:

  •
  Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

  •
  Level 2 valuations use inputs, in the absence of actively quoted market prices, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

  •
  Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. The Company uses the most meaningful information available from the market combined with internally developed valuation methodologies to develop the best estimate of fair value.

        The carrying amount reported in the balance sheets for cash and cash equivalents, trade accounts receivable and trade accounts payable approximates its fair value due to the short maturity of these instruments.

        The Company determined that the fair value of debt as of December 31, 2011 approximated book value due to the fact that the Amended and Restated Credit Agreement was entered into on June 10, 2011 and that there has been no significant change in market conditions or its credit rating or pricing since that time. The Company determined that the fair value of debt as of December 31, 2010 approximated book value of the debt due to the fact that all outstanding loans were entered into and

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

priced as of December 30, 2010, which is the date that the Company entered into the First Amendment of the Credit Agreement as described in Note 8.

        With regard to month-ahead swap contracts, the Company has utilized publicly available pricing of commodities to determine the fair value of these contracts. The Company defines these contracts as Level 2, as the index prices associated with such contracts is observable, and tied to the quoted first of the month natural gas index price. Based upon the receipt of this pricing from third parties, the Company deemed that these contracts are recorded at fair value and approximated book value.

Description	Fair value measurement as of December 31, 2011 Significant Other Observable Inputs (Level 2)
(in thousands)
Interest rate cap	$21

14. DERIVATIVES

Southcross Energy LLC

        In its normal course of business, the Company enters into month-ahead swap contracts in order to economically hedge its exposure to certain intra-month natural gas index pricing risk. The total volume of month-ahead swap contracts outstanding as of December 31, 2010 and 2011 was 372,000 MMBtu and 372,000 MMBtu, respectively. The Company defines these contracts as Level 2, as the index prices associated with such contracts is observable, and tied to the quoted first of the month natural gas index price. The fair value of such contracts was immaterial as of December 31, 2010 and 2011.

        The components of realized (gain) losses on derivatives in the consolidated statements of operations, reported within Revenues, relating to such derivatives is as follows (dollars in thousands):

	Southcross Energy LLC
	June 2, 2009 (Date of Inception) to December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Realized (gain) losses on derivatives	$(134)	$355	$179

        On February 17, 2011, the Company entered into an interest rate cap contract with Wells Fargo, N.A. effective March 31, 2011 for $80.0 million notional amount of debt. The contract effectively caps the Company's US Dollar LIBO based interest rate exposure on that portion of debt on a sliding scale that starts at 1.51% as of March 31, 2011 and increases to 4.57% at the end of the contract on June 30, 2014. The notional amount of debt declines over time so that the amount of debt covered by this contract is $65.0 million, $43.0 million and $23.0 million at December 31, 2011, 2012 and 2013, respectively. The Company defines this contract as Level 2. The unrealized and realized gains and losses are recorded in interest expense. The Company has not designated the interest rate cap as a

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

14. DERIVATIVES (Continued)

hedging instrument for accounting purposes; therefore it is accounted for at fair value in the consolidated statement of operations, as follows (in thousands):

Year ended December 31, 2011
Realized loss on interest rate cap	$147
Unrealized loss on interest rate cap	21

Predecessor

        Commodity Swaps—The Predecessor managed its exposure to fluctuations in commodity prices by hedging the impact of market fluctuations. Swaps were used to manage and hedge prices and location risk related to these market exposures. Swaps also were used to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas and NGLs.

        The Predecessor commonly entered into various derivative financial transactions which it did not designate as hedges. These transactions included "swing swaps", "third party on-system financial swaps", "storage swaps", and "basis swaps". Swing swaps were generally short term in nature (one month) and were usually entered into to protect against changes in the volume of daily versus first-of-month index priced gas supplies or markets. Third party on-system financial swaps were hedges that the Predecessor entered into on behalf of its customers who were connected to its systems, wherein the Predecessor fixed a supply or market price for a period of time for its customers, and simultaneously entered into a derivative transaction. Storage swap transactions protected against changes in the value of gas that the Predecessor had stored to serve various operational requirements. Basis swaps were used to hedge basis location price risk due to buying gas into one of the owned systems on one index and selling gas off that same system on a different index.

        The components of (gain) losses on derivatives in the combined statements of operations, reported within Revenues, relating to commodity swaps are (dollars in thousands):

Predecessor
Period From January 1 to July 31, 2009
Change in fair value of derivatives that do not qualify for hedge accounting	$170
Realized gains on derivatives	(625)
Realized gains on cash flow hedges	(823)

Net gains related to commodity swaps	$(1,278)

        The Predecessor's counterparties to derivative contracts include BP Energy, Total Gas & Power, Morgan Stanley, J. Aron & Co., a subsidiary of Goldman Sachs, and Sempra Energy. Changes in the fair value of the Predecessor's non-designated derivative contracts were recorded in earnings in the

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

14. DERIVATIVES (Continued)

period the transaction was entered into. The effective portion of changes in the fair value of cash flow hedges was recorded in accumulated other comprehensive income until the related anticipated future cash flow was recognized in earnings. The ineffective portion was recorded in earnings immediately. The change in fair value of non-designated derivative contracts, the realized settlement of cash flow hedges, and the ineffective portion of cash flow hedges are all reported within the Predecessor's revenues.

        On all transactions where the Predecessor was exposed to counter-party risk, the Predecessor analyzed the counterparty's financial condition prior to entering into an agreement, established limits, and monitored the appropriateness of these limits on an ongoing basis.

        As of the effective date of the Acquisition, Crosstex assumed all outstanding hedges and derivatives that had been attributed to the Predecessor including all liabilities and exposures associated with these contracts. The Company's obligation to these contracts was settled by payment of the agreed-to acquisition price.

15. PHANTOM UNITS PLAN

        The Company has provided to certain key non-officer employees equity incentive units ("Phantom Units") in the Company. The Phantom Units only vest upon the occurrence of a change in control where more than 50% of the voting power of the Company changes hands, or upon the occurrence of a liquidity event where, through the sale of some portion of its ownership, the majority owner of the Company achieves or exceeds a targeted rate of return on its original investment. The number of Phantom Units earned and eligible for vesting increase over a period of years or through the achievement of certain rates of return by the majority owner of the Company, or a combination thereof. No fair value was attributable to the Phantom Units and no compensation expense associated with these units was recorded during the years ended December 31, 2011 and 2010 as it was not probable that the Phantom Units will vest. As of December 31, 2011 and 2010, the total number of authorized and issued Phantom Units was 10,832.

SOUTHCROSS ENERGY LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE PERIOD FROM JANUARY 1, 2009 TO JULY 31, 2009 (PREDECESSOR PERIOD), AND
FOR THE PERIOD FROM JUNE 2, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2009 AND
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2011
(SUCCESSOR PERIOD)

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

        The following table discloses certain cash payments for interest and taxes and the value of capital expenditures remaining in accounts payable (in thousands).

	Southcross Energy Predecessor		Southcross Energy LLC
	January 1, 2009 to July 31, 2009		June 2, 2009 (Date of Inception) to December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011
Cash paid for interest	$—	(1)	$—	$6,241	$7,994
Cash paid for taxes	—		—	133	272

	As of December 31, 2010	As of December 31, 2011
Capital expenditure remaining in accounts payable	$632	$10,862

(1)
The Predecessor had no debt or related interest expense as all funding for the entity was provided on a pass-through basis through an intercompany clearing account by the central treasury function of the parent entity that controlled all cash disbursements and provided all sources of funding.

17. SUBSEQUENT EVENTS

        The Company entered into the First Amendment of the existing Amended and Restated Credit Agreement on February 7, 2012 with a syndicate of lenders led by Wells Fargo Bank, N.A. with a maturity of June 10, 2016. This change in the credit agreement was made to increase the Company's loan capability in order to satisfy the Company's operating and capital plans. The Company obtained modifications to the covenants to reflect its need for capital expansion to support its growth plans that include the construction of its Woodsboro processing plant and the Bonnie View fractionation site. The term loan commitment and revolver loan capacity have not been changed by this amendment though pricing has been changed on the higher permitted leverage ratio. The Company incurred $2.2 million in fees and expenses relating to this First Amendment of the existing Amended and Restated Credit Agreement which will be accounted for as deferred financing fees and amortized over the remaining life of this agreement.

        On March 2, 2012, the Company entered into an Interest Rate Swap contract effective March 30, 2012 with the notional value of $150 million and maturity of June 30, 2014. Under the terms of this contract, we have fixed our LIBO base borrowings at 0.54% . The existing Interest Rate Cap contract with an amortizing notional value and maturity of June 30, 2014 has been terminated.

        On March 20, 2012, Charlesbank contributed $25.3 million in cash and an affiliate of Wells Fargo Securities, LLC contributed $10 million in cash to the Company in exchange for 2.53 million units and 1.0 million units, respectively, of a new class, Series B, of cumulative preferred equity with a par value of $10.00 per unit. This cumulative preferred equity accrues value (in the form of a preferential right to receive distributions) at a rate of 18% per annum, compounded quarterly. Subsequently, the Company used $15.3 million to acquire and retire the units of an existing non-management unitholder.

******

INDEPENDENT AUDITOR'S REPORT

To the Member of Enterprise Alabama Intrastate, LLC
Dallas, Texas

        We have audited the accompanying balance sheet of Enterprise Alabama Intrastate, LLC (the "Company") as of December 31, 2010, and the related statements of income, cash flows, and member's equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2010, and the results of its operations and its cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the Financial Statements, the accompanying financial statements have been prepared from the separate records maintained by Enterprise Products Operating LLC or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
October 31, 2011

Enterprise Alabama Intrastate, LLC

Balance Sheets

(Dollars in thousands)

	December 31, 2010	June 30, 2011
		(Unaudited)
Assets
Current assets:
Accounts receivable—trade	$4,487	$3,412
Accounts receivable—related parties	1,203	173

Total current assets	5,690	3,585
Property, plant and equipment, net	38,861	38,187

Total assets	$44,551	$41,772

Liabilities and Member's Equity
Current liabilities:
Accounts payable—trade	$110	$120
Accrued gas payables	3,033	2,252
Other current liabilities	103	181

Total current liabilities	3,246	2,553
Other long-term liabilities	22	23
Commitments and contingencies
Member's equity	41,283	39,196

Total liabilities and member's equity	$44,551	$41,772

Enterprise Alabama Intrastate, LLC

Statements of Income

(Dollars in thousands)

		For the Six Months Ended June 30,
	For the Year Ended December 31, 2010
		2010	2011
		(Unaudited)
Revenues:
Natural gas sales	$36,382	$19,288	$16,076
Transportation and gathering services	6,489	3,273	3,044

Total revenues	42,871	22,561	19,120

Cost and expenses:
Cost of natural gas sales	34,110	18,122	15,058
Depreciation and accretion	1,477	740	735
Other operating costs and expenses	4,715	2,171	2,125
General and administrative costs	491	208	323

Total costs and expenses	40,793	21,241	18,241

Operating income	2,078	1,320	879

Net income	$2,078	$1,320	$879

Enterprise Alabama Intrastate, LLC

Statements of Cash Flows

(Dollars in thousands)

		For the Six Months Ended June 30,
	For the Year Ended December 31, 2010
		2010	2011
		(Unaudited)
Operating Activities:
Net income	$2,078	$1,320	$879
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation, amortization and accretion	1,510	752	760
Gains from asset sales and related transactions	(3)	(1)	—
Effect of changes in operating accounts:
Accounts receivable—trade	(696)	(165)	1,075
Accounts receivable—related parties	(1,244)	(21)	1,006
Accounts payable—trade	(180)	(75)	11
Accounts payable—related parties	—	51	—
Accrued gas payables	426	120	(781)
Other current liabilities	(196)	(170)	78

Net cash flows provided by operating activities	1,695	1,811	3,028

Investing Activities:
Capital expenditures	(22)	(51)	(62)
Proceeds from asset sales and related transactions	7	1	—

Cash used in investing activities	(15)	(50)	(62)

Financing Activities:
Distributions to Member	(1,680)	(1,761)	(2,966)

Cash used in financing activities	(1,680)	(1,761)	(2,966)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Enterprise Alabama Intrastate, LLC

Statements of Member's Equity

(Dollars in thousands)

Enterprise GTM Holdings L.P. (100%)
Balance, January 1, 2010	$40,885
Net income	2,078
Distributions to Member	(1,680)

Balance, December 31, 2010	41,283
Net income	879
Distributions to Member	(2,966)

Balance, June 30, 2011 (Unaudited)	$39,196

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS

1. PARTNERSHIP ORGANIZATION

        Enterprise Alabama Intrastate, LLC ("Alabama Intrastate") is a Delaware limited liability company formed in December 2002 that owns an intrastate natural gas pipeline system located in Alabama. Unless the context requires otherwise, references to "we," "us," "our" or "the Company" within these notes are intended to mean Alabama Intrastate. At December 31, 2010 and June 30, 2011, we were owned 100% by Enterprise GTM Holdings L.P. ("Enterprise"), which is a subsidiary of Enterprise Products Operating LLC ("EPO"). Enterprise is referred to as our "Member" within these financial statements.

        Our business activities include gathering, transporting, purchasing and selling natural gas in Alabama. Our natural gas pipeline system consists of 388-miles of gathering and transportation pipelines, which access conventional gas and coal bed methane gas reserves located in the Black Warrior supply basin of Alabama. Our natural gas pipeline system has a gathering and transportation capacity of 250 billion British thermal units per day ("BBtus/d").

        Our operations are subject to various state and federal regulations, including regulations promulgated by the Federal Energy Regulatory Commission ("FERC").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Our financial statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"). Our financial statements were prepared from the separate records maintained by EPO and may not necessarily be indicative of the conditions that would have existed or the results of operations if we had operated as an unaffiliated entity. Transactions between EPO and us have been identified in our financial statements as transactions between affiliates. Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars. Our net income and comprehensive income amounts are the same; therefore, our statements of income only present net income.

        Cash and Cash Equivalents—Alabama Intrastate operates within EPO's cash management program. As a result, all of Alabama Intrastate's cash receipts and payments with third parties and affiliates are transacted by EPO on behalf of Alabama Intrastate and charged to an intercompany account. At each reporting date, the balance of this account is charged to equity and reflected as a distribution of cash effectively to our Member. See Note 4 for information regarding Member's equity.

        Current Assets and Current Liabilities—We present, as individual captions in our balance sheets, all components of current assets and current liabilities that exceed 5% of total current assets and liabilities, respectively.

        Business Segment—We have one business segment, Natural Gas Pipelines & Services, which consists of the gathering and transportation of natural gas and related marketing activities. The following table summarizes our revenues and long-lived assets for this business segment at the date and for the period indicated:

	December 31, 2010	June 30, 2011
		(Unaudited)
Segment assets	$44,551	$41,772

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

		For the Six Months Ended June 30,
	For the Year Ended December 31, 2010
		2010	2011
		(Unaudited)
Segment revenues	$42,871	$22,561	$19,120
Segment operating income	2,078	1,320	879
Segment net income	2,078	1,320	879

        Contingencies—Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Management has regular quarterly litigation reviews, including updates from legal counsel, to assess the need for accounting recognition or disclosure of these contingencies, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

        We accrue an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum amount in the range is accrued. We do not record a contingent liability when the likelihood of loss is probable but the amount cannot be reasonably estimated or when it is believed to be only reasonably possible or remote. For contingencies where an unfavorable outcome is reasonably possible and the impact would be material, we disclose the nature of the contingency and, where feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We had no contingent liabilities as of December 31, 2010 or June 30, 2011.

        Environmental Costs—Our operations include activities subject to federal and state environmental regulations. Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management's best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals. Expenditures to mitigate or prevent future environmental contamination are capitalized. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. There were no environmental remediation liabilities incurred as of December 31, 2010 or June 30, 2011.

        Estimates—Preparing our financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts presented in the financial statements (i.e. assets, liabilities, revenue and expenses) and disclosures about contingent assets and liabilities. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Any future changes in facts and circumstances may require updated estimates, which, in turn, could have a significant impact on our financial statements.

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Fair Value Information—Accounts receivable, accounts payable, accrued gas payables and other current liabilities are carried at amounts which reasonably approximate their fair values due to their short-term nature.

        Impairment Testing for Long-Lived Assets—Long-lived assets such as property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset's carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset's carrying value over its estimated fair value is recorded. Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm's-length transaction. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

        No asset impairment charges were recognized during the year ended December 31, 2010 or six months ended June 30, 2011. The carrying value of our long-lived assets was recoverable through future undiscounted cash flows.

        Income Taxes—We are organized as a pass-through entity for federal income tax purposes and our Member is responsible for its share of our taxable income for federal income tax purposes. As a result, our financial statements do not provide for such taxes.

        Natural Gas Imbalances—In the natural gas pipeline transportation business, volumetric imbalances frequently result from differences in natural gas received from and delivered to customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. As of December 31, 2010 and June 30, 2011, we had natural gas imbalance receivables of $299 thousand and $258 thousand, respectively, which are reflected as a component of "Accounts receivable—trade" on our Balance Sheets. We value natural gas imbalance amounts at a current month industry index price.

        Property, Plant and Equipment—Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in results of operations for the respective period. Depreciation is recorded over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. See Note 3 for additional information regarding our property, plant and equipment.

        Asset retirement obligations ("AROs") are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

remaining useful life of the related long-lived asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts. Our ARO assets and liabilities were immaterial at December 31, 2010 and June 30, 2011. Based on information currently available, we estimate that accretion expense will approximate $2 thousand annually for 2011 through 2013 and $3 thousand for 2014 and 2015.

        Revenue Recognition—In general, we recognize revenue from our customers when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the buyer's price is fixed or determinable and (iv) collectability is reasonably assured. Utilizing these criteria, revenues are generally recognized when services are rendered.

        Our natural gas marketing activities generate revenue from the sale and delivery of natural gas purchased from third parties on the open market. Revenue from these sales contracts is recognized when the natural gas is delivered to customers. In general, sales prices referenced in these contracts are market-based and may include pricing differentials for such factors as delivery location.

        We generate revenues from gathering and transportation agreements in which shippers are billed a fee per unit of volume gathered and transported (typically per million British thermal units) multiplied by the volume gathered or delivered. Revenue from these contracts is recognized when the natural gas is delivered to customers. These fees are either contractual or regulated by governmental agencies, including the FERC.

        Subsequent Events—We have evaluated subsequent events through October 31, 2011, which is the date our Audited Financial Statements and Notes were available to be issued. See Note 8 for information regarding the sale of Alabama Intrastate to Southcross on August 31, 2011.

3. PROPERTY, PLANT AND EQUIPMENT

        Our property, plant and equipment and accumulated depreciation were as follows at the date indicated:

	Estimated Remaining Useful Life at December 31, 2010	December 31, 2010	June 30, 2011
Pipeline	28 years	$47,374	$47,383
Transportation equipment	1 - 5 years	678	679
Land		48	48
Construction in progress		—	51

Total		48,100	48,161
Less accumulated depreciation		9,239	9,974

Property, plant and equipment, net		$38,861	$38,187

        Depreciation expense was $1.5 million for the year ended December 31, 2010 and $739 thousand and $734 thousand for the six months ended June 30, 2010 and 2011, respectively.

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. PROPERTY, PLANT AND EQUIPMENT (Continued)

        Certain producers have options to purchase our Blue Creek West and White Oak Creek compressor stations from us at mutually agreeable buyout amounts, not to exceed the net book carrying value of these assets. The net book carrying values of the Blue Creek West and White Oak Creek compressor stations were $4.0 million and $11.0 million, respectively, at December 31, 2010. At June 30, 2011, the net book carrying values of the Blue Creek West and White Oak Creek compressor stations were $3.9 million and $10.7 million, respectively.

4. MEMBER'S EQUITY

        As a limited liability company, our Member is not liable for any of our obligations or liabilities. We paid cash distributions to our Member of $1.8 million, $1.8 million and $3.0 million for the year ended December 31, 2010 and six months ended June 30, 2010 and 2011, respectively, through our cash management program with EPO (see "Cash and Cash Equivalents" included under Note 2).

5. RELATED PARTY TRANSACTIONS

        The following table presents our related party transactions for the periods presented:

		For the Six Months Ended June 30,
	For the Year Ended December 31, 2010
		2010	2011
		(Unaudited)
Revenues from EPO:
Natural gas sales	$5,000	$1,438	$605

Cost and expenses with EPO and affiliates:
Cost of natural gas sales	$994	$994	$—
Other operating costs and expenses	1,755	912	966
General and administrative costs	467	193	214

Total related party costs and expenses	$3,216	$2,099	$1,180

        We sell and purchase natural gas from EPO at market-based rates. EPO accounted for 12%, 6% and 3% of our revenues for the year ended December 31, 2010 and the six months ended June 30, 2010 and 2011, respectively. Our receivables from this affiliate related to natural gas sales were $1.2 million and $201 thousand at December 31, 2010 and June 30, 2011, respectively.

        We have no employees. All of our operating functions are provided by employees of affiliates of EPO. During the year ended December 31, 2010 and the six months ended June 30, 2010 and 2011, our related party expenses with EPO and its affiliates for such operating services were $1.3 million, $692 thousand and $670 thousand, respectively. Likewise, our general and administrative support services are provided by EPO and its affiliates. Our related party expenses for these services were $467 thousand, $193 thousand and $214 thousand for the year ended December 31, 2010 and the six months ended June 30, 2010 and 2011, respectively. In general, such costs are allocated either (i) on an actual basis for direct expenses EPO incurs on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of costs based on the estimated use of such services by us (e.g., the allocation of legal or accounting salaries based on estimates of time spend on our business and affairs).

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

5. RELATED PARTY TRANSACTIONS (Continued)

        Since the vast majority of expenses charges to us are on an actual basis (i.e., no mark-up or subsidy is charged or received by EPO), we believe that such expenses are representative of what the amounts would have been on a standalone basis. With respect to allocated costs, we believe that the proportional direct allocation method employed by EPO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

6. COMMITMENTS AND CONTINGENCIES

        Regulatory and Legal—In the ordinary course of business, we are subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect our financial position, results of operations, or cash flows. Also, in the normal course of business, we may be a party to lawsuits and similar proceedings before various courts and governmental agencies involving, for example, contractual disputes, environmental issues and other matters. We are not aware of any such matters at December 31, 2010 or June 30, 2011. As new information becomes available or relevant developments occur, we will establish accruals as appropriate.

        Contractual Obligations—The following table summarizes our product purchase commitments at December 31, 2010:

	Payment or Settlement due by Period
	Total	2011	2012
Product purchase commitments:
Estimated payment obligations:
Natural gas	$21,314	$13,139	$8,175
Underlying major volume commitments:
Natural gas (in BBtus)(1)	5,063	3,121	1,942

(1)
Volume is measured in BBtus.

        We have long and short-term product purchase obligations for natural gas with third-party suppliers. The prices that we are obligated to pay under these contracts approximate market prices at the time we take delivery of the volumes. The preceding table shows our estimated payment obligations and volume commitments under these contracts for the years presented. There were no material changes in our product purchase commitments during the six months ended June 30, 2011.

        At December 31, 2010 and June 30, 2011, we did not have any significant contractual payment obligations in connection with third-party service arrangements or unconditional payment obligations to vendors for products to be delivered in connection with capital projects.

7. SIGNIFICANT RISKS

        Credit Risk Due to Industry Concentrations—A substantial portion of our revenues are derived from companies in the domestic natural gas industry. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other regional conditions. We generally do not require collateral for our accounts receivable; however, we do attempt

ENTERPRISE ALABAMA INTRASTATE, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. SIGNIFICANT RISKS (Continued)

to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

        Our largest non-affiliated customers are Alabama Gas Corporation ("Alagasco") and El Paso Corporation ("El Paso"), which accounted for 64% and 10%, respectively, of our revenues during the year ended December 31, 2010. Alagasco is the largest natural gas distributor in Alabama and serves approximately 437,000 customers in over 200 Alabama cities, towns and communities. El Paso provides natural gas and related energy products and is one of North America's largest independent natural gas producers.

        Nature of Operations in Midstream Energy Industry—Our operations are within the midstream energy industry, which includes the marketing, gathering and transporting of natural gas. A reduction in demand for natural gas for heating and gas-fired power generation purposes, whether because of general economic conditions; reduced demand by customers; increased competition from other products due to pricing differences; adverse weather conditions; government regulations affecting energy commodity prices; or other reasons, could adversely affect our financial position, results of operations and cash flows.

8. SUBSEQUENT EVENT

        Subsequent to December 31, 2010, Enterprise's management made the decision to sell Alabama Intrastate. On August 15, 2011, Enterprise and Southcross Alabama Gathering System, L.P. ("Southcross") executed a purchase agreement whereby Southcross acquired all of the equity interests of Alabama Intrastate for $21 million of cash consideration. The transaction closed on August 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        To Southcross Energy Partners GP, LLC, as general partner of Southcross Energy Partners, L.P.:

        We have audited the accompanying balance sheet of Southcross Energy Partners, L.P. (the "Partnership") as of September 30, 2012. The balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet presents fairly, in all material respects, the financial position of the Partnership as of September 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 9, 2012

SOUTHCROSS ENERGY PARTNERS, L.P.

BALANCE SHEET

SEPTEMBER 30, 2012

ASSETS
Current Assets
Cash	$1,000

Total assets	$1,000

LIABILITIES AND PARTNERS' EQUITY
COMMITMENTS AND CONTINGENCIES
Limited partner's interest	$980
General partner's interest	20

TOTAL LIABILITIES AND PARTNERS' EQUITY	$1,000

SOUTHCROSS ENERGY PARTNERS, L.P.

NOTE TO BALANCE SHEET

1. Nature of Operations

        Southcross Energy Partners, L.P. (the "Partnership") is a Delaware limited partnership formed on April 12, 2012 to acquire certain assets and related contracts and agreements from the operating subsidiaries of Southcross Energy LLC. In order to simplify the Partnership's obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a wholly owned limited liability company.

        Southcross Energy Partners GP, LLC, as general partner, contributed $20 and Southcross Energy LLC, as the organizational limited partner, contributed $980 to the Partnership on April 19, 2012. There have been no other transactions involving the Partnership as of September 30, 2012. Subsequent events have been evaluated through October 9, 2012, the date these financial statements were available to be issued. As of the date of these financial statements, the Partnership had no outstanding commitments and contingencies.

APPENDIX A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SOUTHCROSS ENERGY PARTNERS, L.P.

A Delaware Limited Partnership

Dated as of

, 2012

FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF SOUTHCROSS ENERGY PARTNERS, L.P.

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SOUTHCROSS ENERGY PARTNERS, L.P. dated as of                   , 2012, is entered into by and between Southcross Energy Partners GP, LLC, a Delaware limited liability company, as the General Partner, and Southcross Energy LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

        Section 1.1    Definitions.     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

  (a)
  Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

  (b)
  If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership's proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership's proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership's proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership's proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of "Operating Surplus."

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Quantity of IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate in the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

  (a)
  the sum of:

  (i)
  all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

  (ii)
  if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

  (b)
  the amount of any cash reserves established by the General Partner (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

  (i)
  provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

  (ii)
  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

  (iii)
  provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

        "Capital Improvement" means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member's pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, "long-term" generally refers to a period of not less than twelve months.

        "Capital Surplus" means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including global form if permitted by applicable rules and regulations of The Depository Trust Company and its permitted successors and assigns) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Eligible Holder" means a Limited Partner whose nationality, citizenship or other related status the General Partner determines, upon receipt of an Eligibility Certificate or other requested information, does not or would not create under any federal, state or local law or regulation to which a Group Member is subject, a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which a Group Member has an interest.

        "claim" (as used in Section 7.12(g)) has the meaning given such term in Section 7.12(g).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" for any day, means, in respect of any class of Limited Partner Interest, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning given such term in Section 11.3(a).

        "Commences Commercial Service" means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, acquisition, replacement, improvement or expansion and testing, as applicable.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed of one or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

        "Construction Debt" means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

        "Construction Equity" means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

        "Construction Period" means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of [                  ], 2012, among the Partnership, the General Partner, Holdings and the Operating Company, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" as of any date of any class of Limited Partner Interests, means the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

        "Derivative Partnership Interests" means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

        "Disposed of Adjusted Property" has the meaning given such term in Section 6.1(d)(xii)(B).

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligibility Certificate" means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner's (or such Limited Partner's beneficial owners') federal income tax status or nationality, citizenship or other related status for the purpose of determining whether such Limited Partner is an Ineligible Holder.

        "Estimated Incremental Quarterly Tax Amount" has the meaning given to such term in Section 6.9.

        "Event of Withdrawal" has the meaning given such term in Section 11.1(a).

        "Excess Additional Book Basis" has the meaning given such term in the definition of "Additional Book Basis Derivative Items."

        "Excess Distribution" has the meaning given such term in Section 6.1(d)(iii)(A).

        "Excess Distribution Unit" has the meaning given such term in Section 6.1(d)(iii)(A).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Expansion Capital Expenditures" means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

        "FERC" means the U.S. Federal Energy Regulatory Commission.

        "Final Subordinated Units" has the meaning given such term in Section 6.1(d)(x)(A).

        "First Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.46 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $0.46 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in such quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Fully Diluted Weighted Average Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Southcross Energy Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "General Partner Unit" means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit shall not constitute a "Unit" for any purpose under this Agreement.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

        "Hedge Contract" means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

        "Holder" means any of the following:

  (a)
  the General Partner who is the Record Holder of Registrable Securities;

  (b)
  any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

  (c)
  any Person that has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

  (d)
  any Person that has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

  (e)
  a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

        "Holdings" means Southcross Energy LLC, a Delaware limited liability company.

        "IDR Reset Common Units" has the meaning given such term in Section 5.11(a).

        "IDR Reset Election" has the meaning given such term in Section 5.11(a).

        "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest).

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

        "Incremental Income Taxes" has the meaning given such term in Section 6.9.

        "Indemnified Persons" has the meaning given such term in Section 7.12(g).

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner

or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group's business and affairs.

        "Ineligible Holder" means a Limited Partner who is not a Citizenship Eligible Holder or a Rate Eligible Holder.

        "Initial Common Units" means the Common Units sold in the Initial Public Offering.

        "Initial Limited Partners" means the Organizational Limited Partner, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(a) in connection with the Initial Public Offering.

        "Initial Public Offering" means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements, (d) capital contributions received by a Group Member and (e) corporate reorganizations or restructurings.

        "IPO Prospectus" means the final prospectus relating to the Initial Public Offering dated [    •    ], 2012 and filed by the Partnership with the Commission pursuant to Rule 424 under the Securities Act on [    •    ], 2012.

        "IPO Registration Statement" means the Registration Statement on Form S-1 (File No. 333-180841) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

        "IPO Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

        "Limited Partner Interest" means an interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means the General Partner or one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Maintenance Capital Expenditures" means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, capital assets or for the acquisition of existing, or the construction or development of new capital assets) made to maintain long-term operating income or operating capacity of the Partnership Group. For purposes of this definition, "long term" generally refers to a period of not less than twelve months. Maintenance Capital Expenditures shall include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence.

        "Merger Agreement" has the meaning given such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.40 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $0.40 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in such quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(b); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(b); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice" means a written request from a Holder pursuant to Section 7.12 which shall (i) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (ii) describe the nature or method of the proposed offer and sale of Registrable Securities, and (iii) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

        "Notice of Election to Purchase" has the meaning given such term in Section 15.1(b).

        "Operating Company" means Southcross Energy Operating, LLC, a Delaware limited liability company, and any successors thereto.

        "Operating Expenditures" means all Partnership Group cash expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of expenses to the General Partner, Maintenance Capital Expenditures, interest payments, payments made in the ordinary course of business under Hedge Contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of a Hedge Contract, such amounts will be amortized over the life of the applicable Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date will be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract), director, officer and employee compensation, repayment of Working Capital Borrowings and non-pro rata repurchases of Units, subject to the following:

  (a)
  repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

  (b)
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

  (c)
  Operating Expenditures shall not include: (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under "Use of Proceeds" in the IPO Registration Statement. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between Maintenance Capital Expenditures and capital expenditures made for other purposes.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

  (a)
  the sum of:

  (i)
  $35.0 million;

  (ii)
  all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract); and

    (iii)
    all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings; and

    (iv)
    the amount of cash distributions paid during the Construction Period (including incremental Incentive Distributions on Construction Equity), less

  (b)
  the sum of;

  (i)
  Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period;

  (ii)
  the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures; and

  (iii)
  all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means Holdings in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

        "Over-Allotment Option" means the over-allotment option granted to the IPO Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Southcross Energy Partners, L.P., a Delaware limited partnership.

        "Partnership Group" means, collectively, the Partnership and its Subsidiaries.

        "Partnership Interest" means any equity interest, including any class or series of any equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

        "Partnership Register" means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent's books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning given such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Rate Eligible Holder" means a Limited Partner subject to United States federal income taxation on the income generated by the Partnership. A Limited Partner that is an entity not subject to United States federal income taxation on the income generated by the Partnership shall be deemed a Rate Eligible Holder so long as all of the entity's beneficial owners are subject to such taxation.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership's close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the Partnership's close of business on a particular Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

        "Registrable Security" means any Partnership Interests other than the General Partner Interest and General Partner Units; provided that any Registrable Security shall cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security has been disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor's rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

        "Registration Statement" has the meaning given such term in Section 7.12(a).

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

        "Reset MQD" has the meaning given such term in Section 5.11(e).

        "Reset Notice" has the meaning given such term in Section 5.11(b).

        "Retained Converted Subordinated Unit" has the meaning given such term in Section 5.5(c)(ii).

        "Second Liquidation Target Amount" has the meaning given such term in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.50 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $0.50 multiplied by a fraction of which the numerator is equal to the number of days in such period, and of which the denominator is the total number of days in such quarter), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

        "Selling Holder" means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bear the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee acting in good faith.

        "Subordinated Unit" means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

  (a)
  the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending December 31, 2015 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages.

  (b)
  the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending December 31, 2013 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

  (c)
  the date on which the General Partner is removed in a manner described in Section 11.4.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof;

or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Surviving Business Entity" has the meaning given such term in Section 14.2(b)(ii).

        "Target Distributions" means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

        "Third Target Distribution" means $0.60 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2012, it means the product of $0.60 multiplied by a fraction of which the numerator is equal to the number of days in such period, and of which the denominator is the total number of days in such quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

        "Trading Day" means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

        "Transaction Documents" has the meaning given such term in Section 7.1(b).

        "transfer" has the meaning given such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

        "Treasury Regulation" means the United States Treasury regulations promulgated under the Code.

        "Underwriting Agreement" means that certain Underwriting Agreement dated as of [                  ], 2012 among the IPO Underwriters, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

        "Underwritten Offering" means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a "bought deal" with one or more investment banks, and (c) an "at-the-market" offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

        "Unit" means a Partnership Interest that is designated by the General Partner as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

        "Unit Majority" means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unitholders" means the Record Holders of Units.

        "Unpaid MQD" has the meaning given such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Initial Unit Price" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement from time to time.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning given such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

        Section 1.2    Construction.     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes," "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Partners, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

 ARTICLE II.
ORGANIZATION

        Section 2.1    Formation.     The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Southcross Energy Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2    Name.     The name of the Partnership shall be "Southcross Energy Partners, L.P.". Subject to applicable law, the Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4    Purpose and Business.     The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

        Section 2.5    Powers.     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership's designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III.
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.     No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Rights of Limited Partners.

        (a)   Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:

          (i)    to obtain from the General Partner either (A) the Partnership's most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership's or the Commission's website);

          (ii)   promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to obtain a current list of the name and last known business, residence or mailing address of each Record Holder; and

          (iv)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

        (b)   To the fullest extent permitted by law, the rights to information granted to the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in the Partnership hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners or interest holders to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

        (c)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

        (d)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV.
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP
INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.     Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register.

Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(e). The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder's Subordinated Units converted, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders' Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

        If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.     The names and addresses of Unitholders as they appear in the Partnership Register, as applicable, shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest (represented by General Partner Units) to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or any part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

        (c)   Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person's shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term "transfer" shall not include any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall maintain, or cause to be maintained, by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

        (b)   The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until endorsed Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

        (c)   Upon the receipt of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Partnership Register.

        (d)   Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, or agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (e)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

        (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

        Section 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to December 31, 2022 the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after December 31, 2022 the General Partner may transfer all or any part of its General Partner Interest without the approval of any Person.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Transfer of Incentive Distribution Rights.     The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Person.

        Section 4.8    Restrictions on Transfers.

        (a)   Except as provided in Section 4.8(d), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   The transfer of a Subordinated Unit or a Common Unit issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

        (d)   Except for Section 4.9, nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        (e)   Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SOUTHCROSS ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SOUTHCROSS ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SOUTHCROSS ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF SOUTHCROSS ENERGY PARTNERS, L.P. MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SOUTHCROSS ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.9    Eligibility Certificates; Ineligible Holders.

        (a)   The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute an Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Ineligible Holders.

        (b)   If any Limited Partner (or its beneficial owners) fails to furnish to the General Partner within 30 days of its request an Eligibility Certificate and other information related thereto, or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner or a transferee of a Limited Partner is an Ineligible Holder, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10 or the General Partner may refuse to effect the transfer of the Limited Partner Interests to such transferee. In addition, the General Partner shall be substituted for any Limited Partner that is an Ineligible Holder as the Limited Partner in respect of the Ineligible Holder's Limited Partner Interests.

        (c)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

        (d)   Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

        (e)   At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

        (f)    If at any time a transferee of a Limited Partner Interest fails to furnish an Eligibility Certificate or any other information requested by the General Partner pursuant to Section 4.9 within 30 days of such request, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that such transferee is an Ineligible Holder, the Partnership may, unless the transferee establishes to the satisfaction of the General Partner that such transferee is not an Ineligible Holder, prohibit and void the transfer, including by placing a stop order with the Transfer Agent.

        Section 4.10    Redemption of Partnership Interests of Ineligible Holders.

        (a)   If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred his Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at such Limited Partner's last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which such Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  The Limited Partner or such Limited Partner's duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or Transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

        (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification within 30 days after the request and, in any event, before the redemption date, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V.
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Organizational Contributions.     In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00 for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, a portion of the limited partner interests of the Organizational Limited Partner issued in connection with the Partnership's formation shall be redeemed as provided in the Contribution Agreement and the Organizational Limited Partner shall continue as a Limited Partner of the Partnership and the initial Capital Contributions of the Organizational Limited Partner shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner. The Organizational Limited Partner hereby continues as a limited partner of the Partnership with respect to the portion of its interest that is not partially redeemed.

        Section 5.2    Contributions by the General Partner and its Affiliates.

        (a)   On the Closing Date and pursuant to the Contribution Agreement, the General Partner contributed to the Partnership, as a Capital Contribution, a 2.0% interest in the Operating Company, in exchange for (i) 498,518 General Partner Units representing a continuation of its 2% General Partner Interest (after giving effect to any exercise of the Over-Allotment Option), subject to all of the rights, privileges and duties of the General Partner under this Agreement and (ii) the Incentive Distribution Rights. On the Closing Date and pursuant to the Contribution Agreement, the Organizational Limited Partner contributed to the Partnership, as a Capital Contribution, a 98.0% interest in the Operating Company, in exchange for (i) 3,213,713 Common Units, representing a 12.9% Limited Partner Interest in the Partnership, (ii) 12,213,713 Subordinated Units, representing a 49.0% Limited Partner Interest in the Partnership, (iii) the Partnership's assumption of $265.0 million of the Organizational Limited Partner's existing debt, (iv) the right to receive $7.5 million sourced from new debt incurred by the Partnership and (v) the right to receive $38.5 million in cash, a portion of which will be used to reimburse the Organizational Limited Partner for certain capital expenditures incurred with respect to the assets it contributed to the Partnership pursuant to Treasury Regulation Section 1.707-4(d).

        (b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued in the Initial Public Offering, (ii) the Common Units, Subordinated Units and Incentive Distribution Rights issued pursuant to Section 5.2(a), (iii) any Common Units issued pursuant to Section 5.11 and (iv) any Common Units issued upon the conversion of any Partnership Interests), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters' discounts and commissions) in exchange for such additional Limited Partner Interests. Any Capital Contribution pursuant to this Section 5.2(b) shall be evidenced by the issuance to the General Partner of a proportionate number of additional General Partner Units.

        Section 5.3    Contributions by Limited Partners unaffiliated with the General Partner.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the Underwriting Agreement.

        (b)   Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the Underwriting Agreement. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem from the Organizational Limited Partner that number of Common Units held by the Organizational Limited Partner equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

        (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to Holdings, pursuant to subparagraph (a) of Section 5.2, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (a) and (b) of this Section 5.3 and (iii) the Incentive Distribution Rights issued to the General Partner.

        (d)   No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

        Section 5.4    Interest and Withdrawal.

        No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the General

Partner Units issued to the General Partner pursuant to Section 5.2(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.2(a), which shall be deemed to equal the product of the number of General Partner Units issued to the General Partner pursuant to Section 5.2(a) and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each General Partner Unit shall equal the Initial Unit Price for each Common Unit). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to Holdings pursuant to Section 5.2(a) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.2(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to Holdings pursuant to Section 5.2(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.3(a) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

          (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v)   An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

          (vi)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

          (vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

        (c)   (i)    The transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii)   Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units ("Retained Converted Subordinated Units") or Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

        (d)   (i)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

          (ii)   In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.6    Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests (other than General Partner Interests not issued pursuant to Section 5.2(b)) and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest;

(v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units, other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.7    Conversion of Subordinated Units.

        (a)   All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

        (b)   A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

        Section 5.8    Limited Preemptive Right.     Except as provided in this Section 5.8 and in Section 5.2 and Section 5.11 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.9    Splits and Combinations.

        (a)   Subject to Section 5.9(e), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   If a Pro Rata distribution of Partnership Interests, or a subdivision or combination of Partnership Interests, is made as contemplated in this Section 5.9, the number of General Partner Units constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the date of payment of such distribution, or the effective date of such subdivision or combination, to maintain such Percentage Interest of the General Partner.

        (d)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (e)   The Partnership shall not issue fractional Units or fractional General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units and General Partner Units but for the provisions of Section 5.6(d) and this Section 5.9(e), each fractional Unit and General Partner Unit shall be rounded to the nearest whole Unit or General Partner Unit (with fractional Units or General Partner Units equal to or greater than a 0.5 Unit or General Partner Unit being rounded to the next higher Unit or General Partner Unit).

        Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

        Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

        (a)   Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the "IDR Reset Election") to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the "IDR Reset Common Units") derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the amount of cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the "Aggregate Quantity of IDR Reset Common Units"). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

        (b)   To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the "Reset Notice") to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership's determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

        (c)   The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

        (d)   If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership's receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership's receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership's receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

        (e)   The Minimum Quarterly Distribution and the Target Distributions, shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership's receipt of the Reset Notice (the "Reset MQD"), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

        (f)    Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

        (a)    Net Income.     After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

          (i)    First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for the current and all previous taxable periods; and

          (ii)   The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x).

        (b)    Net Loss.     After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

          (i)    First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

          (ii)   The balance, if any, 100% to the General Partner.

        (c)    Net Termination Gains and Losses.     After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i)    Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

            (A)  First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) or Section 6.1(c)(iii)(B) for all previous taxable periods;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

            (D)  Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the "First Liquidation Target Amount");

            (E)  Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of subclauses (1) and (2) is hereinafter referred to as the "Second Liquidation Target Amount");

            (F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

            (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

          (ii)   Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

            (A)  First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

            (C)  Third, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and

            (D)  Fourth, the balance, if any, 100% to the General Partner.

          (iii)  Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

            (A)  First, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital

    Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

            (B)  The balance, if any, to the General Partner.

          (iv)  If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:

            (A)  First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);

            (B)  Second, to the General Partner and the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and

            (C)  The balance, if any, pursuant to the provisions of Section 6.1(c)(i).

        (d)    Special Allocations.     Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i)    Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)    Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an "Excess Distribution" and the Unit with respect to which the greater distribution is paid, an "Excess Distribution Unit"), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner's Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

            (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

          (iv)    Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

          (v)    Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

          (vi)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii)    Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii)    Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.

          (ix)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x)    Economic Uniformity; Changes in Law.

            (A)  At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

            (B)  With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

            (C)  With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

            (D)  For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

          (xi)    Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii)    Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate such Additional Book Basis Derivative Items to (1) the holders of Incentive Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).

            (B)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property ("Disposed of Adjusted Property"), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

            (C)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (D)  For purposes of this Section 6.1(d)(xii), the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement. In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the "lower tier partnership"), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A) through (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership's allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

          (xiii)    Special Curative Allocation in Event of Liquidation Prior to End of Subordination Period.     Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit, then items of income, gain, loss and deduction for the taxable period that includes the Liquidation Date (and, if necessary, items arising in previous taxable periods to the extent the General Partner determines such items may be so allocated), shall be specially allocated among the Partners in the manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Sections 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

        (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (g)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2012, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

        (b)   Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

        (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions of Available Cash from Operating Surplus.

        (a)   During the Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.6(b):

          (i)    First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Common Unit;

          (iii)  Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (v)   Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b)   After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

          (i)    First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii)  Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (v)   Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        Section 6.5    Distributions of Available Cash from Capital Surplus.     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the Unitholders, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

        (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

        (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

        (c)   The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 or Section 11.4 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

        Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (B) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (C) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that, for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

        (b)   A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(b), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

        Section 6.9    Entity-Level Taxation.     If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, at its option, reduce the Minimum Quarterly Distribution and the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the "Incremental Income Taxes"), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution and the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII.
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

          (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

          (xiv) the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

          (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the "Transaction Documents") (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

        Section 7.2    Certificate of Limited Partnership.     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.3    Restrictions on the General Partner's Authority to Sell Assets of the Partnership Group.     Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group's business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by Affiliates of the General Partner in a manner consistent with past business practices and, in the case of assets regulated by FERC, then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently-applicable methodologies), shall be deemed to have been made in good faith. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees, consultants, managers and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

        (d)   The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

        Section 7.5    Outside Activities.

        (a)   The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement or (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member.

        (b)   Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

        (c)   Subject to the terms of Sections 7.5(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty, otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

        (d)   The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this

Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

        Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate's obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder approval or adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any determination by the Board of Directors of the General Partner that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or any determination by the Board of Directors of the General Partner that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

        (b)   Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrase, "the General Partner at its option," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

        (d)   The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a partnership.

        (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (f)    Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (g)   The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        Section 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any other Group Member.

        Section 7.11    Purchase or Sale of Partnership Interests.     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

        Section 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)    Demand Registration.     Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a "Registration Statement") providing for the resale of the Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.12(a) to file more than one Registration Statement in any twelve-month period nor to file more than three Registration Statements in the aggregate. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement's effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of an aggregate of at least $20.0 million of Registrable Securities pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

        (b)    Piggyback Registration.     At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two business days of such Holder's receipt of the notice from the Partnership. If the Registration Statement about which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder's ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder's inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

        (c)    Sale Procedures.     In connection with its obligations under this Section 7.12, the Partnership shall:

          (i)    furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission's website;

          (ii)   if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

          (iii)  promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

          (iv)  immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

          (v)   enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

        (d)    Suspension.     Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

        (e)    Expenses.     Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

        (f)    Delay Right.     Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership's compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided that such right may not be exercised more than twice in any 24-month period.

        (g)    Indemnification.

          (i)    In addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

          (ii)   Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner's officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

          (iii)  The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

        (h)    Specific Performance.     Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

        Section 7.13    Reliance by Third Parties.     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the register of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

        Section 8.2    Fiscal Year.     The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

        (b)   Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 45 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership's or the Commission's website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

 ARTICLE IX.
TAX MATTERS

        Section 9.1    Tax Returns and Information.     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.     Subject to the provisions hereof, the General Partner is designated as the "tax matters partner" (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        Section 9.4    Withholding.     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

 ARTICLE X.
ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

        (a)   Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Holdings and the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

        (b)   By acceptance of any Limited Partner Interests transferred in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

        (c)   With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person's account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

        (d)   The name and mailing address of each Record Holder shall be listed on the books of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

        (e)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

        Section 10.2    Admission of Successor General Partner.     A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI.
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

          (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v)   A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on December 31, 2022 the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on December 31, 2022 the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and Unitholders holding a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of

Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates' Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor).

Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        Section 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.     Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

        Section 11.5    Withdrawal of Limited Partners.     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII.
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.     The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Business of the Partnership After Dissolution.     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.     Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner may elect to act as Liquidator or shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII.
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.     Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.     Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership's or the Commission's website.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

        (b)   Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        Section 13.4    Special Meetings.     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

        Section 13.6    Record Date.     For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

        Section 13.7    Postponement and Adjournment.     Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting.     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

        Section 13.9    Quorum and Voting.     The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

        Section 13.10    Conduct of a Meeting.     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board shall serve as Chairman of any meeting, or if none, the General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        Section 13.13    Voting of Incentive Distribution Rights.     Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV.
MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.     The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (i)    name and state or country of domicile of each of the business entities proposing to merge or consolidate;

          (ii)   the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (v)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

          (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

          (i)    the name of the converting entity and the converted entity;

          (ii)   a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

          (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

          (v)   in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

          (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

          (vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

          (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

        (b)   Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

        (c)   Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any other Group Member into a new limited liability entity, to merge the Partnership or any other Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

        (f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4    Certificate of Merger or Certificate of Conversion.     Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

        Section 14.5    Effect of Merger, Consolidation or Conversion.

        (a)   At the effective time of the merger:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   At the effective time of the conversion:

          (i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

          (ii)   all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

          (v)   a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

          (vi)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV.
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

        (c)   In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI.
GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

        (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        (b)   The terms "in writing", "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries.     Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

        Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        (b)   Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

          (i)    irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

          (ii)   irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

          (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

          (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

          (v)   consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

          (vi)  irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

        Section 16.10    Invalidity of Provisions.     If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners.     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12    Facsimile and Email Signatures.     The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
SOUTHCROSS ENERGY PARTNERS GP, LLC
By:	Name: David W. Biegler Title: President and Chief Executive Officer

ORGANIZATIONAL LIMITED PARTNER:
SOUTHCROSS ENERGY LLC
By:	Name: David W. Biegler Title: Chief Executive Officer

Signature Page to First Amended and Restated
Agreement of Limited Partnership of Southcross Energy Partners, L.P.

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Southcross Energy Partners, L.P.

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Southcross Energy Partners, L.P.

No. Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), Southcross Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SOUTHCROSS ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SOUTHCROSS ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SOUTHCROSS ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF SOUTHCROSS ENERGY PARTNERS, L.P. MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SOUTHCROSS ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware

Dated:	Southcross Energy Partners, L.P.
	By:	Southcross Energy Partners GP, LLC
By:

Countersigned and Registered by:
[ ] as Transfer Agent and Registrar
By:
Authorized Signature

        [Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN—as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.

 ASSIGNMENT OF COMMON UNITS OF
SOUTHCROSS ENERGY PARTNERS, L.P.

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

        Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Southcross Energy Partners, L.P.

Dated:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
(Signature)
(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX B
GLOSSARY OF TERMS

        Bbls/d or Bbl/d:    Barrels per day or barrel per day.

        condensate:    A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

        Core historic pipeline area:    A 13-county area in South Texas consisting of Aransas, Bee, DeWitt, Duval, Ft. Bend, Jackson, Jim Wells, Karnes, Nueces, Refugio, San Patricio, Victoria and Wharton counties.

        dry gas:    A gas primarily composed of methane and ethane where heavy hydrocarbons and water either do not exist or have been removed through processing.

        Eagle Ford Southcross pipeline catchment area:    A seven county area in South Texas located in or close proximity to the Eagle Ford shale area consisting of Bee, DeWitt, Karnes, La Salle, Live Oak, McMullen and Webb counties.

        gal:    One gallon.

        gal/d:    One gallon per day.

        Mcf:    One thousand cubic feet.

        Mgal:    One thousand gallons.

        MMBtu:    One million British Thermal Units.

        MMBtu/d:    One million British Thermal Units per day.

        MMcf:    One million cubic feet.

        MMcf/d:    One million cubic feet per day.

        NGLs:    Natural gas liquids. The combination of ethane, propane, normal butane, iso-butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

        NYMEX:    New York Mercantile Exchange.

        OPIS:    Oil Price Information Service.

        play:    A proven geological formation that contains commercial amounts of hydrocarbons.

        POP:    Percent-of-proceeds.

        psig:    Pound per square inch. It is the pressure resulting from a force of one pound-force applied to an area of one square inch.

        receipt point:    The point where production is received by or into a gathering system or transportation pipeline.

        residue gas:    The natural gas remaining after being processed or treated.

        tailgate:    Refers to the point at which processed natural gas and natural gas liquids leave a processing facility for market.

        Tcf:    One trillion cubic feet.

B-1

        throughput volume:    The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

        TRRC:    Texas Railroad Commission.

        wellhead:    The equipment at the surface of a well that is used to control the well's pressure; also, the point at which the hydrocarbons and water exit the ground.

B-2

9,000,000 Common Units

Representing Limited Partner Interests

Southcross Energy Partners, L.P.

Joint Book-Running Managers

Citigroup
Wells Fargo Securities
Barclays
J.P. Morgan

Co-Managers

RBC Capital Markets
Raymond James
Baird
Stifel Nicolaus Weisel
SunTrust Robinson Humphrey

        Until                        , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts, commissions and structuring fees) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$26,358
FINRA filing fee	23,500
NYSE listing fee	140,000
Fees and expenses of legal counsel	2,400,000
Accounting fees and expenses	1,000,000
Transfer agent and registrar fees	20,000
Printing expenses	650,000
Miscellaneous	240,142

Total	4,500,000

Item 14.    Indemnification of Directors and Officers.

Southcross Energy Partners, L.P.

        Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

        The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of Southcross Energy Partners, L.P. and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

Southcross Energy Partners GP, LLC

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

  •
  any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

  •
  any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.    Recent Sales of Unregistered Securities.

        On April 12, 2012, in connection with the formation of Southcross Energy Partners, L.P., we issued (i) the 2.0% general partner interest in us to our general partner for $20.00 and (ii) the 98.0% limited partner interest in us to Southcross Energy LLC for $980.00, in each case, in an offering exempt from registration under Section 4(2) of the Securities Act.

        There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Schedules.

        The following documents are filed as exhibits to this registration statement:

Number		Description
1.1	†	Form of Underwriting Agreement
3.1	†	Certificate of Limited Partnership of Southcross Energy Partners, L.P.
3.2	†	Agreement of Limited Partnership of Southcross Energy Partners, L.P.
3.3	†	Form of Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P. (included as Appendix A to the prospectus)
3.4	†	Certificate of Formation of Southcross Energy Partners GP, LLC
3.5	†	Limited Liability Company Agreement of Southcross Energy Partners GP, LLC
3.6	†	Form of Amended and Restated Limited Liability Company Agreement of Southcross Energy Partners GP, LLC
5.1		Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1		Opinion of Latham & Watkins LLP relating to tax matters
10.1	†	Form of Amended and Restated Credit Agreement
10.2	†	Form of Long-Term Incentive Plan
10.3	†	Form of Contribution, Conveyance and Assumption Agreement
10.4	†	Amended and Restated Credit Agreement dated as of June 10, 2011 among Southcross Energy LLC as borrower, Wells Fargo Bank, N.A., as Administrative Agent, BVA Compass and Suntrust Bank, as Co-Syndication Agents, Citibank, N.A. and U.S. Bank National Association, as Co-Documentation Agents and the Lenders party thereto
10.5	†	Form of Phantom Unit Award Agreement
10.6	†	Severance Agreement, dated August 6, 2009, by and between Southcross Energy LLC and David W. Biegler
10.7	†	Severance Agreement, dated August 6, 2009, by and between Southcross Energy LLC and Michael T. Hunter
10.8	†	Severance Agreement, dated August 6, 2009, by and between Southcross Energy LLC and Ronald J. Barcroft
10.9	†	Severance Agreement, dated April 2, 2012, by and between Southcross Energy LLC and J. Michael Anderson
21.1	†	List of Subsidiaries of Southcross Energy Partners, L.P.
23.1		Consent of Deloitte & Touche LLP—Dallas, Texas office
23.2		Consent of Deloitte & Touche LLP—Houston, Texas office

Number		Description
23.3		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4		Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1	†	Powers of Attorney

†
Previously filed as an exhibit to the Registration Statement (Registration No. 333-180841).

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Southcross Energy Partners GP, LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Southcross Energy Partners GP, LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The undersigned registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 22, 2012.

Southcross Energy Partners, L.P.
By:	Southcross Energy Partners GP, LLC its general partner
	By:	/s/ David W. Biegler Name: David W. Biegler Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature		Title	Date

/s/ David W. Biegler David W. Biegler		President, Chief Executive Officer (Principal Executive Officer) and Director	October 22, 2012
* J. Michael Anderson		Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2012
* David M. Mueller		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 22, 2012
* Samuel P. Bartlett		Director	October 22, 2012
* Jon M. Biotti		Director	October 22, 2012
* Kim G. Davis		Director	October 22, 2012
* Jerry W. Pinkerton		Director	October 22, 2012
*By:	/s/ David W. Biegler David W. Biegler Attorney-in-Fact

EXHIBIT INDEX

        The following documents are filed as exhibits to this registration statement:

Number		Description
1.1	†	Form of Underwriting Agreement
3.1	†	Certificate of Limited Partnership of Southcross Energy Partners, L.P.
3.2	†	Agreement of Limited Partnership of Southcross Energy Partners, L.P.
3.3	†	Form of Amended and Restated Agreement of Limited Partnership of Southcross Energy Partners, L.P. (included as Appendix A to the prospectus)
3.4	†	Certificate of Formation of Southcross Energy Partners GP, LLC
3.5	†	Limited Liability Company Agreement of Southcross Energy Partners GP, LLC
3.6	†	Form of Amended and Restated Limited Liability Company Agreement of Southcross Energy Partners GP, LLC
5.1		Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1		Opinion of Latham & Watkins LLP relating to tax matters
10.1	†	Form of Amended and Restated Credit Agreement
10.2	†	Form of Long-Term Incentive Plan
10.3	†	Form of Contribution, Conveyance and Assumption Agreement
10.4	†	Amended and Restated Credit Agreement dated as of June 10, 2011 among Southcross Energy LLC, as borrower, Wells Fargo Bank, N.A., as Administrative Agent, BVA Compass and Suntrust Bank, as Co-Syndication Agents, Citibank, N.A., and U.S. Bank National Association, as Co-Documentation Agents, and the Lenders party thereto
10.5	†	Form of Phantom Unit Award Agreement
10.6	†	Severance Agreement, dated August 6, 2009, by and between Southcross Energy LLC and David W. Biegler
10.7	†	Severance Agreement, dated August 6, 2009, by and between Southcross Energy LLC and Michael T. Hunter
10.8	†	Severance Agreement, dated August 6, 2009, by and between Southcross Energy LLC and Ronald J. Barcroft
10.9	†	Severance Agreement, dated April 2, 2012, by and between Southcross Energy LLC and J. Michael Anderson
21.1	†	List of Subsidiaries of Southcross Energy Partners, L.P.
23.1		Consent of Deloitte & Touche LLP—Dallas, Texas office
23.2		Consent of Deloitte & Touche LLP—Houston, Texas office
23.3		Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4		Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1	†	Powers of Attorney

†
Previously filed as an exhibit to the Registration Statement (Registration No. 333-180841).